      AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON MAY 27, 1998


                                                      REGISTRATION NO. 333-51989
================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                            ------------------------


                                AMENDMENT NO. 2

                                       TO

                                    FORM S-4
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                            ------------------------

                          CORSAIR COMMUNICATIONS, INC.
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

           DELAWARE                         3663                        77-0390406
 (STATE OR OTHER JURISDICTION   (PRIMARY STANDARD INDUSTRIAL         (I.R.S. EMPLOYER
               OF               CLASSIFICATION CODE NUMBER)        IDENTIFICATION NO.)
INCORPORATION OR ORGANIZATION)

                              3408 HILLVIEW AVENUE
                          PALO ALTO, CALIFORNIA 94304
                                 (650) 842-3300
    (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE,
                  OF REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)

                                MARY ANN BYRNES
                     PRESIDENT AND CHIEF EXECUTIVE OFFICER
                          CORSAIR COMMUNICATIONS, INC.
                              3408 HILLVIEW AVENUE
                          PALO ALTO, CALIFORNIA 94304
                                 (650) 842-3300
 (NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE,
                             OF AGENT FOR SERVICE)

COPIES OF ALL COMMUNICATIONS, INCLUDING ALL COMMUNICATIONS SENT TO THE AGENT FOR
                          SERVICE, SHOULD BE SENT TO:

                               JOHN A. DENNISTON
                               MICHAEL S. KAGNOFF
                        BROBECK, PHLEGER & HARRISON LLP
                        550 WEST "C" STREET, SUITE 1300
                          SAN DIEGO, CALIFORNIA 92101
                                 (619) 234-1966
                            ------------------------

        APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC:
Upon consummation of the merger described herein and after the effective date of this Registration Statement.

     If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. [ ]

     THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.
================================================================================

                          CORSAIR COMMUNICATIONS, INC.
                              3408 HILLVIEW AVENUE
                          PALO ALTO, CALIFORNIA 94304

Dear Stockholder:                                                   June 1, 1998

     A Special Meeting of the Stockholders of Corsair Communications, Inc., a Delaware corporation ("Corsair"), will be held on June 22, 1998, at 8:00 a.m., local time, at Corsair's executive offices located at 3408 Hillview Avenue, Palo Alto, California (the "Corsair Meeting").

     At the Corsair Meeting, you will be asked to consider and vote to (i) approve and adopt the Agreement and Plan of Reorganization, dated April 2, 1998 (the "Merger Agreement"), by and among Corsair, Anteater Acquisition Corp., a Delaware corporation and a wholly-owned subsidiary of Corsair ("Merger Sub"), and Subscriber Computing, Inc., a Delaware corporation ("Subscriber"), to approve Corsair's acquisition of Subscriber through the merger of Merger Sub with and into Subscriber, with Subscriber being the surviving corporation and becoming a wholly-owned subsidiary of Corsair (the "Merger") and to authorize the issuance of Corsair Common Stock, par value $.001 per share, as consideration for Corsair's acquisition of Subscriber; (ii) to vote upon the proposed amendment to Corsair's 1997 Stock Incentive Plan to increase the authorized number of shares of Corsair Common Stock available for issuance under such plan from 1,337,633 to 2,587,633; (iii) to vote upon the proposed amendment to Corsair's 1997 Employee Stock Purchase Plan to increase the authorized number of shares of Corsair Common Stock available for issuance under such plan from 166,667 to 266,667 and (iv) to transact such other business as may properly come before the meeting or any postponements or adjournments thereof.

     The Merger will occur as soon as possible after Corsair and Subscriber obtain all necessary regulatory and stockholder approvals, and satisfy certain other conditions set forth in the Merger Agreement (the "Effective Time"). Pursuant to formulas set forth in the Merger Agreement, (i) each share of Subscriber Common Stock, Subscriber Series A Preferred Stock and Subscriber Series B Preferred Stock (collectively, the "Subscriber Capital Stock") will be converted into the right to receive a fraction of a share of Corsair Common Stock and (ii) all options and warrants to acquire Subscriber Capital Stock will be assumed by Corsair and converted into the right to acquire shares of Corsair Common Stock. The aggregate number of shares of Corsair Common Stock that Corsair will issue pursuant to the Merger Agreement (the "Merger Consideration") depends on several factors that cannot be determined definitively until the Effective Time, including, but not limited to, the average of the closing price per share of Corsair Common Stock as reported in the Wall Street Journal for the ten (10) consecutive trading days immediately preceding the closing date of the Merger. Assuming that there has been no change in the number of issued and outstanding options and warrants to purchase Subscriber Capital Stock since the date of the Merger Agreement and Subscriber's Borrowings (as defined in the Merger Agreement) do not exceed $10,000,000 at the Effective Time, Corsair will issue a minimum of approximately 3,600,000 shares and a maximum of approximately 4,400,000 shares of Corsair Common Stock in the Merger. Based on these same assumptions, at the Effective Time, the Subscriber stockholders will hold or have a right to acquire approximately 20% to 23.5% of Corsair Common Stock on a fully-diluted basis. Each of these aspects of the Merger are more fully described in the enclosed Joint Proxy Statement/Prospectus.

     Corsair is registering the issuance of the Merger Consideration under the Securities Act of 1933, as amended. The Merger is structured to be a tax-free reorganization which will not be taxable to Corsair, Subscriber or the Subscriber stockholders.

     THE CORSAIR BOARD OF DIRECTORS HAS UNANIMOUSLY APPROVED THE MERGER AGREEMENT AND THE MERGER DESCRIBED IN THE ATTACHED MATERIAL AND THE TRANSACTIONS CONTEMPLATED THEREBY AND HAS DETERMINED THAT THE MERGER IS IN THE BEST INTERESTS OF CORSAIR AND THE CORSAIR STOCKHOLDERS. THE BOARD OF DIRECTORS RECOMMENDS THAT THE CORSAIR STOCKHOLDERS APPROVE THE MATTERS DESCRIBED IN THE ACCOMPANYING MATERIAL.

     In the material accompanying this letter, you will find a Notice of Special Meeting of Stockholders, a Joint Proxy Statement/Prospectus relating to, among other things, the actions to be taken by the Corsair stockholders at the Corsair Meeting and a proxy card. The Joint Proxy Statement/Prospectus more fully describes the Merger Agreement, the proposed Merger and the Merger Consideration to be issued by Corsair in the Merger, and includes important information about Corsair and Subscriber. It also serves as a Prospectus for Corsair describing the investment decision in Corsair that the Subscriber stockholders will be making upon approving the Merger.

     All stockholders are cordially invited to attend the Corsair Meeting in person. However, whether or not you plan to attend the Corsair Meeting, please complete, sign, date and return your proxy in the enclosed postage-paid envelope. If you attend the Corsair Meeting, you may vote in person if you wish, even though you have previously returned your proxy.

                                          Sincerely,


                                          LOGO

                                          Mary Ann Byrnes,
                                          President and Chief Executive Officer

                          CORSAIR COMMUNICATIONS, INC.
                              3408 HILLVIEW AVENUE
                          PALO ALTO, CALIFORNIA 94304

                   NOTICE OF SPECIAL MEETING OF STOCKHOLDERS

                          TO BE HELD ON JUNE 22, 1998

     NOTICE IS HEREBY GIVEN that a Special Meeting of Stockholders of Corsair Communications, Inc., a Delaware corporation ("Corsair"), will be held on June 22, 1998, at 8:00 a.m., local time, at Corsair's executive offices located at 3408 Hillview Avenue, Palo Alto, California (the "Corsair Meeting") to consider and vote upon the following matters, which are more fully described in the accompanying Joint Proxy Statement/Prospectus:

          1. To approve and adopt the Agreement and Plan of Reorganization, dated April 2, 1998 (the "Merger Agreement"), by and among Corsair, Anteater Acquisition Corp., a Delaware corporation and a wholly-owned subsidiary of Corsair ("Merger Sub"), and Subscriber Computing, Inc., a Delaware corporation ("Subscriber"), to approve Corsair's acquisition of Subscriber through the merger of Merger Sub with and into Subscriber, with Subscriber being the surviving corporation and becoming a wholly-owned subsidiary of Corsair (the "Merger") and to authorize the issuance of Corsair Common Stock, par value $.001 per share, as consideration for Corsair's acquisition of Subscriber.

          The Merger will occur as soon as possible after Corsair and Subscriber obtain all necessary regulatory and stockholder approvals, and satisfy certain other conditions set forth in the Merger Agreement (the "Effective Time"). Pursuant to formulas set forth in the Merger Agreement, (i) each share of Subscriber Common Stock, Subscriber Series A Preferred Stock and Subscriber Series B Preferred Stock (collectively, the "Subscriber Capital Stock") will be converted into the right to receive a fraction of a share of Corsair Common Stock and (ii) all options and warrants to acquire Subscriber Capital Stock will be assumed by Corsair and converted into the right to acquire shares of Corsair Common Stock. The aggregate number of shares of Corsair Common Stock that Corsair will issue pursuant to the Merger Agreement (the "Merger Consideration") depends on several factors that cannot be determined definitively until the Effective Time, including, but not limited to, the average of the closing price per share of Corsair Common Stock as reported in the Wall Street Journal for the ten (10) consecutive trading days immediately preceding the closing date of the Merger. Assuming that there has been no change in the number of issued and outstanding options and warrants to purchase Subscriber Capital Stock since the date of the Merger Agreement and Subscriber's Borrowings (as defined in the Merger Agreement) do not exceed $10,000,000 at the Effective Time, Corsair will issue a minimum of approximately 3,600,000 shares and a maximum of approximately 4,400,000 shares of Corsair Common Stock in the Merger. Based on these same assumptions, at the Effective Time, the Subscriber stockholders will hold or have a right to acquire approximately 20% to 23.5% of Corsair Common Stock on a fully-diluted basis. Each of these aspects of the Merger are more fully described in the enclosed Joint Proxy Statement/Prospectus.

          2. To vote upon the proposed amendment to Corsair's 1997 Stock Incentive Plan to increase the authorized number of shares of Corsair Common Stock available for issuance under such plan from 1,337,633 to 2,587,633.

          3. To vote upon the proposed amendment to Corsair's 1997 Employee Stock Purchase Plan to increase the authorized number of shares of Corsair Common Stock available for issuance under such plan from 166,667 to 266,667.

          4. To transact such other business as may properly come before the meeting or any postponements or adjournments thereof.

     Only stockholders of record at the close of business on May 15, 1998 are entitled to notice of, and to vote at the Corsair Meeting, or at any adjournments or postponements thereof.

Palo Alto, California                     By Order of the Board of Directors,
June 1, 1998


                                          LOGO

                                          Martin J. Silver,
                                          Secretary

APPROVAL OF THE MERGER AGREEMENT, THE MERGER AND THE ISSUANCE OF THE MERGER CONSIDERATION REQUIRES THE AFFIRMATIVE VOTE OF THE HOLDERS OF A MAJORITY OF THE OUTSTANDING SHARES OF CORSAIR COMMON STOCK. APPROVAL OF THE AMENDMENTS TO CORSAIR'S 1997 STOCK INCENTIVE PLAN AND EMPLOYEE STOCK PURCHASE PLAN REQUIRES THE AFFIRMATIVE VOTE OF THE HOLDERS OF A MAJORITY OF THE SHARES OF CORSAIR COMMON STOCK VOTED AT THE CORSAIR MEETING. ABSTENTIONS AND BROKER NON-VOTES WILL BE COUNTED FOR PURPOSES OF DETERMINING WHETHER A QUORUM IS PRESENT AT THE CORSAIR MEETING AND ABSTENTIONS WILL HAVE THE EFFECT OF NEGATIVE VOTES. WHETHER OR NOT YOU PLAN TO ATTEND THE CORSAIR MEETING, PLEASE COMPLETE, SIGN AND DATE THE ACCOMPANYING PROXY AND RETURN IT PROMPTLY IN THE ENCLOSED RETURN ENVELOPE, WHICH REQUIRES NO POSTAGE IF MAILED IN THE UNITED STATES. YOU MAY REVOKE YOUR PROXY IN THE MANNER DESCRIBED IN THE ACCOMPANYING JOINT PROXY STATEMENT/PROSPECTUS. IF YOU ATTEND THE MEETING, YOU MAY VOTE IN PERSON, IF YOU WISH TO DO SO, EVEN IF YOU HAVE PREVIOUSLY SENT IN YOUR PROXY. PLEASE NOTE, HOWEVER, THAT IF YOUR SHARES ARE HELD OF RECORD BY A BROKER, BANK OR OTHER NOMINEE AND YOU WISH TO VOTE AT THE MEETING, YOU MUST OBTAIN FROM THE RECORD HOLDER A PROXY ISSUED IN YOUR NAME.

                           SUBSCRIBER COMPUTING, INC.
                       18881 VON KARMAN AVENUE, SUITE 450
                            IRVINE, CALIFORNIA 92612

                                                                    June 1, 1998

Dear Stockholder:

     You are cordially invited to attend a Special Meeting of Stockholders of Subscriber Computing, Inc., a Delaware corporation ("Subscriber"), to be held on June 22, 1998, at 8:00 a.m., local time, at Subscriber's executive offices, located at 18881 Von Karman Avenue, Suite 1000, Irvine, California (the "Subscriber Meeting").

     At the Subscriber Meeting, you will be asked to consider and vote (i) to approve and adopt the Agreement and Plan of Reorganization, dated April 2, 1998 (the "Merger Agreement"), by and among Subscriber, Corsair Communications, Inc., a Delaware corporation ("Corsair"), and Anteater Acquisition Corp., a Delaware corporation and a wholly-owned subsidiary of Corsair ("Merger Sub") and to approve Corsair's acquisition of Subscriber through the merger of Merger Sub with and into Subscriber, with Subscriber being the surviving corporation and becoming a wholly-owned subsidiary of Corsair (the "Merger") and (ii) to transact such other business as may properly come before the meeting or any postponements or adjournments thereof.

     The Merger will occur as soon as possible after Corsair and Subscriber obtain all necessary regulatory and stockholder approvals, and satisfy certain other conditions set forth in the Merger Agreement (the "Effective Time"). Pursuant to formulas set forth in the Merger Agreement, (i) each share of Subscriber Common Stock, Subscriber Series A Preferred Stock and Subscriber Series B Preferred Stock (collectively, the "Subscriber Capital Stock") will be converted into the right to receive a fraction of a share of Corsair Common Stock and (ii) all options and warrants to acquire Subscriber Capital Stock will be assumed by Corsair and converted into the right to acquire shares of Corsair Common Stock (collectively, the "Merger Consideration"). The Merger Consideration depends on several factors that cannot be determined definitively until immediately preceding the Effective Time, including, but not limited to, the average of the closing price per share of Corsair Common Stock as reported in the Wall Street Journal for the ten (10) consecutive trading days immediately preceding the closing date of the Merger (the "Corsair Average Stock Price"). As a result, the Merger Consideration cannot be definitively calculated until after the Subscriber Meeting.


     The Corsair Average Stock Price shall in no event be greater than $20.11 per share (the "Corsair Average Stock Price Ceiling"), nor less than $16.45 per share (the "Corsair Average Stock Price Floor"). Assuming there has been no change in the number of issued and outstanding options and warrants to purchase Subscriber Capital Stock since the date of the Merger Agreement and Subscriber's Borrowings (as defined in the Merger Agreement) do not exceed $10,000,000 at the Effective Time, the Merger Consideration will consist of a minimum of approximately 3,600,000 shares and a maximum of approximately 4,400,000 shares of Corsair Common Stock based on the Corsair Average Stock Price Ceiling and the Corsair Average Stock Price Floor, respectively. This equates to approximately 20 to 23.5 percent of the Corsair Common Stock after the Merger. At the closing of the Merger, each holder of Subscriber Capital Stock will have the right to receive ninety percent (90%) of the number of shares of Corsair Common Stock issuable to such holder in the Merger. The remaining ten percent (10%) of the shares of Corsair Common Stock issuable to such holders will be placed in an escrow account (the "Escrow Fund"). The shares of Corsair Common Stock held in the Escrow Fund will not be made available to the holders of Subscriber Capital Stock except in accordance with the provisions of the Merger Agreement. Each of these aspects of the Merger are more fully described in the enclosed Joint Proxy Statement/Prospectus.



     Based on the foregoing assumptions and the Corsair Average Stock Price Ceiling and the Corsair Average Stock Price Floor, respectively, at the closing of the Merger, the holders of Subscriber Common Stock will have the right to receive approximately 1,474,085 to 1,802,005 shares of Corsair Common Stock and approximately 163,787 to 200,223 shares of Corsair Common Stock will be placed in the Escrow Fund on behalf of the holders of Subscriber Common Stock. The holders of Subscriber Series B Preferred Stock will have the right to receive approximately 1,408,022 to 1,720,415 shares of Corsair Common Stock and approximately 156,447 to 191,157 shares of Corsair Common Stock will be placed in the Escrow Fund on behalf of the holders of the Subscriber Series B Preferred Stock.



     Stated on a per share basis, each holder of a share of Subscriber Common Stock will have the right to receive approximately 0.1746 to 0.2134 of a share of Corsair Common Stock and each holder of a share of Subscriber Series B Preferred Stock will have the right to receive approximately 0.3344 to 0.4087 of a share of Corsair Common Stock. In addition, 0.0194 to 0.0237 of a share of Corsair Common Stock on behalf of each holder of a share of Subscriber Common Stock and 0.0372 to 0.0454 of a share of Corsair Common Stock on behalf of each holder of a share of Subscriber Series B Preferred Stock will be deposited into the Escrow Fund.



     For example, using the same assumptions as above and further assuming a Corsair Average Stock Price as if the closing of the Merger occurred on May 26, 1998 ($15.681), the number of shares of Corsair Common Stock to be issued to the holders of Subscriber Capital Stock would be computed using the Corsair Average Stock Price Floor ($16.45), and each holder of a share of Subscriber Common Stock would have the right to receive 0.2134 shares of Corsair Common Stock and each holder of a share of Subscriber Series B Preferred Stock would have the right to receive 0.4087 shares of Corsair Common Stock. Additionally, 0.0237 of a share of Corsair Common Stock on behalf of each holder of a share of Subscriber Common Stock and 0.0454 of a share of Corsair Common Stock on behalf of each holder of a share of Subscriber Series B Preferred Stock would be deposited into the Escrow Fund. The actual number of shares of Corsair Common Stock to be issued to the holders of Subscriber Capital Stock in connection with the Merger cannot be determined until immediately preceding the Effective Time, and therefore may differ significantly from this example.


     Corsair is registering the issuance of the Merger Consideration under the Securities Act of 1933, as amended. The Merger is structured to be a tax-free reorganization which will not be taxable to Corsair, Subscriber or the Subscriber stockholders.

     YOUR BOARD OF DIRECTORS HAS CAREFULLY CONSIDERED THE TERMS AND CONDITIONS OF THE MERGER AGREEMENT AND THE PROPOSED MERGER, AND HAS DETERMINED THAT THE MERGER IS IN THE BEST INTERESTS OF SUBSCRIBER AND ITS STOCKHOLDERS. THE BOARD HAS UNANIMOUSLY APPROVED THE MERGER AGREEMENT AND THE MERGER, AND UNANIMOUSLY RECOMMENDS THAT THE STOCKHOLDERS OF SUBSCRIBER APPROVE THE MERGER AND THE MERGER AGREEMENT.

     In the material accompanying this letter, you will find a Notice of Special Meeting of Stockholders, a Joint Proxy Statement/Prospectus relating to, among other things, the actions to be taken by Subscriber stockholders at the Subscriber Meeting and a proxy card. The Joint Proxy Statement/Prospectus more fully describes the Merger Agreement, the proposed Merger and the Merger Consideration the Subscriber stockholders will receive in the Merger, and includes important information about Corsair and Subscriber. It also serves as a Prospectus for Corsair describing the investment decision in Corsair that the Subscriber stockholders will be making upon approving the Merger.

     All stockholders are cordially invited to attend the Subscriber Meeting in person. However, whether or not you plan to attend the Subscriber Meeting, please complete, sign, date and return your proxy in the enclosed envelope. If you attend the Subscriber Meeting, you may vote in person if you wish, even though you have previously returned your proxy. It is important that your shares be represented and voted at the Subscriber Meeting.

     On behalf of your Board of Directors, thank you for your continued support.

                                          Sincerely,


                                          LOGO

                                          Dennis Andrews,
                                          President and Chief Executive Officer

                           SUBSCRIBER COMPUTING, INC.
                       18881 VON KARMAN AVENUE, SUITE 450
                            IRVINE, CALIFORNIA 92612

                   NOTICE OF SPECIAL MEETING OF STOCKHOLDERS

                          TO BE HELD ON JUNE 22, 1998

     NOTICE IS HEREBY GIVEN that a Special Meeting of Stockholders of Subscriber Computing, Inc., a Delaware corporation ("Subscriber"), will be held on June 22, 1998, at 8:00 a.m., local time, at Subscriber's executive offices located at 18881 Von Karman Avenue, Suite 1000, Irvine, California (the "Subscriber Meeting") to consider and vote upon the following matters, which are more fully described in the accompanying Joint Proxy Statement/Prospectus:

          1. To approve and adopt the Agreement and Plan of Reorganization, dated April 2, 1998 (the "Merger Agreement"), by and among Subscriber, Corsair Communications, Inc., a Delaware corporation ("Corsair"), and Anteater Acquisition Corp., a Delaware corporation and a wholly-owned subsidiary of Corsair ("Merger Sub") and to approve Corsair's acquisition of Subscriber through the merger of Merger Sub with and into Subscriber, with Subscriber being the surviving corporation and becoming a wholly-owned subsidiary of Corsair (the "Merger").


          The Merger will occur as soon as possible after Corsair and Subscriber obtain all necessary regulatory and stockholder approvals, and satisfy certain other conditions set forth in the Merger Agreement (the "Effective Time"). Pursuant to formulas set forth in the Merger Agreement, (i) each share of Subscriber Common Stock, Subscriber Series A Preferred Stock and Subscriber Series B Preferred Stock (collectively, the "Subscriber Capital Stock") will be converted into the right to receive a fraction of a share of Corsair Common Stock and (ii) all options and warrants to acquire Subscriber Capital Stock will be assumed by Corsair and converted into the right to acquire shares of Corsair Common Stock (collectively, the "Merger Consideration"). The Merger Consideration depends on several factors that cannot be determined definitively until immediately preceding the Effective Time, including, but not limited to, the average of the closing price per share of Corsair Common Stock as reported in the Wall Street Journal for the ten (10) consecutive trading days immediately preceding the closing date of the Merger (the "Corsair Average Stock Price"). As a result, the Merger Consideration cannot be definitively calculated until after the Subscriber Meeting.



          The Corsair Average Stock Price shall in no event be greater than $20.11 per share (the "Corsair Average Stock Price Ceiling"), nor less than $16.45 per share (the "Corsair Average Stock Price Floor"). Assuming there has been no change in the number of issued and outstanding options and warrants to purchase Subscriber Capital Stock since the date of the Merger Agreement and Subscriber's Borrowings (as defined in the Merger Agreement) do not exceed $10,000,000 at the Effective Time, the Merger Consideration will consist of a minimum of approximately 3,600,000 shares and a maximum of approximately 4,400,000 shares of Corsair Common Stock based on the Corsair Average Stock Price Ceiling and the Corsair Average Stock Price Floor, respectively. This equates to approximately 20 to 23.5 percent of the Corsair Common Stock after the Merger. At the closing of the Merger, each holder of Subscriber Capital Stock will have the right to receive ninety percent (90%) of the number of shares of Corsair Common Stock issuable to such holder in the Merger. The remaining ten percent (10%) of the shares of Corsair Common Stock issuable to such holders will be placed in an escrow account (the "Escrow Fund"). The shares of Corsair Common Stock held in the Escrow Fund will not be made available to the holders of Subscriber Capital Stock except in accordance with the provisions of the Merger Agreement. Each of these aspects of the Merger are more fully described in the enclosed Joint Proxy Statement/Prospectus.



          Based on the foregoing assumptions and the Corsair Average Stock Price Ceiling and the Corsair Average Stock Price Floor, respectively, at the closing of the Merger, the holders of Subscriber Common Stock will have the right to receive approximately 1,474,085 to 1,802,005 shares of Corsair Common Stock and approximately 163,787 to 200,223 shares of Corsair Common Stock will be placed in the Escrow Fund on behalf of the holders of Subscriber Common Stock. The holders of Subscriber Series B Preferred Stock will have the right to receive approximately 1,408,022 to 1,720,415 shares of Corsair Common Stock and approximately 156,447 to 191,157 shares of Corsair Common Stock will be placed in the Escrow Fund on behalf of the holders of the Subscriber Series B Preferred Stock.



          Stated on a per share basis, each holder of a share of Subscriber Common Stock will have the right to receive approximately 0.1746 to 0.2134 of a share of Corsair Common Stock and each holder of a share of Subscriber Series B Preferred Stock will have the right to receive approximately
     0.3344 to 0.4087 of a share of Corsair Common Stock. In addition, 0.0194 to
     0.0237 of a share of Corsair Common Stock on behalf of each holder of a share of Subscriber Common Stock and 0.0372 to 0.0454 of a share of Corsair

     Common Stock on behalf of each holder of a share of Subscriber Series B Preferred Stock will be deposited into the Escrow Fund.



          For example, using the same assumptions as above and further assuming a Corsair Average Stock Price as if the closing of the Merger occurred on May 26, 1998 ($15.681), the number of shares of Corsair Common Stock to be issued to the holders of Subscriber Capital Stock would be computed using the Corsair Average Stock Price Floor ($16.45), and each holder of a share of Subscriber Common Stock would have the right to receive 0.2134 shares of Corsair Common Stock and each holder of a share of Subscriber Series B Preferred Stock would have the right to receive 0.4087 shares of Corsair Common Stock. Additionally, 0.0237 of a share of Corsair Common Stock on behalf of each holder of a share of Subscriber Common Stock and 0.0454 of a share of Corsair Common Stock on behalf of each holder of a share of Subscriber Series B Preferred Stock would be deposited into the Escrow Fund. The actual number of shares of Corsair Common Stock to be issued to the holders of Subscriber Capital Stock in connection with the Merger cannot be determined until immediately preceding the Effective Time, and therefore may differ significantly from this example.



          2. To transact such other business as may properly come before the meeting or any postponements or adjournments thereof.


     Only stockholders of record at the close of business on May 15, 1998 are entitled to notice of, and to vote at the Subscriber Meeting, or at any adjournments or postponements thereof.

     Stockholders of Subscriber who do not vote in favor of the Merger and who otherwise comply with the applicable statutory procedures set forth in Section 262 of the Delaware General Corporation Law may exercise appraisal rights and receive cash for their shares of Subscriber Capital Stock ("Appraisal Rights"). Alternatively, although Subscriber is a Delaware corporation, Section 2115 of the California General Corporation Law (the "CGCL") provides that Subscriber may be subject to California law with respect to dissenters' rights. Accordingly, pursuant to Chapter 13 of the CGCL, stockholders of Subscriber who do not vote in favor of the Merger and who comply with the other requirements of Chapter 13 will have a right to demand payment for, and appraisal of the "fair value" of, their shares ("Dissenters' Rights"). Although a dissenting stockholder may choose to proceed under either state's statute, a dissenting stockholder of Subscriber must follow the appropriate procedures under either Delaware or California law or suffer the termination or waiver of such rights. Corsair has no obligation to consummate the Merger if demands for Appraisal and/or Dissenters' rights are made with respect to five percent (5%) or more of the outstanding shares of Subscriber Capital Stock. A description of the Appraisal and Dissenters' Rights of the holders of Subscriber Capital Stock is more fully described in the enclosed Joint Proxy Statement/Prospectus.

Irvine, California                        By Order of the Board of Directors,
June 1, 1998


                                          LOGO

                                          Patricia Howe,
                                          Assistant Secretary

APPROVAL OF THE MERGER AGREEMENT AND THE MERGER REQUIRES THE AFFIRMATIVE VOTE OF THE HOLDERS OF A MAJORITY OF THE OUTSTANDING SHARES OF (A) SUBSCRIBER CAPITAL STOCK, VOTING TOGETHER ON AN AS CONVERTED TO SUBSCRIBER COMMON STOCK BASIS, AND
(B) EACH CLASS OF SUBSCRIBER CAPITAL STOCK, VOTING AS A SEPARATE CLASS. ABSTENTIONS AND BROKER NON-VOTES WILL BE COUNTED FOR PURPOSES OF DETERMINING WHETHER A QUORUM IS PRESENT AT THE SUBSCRIBER MEETING AND ABSTENTIONS WILL HAVE THE EFFECT OF NEGATIVE VOTES. WHETHER OR NOT YOU PLAN TO ATTEND THE SUBSCRIBER MEETING, PLEASE COMPLETE, SIGN AND DATE THE ACCOMPANYING PROXY AND RETURN IT PROMPTLY IN THE ENCLOSED RETURN ENVELOPE, WHICH REQUIRES NO POSTAGE IF MAILED IN THE UNITED STATES. YOU MAY REVOKE YOUR PROXY IN THE MANNER DESCRIBED IN THE ACCOMPANYING JOINT PROXY STATEMENT/PROSPECTUS. IF YOU ATTEND THE MEETING, YOU MAY VOTE IN PERSON, IF YOU WISH TO DO SO, EVEN IF YOU HAVE PREVIOUSLY SENT IN YOUR PROXY.

                          CORSAIR COMMUNICATIONS, INC.

                                   PROSPECTUS

                   (4,437,690 shares of Corsair Common Stock)

                                      and

                          CORSAIR COMMUNICATIONS, INC.

                                      and

                           SUBSCRIBER COMPUTING, INC.

                   JOINT PROXY STATEMENT FOR THEIR RESPECTIVE
           SPECIAL MEETINGS OF STOCKHOLDERS TO BE HELD JUNE 22, 1998

    This Joint Proxy Statement/Prospectus is being furnished to the holders of the common stock of Corsair Communications, Inc., a Delaware corporation ("Corsair"), and to the holders of the capital stock of Subscriber Computing, Inc., a Delaware corporation ("Subscriber"), in connection with the solicitation by their Boards of Directors of proxies for use at their respective Special Meetings of Stockholders, and at any adjournments or postponements thereof, for the purposes set forth herein and in their respective Notice of Meeting of Stockholders accompanying this Joint Proxy Statement/Prospectus. Corsair's meeting will be held on June 22, 1998, at 8:00 a.m., local time, at Corsair's executive offices located at 3408 Hillview Avenue, Palo Alto, California (the "Corsair Meeting"). Subscriber's meeting will be held on June 22, 1998, at 8:00 a.m., local time, at Subscriber's executive office located at 18881 Von Karman Avenue, Suite 1000, Irvine, California (the "Subscriber Meeting"). This Joint Proxy Statement/Prospectus is first being mailed to the stockholders of Corsair and the stockholders of Subscriber on or about June 1, 1998.

    AT THE CORSAIR MEETING, THE CORSAIR STOCKHOLDERS ARE BEING ASKED TO VOTE ON EACH OF THE FOLLOWING SEPARATE PROPOSALS (COLLECTIVELY, THE "CORSAIR PROPOSALS"):

        (A) To approve and adopt the Agreement and Plan of Reorganization, dated April 2, 1998 (the "Merger Agreement"), by and among Corsair, Anteater Acquisition Corp., a Delaware corporation and a wholly-owned subsidiary of Corsair ("Merger Sub"), and Subscriber, to approve Corsair's acquisition of Subscriber through the merger of Merger Sub with and into Subscriber, with Subscriber being the surviving corporation and becoming a wholly-owned subsidiary of Corsair (the "Merger") and to authorize the issuance of Corsair Common Stock, par value $.001 per share, as consideration for Corsair's acquisition of Subscriber.

        (B) To vote upon the proposed amendment to Corsair's 1997 Stock Incentive Plan to increase the authorized number of shares of Corsair Common Stock available for issuance under such plan from 1,337,633 to 2,587,633.

        (C) To vote upon the proposed amendment to Corsair's 1997 Employee Stock Purchase Plan to increase the authorized number of shares of Corsair Common Stock available for issuance under such plan from 166,667 to 266,667.

        (D) To transact such other business as may properly come before the Corsair Meeting, or any postponements or adjournments thereof.

    AT THE SUBSCRIBER MEETING, THE SUBSCRIBER STOCKHOLDERS WILL BE ASKED TO VOTE ON EACH OF THE FOLLOWING SEPARATE PROPOSALS (COLLECTIVELY, THE "SUBSCRIBER PROPOSALS"):

        (A) To approve and adopt the Merger Agreement and to approve the Merger.

        (B) To transact such other business as may properly come before the Subscriber Meeting, or any postponements or adjournments thereof.

    This Joint Proxy Statement/Prospectus also constitutes the prospectus of Corsair filed as part of the Registration Statement on Form S-4 relating to the Corsair Common Stock issuable under the Merger as consideration for Corsair's acquisition of Subscriber. All information herein with respect to Corsair has been furnished by Corsair, and all information herein with respect to Subscriber has been furnished by Subscriber.

    SEE "RISK FACTORS" FOR A DISCUSSION OF CERTAIN FACTORS THAT SHOULD BE CONSIDERED CAREFULLY BEFORE VOTING ON OR CONSENTING TO THE MATTERS MORE FULLY DESCRIBED HEREIN.
                            ------------------------

NEITHER THIS TRANSACTION NOR THE SHARES OF CORSAIR COMMON STOCK TO BE ISSUED IN
  THE MERGER HAVE BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE
    COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL
                                    OFFENSE.
                            ------------------------


       THE DATE OF THIS JOINT PROXY STATEMENT/PROSPECTUS IS MAY 28, 1998

                             AVAILABLE INFORMATION

     Corsair is subject to the reporting requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and, in accordance therewith, files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). The reports, proxy statements and other information can be inspected and copied at public reference facilities maintained by the Commission at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549, and should be available at the Commission's regional offices at 7 World Trade Center, 13th Floor, New York, New York 10048 and at Citicorp Center, 500 West Madison Street, Room 1400, Chicago, Illinois 60661-2511. Copies of such material can also be obtained at prescribed rates at the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549. In addition, the Commission maintains a World Wide Web site (the "Commission Website") on the Internet at http://www.sec.gov that contains reports, proxy statements and other information regarding Corsair. Corsair Common Stock is traded on the Nasdaq National Market. Reports and other information concerning Corsair also can be inspected at the offices of the National Association of Securities Dealers, Inc., Market Listing Section, 1735 K Street, N.W., Washington, D.C. 20006.

     Corsair has filed with the Commission a Registration Statement on Form S-4 (together with all amendments or exhibits thereto, the "Registration Statement") under the Securities Act of 1933, as amended (the "Act"), with respect to the shares of Corsair Common Stock to be issued pursuant to the Merger Agreement. This Joint Proxy Statement/Prospectus does not contain all of the information set forth in the Registration Statement, certain parts of which are omitted in accordance with the rules and regulations of the Commission. For further information with respect to Corsair and the shares of Corsair Common Stock offered hereby, reference is made to the Registration Statement which may be obtained from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, upon payment of the fees prescribed by the Commission, or on the Commission Website. Statements contained in this Joint Proxy Statement/Prospectus concerning the provisions of any documents are not necessarily complete, and in each instance reference is made to the copy of such document filed as an exhibit to the Registration Statement, each such statement is qualified in its entirety by such reference.

     NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION OTHER THAN THOSE CONTAINED IN THIS JOINT PROXY STATEMENT/PROSPECTUS IN CONNECTION WITH THE MERGER, AND IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY CORSAIR, SUBSCRIBER OR ANY OTHER PERSON. NEITHER THE DELIVERY OF THIS JOINT PROXY STATEMENT/PROSPECTUS NOR ANY DISTRIBUTION OF SECURITIES MADE HEREUNDER SHALL UNDER ANY CIRCUMSTANCES CREATE AN IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF CORSAIR OR SUBSCRIBER SINCE THE DATE HEREOF OR THAT THE INFORMATION IN THIS JOINT PROXY STATEMENT/PROSPECTUS IS CORRECT AS OF ANY TIME SUBSEQUENT TO ITS DATE. THIS JOINT PROXY STATEMENT/PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY, ANY SECURITIES, OR THE SOLICITATION OF A PROXY, IN ANY JURISDICTION TO OR FROM ANY PERSON TO WHOM IT IS NOT LAWFUL TO MAKE ANY SUCH OFFER OR SOLICITATION IN SUCH JURISDICTION.

                                   TRADEMARKS

     PhonePrint(R) is a registered trademark and Corsair(TM), PhoneCheck(TM), PhonePrint(TM), Roaming Network(TM) and PhoneTrack(TM) are trademarks of Corsair Communications, Inc. FraudWatch(R), DataMax(R) and TouchTalk(R) are registered trademarks and GateKeeper(TM) and CRM Insight(TM) are trademarks of Subscriber Computing, Inc. All other trademarks or service marks appearing in this Joint Proxy Statement/ Prospectus are the property of their respective holders.

                           FORWARD LOOKING STATEMENTS


     Certain statements contained in this Joint Proxy Statement/Prospectus, including without limitation, statements containing the words "believes," "anticipates," "expects" and words of similar import, constitute "forward-looking statements" within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act. Such forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause the actual results, performance or achievements of Corsair, Subscriber or their corporate partners or successor entities, or industry results, to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. Factors that could cause or contribute to such differences include, but are not limited to: uncertainties associated with the integration of Subscriber and Corsair; dependence on Analog Networks, uncertainties related with International Markets; uncertainties related to the effectiveness of Corsair's and Subscriber's technology and the development of their products; dependence on and management of existing and future corporate partnerships; dependence on proprietary technology and uncertainty of patent protection; history of operating losses; future capital needs and uncertainty of additional funding; dependence on products and services from third parties; existing government regulations and changes in, or the failure to comply with, government regulations, as well as other factors referenced in this Joint Proxy Statement/Prospectus. Certain of these factors are discussed in more detail elsewhere in this Joint Proxy Statement/Prospectus, including without limitation, under the captions "Summary," "Introduction," "Risk Factors," "The Merger," "The Merger Agreement," "Corsair's Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Subscriber's Management's Discussion and Analysis of Financial Condition and Results of Operations." Given these uncertainties, stockholders of Corsair and stockholders of Subscriber voting for or against approval of the Merger and the Merger Agreement, prospective investors in Corsair and any other parties reviewing this Joint Proxy Statement/Prospectus are cautioned not to place undue reliance on such forward-looking statements. Corsair disclaims any obligation to update any such factors or to publicly announce the results of any revisions to any of the forward-looking statements contained herein to reflect future events or developments.


     Neither Corsair nor Subscriber makes any express or implied representation or warranty as to the attainability of the projected or estimated financial information, if any, referenced or set forth under "The Merger -- Opinion of Corsair's Financial Advisor" or elsewhere herein or as to the accuracy or completeness of the assumptions from which such projected or estimated information is derived. Projections or estimations of Corsair's and Subscriber's future performance are necessarily subject to a high degree of uncertainty and may vary materially from actual results. Reference is made to the particular discussions set forth under "Risk Factors."

                               TABLE OF CONTENTS


                                                              PAGE
                                                              ----
AVAILABLE INFORMATION.......................................    2
TRADEMARKS..................................................    2
FORWARD LOOKING STATEMENTS..................................    3
SUMMARY.....................................................    6
INTRODUCTION................................................   25
RISK FACTORS................................................   30
  Risks Relating to the Merger..............................   30
  Risks Relating to the Combined Company....................   31
  Risks Relating to Subscriber..............................   40
THE MERGER..................................................   42
  Background of the Merger..................................   42
  Reasons of the Corsair and Subscriber Boards for the
     Merger.................................................   43
  Recommendation of the Corsair Board of Directors..........   44
  Opinion of Corsair's Financial Advisor....................   45
  Interests of Certain Persons in the Merger -- Corsair.....   48
  Recommendation of the Subscriber Board of Directors.......   48
  Interests of Certain Persons in the
     Merger -- Subscriber...................................   49
  Federal Income Tax Consequences...........................   50
  Subscriber Voting Agreements..............................   52
  Corsair Voting Agreements.................................   52
  Accounting Treatment......................................   52
  Resales of Corsair Common Stock; Affiliate Agreements.....   53
  Regulatory Requirements...................................   53
  Applicability of California Law to Subscriber.............   54
  Appraisal and Dissenters' Rights..........................   54
THE MERGER AGREEMENT........................................   59
  The Merger................................................   59
  Closing Date and Effective Time...........................   59
  Certificate; Bylaws; Directors and Officers...............   59
  Merger Consideration......................................   59
  Conversion of Subscriber Capital Stock....................   61
  Conversion of Subscriber Options..........................   61
  Conversion of Subscriber Warrants.........................   62
  Adjustment of Exchange Ratio..............................   62
  Fractional Shares.........................................   62
  Escrow and Indemnification................................   62
  Securityholder Agent......................................   63
  Exchange of Certificates..................................   64
  Representations and Warranties............................   64
  Conditions to Closing.....................................   65
  Certain Covenants and Agreements..........................   65
  Non-Solicitation..........................................   67
  Amendments and Waivers....................................   67
  Termination...............................................   67
  Expenses; Termination Fee.................................   68
PRO FORMA COMBINED CONDENSED FINANCIAL STATEMENTS...........   69

                                                              PAGE
                                                              ----
APPROVAL OF AN AMENDMENT TO CORSAIR'S 1997
  STOCK INCENTIVE PLAN......................................   79
APPROVAL OF AN AMENDMENT TO CORSAIR'S 1997
  EMPLOYEE STOCK PURCHASE PLAN..............................   87
CORSAIR COMMUNICATIONS, INC. ...............................   90
  BUSINESS..................................................   90
  PRICE RANGE OF CORSAIR COMMON STOCK AND DIVIDEND POLICY...  100
  SELECTED FINANCIAL DATA OF CORSAIR........................  101
  CORSAIR'S MANAGEMENT'S DISCUSSION AND ANALYSIS OF
     FINANCIAL CONDITION AND RESULTS OF OPERATIONS..........  102
  PRINCIPAL STOCKHOLDERS OF CORSAIR.........................  107
  MANAGEMENT................................................  108
  COMMON STOCK OWNERSHIP OF DIRECTORS AND MANAGEMENT........  110
  EXECUTIVE COMPENSATION AND OTHER EMPLOYMENT MATTERS.......  112
  CERTAIN TRANSACTIONS......................................  119
SUBSCRIBER COMPUTING, INC. .................................  121
  BUSINESS..................................................  121
  SELECTED FINANCIAL INFORMATION OF SUBSCRIBER..............  127
  SUBSCRIBER'S MANAGEMENT'S DISCUSSION AND ANALYSIS OF
     FINANCIAL CONDITION AND RESULTS OF OPERATIONS..........  128
  PRINCIPAL STOCKHOLDERS OF SUBSCRIBER......................  133
DESCRIPTION OF CORSAIR CAPITAL STOCK........................  135
COMPARISON OF RIGHTS OF HOLDERS OF CORSAIR COMMON STOCK AND
  SUBSCRIBER CAPITAL STOCK..................................  138
LEGAL MATTERS...............................................  144
EXPERTS.....................................................  144
OTHER MATTERS...............................................  145
INDEX TO FINANCIAL STATEMENTS...............................  146
ANNEX A -- Opinion of Hambrecht & Quist LLC.................  A-1
ANNEX B  -- Section 262 of the Delaware General Corporation
  Law.......................................................  B-1
ANNEX C -- Sections 1300 to 1304 of the California General
  Corporation Law...........................................  C-1
ANNEX D -- Agreement and Plan of Reorganization, dated April
  2, 1998, as amended.......................................  D-1

                                    SUMMARY

     The following is a summary of certain of the information contained in this Joint Proxy Statement/ Prospectus. The summary does not purport to be complete and is qualified in its entirety by the more detailed information contained in this Joint Proxy Statement/Prospectus and in the documents annexed hereto, all of which should be carefully reviewed. Cross-references in this summary refer to indicated captions or portions of this Joint Proxy Statement/Prospectus.

                                  THE PARTIES

CORSAIR

     Corsair provides an open architecture hardware and software system that can serve as a platform for the delivery of multiple products and services to the wireless telecommunications industry. The genesis for the platform is PhonePrint(R), a system that has proven highly effective in reducing cloning fraud. The PhonePrint system has prevented over 120 million fraudulent call attempts and some customers have reported up to a 95% reduction in cloning fraud losses after deploying PhonePrint. In addition to providing cloning fraud prevention, Corsair's platform is designed to support a broad range of products and services for the wireless telecommunications industry, including churn reduction and phone location products. Corsair believes that new products can be integrated with its open, scalable platform, which can provide a number of benefits to wireless telecommunications carriers, including accelerated development and deployment, reduced costs, efficient use of cell site space and improved customer service.

     Corsair sells and markets its products to wireless telecommunications carriers domestically and internationally. Corsair's customers include AT&T Wireless Services, Inc., Baja Celular Mexicana, S.A. de C.V., Bell Atlantic Mobile, Inc., BellSouth Cellular Corp., Celular de Telefonia, S.A. de C.V., CCPR Services, Inc., Centennial Cellular Corp., Comcast Cellular Communications, Inc., Dobson Cellular Systems, Inc., GTE Wireless, Inc., Grupo Iusacell, S.A. de C.V., Houston Cellular Telephone Company, Los Angeles Cellular Telephone Company, Pilipino Telephone Corporation (Piltel), PriCellular Wireless Corporation, Puerto Rico Telephone Company, RadioMovil DIPSA, S.A. de C.V. (Telcel), Southwestern Bell Mobile Systems Inc., Southwestern Bell Wireless, Inc., United States Cellular Corp. and Vanguard Cellular Financial Corp.

     Corsair was incorporated in Delaware in December 1994. Corsair's headquarters are located at 3408 Hillview Avenue, Palo Alto, California 94304, and its telephone number is (650) 842-3300.

SUBSCRIBER

     Subscriber provides scalable billing, customer care, fraud detection, prepaid billing and mediation solutions for paging, cellular and Personal Communications Services ("PCS") service providers. Subscriber supports its products with consulting services to assist customers in the integration and implementation of its products. Subscriber believes that by using its software technology, wireless service providers can increase customer acquisition and retention, improve operating efficiencies, reduce costs and implement enhanced services.

     Subscriber is a leading third-party provider of billing systems for the paging industry. Subscriber's Communications Resources Manager ("CRM") is an application that manages billing, activations and customer care functions. For large cellular and PCS carriers, Subscriber provides real time applications, including FraudWatch(R) Pro, a subscription and cloning fraud detection profiler, PrePay, a prepaid metered billing application, and IMR, a mediation device. For smaller or start-up service providers, Subscriber bundles its CRM and real time applications as a comprehensive software solution (the "Suite").

     Subscriber sells and markets its products to wireless telecommunications service providers domestically and internationally. Subscriber's customers include: ALLTEL Mobile, Cellcom Israel Limited (Israel), Conxus Corporation, Douglass Telecommunications Inc., Hutchison Telecommunications Limited (Australia), Infomobile (France), Metrocall of Delaware Inc., Page One Communications (United Kingdom),

Pagemart Limited (Canada), Radiomovil DIPSA, S.A. de C.V. (Telcel) (Mexico), SouthWestCo Wireless, J.P. and Western Wireless Corporation. Subscriber system solutions currently service approximately 20 million wireless communications users on six continents.

     Subscriber was incorporated in California in 1978, and reincorporated in Delaware in December 1996. Subscriber's headquarters are located at 18881 Von Karman Avenue, Suite 450, Irvine, California 92612, and its telephone number is
(714) 260-1500.

MERGER SUB

     Merger Sub is a Delaware corporation recently organized by Corsair for the purpose of effecting the Merger. It has no material assets and has not engaged in any activities except in connection with the Merger. Merger Sub's executive offices are located at 3408 Hillview Avenue, Palo Alto, California 94304, and its telephone number is (650) 842-3300.

                                  THE MEETINGS

INTRODUCTION

     At the Corsair Meeting, the Corsair stockholders will be asked to vote on the following Corsair Proposals:

          (A) To approve and adopt the Merger Agreement, to approve the Merger and to authorize Corsair's issuance of Corsair Common Stock as consideration for its acquisition of Subscriber.

          (B) To vote upon the proposed amendment to Corsair's 1997 Stock Incentive Plan to increase the authorized number of shares of Corsair Common Stock available for issuance under such plan from 1,337,633 to 2,587,633.

          (C) To vote upon the proposed amendment to Corsair's 1997 Employee Stock Purchase Plan to increase the authorized number of shares of Corsair Common Stock available for issuance under such plan from 166,667 to 266,667.

          (D) To transact such other business as may properly come before the Corsair Meeting, or any postponements or adjournments thereof.

     At the Subscriber Meeting, the Subscriber stockholders will be asked to vote on the following Subscriber Proposals:

          (A) To approve and adopt the Merger Agreement and to approve the Merger.

          (B) To transact such other business as may properly come before the Subscriber Meeting, or any postponements or adjournments thereof.

     See "Introduction -- Voting and Proxies."

TIME, DATE AND PLACE

     The Corsair Meeting will be held on June 22, 1998, at 8:00 a.m., local time, at Corsair's executive offices located at 3408 Hillview Avenue, Palo Alto, California.

     The Subscriber Meeting will be held on June 22, 1998, at 8:00 a.m., local time, at Subscriber's executive offices located at 18881 Von Karman Avenue, Suite 1000, Irvine, California.

RECORD DATE; SHARES ENTITLED TO VOTE

     Holders of record of Corsair Common Stock at the close of business on May 15, 1998 (the "Corsair Record Date") will be entitled to notice of and to vote at the Corsair Meeting. At the close of business on May 15, 1998, 13,737,519 shares of Corsair Common Stock were issued and outstanding. Each outstanding share of Corsair Common Stock is entitled to one vote at the Corsair Meeting.

     Holders of record of Subscriber Common Stock, Subscriber Series A Preferred Stock and Subscriber Series B Senior Convertible Participating Preferred Stock (the "Subscriber Series B Preferred Stock" and collectively, the "Subscriber Capital Stock") at the close of business on May 15, 1998 (the "Subscriber Record Date") will be entitled to notice of and to vote at the Subscriber Meeting. At the close of business on May 15, 1998, there were 8,443,944 shares of Subscriber Common Stock, no shares of Subscriber Series A Preferred Stock and 4,209,863 shares of Subscriber Series B Preferred Stock issued and outstanding. Each outstanding share of Subscriber Common Stock, Subscriber Series A Preferred Stock and Subscriber Series B Preferred Stock is entitled to one vote at the Subscriber Meeting.

     See "Introduction -- Voting and Proxies."

VOTE REQUIRED -- CORSAIR

     Approval of the Merger requires the affirmative vote of the holders of a majority of the outstanding shares of Corsair Common Stock. Approval of the amendments to Corsair's 1997 Stock Incentive Plan and Employee Stock Purchase Plan requires the affirmative vote of the holders of a majority of the shares of Corsair Common Stock voted at the Corsair Meeting. The presence, either in person or by proxy, of the holders of at least a majority of the outstanding shares of Corsair Common Stock entitled to vote is necessary to constitute a quorum at the Corsair Meeting.

     The directors and executive officers of Corsair and certain of their affiliates have entered into agreements with Corsair and Subscriber whereby they have agreed to vote the shares of Corsair Common Stock over which they have voting control in favor of the Merger Agreement, the Merger and any matter that could reasonably be expected to facilitate the Merger, and in connection therewith, have granted irrevocable proxies to the Board of Directors of Subscriber covering approximately 3,500,000 shares of Corsair Common Stock, or approximately 25.5% of the outstanding Corsair Common Stock as of the Corsair Record Date. See "The Merger -- Corsair Voting Agreements."

VOTE REQUIRED -- SUBSCRIBER

     Approval of the Subscriber Proposals requires the affirmative vote of the holders of a majority of the outstanding shares of (a) Subscriber Capital Stock, voting together on an as converted to Subscriber Common Stock basis and (b) each class of Subscriber Capital Stock, voting as a separate class. The presence, either in person or by proxy, of the holders of at least a majority of the outstanding shares of Subscriber Capital Stock entitled to vote is necessary to constitute a quorum at the Subscriber Meeting.

     The directors and executive officers of Subscriber and certain of their affiliates have entered into agreements with Subscriber and Corsair whereby they have agreed to vote the shares of Subscriber Capital Stock over which they have voting control in favor of the Merger Agreement, the Merger and any matter that could reasonably be expected to facilitate the Merger, and in connection therewith, have granted irrevocable proxies to the Board of Directors of Corsair covering approximately 8,175,000 shares of Subscriber Common Stock, or approximately 96.8% of the outstanding Subscriber Common Stock as of the Subscriber Record Date, and 4,070,000 shares of Subscriber Preferred Stock, or approximately 96.7% of the outstanding Subscriber Preferred Stock as of the Subscriber Record Date. See "The Merger -- Subscriber Voting Agreements."

                                   THE MERGER

GENERAL

     Upon consummation of the Merger, Merger Sub will be merged with and into Subscriber. Merger Sub will then cease to exist, and Subscriber will be the surviving corporation and a wholly-owned subsidiary of Corsair.

REASONS FOR THE MERGER

     The Corsair and Subscriber Boards of Directors (the "Corsair Board" and the "Subscriber Board", respectively, and collectively, the "Boards") have identified several potential benefits of the Merger that they believe, if achieved, will contribute to the success of the combined company. These potential benefits include principally the following:

     Expanded product offering. The Boards believe that the broader array of products that would be offered by the combined company could expand the potential customer base, reduce the dependency of the individual companies on any one product and smooth the impact of potential revenue and cost fluctuations that any one product may have on the combined company's results of operations. The combined company would offer products and services to cellular, PCS and paging service providers, address the requirements of carriers operating in analog and digital environments, target large and small operators and market to potential customers located in most parts of the world.

     Leverage customer relationships to cross-sell products. The Boards believe that Corsair's and Subscriber's customer bases would represent strong prospects for each other's products. The Boards believe that the relationships, personal contacts and reputation for high-quality products and service that each company maintains with its customers would enhance and potentially accelerate the sales opportunity for the other's products with these customers. In the case where Corsair and Subscriber currently provide products and services to the same customers, the Boards believe that the Merger could further strengthen relationships with these customers.

     Enhance worldwide distribution and marketing relationships. The Boards also believe that the combination of Corsair and Subscriber would enhance potential distribution and marketing relationships. The Boards believe that the combined company could offer these parties more products with potentially improved integration prospects from a single source, which could reduce management complexity, streamline internal training processes and enhance sales and marketing prospects. The Boards also believe that a larger portfolio of products from the combined company could increase negotiating strength, generate more attention from third party sales and marketing organizations and increase the potential to attract distribution and marketing partners.

     Leverage worldwide customer support infrastructure. Corsair and Subscriber have several common customers around the world currently and may have more in the future, which could provide opportunities to leverage investments in service and support infrastructure across multiple products. The Boards believe that a combination of support organizations could increase the capacity of the combined company to support international growth and ultimately reduce the total cost of customer support that would otherwise be borne by the companies independently. Software technologies, such as UNIX, NT and relational databases, are common to several of Corsair's and Subscriber's products, which could enhance cross-training opportunities. Additionally, field technicians now located throughout the U.S., Mexico and Asia in support of PhonePrint would be able to provide certain support for several of the combined company's products.

     Broader product development capability. The Boards believe that the Merger could strengthen the combined company's product development capabilities. By combining the technical competencies of the two companies, the Boards believe that the combined company could reduce the inherent risk in product development currently underway, and may be able to develop new products more effectively than would be the case as separate companies. Corsair has competencies in radio frequency signal analysis, digital signal processing and real-time distributed systems design and operation. Subscriber has competencies in telecommunications billing processing, real-time data processing, interfacing with wireless switches and designing scalable software applications.

     Increased Scale of Operation. The Boards also believe that wireless telecommunications service providers increasingly value the prospect of doing business with larger companies, and that the combination of Corsair and Subscriber would present such an image more effectively than they do individually.

     Synergies and Other Cost Savings. The Boards believe that the Merger would provide an opportunity to generate organizational and financial synergies through the elimination or reduction of certain general and administrative, marketing, sales and support redundancies. Both Corsair and Subscriber realize that the Merger would require an aggressive program to rationalize and strategically focus the combined company and reduce costs and that this process will be inherently difficult to manage. See "Risk
Factors -- Risks Relating to the Merger -- No Assurance that Businesses Can Be Successfully Combined."

RECOMMENDATION OF THE CORSAIR BOARD

     The Corsair Board of Directors unanimously approved the Corsair Proposals. The Corsair Board unanimously recommends that Corsair stockholders vote FOR the Corsair Proposals, which will constitute a vote to approve and adopt the Merger Agreement, to approve the Merger, to authorize the issuance of Corsair Common Stock as consideration for Corsair's acquisition of Subscriber, to approve the proposed amendment to Corsair's 1997 Stock Incentive Plan and to approve the proposed amendment to Corsair's 1997 Employee Stock Purchase Plan. See "The Merger -- Recommendation of the Corsair Board of Directors" for a discussion of the factors considered by the Corsair Board.

OPINION OF CORSAIR'S FINANCIAL ADVISOR

     Corsair's financial advisor, Hambrecht & Quist LLC ("H&Q"), rendered a written opinion, dated March 31, 1998, that as of the date of such opinion, and subject to certain assumptions, factors and limitations set forth in such opinion, the consideration to be paid by Corsair in the Merger is fair to Corsair from a financial point of view. Corsair has agreed to pay H&Q certain fees for acting as financial advisor in connection with the Merger. This opinion should be read in its entirety and is set forth in Annex A.

     See "The Merger -- Opinion of Corsair's Financial Advisor."

INTERESTS OF CERTAIN PERSONS IN THE MERGER -- CORSAIR

     As of March 31, 1998, directors and executive officers of Corsair and their affiliates may be deemed to be beneficial owners of approximately 37.7% of the outstanding shares of Corsair Common Stock. See "Corsair Communications,
Inc. -- Common Stock Ownership of Directors and Management."

     The directors and executive officers of Corsair and certain of their affiliates are obligated to vote or direct the vote of all of the shares of Corsair Common Stock over which they have voting control in favor of the Merger Agreement, the Merger and any matter that could reasonably be expected to facilitate the Merger. See "The Merger -- Corsair Voting Agreements."

     The foregoing interests of the directors, executive officers and certain stockholders of Corsair in the Merger may mean that such persons have a personal interest in the Merger which may not be identical to the interests of the other Corsair stockholders.

RECOMMENDATION OF THE SUBSCRIBER BOARD

     The Subscriber Board unanimously approved the Subscriber Proposals. The Subscriber Board unanimously recommends that Subscriber stockholders vote FOR the Subscriber Proposals, which will consist of a vote to approve and adopt the Merger Agreement and to approve the Merger. See "The Merger -- Recommendation of the Subscriber Board of Directors" for a discussion of the factors considered by the Subscriber Board.

INTERESTS OF CERTAIN PERSONS IN THE MERGER -- SUBSCRIBER

     As of March 31, 1998, directors and executive officers of Subscriber and their affiliates may be deemed to be beneficial owners of approximately 86.1% of the outstanding shares of Subscriber Common Stock, 96.7% of the outstanding shares of Subscriber Preferred Stock and 89.4% of the outstanding shares of all Subscriber Capital Stock. See "Subscriber Computing, Inc. -- Principal Stockholders of Subscriber."

     The directors and executive officers of Subscriber and certain of their affiliates are obligated to vote or direct the vote of all of the shares of Subscriber Capital Stock over which they have voting control in favor of the Merger Agreement, the Merger and any matter that could reasonably be expected to facilitate the Merger. See "The Merger-- Subscriber Voting Agreements."

     As of March 31, 1998, affiliates of Advent International Corporation ("Advent") owned 4,069,534 shares of Subscriber Series B Preferred Stock which is convertible into 4,069,534 shares of Subscriber Common Stock. In the Merger, assuming the Corsair Average Stock Price (as defined below) does not exceed $20.11 and is not less than $16.45, holders of each share of Subscriber Series B Preferred Stock would receive that number of shares of Corsair Common Stock equal in value to approximately $7.47, while holders of each share of Subscriber Common Stock would receive that number of shares of Corsair Common Stock equal in value to approximately $3.90. Douglas Kingsley, a director of Subscriber, is Vice President of Advent. Mr. Kingsley disclaims beneficial ownership of the shares held by affiliates of Advent.

     Certain directors and all executive officers of Subscriber have been granted options ("Subscriber Options") to purchase Subscriber Common Stock under Subscriber's 1997 Incentive Stock Option Plan. Of the Subscriber Options, 342,421 are exercisable within 60 days of March 31, 1998, and an additional 335,255 will become exercisable upon the Closing Date (as defined below). The exercise price of the Subscriber Options range from $.50 to $1.00 per share. Except as specified below, the Subscriber Options vest over periods ranging from 2 3/4 years to 5 years and expire within 10 years of their date of grant. Upon the effective date of the Merger, the vesting of any portion of the Subscriber Options held by Mr. Thomas Fedro, the Vice President of Sales and Marketing of Subscriber, or Mr. David McCann, the Vice President and General Manager of Real-Time Billing of Subscriber, which will vest within two years after the effective date of the Merger (including any partially earned but not yet vested options through such two year period) will be accelerated as of the effective date of the Merger. Upon the effective date of the Merger, the vesting of any portion of the Subscriber Options held by any directors or executive officers of Subscriber (other than Mr. Fedro or Mr. McCann) which will vest within one year after the effective date of the Merger will be accelerated as of the effective date of the Merger. In addition, Subscriber has entered into an agreement with Mr. Mark Nielsen, a director of Subscriber, pursuant to which all Subscriber Options held by Mr. Nielsen will fully vest as of June 30, 1998.

     The foregoing interests of the directors, executive officers and certain stockholders of Subscriber in the Merger may mean that such persons have a personal interest in the Merger which may not be identical to the interests of the other Subscriber stockholders.

RISK FACTORS

     In connection with a determination to approve the Corsair and Subscriber Proposals, stockholders should evaluate the risk factors associated with the Merger, Corsair's business and Subscriber's business. Stockholders should note that the aggregate number of shares of Corsair Common Stock that Corsair will issue in the Merger depends on several factors that cannot be determined conclusively until the Effective Time, including the average of the closing price per share of Corsair Common Stock as reported in the Wall Street Journal for the ten (10) consecutive trading days immediately preceding the closing date of the Merger.

     SEE "RISK FACTORS" FOR A MORE DETAILED DESCRIPTION OF THE RISK FACTORS ASSOCIATED WITH THE MERGER, CORSAIR'S BUSINESS AND SUBSCRIBER'S BUSINESS.

CLOSING DATE AND EFFECTIVE TIME

     Unless the Merger Agreement is terminated or the parties agree to another time, the closing of the Merger (the "Closing") will take place no later than five (5) business days following the satisfaction or waiver of the conditions set forth in Article VI of the Merger Agreement (the "Closing Date"). It is contemplated that the Closing will take place on the same day as the requisite stockholder approvals are obtained. On the Closing Date, Corsair and Subscriber will consummate the Merger by filing a Certificate of Merger with the Secretary of State of the State of Delaware. The date on which the Delaware Secretary of State confirms the filing of the Certificate of Merger is referred to herein as the "Effective Time." See "-- Conditions to Closing" below.

MERGER CONSIDERATION


     As consideration for Corsair's acquisition of Subscriber through the Merger, the shares of Subscriber Capital Stock which either (a) are issued and outstanding at the Effective Time or (b) would be outstanding upon exercise of each option, warrant or other right to acquire Subscriber Capital Stock, whether vested or unvested, outstanding at the Effective Time will be converted into the right to receive (or acquire in the case of options, warrants or other rights to acquire Subscriber Capital Stock), in the aggregate, a certain number of shares of Corsair Common Stock (the "Merger Consideration"). The Merger Consideration will be determined as follows: by dividing (A) the sum of (x) $70,000,000 and
(y) the exercise price of all options and warrants to acquire Subscriber Capital Stock outstanding at the Effective Time (the "Aggregate Exercise Price Outstanding") and (z) any cash received by Subscriber after April 1, 1998, but prior to the Effective Time, as payment for the exercise of options or warrants to acquire Subscriber Capital Stock (the "Aggregate Exercise Price Received," and collectively, the "Purchase Price") by (B) the average of the closing price per share of Corsair Common Stock as reported in the Wall Street Journal for the ten (10) consecutive trading days immediately preceding the Closing Date (the "Corsair Average Stock Price"). Notwithstanding the foregoing, the Corsair Average Stock Price shall in no event be greater than $20.11 per share (the "Corsair Average Stock Price Ceiling"), nor less than $16.45 per share (the "Corsair Average Stock Price Floor"). The Merger Agreement does not contain any "walk-away" or other termination rights in the event the Corsair Average Stock Price increases above $20.11 or falls below $16.45 per share; provided, however, that a condition to the consummation of the Merger is the absence of any material adverse change in the business, assets, financial condition, results of operations, liabilities or prospects of Corsair or Subscriber. See "The Merger Agreement -- Conditions to Closing." Further, the Purchase Price will be reduced by that amount of the obligations of Subscriber relating to any mortgages, indentures, loans or credit agreements, security agreements or other arrangements or instruments relating to the borrowing of money or extension of credit to Subscriber including guaranties (collectively, "Borrowings") that exceed $10,000,000 as of the Effective Time, excluding any Borrowings by Subscriber in the form of capital leases.



     As of April 30, 1998, the sum of the Aggregate Exercise Price Outstanding and the Aggregate Exercise Price Received equaled $2,760,588.71. Furthermore, as of April 30, 1998, Subscriber had incurred $9,005,090 of Borrowings, excluding Borrowings in the form of capital leases. Assuming that there are no changes to the Aggregate Exercise Price Outstanding, the Aggregate Exercise Price Received and Subscriber's Borrowings remain below $10,000,000 before the Effective Time, the Merger Consideration will consist of a minimum of approximately 3,600,000 shares and a maximum of approximately 4,400,000 shares of Corsair Common Stock based on the Corsair Average Stock Price Ceiling and the Corsair Average Stock Price Floor, respectively. This equates to approximately 20 to 23.5 percent of the Corsair Common Stock after the Merger. At the Closing of the Merger, each holder of Subscriber Capital Stock will have the right to receive ninety percent (90%) of the number of shares of Corsair Common Stock issuable to such holder in the Merger. The remaining ten percent (10%) of the shares of Corsair Common Stock issuable to such holders will be placed in an escrow account (the "Escrow Fund"). The shares of Corsair Common Stock held in the Escrow Fund will not be made available to the holders of Subscriber Capital Stock except in accordance with the provisions of the Merger Agreement. See "The Merger Agreement -- Escrow and Indemnification."



     Based on the foregoing assumptions and the Corsair Average Stock Price Ceiling and the Corsair Average Stock Price Floor, respectively, at the Closing of the Merger, the holders of Subscriber Common Stock will have the right to receive approximately 1,474,085 to 1,802,005 shares of Corsair Common Stock and approximately 163,787 to 200,223 shares of Corsair Common Stock will be placed in the Escrow Fund on behalf of the holders of Subscriber Common Stock. The holders of Subscriber Series B Preferred Stock will have the right to receive approximately 1,408,022 to 1,720,415 shares of Corsair Common Stock and approximately 156,447 to 191,157 shares of Corsair Common Stock will be placed in the Escrow Fund on behalf of the holders of the Subscriber Series B Preferred Stock.



     Stated on a per share basis, each holder of a share of Subscriber Common Stock will have the right to receive approximately 0.1746 to 0.2134 of a share of Corsair Common Stock and each holder of a share of Subscriber Series B Preferred Stock will have the right to receive approximately 0.3344 to 0.4087 of a share of Corsair Common Stock. In addition, 0.0194 to 0.0237 of a share of Corsair Common Stock on behalf of each holder of a share of Subscriber Common Stock and 0.0372 to 0.0454 of a share of Corsair Common Stock on behalf of each holder of a share of Subscriber Series B Preferred Stock will be deposited into the Escrow Fund.



     For example, using the same assumptions as above and further assuming a Corsair Average Stock Price as if the closing of the Merger occurred on May 26, 1998 ($15.681), the number of shares of Corsair Common Stock to be issued to the holders of Subscriber Capital Stock would be computed using the Corsair Average Stock Price Floor ($16.45), and each holder of a share of Subscriber Common Stock would have the right to receive 0.2134 shares of Corsair Common Stock and each holder of a share of Subscriber Series B Preferred Stock would have the right to receive 0.4087 shares of Corsair Common Stock. Additionally, 0.0237 of a share of Corsair Common Stock on behalf of each holder of a share of Subscriber Common Stock and 0.0454 of a share of Corsair Common Stock on behalf of each holder of a share of Subscriber Series B Preferred Stock would be deposited into the Escrow Fund. The actual number of shares of Corsair Common Stock to be issued to the holders of Subscriber Capital Stock in connection with the Merger cannot be determined until immediately preceding the Effective Time, and therefore may differ significantly from this example. The distribution of Corsair Common Stock to the holders of Subscriber Capital Stock and to the holders of options, warrants or other rights to acquire Subscriber Capital Stock is more fully described below.


CONVERSION OF SUBSCRIBER CAPITAL STOCK

     Subject to the foregoing limitations on the Merger Consideration, each share of Subscriber Capital Stock which is issued and outstanding at the Effective Time will be automatically converted, without any action on the part of the holder, into the consideration set forth below:

          (i) Each share of Subscriber Series B Preferred Stock (other than shares, if any, held by persons exercising appraisal or dissenters' rights, if available) will be converted into the right to receive a fraction of a fully-paid and nonassessable share of Corsair Common Stock that is equal to the quotient of (A) $3.563, divided by (B) the Corsair Average Stock Price.

          (ii) In addition, each share of Subscriber Series B Preferred Stock (other than shares, if any, held by persons exercising appraisal or dissenters' rights, if available) will be converted into the right to receive a fraction of a fully-paid and nonassessable share of Corsair Common Stock that is equal to the quotient of (A) the Merger Consideration less the aggregate number of shares of Corsair Common Stock issuable to holders of Subscriber Series B Preferred Stock in accordance with Paragraph
     (i) above, divided by (B) the sum of the aggregate number of shares of Subscriber Common Stock which are (x) issued and outstanding as of the Effective Time, (y) issuable upon conversion of the Subscriber Series A Preferred Stock and Subscriber Series B Preferred Stock outstanding as of the Effective Time and (z) issuable upon exercise of all options, warrants and other rights to acquire shares of Subscriber Common Stock outstanding at the Effective Time (the "Exchange Ratio").

          (iii) Each share of Subscriber Common Stock (other than shares, if any, held by persons exercising appraisal or dissenters' rights, if available) will be converted into the right to receive a fraction of a fully-paid and nonassessable share of Corsair Common Stock that is equal to the Exchange Ratio.

          (iv) Each share of Subscriber Series A Preferred Stock (other than shares, if any, held by persons exercising appraisal or dissenters' rights, if available) will be converted into the right to receive a fraction of a fully paid and nonassessable share of Corsair Common Stock that is equal to the product of (A) 1.03718 and (B) the Exchange Ratio.


     Assuming that there has been no change in Subscriber's capital structure since the date of the Merger Agreement and that Subscriber's Borrowings do not exceed $10,000,000 at the Effective Time, the holders of each share of Subscriber Common Stock would receive that number of shares of Corsair Common Stock equal in value, based on the Corsair Average Stock Price, to $3.90 and the holders of each share of Subscriber Series B Preferred Stock would receive that number of shares of Corsair Common Stock equal in value, based on the Corsair Average Stock Price, to $7.47.

CONVERSION OF SUBSCRIBER OPTIONS

     At the Effective Time, each outstanding option to purchase shares of Subscriber Common Stock issued under Subscriber's 1997 Incentive Stock Option Plan (the "Subscriber Option Plan") or pursuant to a separate stock option agreement, whether vested or unvested (the "Subscriber Options"), will be assumed by Corsair. Thereafter, each Subscriber Option will be exercisable for that number of whole shares of Corsair Common Stock equal to the product of (A) the number of shares of Subscriber Common Stock that would have been issuable upon exercise of such Subscriber Option immediately prior to the Effective Time and (B) the Exchange Ratio, rounded down (in the case of Subscriber Options granted under the Subscriber Option Plan) to the nearest whole number of shares. The per share exercise price for the shares of Corsair Common Stock issuable upon exercise of an assumed Subscriber Option will be equal to the quotient determined by dividing (A) the exercise price per share of the Subscriber Common Stock at which such Subscriber Option was exercisable immediately prior to the Effective Time by (B) the Exchange Ratio, rounded up to the nearest whole cent.

     Other than the number of shares and the exercise price for the Subscriber Options, each assumed Subscriber Option will continue to have and be subject to the same terms and conditions set forth in the Subscriber Option Plan and/or as provided in the respective stock option agreement governing such Subscriber Option immediately prior to the Effective Time. Promptly following the Effective Time, Corsair will issue each holder of an outstanding Subscriber Option a document evidencing Corsair's assumption of such Subscriber Option.

CONVERSION OF SUBSCRIBER WARRANTS

     At the Effective Time, each outstanding warrant to purchase shares of Subscriber Capital Stock (each a "Subscriber Warrant") will be assumed by Corsair. Thereafter, each Subscriber Warrant will be exercisable for that number of whole shares of Corsair Common Stock that would have been issued in respect of the warrant in the Merger had the warrant been exercised immediately prior to the Effective Time, rounded to the nearest whole number of shares of Corsair Common Stock, with one-half share being rounded up. The per share exercise price for the assumed Subscriber Warrants will be equal to the quotient determined by dividing the aggregate cash exercise price at which such Subscriber Warrant would have been exercisable in full immediately prior to the Effective Time by the number of shares of Corsair Common Stock issuable upon exercise of such warrant, rounded to the nearest whole cent, with one-half cent being rounded up.

     Other than the number of shares and the exercise price for the Subscriber Warrants, each assumed Subscriber Warrant will continue to have and be subject to the same terms and conditions set forth in the respective agreement governing such Subscriber Warrant immediately prior to the Effective Time. Promptly following the Effective Time, Corsair will issue each holder of an outstanding Subscriber Warrant a document evidencing Corsair's assumption of such Subscriber Warrant.

ESCROW AND INDEMNIFICATION

     As part of the Merger, each holder of Subscriber Capital Stock at the Effective Time will be deemed to have automatically received and deposited into an escrow account (the "Escrow Fund") ten percent (10%) of the shares of Corsair Common Stock issuable to such holder in the Merger (the "Escrow Amount"). No portion of the Escrow Amount will be contributed in respect to any Subscriber Options or Subscriber Warrants. The Escrow Fund will continue in existence from the Effective Time to the earlier of (a) one year following the Closing Date or
(b) the date of the filing with the Commission of the next audit opinion issued by Subscriber's auditors (the "Escrow Period").


     As soon as practicable after the Effective Time, Corsair will deliver a certificate or certificates representing the Escrow Amount to an escrow agent (the "Escrow Agent") acceptable to Corsair and a committee comprised of Ms. Arlene Harris, Mr. Mark Nielsen and Mr. Doug Kingsley, and such committee shall act as the agent and attorney-in-fact of the Subscriber stockholders (the "Securityholder Agent"). Each of these three committee members currently serve as directors of Subscriber and have no current affiliation with Corsair. Ms. Harris has been extended an offer to serve as a director of Corsair after the Merger; as of

May 28, 1998, Ms. Harris had not accepted such offer. There are no current plans for Mr. Nielsen or Mr. Kingsley to become an employee or director of Corsair after the Merger. A majority vote of these three committee members shall be deemed to be the act of the Securityholder Agent. See "The Merger
Agreement -- Securityholder Agent".


     The Escrow Fund will be available to indemnify Corsair for any claims, losses, liabilities, damages, deficiencies, costs and expenses (individually, a "Loss" and collectively, "Losses") incurred by Corsair as a result of any inaccuracy or breach of a representation or warranty of Subscriber contained in the Merger Agreement or any failure by Subscriber to perform or comply with any covenant contained in the Merger Agreement. Claims against the Escrow Fund are Corsair's sole remedy following the Merger for any Losses arising from Subscriber's breach of the terms of the Merger Agreement.

     Notwithstanding the foregoing, the Escrow Fund will only be available to compensate Corsair to the extent that the aggregate amount of Corsair's Losses exceed $500,000. To obtain indemnity for any Loss, Corsair must deliver notice of the Loss to the Escrow Agent in the form of a certificate signed by an officer of Corsair. The Escrow Agent then will deliver a duplicate copy of the certificate to the Securityholder Agent. If the Securityholder Agent does not dispute Corsair's claim, the Escrow Agent will deliver shares of Corsair Common Stock from the Escrow Fund to Corsair. If the Securityholder Agent objects to Corsair's claim and Corsair and the Securityholder Agent cannot resolve the objection in good faith, the matter will be resolved by binding arbitration. For the purpose of compensating Corsair for its Losses, the Corsair Common Stock delivered by the Escrow Agent will be valued at a price equal to the average of the closing price of Corsair Common Stock on The Nasdaq National Market for the five (5) consecutive trading days immediately preceding the Closing Date.

     Upon termination of the Escrow Period, Corsair will deliver to the Escrow Agent a list of each timely filed claim of Loss which remains not fully resolved (collectively, the "Unresolved Claims"). The Escrow Agent will reserve out of the Escrow Fund an amount equal to the Unresolved Claims, and then shall deliver to the stockholders of Subscriber the remaining portion, if any, of the Escrow Fund that is not required to satisfy the Unresolved Claims. Following the resolution of each Unresolved Claim, the Escrow Agent shall deliver to the stockholders of the Company the remaining portion of the Escrow Fund, if any, not used in the satisfaction of that claim. Deliveries of amounts from the Escrow Fund to the Subscriber stockholders will be made in proportion to their respective original contributions to the Escrow Fund.

REPRESENTATIONS AND WARRANTIES

     In the Merger Agreement, Subscriber and Corsair made certain representations and warranties relating to, among other things (i) corporate existence and power, (ii) corporate authorization for the Merger Agreement and the transactions contemplated by the Merger Agreement, (iii) governmental consents and approvals, (iv) capital structure, (v) financial statements and Commission filings, (vi) the absence of certain changes, (vii) litigation and
(viii) intellectual property. In addition, Subscriber made representations and warranties concerning (i) its subsidiaries, (ii) the absence of undisclosed material liabilities, (iii) taxes, tax returns and audits, (iv) the absence of restrictions on business activities, (v) title to its properties, (vi) absence of liens and encumbrances, (vii) agreements, contracts and commitments, (viii) interested party transactions, (ix) compliance with laws, (x) insurance, (xi) minute books, (xii) environmental matters, (xiii) finders' fees and third party expenses, (xiv) labor matters and benefit plans, (xv) employees, (xvi) matters affecting the availability of pooling of interest accounting, (xvii) disclosure documents and (xviii) the completeness of Subscriber's representations.

CONDITIONS TO CLOSING

     The Merger Agreement provides that consummation of the Merger is subject to the fulfillment or waiver of a number of conditions at or prior to the Effective Time. The following are conditions to both parties' obligations to consummate the Merger: (i) receipt of the requisite approval from the Corsair and Subscriber stockholders; (ii) receipt of all necessary governmental approvals;
(iii) the absence of any legal or regulatory restraint preventing the consummation of the Merger; (iv) receipt by Corsair and Subscriber of substantially identical written tax opinions from their respective legal counsel to the effect that the Merger will constitute a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended and (v) receipt of notice from the Commission that the registration statement with respect to the Corsair Common Stock issuable upon consummation of the Merger is effective.

     The obligation of Corsair to consummate the Merger is also subject to the satisfaction of the following conditions: (i) the accuracy of Subscriber's representations and warranties contained in the Merger Agreement in all material respects on and as of the Closing Date (subject to certain limited exceptions) and the delivery of an appropriate certificate by Subscriber to such effect;
(ii) Subscriber having performed and complied with all of its agreements and covenants contained in the Merger Agreement in all material respects on or before the Closing Date; (iii) receipt by Corsair of evidence satisfactory to Corsair that Subscriber obtained certain consents, approvals and waivers required under the Merger Agreement; (iv) receipt of an opinion from Subscriber's legal counsel, in substantially the form attached as Exhibit F to the Merger Agreement; (v) receipt of executed Affiliate Agreements as contemplated below for each affiliate of Subscriber; (vi) the absence of any material adverse change in the business, assets, financial condition, results of operations, liabilities or prospects of Subscriber since February 28, 1997 (subject to certain limited exceptions); (vii) the holders of five percent (5%) or less of the outstanding Subscriber Capital Stock having exercised or continuing to have the right to exercise appraisal and/or dissenters' rights; and (viii) receipt by Corsair of a letter from KPMG Peat Marwick LLP regarding such firm's conclusion as to the appropriateness of pooling of interests accounting for the Merger under Accounting Principles Board Opinion No. 16.

     The obligation of Subscriber to consummate the Merger is subject to the satisfaction of the following further conditions: (i) the accuracy of Corsair's representations and warranties contained in the Merger Agreement in all material respects on and as of the Closing Date (subject to certain limited exceptions) and the delivery of an appropriate certificate by Corsair to such effect; (ii) Corsair having performed and complied with all of its agreements and covenants contained in the Merger Agreement in all material respects on or before the Closing Date; (iii) receipt of an opinion from Corsair's legal counsel, in substantially the form attached as Exhibit E to the Merger Agreement; (iv) the absence of any material adverse change in the business, assets, financial condition, results of operations, liabilities or prospects of Corsair since December 31, 1997 (subject to certain limited exceptions); and (v) a majority of the current holders of Registrable Securities (as defined in the Corsair Investor's Rights Agreement) shall have executed the Amendment to Investor's Rights Agreement contemplated by the Merger Agreement.

CERTAIN COVENANTS AND AGREEMENTS

     As part of the Merger Agreement, Subscriber agreed from the date of the Merger Agreement until the Effective Time to: (i) conduct its business in the ordinary course in substantially the same manner as previously conducted; (ii) pay its debts, taxes and other obligations when due; (iii) use reasonable efforts to preserve intact its present business organization, its present officers and key employees and its relationships with customers, suppliers, distributors and licensors; and (iv) promptly notify Corsair of any event or occurrence or emergency not in the ordinary course of its business and any material event involving or adversely affecting Subscriber or its business. In addition, Subscriber has agreed not to take a number of other actions prior to the Effective Time without Corsair's consent.

     As part of the Merger Agreement, Corsair agreed, during the period from the date of the Merger Agreement and continuing until the earlier of the termination of the Merger Agreement, the Effective Time or June 15, 1998, not to issue securities of Corsair with an aggregate fair market value in excess of $30,000,000 without the prior written consent of Subscriber. This limitation does not include the fair market value of (i) any securities issued upon the conversion or exercise of currently outstanding convertible or exercisable securities; (ii) shares of Corsair Common Stock issued in the Merger; (iii) warrants or options to acquire Corsair Common Stock issued in the Merger; or
(iv) the issuance or sale of Corsair Common Stock to employees, consultants and directors, directly or pursuant to a stock option plan or employee stock purchase plan.

     In addition, Corsair and Subscriber have agreed to (i) give each other reasonable access to their respective books and records; (ii) give the other notice of specified material events; (iii) use reasonable efforts to consult with each other before making public announcements; (iv) keep information or knowledge obtained during any investigation of the other company or as a result of negotiating and executing the Merger Agreement confidential; and (v) use reasonable efforts to cause the Merger to be accounted for as a pooling of interests.

NON-SOLICITATION

     Subscriber has agreed, until the earlier of the Effective Time or the date of termination of the Merger Agreement, not to directly or indirectly take any of the following actions with any party other than Corsair: (i) solicit any proposals or offers from, conduct discussions with or engage in negotiations with any person relating to any possible acquisition of Subscriber or any of its subsidiaries, any material portion of Subscriber's or its subsidiaries' capital stock or assets or any equity interest in Subscriber or any of its subsidiaries;
(ii) provide information, facilitate or encourage any effort or attempt by any person to acquire Subscriber, any material portion of Subscriber's or its subsidiaries' capital stock or assets or any equity interest in Subscriber or any of its subsidiaries; (iii) enter into an agreement with any person providing for the acquisition of Subscriber, any material portion of Subscriber's or its subsidiaries' capital stock or assets or any equity interest in Subscriber or any of its subsidiaries; or (iv) make or authorize any statement, recommendation or solicitation in support of any possible acquisition of Subscriber or any of its subsidiaries, any material portion of Subscriber's or its subsidiaries' capital stock or assets or any equity interest in Subscriber or any of its subsidiaries by any person.

TERMINATION

     The Merger Agreement may be terminated and the Merger abandoned at any time prior to the Effective Time, whether before or after the approval of the stockholders of Subscriber and/or Corsair, under any of the following circumstances: (i) by the mutual written consent of Corsair and Subscriber; (ii) by either Corsair or Subscriber if (a) the Effective Time has not occurred before 5:00 p.m. (Pacific time) on September 30, 1998, (b) there is a final nonappealable order of a federal or state court in effect preventing the consummation of the Merger or (c) there is any statute, rule, regulation or order enacted, promulgated or issued or deemed applicable to the Merger by any governmental entity that would make consummation of the Merger illegal; (iii) by Corsair if there is any action taken, or any statute, rule, regulation or order enacted, promulgated or issued or deemed applicable to the Merger by any governmental entity which would (a) prohibit Corsair's or Subscriber's ownership or operation of all or any part of the business of Subscriber or (b) compel Corsair or Subscriber to dispose of or hold separate all or a portion of the business or assets of Subscriber or Corsair as a result of the Merger; (iv) by Corsair if it is not in material breach of its obligations under the Merger Agreement and (a) Subscriber has materially breached any representation, warranty, covenant or agreement contained in the Merger Agreement, (b) such breach has not been cured within five (5) business days after written notice and
(c) as a result of such breach a condition to Corsair's obligation to consummate the Merger would not then be satisfied; and (v) by Subscriber if it is not in material breach of its obligations under the Merger Agreement and (a) Corsair has materially breached any representation, warranty, covenant or agreement contained in the Merger Agreement, (b) such breach has not been cured within five (5) business days after written notice and (c) as a result of such breach a condition to Subscriber's obligation to consummate the Merger would not then be satisfied.

EXPENSES; TERMINATION FEE

     Both Corsair and Subscriber will be responsible for paying their respective fees and expenses incurred in connection with the Merger, including without limitation, all legal, accounting, financial advisory, consulting and all other fees and expenses of third parties ("Third Party Expenses") incurred in connection with the negotiation and consummation of the terms and conditions of the Merger Agreement and the transactions contemplated by the Merger Agreement. Notwithstanding the foregoing, in the event the Merger is consummated Corsair will reimburse Subscriber up to $1,250,000 for Third Party Expenses incurred by

Subscriber. In the event the Merger Agreement is terminated solely due to Corsair's failure to obtain the requisite approval of its stockholders, Corsair must pay Subscriber a termination fee of $2,000,000 within five (5) days of such termination.

CERTAIN FEDERAL INCOME TAX CONSEQUENCES

     The Merger is intended to be a tax-free reorganization which will not be taxable to Corsair, Subscriber or the Subscriber stockholders, except in respect to cash received pursuant to the exercise of appraisal and/or dissenters' rights. It is a condition to the consummation of the Merger that Corsair and Subscriber will each have received an opinion from their respective legal counsel to the effect that the Merger will constitute a tax-free reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended. ALL STOCKHOLDERS SHOULD READ CAREFULLY THE DISCUSSION IN "THE MERGER -- FEDERAL INCOME TAX CONSEQUENCES." STOCKHOLDERS ARE URGED TO CONSULT THEIR OWN TAX ADVISORS AS TO THE SPECIFIC CONSEQUENCES TO THEM OF THE MERGER UNDER FEDERAL, STATE, LOCAL AND FOREIGN TAX LAWS. For a further discussion of federal income tax consequences of the Merger, see "The Merger -- Federal Income Tax Consequences."

ACCOUNTING TREATMENT

     The Merger is intended to qualify as a pooling of interests for accounting and financial reporting purposes in accordance with generally accepted accounting principles. It is a condition to the closing of the Merger that (i) Corsair receives a letter from KPMG Peat Marwick LLP, Corsair's independent auditors, as to their concurrence with the conclusion of the management of Corsair as to the appropriateness of pooling of interests accounting for the Merger under Accounting Principles Board Opinion No. 16 if the Merger is consummated in accordance with the Merger Agreement and (ii) Deloitte & Touche LLP, provide Subscriber a letter at or prior to the Closing, satisfactory in form and substance to Corsair and Subscriber, as to their concurrence with the conclusion of the management of Subscriber regarding the appropriateness of pooling of interests accounting for a transaction involving Subscriber. See "The Merger -- Accounting Treatment."

SUBSCRIBER VOTING AGREEMENTS

     In connection with the execution of the Merger Agreement, each of the directors and executive officers of Subscriber and certain of their affiliates (who collectively, as of May 15, 1998, held approximately 96.8% of the outstanding shares of Subscriber Common Stock and approximately 96.7% of the outstanding shares of Subscriber Preferred Stock) entered into voting agreements (the "Subscriber Voting Agreements") pursuant to which such persons agreed, among other things, (i) to vote the shares of Subscriber Capital Stock over which they have voting control in favor of the Merger Agreement, the Merger and any matter which could be reasonably be expected to facilitate the Merger; (ii) to execute and deliver an irrevocable proxy to the Corsair Board authorizing the Corsair Board to vote all shares over which they have voting control as set forth in item (i); (iii) not to transfer, sell, exchange, pledge or otherwise dispose of or encumber any shares of Subscriber Capital Stock, except as otherwise allowed by Staff Accounting Bulletin 76 of the Commission, prior to the earliest of the consummation of the Merger or the termination of the Merger Agreement; (iv) not to solicit proposals or offers or otherwise assist, facilitate or encourage any agreement or understanding with any party other than Corsair in connection with any merger, consolidation or sale of substantial assets of Subscriber or any sale of equity interests in Subscriber; and (v) that ten percent (10%) of all Corsair Capital Stock received by that stockholder as part of the Merger will be automatically deposited into an escrow fund established under the Merger. See "The Merger -- Subscriber Voting Agreements."

CORSAIR VOTING AGREEMENTS

     In connection with the execution of the Merger Agreement, each of the directors and executive officers of Corsair and certain of their affiliates (who collectively, as of May 15, 1998, held approximately 25.5% of the outstanding shares of Corsair Common Stock) entered into voting agreements (the "Corsair Voting Agreements") pursuant to which such persons agreed, among other things,
(i) to vote the shares of Corsair Common Stock over which they have voting control in favor of the Merger Agreement, the Merger and any matter which could be reasonably be expected to facilitate the Merger; (ii) to execute and deliver an irrevocable proxy to the Subscriber Board authorizing the Subscriber Board to vote all shares over which they have voting control as set forth in item (i); and (iii) not to transfer, sell, exchange, pledge or otherwise dispose of or encumber any shares of Corsair Common Stock, except as otherwise allowed by Staff Accounting Bulletin 76 of the Commission, prior to the earliest of the consummation of the Merger or the termination of the Merger Agreement. See "The Merger -- Corsair Voting Agreements."

RESALES OF CORSAIR COMMON STOCK; AFFILIATE AGREEMENTS

     The Corsair Common Stock to be issued to the Subscriber stockholders pursuant to the Merger Agreement will be freely transferable under the Act, except for shares issued to any person who may be deemed to be an "affiliate" of Subscriber within the meaning of Rule 145 under the Act ("Affiliate"). Concurrently with the execution of the Merger Agreement, Subscriber delivered to Corsair an executed Affiliate Agreement from each person, who in Subscriber's reasonable judgment, is or may be an Affiliate. Pursuant to the terms of the Affiliate Agreements, each Affiliate of Subscriber agreed not to make any sale of Corsair Common Stock received upon consummation of the Merger in violation of the Act or the rules and regulations promulgated thereunder. The certificates evidencing Corsair Common Stock issued to Affiliates will bear a legend summarizing the restrictions on resale imposed on their Corsair Common Stock. See "The Merger -- Resales of Corsair Common Stock; Affiliate Agreements."

APPRAISAL AND DISSENTERS' RIGHTS

     Stockholders of Subscriber who do not vote in favor of the Merger may, under certain circumstances and by following procedures prescribed by the Delaware General Corporation Law (the "DGCL"), exercise appraisal rights and receive cash for their shares of Subscriber Capital Stock ("Appraisal Rights"). Alternatively, although Subscriber is a Delaware corporation and is therefore subject to Delaware law, Section 2115 of the California General Corporation Law (the "CGCL") provides that Subscriber may be subject to California law with respect to dissenters' rights. Accordingly, pursuant to Chapter 13 of the CGCL, stockholders of Subscriber who do not vote in favor of the Merger and who comply with the other requirements of the CGCL will have a right to demand payment for, and an appraisal of the "fair value" of, their shares ("Dissenters' Rights"). Although a dissenting stockholder may choose to proceed under either state's statute, a dissenting stockholder of Subscriber must follow the appropriate procedures under either Delaware or California law or suffer the termination or waiver of such rights. In the event a Subscriber stockholder relinquishes or losses his, her or its Appraisal and Dissenters' Rights, the stockholder will receive from Corsair the same number of shares of Corsair Common Stock that the stockholder would have received in the Merger had such stockholder not attempted to exercise his, her or its Appraisal and/or Dissenters' rights. Corsair has no obligation to consummate the Merger if more than five percent (5%) of the outstanding shares of Subscriber Capital Stock request or continue to have the right to exercise Appraisal and/or Dissenters' Rights. See "The
Merger -- Appraisal and Dissenters' Rights" and "-- Applicability of California Law to Subscriber."

COMPARISON OF STOCKHOLDER RIGHTS

     See "Comparison of Rights of Holders of Corsair Common Stock and Subscriber Capital Stock" for a summary of the material differences between the rights of holders of Corsair Common Stock and Subscriber Capital Stock.

                            MARKET PRICE INFORMATION

     Neither the Subscriber Common Stock nor any series of Subscriber Preferred Stock is traded in an established public market. The Corsair Common Stock is quoted on The Nasdaq National Market under the symbol "CAIR."

     The following table sets forth, for the calendar quarters indicated (ended March 31, June 30, September 30 and December 31), the reported high and low closing sale prices of Corsair Common Stock as reported on The Nasdaq National Market since Corsair's initial public offering on July 29, 1997.


                                                   CORSAIR COMMON STOCK
                                                   --------------------
                     PERIOD                          HIGH        LOW
                     ------                        --------    --------
Year Ended December 31, 1997
  Third Quarter (commencing July 29, 1997).......  $    21.625 $    16.00
  Fourth Quarter.................................  $    26.00  $    15.00
Year Ending December 31, 1998
  1st Quarter....................................  $    21.75  $    15.00
  2nd Quarter (through May 26, 1998).............  $    20.00  $    15.25


     On April 2, 1998, the last trading date prior to the joint public announcement by Corsair and Subscriber of the signing of the Merger Agreement, the last reported sale price of Corsair Common Stock on The Nasdaq National Market was $18.563 per share. As of April 2, 1998, there were approximately 250 stockholders of record of Corsair Common Stock.


     On May 26, 1998, the most recent practicable date prior to the mailing of the Joint Proxy Statement/Prospectus, the last sale price of Corsair Common Stock as reported on The Nasdaq National Market was $15.50 per share.


     Because the market price of Corsair Common Stock is subject to fluctuation, the number of shares of Corsair Common Stock the holders of Subscriber Capital Stock will receive in the Merger (and the market value of those shares of Corsair Common Stock) may increase or decrease prior to the Merger. CORSAIR AND SUBSCRIBER STOCKHOLDERS ARE URGED TO OBTAIN A CURRENT MARKET QUOTATION FOR THE CORSAIR COMMON STOCK.

     Neither Corsair nor Subscriber has paid any cash dividends on their respective capital stock since their respective inceptions. Following the Merger, Corsair intends to retain any future earnings for use in its business and does not anticipate paying cash dividends in the foreseeable future.

                         SUMMARY FINANCIAL INFORMATION

                          CORSAIR COMMUNICATIONS, INC.

                       SELECTED HISTORICAL FINANCIAL DATA

                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                                            THREE MONTHS ENDED
                                             YEAR ENDED DECEMBER 31,            MARCH 31,
                                         -------------------------------    ------------------
                                           1995        1996       1997       1997       1998
                                         --------    --------    -------    -------    -------
HISTORICAL STATEMENT OF OPERATIONS
  DATA:
Total revenues.........................  $  7,593    $ 19,606    $47,838    $ 9,096    $15,235
Gross profit (deficit).................      (544)        409     16,322        787      8,009
Total operating costs and expenses.....     8,190      12,948     18,329      3,921      5,850
Operating income (loss)................    (8,734)    (12,539)    (2,007)    (3,134)     2,159
Income (loss) before extraordinary
  item.................................    (8,517)    (12,761)      (640)    (3,140)     2,756
Loss on debt extinguishment............        --          --       (428)        --         --
                                         --------    --------    -------    -------    -------
Net income (loss)......................  $ (8,517)   $(12,761)   $(1,068)   $(3,140)   $ 2,756
                                         ========    ========    =======    =======    =======
Diluted net income (loss) per share
  data:
Income (loss) before extraordinary
  item.................................  $(774.27)   $ (96.67)   $ (0.10)   $ (3.08)   $  0.19
Loss on debt extinguishment............  $     --    $     --    $ (0.06)   $    --    $    --
                                         --------    --------    -------    -------    -------
Net income (loss)......................  $(774.27)   $ (96.67)   $ (0.16)   $ (3.08)   $  0.19
                                         ========    ========    =======    =======    =======
Shares used in per share calculation...        11         132      6,643      1,019     14,354
                                         ========    ========    =======    =======    =======

                                                      DECEMBER 31,
                                       -------------------------------------------    MARCH 31,
                                        1994        1995        1996        1997        1998
                                       -------    --------    --------    --------    ---------
HISTORICAL BALANCE SHEET DATA:
Cash, cash equivalents, & short term
  investments........................  $ 6,819    $  9,029    $ 19,504    $ 59,160    $ 60,554
Working capital......................    9,560       9,767      19,561      54,835      58,022
Total assets.........................   11,305      14,156      34,911      77,677      81,722
Long-term obligations................    3,010       1,155       4,394         438         328
Accumulated deficit..................   (5,992)    (14,459)    (27,220)    (28,288)    (25,532)
Total stockholders' equity...........    7,273      10,592      18,011      59,947      63,231

                           SUBSCRIBER COMPUTING, INC.

                       SELECTED HISTORICAL FINANCIAL DATA
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                                                        SIX MONTHS ENDED
                                               YEAR ENDED SEPTEMBER 30,                    MARCH 31,
                                   ------------------------------------------------    ------------------
                                    1993      1994      1995      1996       1997       1997       1998
                                   ------    ------    ------    -------    -------    -------    -------
HISTORICAL STATEMENT OF
  OPERATIONS DATA:
Total revenues...................  $3,757    $4,918    $7,546    $11,610    $13,018    $ 5,207    $ 6,457
Gross profit.....................   1,803     1,855     2,966      5,872      7,667      2,789      2,779
Total operating costs and
  expenses.......................   1,468     1,636     3,051     12,442     15,039      6,211     10,172
Operating income (loss)..........     335       219       (85)    (6,569)    (7,372)    (3,422)    (7,393)
Net income (loss)................     289       167      (123)    (6,844)    (7,556)    (3,532)    (7,404)
Diluted net income (loss) per
  share data:
Net income (loss)................  $ 0.04    $ 0.02    $(0.02)   $ (0.92)   $ (0.96)   $ (0.47)   $ (0.89)
                                   ======    ======    ======    =======    =======    =======    =======
Shares used in per share
  calculation....................   6,670     6,791     7,426      7,426      8,023      7,665      8,415
                                   ======    ======    ======    =======    =======    =======    =======

                                                              SEPTEMBER 30,
                                            -------------------------------------------------    MARCH 31,
                                             1993      1994      1995      1996        1997        1998
                                            ------    ------    -------   -------    --------    ---------
HISTORICAL BALANCE SHEET DATA:
Cash, cash equivalents, short term
  investments and restricted cash.........  $  252    $  326    $ 6,540   $ 2,577    $  4,075    $  2,320
Working capital (deficit).................     626      (224)     5,378    (1,891)     (1,552)     (6,442)
Total assets..............................   3,525     4,680     12,551     6,815      11,621      11,145
Long-term obligations.....................     828         8      6,875     3,901         968       2,568
Retained earnings (accumulated deficit)...   1,791     2,259      2,135    (4,709)    (12,400)    (19,893)
Total stockholders' equity (deficit)......   1,868     2,608      2,484    (4,360)      2,268      (5,102)

                             CORSAIR AND SUBSCRIBER

                  COMBINED CONDENSED PRO FORMA FINANCIAL DATA
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                                            THREE MONTHS ENDED
                                             YEAR ENDED DECEMBER 31,            MARCH 31,
                                          ------------------------------    ------------------
                                           1995        1996       1997       1997       1998
                                          -------    --------    -------    -------    -------
PRO FORMA COMBINED CONDENSED STATEMENT
  OF OPERATIONS DATA(1):
Total revenues..........................  $15,139    $ 31,216    $60,856    $12,158    $18,837
Gross profit............................    2,423       6,281     23,989      2,603      9,691
Total operating costs and expenses......   11,242      25,389     33,367      6,165     10,074
Operating loss..........................   (8,819)    (19,108)    (9,378)    (3,562)      (383)
Income (loss) before extraordinary
  item..................................   (8,640)    (19,605)    (8,196)    (3,694)       307
Loss on debt extinguishment.............       --          --       (428)        --         --
                                          -------    --------    -------    -------    -------
Net income (loss).......................  $(8,640)   $(19,605)   $(8,624)   $(3,694)   $   307
                                          =======    ========    =======    =======    =======
Diluted net income (loss) per share
  data(2):
Loss per share before extraordinary
  item..................................  $ (5.49)   $ (11.57)   $ (0.85)   $ (1.39)   $  0.02
Loss on debt extinguishment.............  $    --    $     --    $ (0.05)   $    --    $    --
                                          -------    --------    -------    -------    -------
Net income (loss).......................  $ (5.49)   $ (11.57)   $ (0.90)   $ (1.39)   $  0.02
                                          =======    ========    =======    =======    =======
Shares used in per share calculation....    1,573       1,694      9,626      2,658     18,115
                                          =======    ========    =======    =======    =======

                                                                MARCH 31,
                                                                  1998
                                                                ---------
PRO FORMA COMBINED BALANCE SHEET DATA(1)(2):
Cash, cash equivalents, & short term investments............    $ 63,091
Working capital.............................................      49,497
Total assets................................................      93,084
Long-term obligations.......................................       2,896
Accumulated deficit.........................................     (47,725)
Total stockholders' equity..................................      56,046

---------------
(1) The unaudited Pro Forma Combined Condensed Statements of Operations combine the historical statements of operations of Corsair for the three months ended March 31, 1998 and 1997 and the fiscal years ended December 31, 1997, 1996 and 1995 with the historical statements of operations of Subscriber for the three months ended March 31, 1998 and December 31, 1996, and the fiscal years ended September 30, 1997, 1996 and 1995, respectively. Subscriber's net revenues of $2.9 million and net loss of $5.0 million for the three months ended December 31, 1997 are not included in the Pro Forma Combined Condensed Statements of Operations. The unaudited Pro Forma Combined Balance Sheet Data, combines Corsair's unaudited balance sheet as of March 31, 1998 with Subscriber's unaudited balance sheet as of March 31, 1998, giving effect to the Merger as if it had occurred on March 31, 1998.

(2) Corsair and Subscriber estimate they will incur direct transaction costs of approximately $2.3 million associated with the Merger, which will be charged to operations upon consummation of the Merger. The Pro Forma Combined Balance Sheet Data gives effect to the estimated direct transaction costs, as if such costs had been incurred as of the respective balance sheet date. The Pro Forma Combined Balance Sheet Data does not include additional costs, which costs are not currently estimable, expected to be incurred relating to integrating the companies. The direct transaction costs and integration-related charges are not included in the Pro Forma Condensed Combined Statement of Operations Data. See "Unaudited Pro Forma Combined Condensed Financial Statements" and accompanying notes therewith.

                           COMPARATIVE PER SHARE DATA

                                                                              THREE MONTHS ENDED
                                                YEAR ENDED DECEMBER 31,           MARCH 31,
                                             -----------------------------    ------------------
                                               1995       1996       1997      1997       1998
                                             --------    -------    ------    -------    -------
Historical -- Corsair(1):
  Diluted net income (loss) per share......  $(774.27)   $(96.67)   $(0.10)   $(3.08)    $ 0.19
  Basic net income (loss) per share........   (774.27)    (96.67)    (0.10)    (3.08)      0.20

                                                                              SIX MONTHS ENDED
                                              YEAR ENDED SEPTEMBER 30,           MARCH 31,
                                            -----------------------------    ------------------
                                              1995       1996       1997       1997       1998
                                            --------    -------    ------    --------    ------
Historical -- Subscriber:
  Basic and diluted net loss per share....  $  (0.02)   $ (0.92)   $(0.96)    $(0.47)    $(0.89)

                                                                             THREE MONTHS ENDED
                                               YEAR ENDED DECEMBER 31,           MARCH 31,
                                            -----------------------------    ------------------
                                              1995       1996       1997       1997       1998
                                            --------    -------    ------    --------    ------
Pro Forma Combined Per Share
  Results(1)(2)(3):
  Per Corsair share -- diluted............  $  (5.49)   $(11.57)   $(0.85)    $(1.39)    $ 0.02
  Per Corsair share -- basic..............     (5.49)    (11.57)    (0.85)     (1.39)      0.02
  Equivalent per Subscriber                    (1.16)     (2.43)    (0.18)     (0.29)      0.00
     share -- diluted(4)..................
  Equivalent per Subscriber                    (1.16)     (2.43)    (0.18)     (0.29)      0.00
     share -- basic(4)....................

                                                                  AS OF          AS OF         AS OF
                                                              SEPTEMBER 30,   DECEMBER 31,   MARCH 31,
                                                                  1997            1997         1998
                                                              -------------   ------------   ---------
Book value per share:(2)(5)
  Historical Corsair........................................                     $4.40        $ 4.61
  Historical Subscriber.....................................      $0.27                        (0.60)
  Pro forma combined per Corsair share(3)...................                      3.50          3.26
  Equivalent pro forma combined per Subscriber
     share(3)(4)............................................                      0.74          0.69

---------------
(1) All amounts presented represent income (loss) before extraordinary item. Per share amounts for income (loss) before extraordinary item are the same as net income (loss) in all periods except the year ended December 31, 1997 when historical Corsair basic and diluted net loss per share were each $(0.16), Pro Forma Combined basic and diluted net loss per share were each $(0.90), and Pro Forma Combined basic and diluted equivalent per Subscriber share net loss per share were each $(0.19).

(2) The unaudited Pro Forma Combined Condensed Statements of Operations combine the historical statements of operations of Corsair for the three months ended March 31, 1998 and 1977 and the fiscal years ended December 31, 1997, 1996 and 1995 with the historical statements of operations of Subscriber for the three months ended March 31, 1998 and December 31, 1996, and the fiscal years ended September 30, 1997, 1996 and 1995, respectively. Subscriber's net revenues of $2.9 million and net loss of $5.0 million for the three months ended December 31, 1997 are not included in the Pro Forma Combined Condensed Statements of Operations. The unaudited Pro Forma Combined Balance Sheet Data combines Corsair's unaudited balance sheet as of March 31, 1998 with Subscriber's unaudited balance sheet as of March 31, 1998, giving effect to the Merger as if it had occurred on March 31, 1998.

(3) Corsair and Subscriber estimate they will incur direct transaction costs of approximately $2.3 million associated with the Merger, which will be charged to operations upon consummation of the Merger. The pro forma combined book value per share data gives effect to the estimated direct transaction costs, as if such costs had been incurred as of the respective balance sheet date. The pro forma combined book value per share data does not include additional costs, which costs are not currently estimable, expected to be incurred relating to integrating the companies. The direct transaction costs and integration-related charges are not included in the pro forma combined per share data. See "Unaudited Pro Forma Combined Condensed Financial Statements" and accompanying notes thereto.

(4) The Subscriber equivalent pro forma combined per share amounts are calculated by multiplying the Corsair combined pro forma per share amounts by the current Common Stock Exchange Ratio of 0.2103.

(5) The historical book value per share is computed by dividing stockholders' equity by the number of shares of common stock outstanding, including preferred stock on an as-if converted basis, at the end of each period. The pro forma combined book value per share is computed by dividing pro forma stockholders' equity by the pro forma number of shares of Common Stock outstanding as of March 31, 1998.

                                  INTRODUCTION

GENERAL

     This Joint Proxy Statement/Prospectus is being furnished to the stockholders of Subscriber in connection with the solicitation of proxies by the Subscriber Board from the holders of outstanding shares of Subscriber Capital Stock for use at the Subscriber Meeting. At the Subscriber Meeting, the Subscriber stockholders will be asked to consider and vote upon the Subscriber Proposals, which include the proposal to approve and adopt the Merger Agreement and to approve the Merger.

     This Joint Proxy Statement/Prospectus is also being furnished to the stockholders of Corsair in connection with the solicitation of proxies by the Corsair Board from holders of outstanding shares of Corsair Common Stock for use at the Corsair Meeting. At the Corsair Meeting, the Corsair stockholders will be asked to consider and vote upon the Corsair Proposals, which include proposals
(i) to approve and adopt the Merger Agreement, to approve the Merger and to authorize the issuance of shares of Corsair Common Stock as consideration for Corsair's acquisition of Subscriber, (ii) to approve and adopt the proposed amendment to Corsair's 1997 Stock Incentive Plan and (iii) to approve and adopt the proposed amendment to Corsair's 1997 Employee Stock Purchase Plan.

     This Joint Proxy Statement/Prospectus constitutes the Prospectus of Corsair with respect to the shares of Corsair Common Stock to be issued in the Merger. The information in this Joint Proxy Statement/Prospectus with respect to Corsair has been supplied by Corsair, and the information with respect to Subscriber has been supplied by Subscriber.

     The principal executive offices of Corsair are located at 3408 Hillview Avenue, Palo Alto, California 94304, and its telephone number is (650) 842-3300. The principal executive offices of Subscriber are located at 18881 Von Karman Avenue, Suite 450, Irvine, California 92612, and its telephone number is (714) 260-1500.

EFFECT OF MERGER

     If the Merger is consummated, Merger Sub will merge with and into Subscriber. Merger Sub will then cease to exist and Subscriber will be the surviving corporation and a wholly-owned subsidiary of Corsair. The Merger will be effective after satisfaction (absent waiver) of all conditions set forth in the Merger Agreement, including the approval of the Merger Agreement by the stockholders of Corsair and Subscriber.

     Pursuant to formulas set forth in the Merger Agreement, (i) each outstanding share of Subscriber Capital Stock will be converted into the right to receive a fraction of a share of Corsair Common Stock and (ii) all outstanding options and warrants to acquire Subscriber Capital Stock will be assumed by Corsair and converted into the right to acquire shares of Corsair Common Stock (collectively, the "Merger Consideration"). The Merger Consideration depends on several factors that cannot be determined definitively until immediately preceding the Effective Time, including, but not limited to, the average of the closing price per share of Corsair Common Stock as reported in the Wall Street Journal for the ten (10) consecutive trading days immediately preceding the closing date of the Merger (the "Corsair Average Stock Price"). As a result, the Merger Consideration cannot be definitively calculated until after the Subscriber and Corsair Meetings.


     The Corsair Average Stock Price shall in no event be greater than $20.11 per share (the "Corsair Average Stock Price Ceiling"), nor less than $16.45 per share (the "Corsair Average Stock Price Floor"). Assuming there has been no change in the number of issued and outstanding options and warrants to purchase Subscriber Capital Stock since the date of the Merger Agreement and Subscriber's Borrowings do not exceed $10,000,000 at the Effective Time, the Merger Consideration will consist of a minimum of approximately 3,600,000 shares and a maximum of approximately 4,400,000 shares of Corsair Common Stock based on the Corsair Average Stock Price Ceiling and the Corsair Average Stock Price Floor, respectively. This equates to approximately 20 to 23.5 percent of the Corsair Common Stock after the Merger. At the Closing of the Merger, each holder of Subscriber Capital Stock will have the right to receive ninety percent (90%) of the number of shares of Corsair Common Stock issuable to such holder in the Merger. The remaining ten percent

(10%) of the shares of Corsair Common Stock issuable to such holders will be placed in an escrow account (the "Escrow Fund"). The shares of Corsair Common Stock held in the Escrow Fund will not be made available to the holders of Subscriber Capital Stock except in accordance with the provisions of the Merger Agreement. See "The Merger Agreement -- Escrow and Indemnification."



     Based on the foregoing assumptions and the Corsair Average Stock Price Ceiling and the Corsair Average Stock Price Floor, respectively, at the Closing of the Merger, the holders of Subscriber Common Stock will have the right to receive approximately 1,474,085 to 1,802,005 shares of Corsair Common Stock and approximately 163,787 to 200,223 shares of Corsair Common Stock will be placed in the Escrow Fund on behalf of the holders of Subscriber Common Stock. The holders of Subscriber Series B Preferred Stock will have the right to receive approximately 1,408,022 to 1,720,415 shares of Corsair Common Stock and approximately 156,447 to 191,157 shares of Corsair Common Stock will be placed in the Escrow Fund on behalf of the holders of the Subscriber Series B Preferred Stock.



     Stated on a per share basis, each holder of a share of Subscriber Common Stock will have the right to receive approximately 0.1746 to 0.2134 of a share of Corsair Common Stock and each holder of a share of Subscriber Series B Preferred Stock will have the right to receive approximately 0.3344 to 0.4087 of a share of Corsair Common Stock. In addition, 0.0194 to 0.0237 of a share of Corsair Common Stock on behalf of each holder of a share of Subscriber Common Stock and 0.0372 to 0.0454 of a share of Corsair Common Stock on behalf of each holder of a share of Subscriber Series B Preferred Stock will be deposited into the Escrow Fund.



     For example, using the same assumptions as above and further assuming a Corsair Average Stock Price as if the Closing of the Merger occurred on May 26, 1998 ($15.681), the number of shares of Corsair Common Stock to be issued to the holders of Subscriber Capital Stock would be computed using the Corsair Average Stock Price Floor ($16.45), and each holder of a share of Subscriber Common Stock would have the right to receive 0.2134 shares of Corsair Common Stock and each holder of a share of Subscriber Series B Preferred Stock would have the right to receive 0.4087 shares of Corsair Common Stock. Additionally, 0.0237 of a share of Corsair Common Stock on behalf of each holder of a share of Subscriber Common Stock and 0.0454 of a share of Corsair Common Stock on behalf of each holder of a share of Subscriber Series B Preferred Stock would be deposited into the Escrow Fund. The actual number of shares of Corsair Common Stock to be issued to the holders of Subscriber Capital Stock in connection with the Merger cannot be determined until immediately preceding the Effective Time, and therefore may differ significantly from this example.



     Subject to the foregoing, each share of Subscriber Capital Stock which is issued and outstanding at the Effective Time will be automatically converted, without any action on the part of the holder, into the consideration set forth below:


          (i) Each share of Subscriber Series B Preferred Stock (other than shares, if any, held by persons exercising appraisal or dissenters' rights, if available) will be converted into the right to receive a fraction of a fully-paid and nonassessable share of Corsair Common Stock that is equal to the quotient of (A) $3.563, divided by (B) the Corsair Average Stock Price.

          (ii) In addition, each share of Subscriber Series B Preferred Stock (other than shares, if any, held by persons exercising appraisal or dissenters' rights, if available) will be converted into the right to receive a fraction of a fully-paid and nonassessable share of Corsair Common Stock that is equal to the quotient of (A) the Merger Consideration less the aggregate number of shares of Corsair Common Stock issuable to holders of Subscriber Series B Preferred Stock in accordance with Paragraph
     (i) above, divided by (B) the sum of the aggregate number of shares of Subscriber Common Stock which are (x) issued and outstanding as of the Effective Time, (y) issuable upon conversion of the Subscriber Series A Preferred Stock and Subscriber Series B Preferred Stock outstanding as of the Effective Time and (z) issuable upon exercise of all options, warrants and other rights to acquire shares of Subscriber Common Stock outstanding at the Effective Time (the "Exchange Ratio").

          (iii) Each share of Subscriber Common Stock (other than shares, if any, held by persons exercising appraisal or dissenters' rights, if available) will be converted into the right to receive a fraction of a fully-paid and nonassessable share of Corsair Common Stock that is equal to the Exchange Ratio.

          (iv) Each share of Subscriber Series A Preferred Stock (other than shares, if any, held by persons exercising appraisal or dissenters' rights, if available) will be converted into the right to receive a fraction of a fully paid and nonassessable share of Corsair Common Stock that is equal to the product of (A) 1.03718 and (B) the Exchange Ratio.

     At the Effective Time, each outstanding option to purchase shares of Subscriber Common Stock issued under Subscriber's 1997 Incentive Stock Option Plan or pursuant to a separate stock option agreement (the "Subscriber Options") will be assumed by Corsair. Similarly, each outstanding warrant to purchase shares of Subscriber Capital Stock (the "Subscriber Warrants") will be assumed by Corsair at the Effective Time. Thereafter, each Subscriber Option and each Subscriber Warrant will be exercisable for that number of shares of Corsair Common Stock and at that exercise price described more fully below. See "The Merger -- Conversion of Subscriber Options" and "-- Conversion of Subscriber Warrants."

VOTING AND PROXIES

     Corsair. Holders of record of shares of Corsair Common Stock at the close of business on the Corsair Record Date will be entitled to vote at the Corsair Meeting, and at any adjournments or postponements thereof. At the close of business on the Corsair Record Date, Corsair had 13,737,519 shares of its Common Stock outstanding.

     The affirmative vote of the holders of a majority of the outstanding shares of Corsair Common Stock is required for approval of the Merger. The affirmative vote of the holders of a majority of the shares of Corsair Common Stock voted at the Corsair Meeting will be required to approve the amendments to Corsair's 1997 Stock Incentive Plan and Employee Stock Purchase Plan. The presence, either in person or by proxy, of the holders of at least a majority of the outstanding shares of Corsair Common Stock entitled to vote is necessary to constitute a quorum at the Corsair Meeting. The holder of each outstanding share of Corsair Common Stock is entitled to one vote per share at the Corsair Meeting.

     The directors and executive officers of Corsair and certain of their affiliates have entered into agreements with Corsair and Subscriber whereby they have agreed to vote the shares of Corsair Common Stock over which they have voting control in favor of the Merger Agreement, the Merger and any matter that could reasonably be expected to facilitate the Merger, and in connection therewith, have granted irrevocable proxies to the Subscriber Board covering approximately 3,500,000 shares of Corsair Common Stock, or approximately 25.5% of the outstanding Corsair Common Stock as of the Corsair Record Date. See "The Merger -- Corsair Voting Agreements."

     All shares of Corsair Common Stock represented by properly executed proxies will be voted at the Corsair Meeting in accordance with the directions indicated on the respective proxies unless the proxies have been previously revoked. Unless contrary direction is given, all shares of Corsair Common Stock represented by such proxies will be voted FOR the Corsair Proposals and in the proxyholder's discretion as to such other matters incident to the conduct of the Corsair Meeting as may properly come before stockholders at the Corsair Meeting.

     THE CORSAIR BOARD UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS VOTE FOR THE CORSAIR PROPOSALS. See "The Merger -- Recommendation of the Corsair Board of Directors," "Approval of an Amendment to Corsair's 1997 Stock Incentive Plan," "Approval of an Amendment to Corsair's 1997 Employee Stock Purchase Plan." If any other matters are properly presented at the Corsair Meeting for action, including a question of adjourning the meeting from time to time, the persons named in the proxies and acting thereunder will have discretion to vote on those matters in accordance with their best judgment. The Corsair Meeting may be adjourned, and additional proxies solicited, if at the time of the Corsair Meeting the vote necessary to approve the Corsair Proposals has not been obtained. Any adjournment of the Corsair Meeting will require the affirmative vote of the holders of at least a majority of the shares of Corsair Common Stock represented at the Corsair Meeting (regardless of whether those shares constitute a quorum).

     A Corsair stockholder executing and returning a proxy has the power to revoke it at any time before it is voted. A stockholder who wishes to revoke a proxy can do so by executing a later-dated proxy relating to the same shares and delivering it to the Secretary of Corsair prior to the vote at the Corsair Meeting, by written notice of revocation to the Secretary prior to the vote at the Corsair Meeting or by appearing in person at the Corsair Meeting and voting in person the shares to which the proxy relates. Any written notice revoking a Corsair proxy should be sent to Corsair at 3408 Hillview Avenue, Palo Alto, California 94304, Attention: Martin J. Silver, Secretary.

     The expenses of printing and mailing proxy materials to Corsair stockholders will be borne by Corsair. In addition to the solicitation of proxies by mail, solicitation may also be made by personal interview, telephone, telegraph, or facsimile transmission by certain directors, officers and employees of Corsair or a professional proxy solicitor. Corsair has retained Corporate Investor Communications, Inc. ("CIC") to assist it in the solicitation of proxies for which CIC will receive an estimated fee of $5,500. Corsair has agreed to indemnify CIC and its agents for losses, claims and expense incurred by CIC in conjunction with services provided except to the extent such losses, claims or expenses are the result of CIC's negligence. No additional compensation will be paid to directors, officers or employees of Corsair for such services. Copies of solicitation materials will be furnished to brokerage houses, fiduciaries and custodians to forward to beneficial owners of shares held in their names. Those persons will be reimbursed for their reasonable expenses in forwarding solicitation materials to beneficial owners.

     Subscriber. Holders of record of shares of Subscriber Capital Stock at the close of business on the Subscriber Record Date will be entitled to vote at the Subscriber Meeting, and at any adjournments or postponements thereof. As of the close of business on the Subscriber Record Date, Subscriber had 8,443,944 shares of Subscriber Common Stock outstanding, no shares of Subscriber Series A Preferred Stock outstanding and 4,209,863 shares of Subscriber Series B Preferred Stock outstanding.

     Approval of the Subscriber Proposals requires the affirmative vote of the holders of a majority of the outstanding shares of (a) Subscriber Capital Stock, voting together on an as converted to Subscriber Common Stock basis and (b) each class of Subscriber Capital Stock, voting as a separate class. The presence, either in person or by proxy, of the holders of at least a majority of the outstanding shares of Subscriber Capital Stock entitled to vote is necessary to constitute a quorum at the Subscriber Meeting. The holder of each outstanding share of Subscriber Capital Stock is entitled to one vote per share.

     The directors and executive officers of Subscriber and certain of their affiliates have entered into agreements with Subscriber and Corsair whereby they have agreed to vote the shares of Subscriber Capital Stock over which they have voting control in favor of the Merger Agreement, the Merger and any matter that could reasonably be expected to facilitate the Merger, and in connection therewith, have granted irrevocable proxies to the Corsair Board covering approximately 8,175,000 shares of Subscriber Common Stock, or approximately 96.8% of the outstanding Subscriber Common Stock as of the Subscriber Record Date and 4,070,000 shares of Subscriber Series B Preferred Stock, or approximately 96.7% of the outstanding Subscriber Series B Preferred Stock as of the Subscriber Record Date. See "The Merger -- Subscriber Voting Agreements."

     All shares of Subscriber Capital Stock represented by properly executed proxies will be voted at the Subscriber Meeting in accordance with the directions indicated on the respective proxies unless the proxies previously have been revoked. Unless contrary direction is given, the shares of Subscriber Capital Stock will be voted FOR the Subscriber Proposals and in the proxyholder's discretion as to such other matters incident to the conduct of the Subscriber Meeting as may properly come before stockholders at the Subscriber meeting.

     THE SUBSCRIBER BOARD UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS VOTE FOR THE SUBSCRIBER PROPOSALS. See "The Merger -- Recommendation of the Subscriber Board." If any other matters are properly presented at the Subscriber Meeting for action, including a question of adjourning the meeting from time to time, the proxyholders will have discretion to vote on those matters in accordance with their best judgment. The

Subscriber Meeting may be adjourned, and additional proxies solicited, if at the time of the Subscriber Meeting the vote necessary to approve the Subscriber Proposals has not been obtained. Any adjournment of the Subscriber Meeting will require the affirmative vote of the holders of at least a majority of the shares of Subscriber Capital Stock represented at the Subscriber Meeting (regardless of whether those shares constitute a quorum).

     A stockholder executing and returning a proxy has the power to revoke it at any time before it is voted. A stockholder who wishes to revoke a proxy can do so by executing a later-dated proxy relating to the same shares and delivering it to the Assistant Secretary of Subscriber prior to the vote at the Subscriber Meeting, by giving written notice of revocation to the Assistant Secretary prior to the vote at the Subscriber Meeting or by appearing in person at the Subscriber Meeting and voting in person the shares to which the proxy relates. Any written notice revoking a Subscriber proxy should be sent to Subscriber at 18881 Von Karmen Avenue, Suite 450, Irvine, California 92612, Attention:
Patricia Howe, Assistant Secretary.

     The expense of printing and mailing proxy materials to Subscriber stockholders will be borne by Subscriber. In addition to the solicitation of proxies by mail, solicitation may be made by personal interview, telephone, telegraph or facsimile transmission by certain directors, officers and employees of Subscriber. No additional compensation will be paid to directors, officers or employees of Subscriber for such services. Copies of solicitation material will be furnished to brokerage houses, fiduciaries and custodians to forward to beneficial owners of shares held in their names. Those persons will be reimbursed for their reasonable expenses in forwarding solicitation material to beneficial owners.

                                  RISK FACTORS

     The following are among the factors that should be considered carefully in evaluating Corsair, Subscriber and the operation of the combined company after the Merger. These factors should be considered in conjunction with other information included in this Joint Proxy Statement/Prospectus. This Joint Proxy Statement/Prospectus contains forward-looking statements within the meaning of
Section 27A of the Securities Act and Section 21E of the Securities Exchange Act of 1934. Such statements are subject to a number of risks and uncertainties. Actual results could differ materially from those projected in these forward-looking statements as a result of a variety of factors, including those set forth below and elsewhere in this Joint Proxy Statement/Prospectus. Corsair undertakes no obligation to release publicly the results of any revisions to these forward-looking statements to reflect events or circumstances arising after the date hereof.

RISKS RELATING TO THE MERGER

     No Assurance that Businesses Can Be Successfully Combined. The combined company will be significantly more complex and diverse than either Subscriber or Corsair prior to the combination. Following the Merger, to achieve optimal synergies, the combined company will need to successfully integrate and streamline overlapping functions and control expenditures resulting from its respective business operations located in Palo Alto and Irvine, California. Some Subscriber employees, including officers of Subscriber, will leave and others may leave if they find new assignments unattractive or unacceptable. These departures may create operating difficulties and could adversely affect morale and operations at Subscriber for some period of time following the Merger. Although specific areas of reduction have not been defined, it is likely that reductions in force will occur in areas for which Corsair and Subscriber have overlapping functions. In addition, the two companies have different systems and procedures in many areas which must be reconciled. The effort to reconcile systems and procedures required and the impact of success or failure may be material. There can be no assurance that the process of integrating the two companies can be effectively managed to achieve desired results. There can be no assurance that any of the objectives or reasons for the Merger, including reducing the combined company's dependence on any one product, creating an opportunity to cross-sell products to Corsair's and Subscriber's respective customer bases, enhancing distribution and marketing relationships, leveraging customer support infrastructure to reduce costs and improve efficiency, broadening product development capabilities or achieving other financial synergies, can be achieved. See "The Merger -- Reasons of the Corsair and Subscriber Boards for the Merger."


     Restrictions on the Range of the Number of Shares of Corsair Common Stock to Be Issued in the Merger. The Merger Agreement contains a provision (the "Collar") providing that the Corsair Average Stock Price used to calculate the Merger Consideration shall not be less than $16.45 per share and shall not be greater than $20.11 per Share. If the Corsair Average Stock Price, without giving effect to the Collar, is less than $16.45 per share, the existing holders of Subscriber Capital Stock and the holders of options and warrants to acquire Subscriber Capital Stock will be negatively impacted because the aggregate value of the shares of Corsair Common Stock issued in the Merger will be less than the Purchase Price (as defined below) and the holders of Subscriber Capital Stock will receive a smaller percentage of the Corsair Common Stock than if the Collar did not restrict the range of the number of shares of Corsair Common Stock to be issued in the Merger. If the Corsair Average Stock Price, without giving effect to the Collar, is greater than $20.11 per share, the existing Corsair stockholders will be negatively impacted by additional dilution because the aggregate value of the shares of Corsair Common Stock issued in the Merger will exceed the Purchase Price (as defined below) and the holders of Subscriber Capital Stock will hold a greater percentage of the Corsair Common Stock than if the Collar did not restrict the range of the number of shares of Corsair Common Stock to be issued in the Merger. See "The Merger Agreement -- Merger Consideration" for a definition of Purchase Price.


     Uncertainty Relating to the Number of Shares of Corsair Common Stock to be Issued in the Merger. Stockholders should note that the aggregate number of shares of Corsair Common Stock that Corsair will issue in the Merger depends on several factors that cannot be determined conclusively until immediately preceeding the Effective Time, including the average of the closing price per share of Corsair Common Stock as reported in the Wall Street Journal for the ten
(10) consecutive trading days immediately preceding the closing date of the Merger.

RISKS RELATING TO THE COMBINED COMPANY

     Corsair Limited Operating History and Lack of Sustained
Profitability. Corsair was incorporated in December 1994 and first shipped its PhonePrint system in March 1995. Accordingly, Corsair has only a limited operating history upon which to base an evaluation of its business and prospects. Despite achieving profitability in the latter half of fiscal 1997, Corsair has incurred net losses since its incorporation resulting in an accumulated deficit of $25.5 million as of March 31, 1998. There can be no assurance that Corsair's existing revenue levels can be sustained, and past and existing revenue levels should not be considered indicative of future results or growth. Moreover, there can be no assurance that Corsair will sustain profitability on a quarterly or annual basis. Operating results for future periods are subject to numerous uncertainties specified elsewhere herein. Corsair's prospects must be considered in light of the risks encountered by companies with limited operating histories, particularly companies in new and rapidly evolving markets such as the markets in which Corsair now competes and may in the future compete. Corsair's future operating results will depend upon, among other factors: the demand for PhonePrint; Corsair's ability to introduce successful new products and product enhancements, including products that are sold to both analog network carriers and emerging digital network carriers such as PCS and Enhanced Specialized Mobile Radio ("ESMR") carriers; the level of product and price competition; the ability of Corsair to expand its international sales; Corsair's success in expanding distribution channels; the degree to which Corsair successfully integrates Subscriber and the time period during which integration efforts occur; Corsair's success in attracting and retaining motivated and qualified personnel; and the ability of Corsair to avoid patent and intellectual property litigation. If Corsair is not successful in addressing such risks, as well as the others set forth herein, the combined company's business, operating results and financial condition will be materially adversely affected.

     Dependence on PhonePrint; Dependence on Analog Networks. To date, all of Corsair's revenues have primarily been attributable to PhonePrint, Corsair's cloning fraud prevention system, and Corsair anticipates that PhonePrint will continue to account for substantially all of Corsair's revenues at least through the end of 1998. As a result, Corsair's future operating results will depend on the demand for and market acceptance of PhonePrint. A relatively small number of analog network carriers constitute the potential customers for PhonePrint. A large majority of the analog carriers in the largest U.S. markets have to varying degrees already implemented cloning fraud solutions, and there can be no assurance that Corsair will be able to achieve material revenues from the sale of PhonePrint to remaining potential customers in the U.S. Corsair anticipates that the demand for cloning fraud solutions in the U.S. will decline in the future. If not offset by growth in international markets, this trend will have a material adverse effect on Corsair's business, operating results and financial condition. Over time, this trend could also occur in international markets. As analog network carriers adopt cloning fraud solutions for their existing networks, the future commercial success of PhonePrint will depend in part on the further expansion of analog networks by those carriers. If analog networks do not continue to expand, expand slowly or expand in a manner that does not create significant new demand for cloning fraud solutions, then the future demand for PhonePrint would be materially adversely affected. There can be no assurance that the international market for cloning fraud solutions will grow as the U.S. market declines as a result of U.S. analog network carriers adopting solutions to their cloning fraud problems, or that current or future levels of revenues attributable to PhonePrint will be maintained or will not decline. Any reduction in the demand for PhonePrint would have a material adverse effect on the combined company's business, operating results and financial condition.

     All of Corsair's customers to date have been carriers that operate analog networks. Wireless services operating in digital mode, including PCS and ESMR in the U.S. and Global System for Mobile Communications ("GSM") in many foreign countries (including many European countries), use or may use authentication processes that automatically establish the validity of a phone each time it attempts to access the wireless telecommunications network. Corsair is not aware of any information that suggests that cloners have been able to break the authentication encryption technologies. Unless the encryption technologies that form the basis for authentication are broken by cloners, Corsair does not believe that operators of digital networks will purchase third party radio frequency ("RF") fingerprinting solutions for cloning fraud such as PhonePrint. In addition, authentication processes for analog networks are also currently available. Corsair is also very dependent on the continued widespread use of analog networks. While there are currently over 40 million analog phones in existence in the U.S., industry experts project that the number of analog phones will decline in the future. Any reduction in demand by analog network carriers for cloning fraud solutions would, or any reduction in the use of analog phones could, have a material adverse effect on the combined company's business, operating results and financial condition.

     Dependence on Product Introductions and Product Enhancements. The combined company's future success depends on the timely introduction and acceptance of new products, new versions of existing products and product enhancements. However, there can be no assurance that any new products, new versions of existing products or product enhancements the combined company attempts to develop will be developed successfully or on schedule, or if developed, that they will achieve market acceptance. In addition, there can be no assurance that Corsair will successfully execute its strategy of acquiring additional businesses, products and technologies from third parties. In the case of products that can locate wireless phones, the U.S. Federal Communications Commission ("FCC") has mandated that wireless telecommunications carriers be able to identify the location of emergency 911 callers by October 2001. Corsair has a significant product development effort underway addressing the need of U.S. wireless telecommunications carriers resulting from the FCC mandate. There can be no assurance that the FCC mandate will not be abolished or altered in a fashion that reduces or eliminates any potential demand for products addressing phone location. There can be no assurance that any wireless telecommunications carriers will purchase any phone location products before the effective date of the FCC mandate, October 2001. Furthermore, Subscriber has significant product development efforts underway aimed at developing next versions of CRM, FraudWatch Pro, PrePay and IMR. Any failure to introduce commercially successful new products, new versions of existing products or product enhancements or any significant delay in the introduction of such new products, new versions of existing products or product enhancements would have a material adverse effect on the combined company's business, operating results and financial condition.

     The process of developing new products, new versions of existing products and product enhancements for use in the wireless telecommunications industry is extremely complex and is expected to become more complex and expensive in the future as new platforms and technologies emerge. In particular, Corsair is aware of significant technical challenges with respect to the phone location product it is currently attempting to develop. In the past, Corsair and Subscriber have experienced delays in the introduction of certain product enhancements, and there can be no assurance that new products, new versions of existing products or product enhancements will be introduced on schedule or at all. Any new products, new versions of existing products or product enhancements may also contain defects when first introduced or when new versions are released. There can be no assurance that, despite testing, defects will not be found in new products, new versions of existing products or product enhancements after commencement of commercial shipments, resulting in loss of or delay in market acceptance. Any loss of or delay in market acceptance would have a material adverse effect on combined company's business, operating results and financial condition.

     Fluctuations in Quarterly Financial Results; Lengthy Sales Cycle. Corsair and Subscriber have each experienced significant fluctuations in revenues and operating results from quarter to quarter due to a combination of factors and expect significant fluctuations to continue in future periods. Factors that are likely to cause the combined company's revenues and operating results to vary significantly from quarter to quarter include, among others: the level and timing of revenues associated with PhonePrint; the timing of the introduction or acceptance of new products and services and product enhancements offered by the combined company and its competitors; changes in governmental regulations or mandates affecting the wireless telecommunications industry; technological changes or developments in the wireless telecommunications industry; the size, product mix and timing of significant orders; the timing of system revenue; competition and pricing in the markets in which the combined company competes; the degree to which Corsair successfully integrates Subscriber and the time period during which integration efforts occur; possible recalls; lengthy sales cycles; production or quality problems; the timing of development expenditures; further expansion of sales and marketing operations; changes in material costs; disruptions in sources of supply; capital spending; the timing of payments by customers; and changes in general economic conditions. These and other factors could cause the combined company to recognize relatively large amounts of revenue over a very short period of time, followed by a period during which relatively little revenue is recognized. Because of the relatively fixed nature of most of the combined company's costs, including personnel and facilities costs, any unanticipated shortfall in revenues in any quarter would have a material adverse impact on the combined company's operating results in that quarter and would likely result in substantial adverse fluctuations in the price of Corsair's Common Stock. Accordingly, Corsair expects that from time to time its future operating results of the combined company will be below the expectations of market analysts and investors, which would likely have a material adverse effect on the prevailing market price of the Corsair Common Stock.

     A carrier's decision to deploy PhonePrint and other products offered by the combined company typically involves a significant commitment of capital by the carrier and approval by its senior management. Consequently, the timing of purchases are subject to uncertainties and delays frequently associated with significant capital expenditures, and the combined company is not able to accurately forecast future sales of PhonePrint or any of its other products. In addition, purchases of PhonePrint and certain of the combined company's other products involve testing, integration, implementation and support requirements. For these and other reasons, the sales cycle associated with the purchase of PhonePrint and the combined company's other products typically ranges from three to 18 months and is subject to a number of risks over which the combined company has little control, including the carrier's budgetary and capital spending constraints and internal decision-making processes. In addition, a carrier's purchase decision may be delayed as a result of announcements by the combined company or competitors of new products or product enhancements or by regulatory developments. Corsair expects that there will be a lengthy sales cycle with respect to new products, if any, that the combined company may offer in the future. Because of this lengthy sales cycle and the relatively large size of a typical order and because Corsair does not recognize revenue on PhonePrint sales upon shipment if a sales agreement contemplates that Corsair provide testing, integration or implementation services or contains other contractual acceptance criteria, if revenues forecasted from a specific customer for a particular quarter are not realized in that quarter, the combined company's operating results for that quarter could be materially and adversely affected.

     Risks Associated with International Markets. To date, Corsair has conducted a limited number of deployments of PhonePrint systems internationally. In an effort to offset what Corsair expects will be declining demand in the U.S. for cloning fraud solutions, the combined company intends to devote significant marketing and sales efforts over the next several years to increase its sales of PhonePrint and sales of Subscriber's CRM, FraudWatch Pro, PrePay and IMR to international customers. This expansion of sales efforts outside of the U.S. will require significant management attention and financial resources. Subscriber's sales outside of the U.S. accounted for a significant portion of its total revenues in 1996 and 1997, and Corsair expects that sales outside of the U.S. will continue to account for a significant portion of the revenues the combined company derives from CRM, FraudWatch Pro, PrePay and IMR. There can be no assurance that the combined company will be successful in achieving significant sales of PhonePrint and other products in international markets. Corsair does not expect to sell PhonePrint in the many international markets that rely primarily on digital wireless networks, including many European countries. There may not be demand in foreign countries with respect to new products, if any, that the combined company may offer. For example, Corsair is currently developing a product addressing the U.S. FCC mandate that wireless telecommunications carriers be able to identify the location of emergency 911 callers by October 2001. Corsair is not aware of any corresponding regulatory requirement in any foreign country.

     The combined company's international sales may be denominated in foreign or U.S. currencies. Neither Corsair nor Subscriber currently engages in foreign currency hedging transactions. As a result, a decrease in the value of foreign currencies relative to the U.S. dollar could result in losses from transactions denominated in foreign currencies. With respect to the combined company's international sales that are U.S. dollar-denominated, such a decrease could make the combined company's products less price-competitive. Additional risks inherent in the combined company's international business activities include changes in regulatory requirements, the costs and risks of localizing and supporting systems and software in foreign countries, tariffs and other trade barriers, political and economic instability, reduced protection for intellectual property rights in certain countries, difficulties in staffing and managing foreign operations, difficulties in managing distributors, potentially adverse tax consequences, foreign currency exchange fluctuations, the burden of complying with a wide variety of complex foreign laws and treaties and the possibility of difficulty in accounts receivable collections. Product service and support is generally more complicated and expensive with respect to products sold in international markets. The combined company may need to adapt its products to conform to different technical standards that may exist in foreign countries. Future customer purchase agreements may be governed by foreign laws, which may differ significantly from U.S. laws. Therefore, the combined company may be limited in its ability to enforce its rights under such agreements and to collect damages, if awarded. There can be no assurance that any of these factors will not have a material adverse effect on the combined company's business, operating results and financial condition.

     Potential Acquisitions. Corsair has in the past evaluated and expects in the future to pursue acquisitions of businesses, products or technologies that complement Corsair's business. Future acquisitions may result in the potentially dilutive issuance of equity securities, the use of cash resources, the incurrence of additional debt, the write-off of in-process research and development or software acquisition and development costs and the amortization of expenses related to goodwill and other intangible assets, any of which could have a material adverse effect on the combined company's business, operating results and financial condition. Future acquisitions would involve numerous additional risks, including difficulties in the assimilation of the operations, services, products and personnel of an acquired business, the diversion of management's attention from other business concerns, entering markets in which the combined company has little or no direct prior experience and the potential loss of key employees of an acquired business. In addition, there can be no assurance that the combined company would be successful in completing any acquisition. Neither Corsair nor Subscriber currently has any agreement or understanding with regard to any acquisition other than the Merger.

     Highly Competitive Industry. The market for PhonePrint is new and intensely and increasingly competitive. Corsair believes that the primary competitive factors in the cloning fraud prevention market in which it currently competes include product effectiveness and quality, price, service and support capability and compatibility with cloning fraud prevention systems used by the carrier in other geographic markets and by the carrier's roaming partners. There has been a tendency for carriers that purchase cloning fraud prevention systems to purchase products from the company that supplies cloning fraud prevention systems to other carriers with whom the purchasing carrier has a roaming arrangement. As a result, Corsair expects it will be significantly more difficult to sell PhonePrint to a carrier if the carrier's roaming partners use cloning fraud prevention systems supplied by a competitor. Furthermore, once a competitor has made a sale of RF-based cloning fraud prevention systems to a carrier, Corsair expects that it is unlikely that it would be able to sell PhonePrint to that carrier in the same markets in which the competitor's products have been deployed.

     Corsair's principal competitor for RF-based cloning fraud prevention systems is Cellular Technical Services Company, Inc. ("CTS"). CTS has agreements pursuant to which it has installed or will install its RF-based cloning fraud prevention system in many major U.S. markets. PhonePrint also competes with a number of alternative technologies, including profilers, personal identification numbers and authentication. Corsair is aware of numerous companies, including GTE Telecommunications Services, Inc. ("GTE"), Authentix Network, Inc., Lightbridge, Inc. ("Lightbridge"), Systems/Link Corporation ("Systems/Link"), International Business Machines Corporation ("IBM"), Digital Equipment Corp. ("DEC") and Hewlett-Packard Corporation ("Hewlett Packard") that currently are or are expected to offer products in the cloning fraud prevention area. In addition, carriers may themselves develop technologies that limit the demand for PhonePrint. There can be no assurance that any such company or any other competitor will not introduce a new product at a lower price or with greater functionality than PhonePrint. Furthermore, the demand for PhonePrint would be materially adversely affected if wireless telecommunications carriers implement authentication technology applicable to analog phones as their sole cloning fraud solution in major markets, if U.S. wireless telecommunications carriers adopt a uniform digital standard that reduces the need for digital phones to operate in analog mode while roaming, or if analog phone makers change product designs and/or improve manufacturing standards to a point where the difference from phone to phone in the radiowave form becomes so small that it is difficult for PhonePrint to identify a clone. Any currently available alternative technology or any new technology may render Corsair's products obsolete or significantly reduce the market share afforded to RF-based cloning fraud prevention systems like PhonePrint.

     The market for other products and services provided to wireless telecommunications carriers is highly competitive and subject to rapid technological change, regulatory developments and emerging industry standards. In addition, many wireless telecommunications carriers and vendors of switches and other telecommunications equipment may be capable of developing and offering products and services competitive with new products, if any, that the combined company may offer in the future. Trends in the wireless telecommunications industry, including greater consolidation and technological or other developments that make it simpler or more cost-effective for wireless telecommunications carriers to provide certain services themselves could affect demand for new products, if any, offered by the combined company, and could make it more difficult for the combined company to offer a cost-effective alternative to a wireless telecommunications carrier's own capabilities. Corsair is aware of a number of companies that have either announced an intention to develop or are capable of developing products that would compete with the products Corsair and Subscriber are developing, and Corsair anticipates the entrance of new competitors in the wireless telecommunications carrier service industry in the future. The combined company's ability to sell new products, if any, may be hampered by relationships that competitors have with carriers based upon the prior sale of other products to carriers.

     Corsair believes that the ability of the combined company to compete in the future depends in part on a number of competitive factors outside its control, including the ability to hire and retain employees, the development by others of products and services that are competitive with the combined company's products and services, the price at which others offer comparable products and services and the extent of its competitors' responsiveness to customer needs. Many of the combined company's competitors and potential competitors have significantly greater financial, marketing, technical and other competitive resources than the combined company's. As a result, the combined company's competitors may be able to adapt more quickly to new or emerging technologies and changes in customer requirements or may be able to devote greater resources to the promotion and sale of their products and services. To remain competitive in the market for products and services sold to wireless telecommunications carriers, the combined company will need to continue to invest substantial resources in engineering, research and development and sales and marketing. There can be no assurance that Corsair will have sufficient resources to make such investments or that the combined company will be able to make the technological advances necessary to remain competitive. Accordingly, there can be no assurance that the combined company will be able to compete successfully with respect to new products, if any, it offers in the future.

     Customer Concentration. To date, a very significant portion of the Corsair's revenues in any particular period has been attributable to a limited number of customers, comprised entirely of wireless telecommunications carriers that operate analog networks. BellSouth Cellular Corporation, GTE Wireless Inc. ("GTE Wireless"), Southwestern Bell Mobile Systems, Inc. and Radiomovil DIPSA S.A. de C.V. each accounted for greater than 10% of Corsair's total revenues in 1997, and collectively accounted for over 52% of Corsair's total revenues in 1997. For the same period in 1996, AT&T Wireless Services, Comcast Cellular Communications, Inc., Los Angeles Cellular Telephone Company and Southwestern Bell Mobile Systems, Inc., each accounted for greater than 10% of Corsair's total revenues, and collectively accounted for over 70% of Corsair's total revenues in 1996. Air Touch Communications, Inc. and AT&T Wireless Services, Inc. accounted for virtually all of Corsair's total revenues in 1995. A relatively small number of analog network carriers are potential customers for PhonePrint. Corsair believes that the number of potential customers for future products, if any, will be relatively small. Any failure to capture a significant share of those customers could have a material adverse effect on Corsair's business, operating results and financial condition. Corsair expects a relatively small number of customers will continue to represent a significant percentage of its total revenues for each quarter for the foreseeable future, although the companies that comprise the largest customers in any given quarter may change from quarter to quarter. The terms of Corsair's agreements with its PhonePrint customers are generally for periods of between two and five years. Although these agreements typically contain annual software license fees and various service and support fees, there are no minimum payment obligations or obligations to make future purchases of hardware or to license additional software. Therefore, there can be no assurance that any of the Corsair's current customers will generate significant revenues in future periods.

     To date, a significant portion of Subscriber's revenue in any particular period has been attributable to a limited number of customers. Two customers each accounted for more than 10% of Subscriber's total revenues in fiscal 1996 and 1997. Subscriber expects that a relatively small number of customers will continue to represent a significant percentage of its total revenues for each fiscal year for the foreseeable future, although the companies that comprise the largest customers in any given fiscal year are expected to change from year to year and there can be no assurance that any of Subscriber's existing customers will generate significant revenues in future periods. The concentration of customers can cause Subscriber's revenues and earnings to fluctuate from quarter to quarter, based on such customers' requirements and the timing of their respective orders. A loss of or significant decrease in business from any of Subscriber's major customers would have a material adverse effect on Subscriber's business, results of operations and financial condition. Additionally, the acquisition by a third party of one of Subscriber's major customers could result in the loss of that customer and have a material adverse effect on Subscriber's business, operating results and financial condition. See "Subscriber's Management's Discussion and Analysis of Financial Condition and Results of Operations."

     Uncertainty Regarding Patents and Protection of Proprietary Technology; Risks of Future Litigation. The combined company relies on a combination of patent, trade secret, copyright and trademark protection and nondisclosure agreements to protect its proprietary rights. As of March 31, 1998, Corsair had two issued U.S. patents, seven pending U.S. patent applications; one issued foreign patent and thirteen pending foreign patent applications, and Subscriber had two issued U.S. patents. The combined company's success will depend in large part on its ability to obtain patent protection, defend patents once obtained, license third party proprietary rights, maintain trade secrets and operate without infringing upon the patents and proprietary rights of others. The patent positions of companies in the wireless telecommunications industry are generally uncertain and involve complex legal and factual questions. There can be no assurance that patents will issue from any patent applications owned or licensed or that, if patents do issue, the claims allowed would be sufficiently broad to protect the applicable technology. In addition, there can be no assurance that any issued patents owned or licensed will not be challenged, invalidated or circumvented, or that the rights granted thereunder will provide competitive advantages. Furthermore, the laws of certain countries in which Corsair and Subscriber sell their respective products do not protect software and intellectual property rights to the same extent as do the laws of the U.S.

     Patents issued and patent applications filed relating to products used in the wireless telecommunications industry are numerous and there can be no assurance that current and potential competitors and other third parties have not filed or in the future will not file applications for, or have not received or in the future will not receive, patents or obtain additional proprietary rights relating to products used or proposed to be used by the combined company. Corsair is aware of patents granted to third parties that relate to the potential products currently being developed. The combined company will need to either design those potential products in a manner that does not infringe the third-party patents or obtain licenses from the third parties, and there can be no assurance that the combined company will be able to do so. There can be no assurance that either Corsair or Subscriber is aware of all patents or patent applications that may materially affect the combined company's ability to make, use or sell any current or future products. U.S. patent applications are confidential while pending in the U.S. Patent and Trademark Office, and patent applications filed in foreign countries are often first published six months or more after filing. There can also be no assurance that third parties will not assert infringement claims in the future or that any such assertions will not result in costly litigation or require Corsair or Subscriber to obtain a license to intellectual property rights of such parties. There can be no assurance that any such licenses would be available on terms acceptable to Corsair or Subscriber, if at all. Furthermore, parties making such claims may be able to obtain injunctive or other equitable relief that could effectively block the combined company's ability to make, use, sell or otherwise practice its intellectual property (whether or not patented or described in pending patent applications), or to further develop or commercialize its products in the U.S. and abroad and could result in the award of substantial damages. Defense of any lawsuit or failure to obtain any such license could have a material adverse effect on the combined company's business, operating results or financial condition.

     The combined company also relies on unpatented trade secrets to protect its proprietary technology, and no assurance can be given that others will not independently develop or otherwise acquire the same or substantially equivalent technologies or otherwise gain access to the combined company's proprietary technology or disclose such technology or that the combined company can ultimately protect its rights to such unpatented proprietary technology. No assurance can be given that third parties will not obtain patent rights to such unpatented trade secrets, which patent rights could be used to assert infringement claims against Corsair or Subscriber. Corsair and Subscriber also rely on confidentiality agreements with their respective employees, vendors, consultants and customers to protect proprietary technology. There can be no assurance that these agreements will not be breached, that there would be adequate remedies for any breach or that trade secrets will not otherwise become known to or be independently developed by competitors. Failure to obtain or maintain patent and trade secret protection, for any reason, could have a material adverse effect on the combined company's business, operating results and financial condition. Moreover, the laws of certain countries in which Corsair and Subscriber sell their respective products do not protect software and intellectual property rights to the same extent as do the laws of the U.S. Unauthorized copying or misuse of products could have a material adverse effect on the combined company's business, operating results and financial condition.

     Dependence on Third-Party Products and Services; Sole or Limited Sources of Supply. Corsair relies to a substantial extent on outside vendors to manufacture many of the components and subassemblies used in PhonePrint, some of which are obtained from a single supplier or a limited group of suppliers. Corsair's reliance on outside vendors generally, and a sole or a limited group of suppliers in particular, involves several risks, including a potential inability to obtain an adequate supply of required components and reduced control over quality, pricing and timing of delivery of components. In the past, Corsair has experienced delays in receiving materials from vendors, sometimes resulting in delays in the assembly of products by Corsair. Such delays, or other significant vendor or supply quality issues, may occur in the future, which could result in a material adverse effect on the combined company's business, operating results or financial condition. The manufacture of certain of these components and subassemblies is specialized and requires long lead times, and there can be no assurance that delays or shortages caused by vendors will not reoccur. Any inability to obtain adequate deliveries, or any other circumstance that would require Corsair to seek alternative sources of supply or to manufacture such components internally could delay the shipment of products, increase cost of goods sold and have a material adverse effect on the combined company's business, operating results and financial condition. In addition, from time to time, Corsair must also rely upon third parties to develop and introduce components and products to enable Corsair, in turn, to develop new products and product enhancements on a timely and cost-effective basis. There can be no assurance that Corsair will be able to obtain access in a timely manner to third-party products and development services necessary to enable Corsair to develop and introduce new and enhanced products, that Corsair will obtain third-party products and development services on commercially reasonable terms or that Corsair will be able to replace third-party products in the event such products become unavailable, obsolete or incompatible with future versions of Corsair's products. The absence of, or any significant delay in, the replacement of third-party products could have a material adverse effect on the combined company's business, operating results and financial condition.

     Dependence on Personnel. The success of the combined company is dependent, in part, on its ability to attract and retain highly qualified personnel. Corsair's future business and operating results depend upon the continued contributions of its senior management and other employees, many of whom would be difficult to replace and certain of whom perform important functions beyond those functions suggested by their respective job titles or descriptions. Competition for such personnel is intense and the inability to attract and retain additional senior management and other employees or the loss of one or more members of Corsair's senior management team or current employees, particularly to competitors, could materially adversely affect the combined company's business, operating results or financial condition. There can be no assurance that Corsair or Subscriber will be successful in hiring or retaining requisite personnel. None of Corsair's employees has entered into employment agreements with Corsair, and Corsair does not have any key-person life insurance covering the lives of any members of its senior management team.

     Management of Growth. Corsair is at an early stage of development and Corsair and Subscriber have each rapidly and significantly expanded their operations. The number of Corsair employees has grown from 36 on January 1, 1995 to 158 on March 31, 1998, while the number of employees of Subscriber expanded from 75 to 132 over the same period. Such growth has placed, and, if sustained, will continue to place, significant demands on management, information systems, operations and resources. The strain experienced to date has chiefly been in hiring, integrating and effectively managing sufficient numbers of qualified personnel to support the expansion of the combined company's business. The combined company's ability to manage any future growth, should it occur,will continue to depend upon the successful expansion of its sales, marketing, research and development, customer support and administrative infrastructure and the ongoing implementation and improvement of a variety of internal management systems, procedures and controls. There can be no assurance that the combined company will be able to attract, manage and retain additional personnel to support any future growth, if any, or will not experience significant problems with respect to any infrastructure expansion or the attempted implementation of systems, procedures and controls. Any failure in one or more of these areas could have a material adverse effect on the combined company's business, results of operations and financial condition.

     Government Regulation and Legal Uncertainties. While most of the combined company's operations are not directly regulated, existing and potential customers are subject to a variety of U.S. and foreign governmental regulations. Such regulations may adversely affect the wireless telecommunications industry, limit the number of potential customers for the combined company's products or impede the combined company's ability to offer competitive products and services to the wireless telecommunications industry or otherwise have a material adverse effect on the combined company's business, financial condition and results of operations. Recently enacted legislation, including the Telecommunications Act of 1996, deregulating the telecommunications industry may cause changes in the wireless telecommunications industry, including the entrance of new competitors and industry consolidation, which could in turn increase pricing pressures on the combined company, decrease demand for the combined company's products, increase the combined company's cost of doing business or otherwise have a material adverse effect on the combined company's business, operating results and financial condition. The Telecommunications Act of 1996 contains several provisions that may bear directly on the combined company's existing and potential customers in the U.S., including provisions that require wireless carriers to interconnect with local exchange carriers and contribute to a universal service fund, that limit the ability of state and local governments to discriminate against or prohibit certain wireless services and that may allow certain companies to bundle local and long distance services with wireless offerings. These provisions may cause an increase in the number of wireless telecommunications carriers which could in turn increase the number of potential customers of the combined company. This could require the combined company to expand its marketing efforts with no assurance that revenues would increase proportionately or at all. Alternatively, these provisions could encourage industry consolidation, which would reduce the combined company's potential customer base. Currently the FCC and state authorities are implementing the provisions of the Telecommunications Act of 1996 and several of the decisions by the FCC and state authorities are already being challenged in court. Therefore, Corsair cannot at this time predict the extent to which the Telecommunications Act of 1996 will affect its current and potential customers or ultimately affect the combined company's business, financial condition or results of operations. If the recent trend toward privatization and deregulation of the wireless telecommunications industry outside of the U.S. were to discontinue, or if currently deregulated international markets were to reinstate comprehensive government regulation of wireless telecommunications services, the combined company's business, operating results and financial condition could be materially and adversely affected. In addition, the problem of cloning fraud has received heightened attention from Congress and the FCC, which are exploring legislative and regulatory initiatives that would impose stricter penalties for, and increase enforcement against, cloning fraud. Corsair cannot predict the effect of such initiatives on the combined company's business, operating results or financial condition, including demand for the combined company's products.

     Dependence on Growth of Wireless Telecommunications Industry. The combined company's future financial performance will depend in part on the number of carriers seeking third-party solutions. Although the wireless telecommunications industry has experienced significant growth in recent years, there can be no assurance that such growth will continue at similar rates, or that, if the industry does grow, there will be continued demand for the cloning fraud prevention or other products. Any decline in demand for wireless telecommunications products and services in general would have a material adverse effect on the combined company's business, operating results and financial condition.

     Risk of System Failure. The continued, uninterrupted operation of the PhonePrint system depends on protecting it from damage from fire, earthquake, power loss, communications failure, unauthorized entry or other events. Any damage to or failure of a component or combination of components that causes a significant reduction in the performance of a PhonePrint system could have a material adverse effect on Corsair's business, operating results and financial condition. Corsair currently does not have liability insurance to protect against these risks and there can be no assurance that such insurance will be available to Corsair on commercially reasonable terms, or at all. In addition, if any carrier using PhonePrint encounters material performance problems, the combined company's reputation and its business, operating results and financial condition could be materially adversely affected.

     Year 2000 Compliance. Corsair's and Subscriber's products use and are dependent upon certain internally developed and third party software programs. Corsair and Subscriber each have initiated a review and assessment of all hardware and software used in their respective products to confirm that they will function properly in the year 2000. With respect to software developed internally, the results of that evaluation to date have revealed certain source codes that are unable to appropriately interpret the upcoming calendar year 2000, and the parties are working diligently to upgrade programs to make them capable of processing data incorporating year 2000 dates without material errors or interruptions. With respect to third party software incorporated in products, all vendors whose software is incorporated in PhonePrint have indicated that their software is or will be year 2000 compliant. Evaluation of year 2000 issues is continuing, and there can be no assurance that additional issues, not presently known by Corsair or Subscriber, will not be discovered which could present a material risk to the function of their respective products and have a material adverse effect on the Corsair's business, operating results and financial condition.

     Dependence on Distributors. PhonePrint is currently marketed primarily through Corsair's direct sales efforts. Corsair has entered into distribution agreements with respect to PhonePrint with Motorola, Inc., Ericsson Radio Systems AB ("Ericsson") and Aurora Wireless Technologies, Ltd. ("Aurora") and sales referral agreements with Lucent Technologies, Inc. ("Lucent") and Sumitomo Corporation of America. Subscriber has entered into distribution agreements with a number of distributors, including Ericsson, Daewoo Information Systems Company, Groupe Bull-Integris and Aurora and a sales referral agreement with Lucent. In addition, Subscriber has relationships with a number of third party integrators and may rely on these integrators to a greater extent in the future. Corsair and Subscriber each seek to pursue distribution agreements and other forms of sales and marketing arrangements with other companies and Corsair believes that the combined company's dependence on distributors and these other sales and marketing relationships will increase in the future, both with respect to PhonePrint and to other products. Generally, there are no minimum purchase obligations applicable to any existing distributor or other sales and marketing partners and Corsair does not expect to have any guarantees of continuing orders. There can be no assurance that any existing or future distributors or other sales and marketing partners will not become competitors of the combined company with respect to current products or any future product. Any failure by the combined company's existing and future distributors or other sales and marketing partners to generate significant revenues could have a material adverse effect on the combined company's business, operating results and financial condition.

     Future Capital Requirements. The combined company's future capital requirements will depend upon many factors, including the commercial success of PhonePrint, the timing and success of new product introductions, if any, the progress of the combined company's research and development efforts, the combined company's results of operations, the status of competitive products, the degree to which Corsair successfully integrates Subscriber and the time period during which integration efforts occur, and the potential acquisition of businesses, technologies or assets. Corsair believes that combination of existing sources of liquidity and internally generated cash will be sufficient to meet the combined company's projected cash needs for at least the next 12 months. There can be no assurance, however, that the combined company will not require additional financing prior to such date to fund its operations. In addition, the combined company may require additional financing after such date to fund its operations. There can be no assurance that any additional financing will be available to the combined company on acceptable terms, or at all, when required. If additional funds are raised by issuing equity securities, further dilution to the existing stockholders will result. If adequate funds are not available, the combined company may be required to delay, scale back or eliminate one or more of its development or manufacturing programs or obtain funds through arrangements with third parties that may require the combined company to relinquish rights to certain of its technologies or potential products or other assets that the combined company would not otherwise relinquish. Accordingly, the inability to obtain such financing could have a material adverse effect on the combined company's business, operating results and financial condition.

     Volatility of Stock Price. The market price of Corsair's Common Stock is likely to be highly volatile and could be subject to wide fluctuations in response to numerous factors, including, but not limited to, revenues attributable to PhonePrint, new products or new contracts by the combined company or its competitors, actual or anticipated variations in operating results, the level of operating expenses, changes in financial estimates by securities analysts, potential acquisitions, regulatory announcements, developments with respect to patents or proprietary rights, conditions and trends in the wireless telecommunications and other industries, adoption of new accounting standards affecting the industry and general market conditions. As a result, Corsair expects that from time to time future operating results will be below the expectations of market analysts and investors, which would likely have a material adverse effect on the prevailing market price of the Corsair Common Stock. The realization of any of the risks described in these "Risk Factors" could have a dramatic and adverse impact on the market price of Corsair Common Stock.

     Further, the stock market has experienced extreme price and volume fluctuations that have particularly affected the market prices of equity securities of many companies in the telecommunications industry and that often have been unrelated or disproportionate to the operating performance of such companies. These market fluctuations, as well as general economic, political and market conditions such as recessions or international currency fluctuations may adversely affect the market price of Corsair Common Stock. In the past, following periods of volatility in the market price of the securities of companies in the telecommunications industry, securities class action litigation has often been instituted against those companies. Such litigation, if instituted against Corsair, could result in substantial costs and a diversion of management attention and resources, which would have a material adverse effect on the combined company.

     Antitakeover Effects of Charter, Bylaws and Delaware Law. Corsair's Restated Certificate of Incorporation authorizes the Corsair Board to issue shares of undesignated Preferred Stock without stockholder approval on such terms as the Board may determine. The rights of the holders of Corsair Common Stock will be subject to, and may be adversely affected by,the rights of the holders of any such Preferred Stock that may be issued in the future. Moreover, the issuance of such Preferred Stock may make it more difficult for a third party to acquire, or may discourage a third party from acquiring, a majority of the voting stock of Corsair. Corsair's Restated Bylaws provide that Corsair's Board will be classified into three classes of directors beginning at the 1998 annual meeting of stockholders. With a classified Board, one class of directors is elected each year with each class serving a three-year term. These and other provisions of the Restated Certificate of Incorporation and the Restated Bylaws, as well as certain provisions of Delaware law, could delay or impede the removal of incumbent directors and could make more difficult a merger, tender offer or proxy contest involving Corsair, even if such events could be beneficial to the interest of the stockholders. Such provisions could limit the price that certain investors might be willing to pay in the future for Corsair Common Stock.

RISKS RELATING TO SUBSCRIBER

     History of Losses; No Assurance of Profitability. Subscriber has incurred net losses in each of its past three fiscal years. As of March 31, 1998, Subscriber had incurred approximately $19.9 million in cumulative net losses since inception, only a portion of which had resulted in any loss carryforwards for federal tax purposes due to Subscriber's former status as an "S corporation" under the Internal Revenue Code of 1986, as amended. There can be no assurance that Subscriber will achieve or sustain profitability on a quarterly basis or annual basis in the future. Enhanced versions of CRM, FraudWatch Pro, PrePay and IMR were introduced as recently as 1997. Therefore, Subscriber's prospects must be considered in light of the risks encountered by developing companies attempting to compete in new and rapidly evolving markets. Subscriber's operating results will depend upon, among other factors, the demand for Subscriber's products, the level of product and price competition, the degree to which Corsair successfully integrates Subscriber and the time period during which integration efforts occur. Subscriber's ability to manage its direct and indirect distribution channels, the ability of Subscriber to develop and market new products, new versions of existing products and product upgrades and manage product transitions and implementations, the ability of Subscriber to control costs and avoid complications and delays, and general economic conditions. Many of these factors are beyond Subscriber's control. A failure to successfully address these risks would have a material adverse effect on Subscriber's and the combined company's business, operating results and financial condition. Subscriber will be materially adversely affected.

     Competition. The markets for Subscriber's products are intensely and increasingly competitive, subject to rapid change and significantly affected by new product introductions and other market activities of industry participants. A large number of companies currently offer one or more products that compete directly with those offered by Subscriber. For example, Subscriber competes directly with In-Touch Management Systems, Inc. in paging billing systems; with AG Communications Systems, National Telemanagement Corporation, Systems/Link, GTE, Glenayre Technologies, Inc., Brite Voice Systems, Inc. and Boston Communications Group, Inc. for prepaid billing; with GTE, Lightbridge, Systems/Link, IBM, DEC and Hewlett-Packard in real time fraud profiler systems; with Metapath Software Corp. and ACE*Comm Corporation for mediation systems; and with Daleen Technologies, Inc., Keenan Systems Corporation, Sema Group Telecoms, Inc., LHS Group, Inc. and AMDOCS, Inc. for its suite billing products. Subscriber also competes with companies offering a breadth of software knowledge applicable to a variety of industries, including communications businesses. Such companies include Andersen Consulting and Electronic Data Systems Corporation. Several of these competitors have significantly greater financial, technical, marketing and other resources, significantly greater name recognition and a larger installed base of customers than Subscriber. As a result, Subscriber's competitors may be able to adapt more quickly to new or emerging technologies and changes in subscriber requirements or may be able to devote greater resources to the promotion and sale of their products and services.

     In addition, many wireless service providers are providing, or can provide, products and services developed in-house that compete directly with those that Subscriber offers. If technological or other developments make it simpler or more cost-effective for wireless service providers to provide certain services themselves, such development could affect demand for Subscriber's services and could make it more difficult for Subscriber to offer a cost-effective alternative to a wireless service provider's own capabilities. There can be no assurance that Subscriber will be able to compete successfully with its existing competitors or with new competitors. An increase in competition through entry of new competitors or additional product offerings by existing competitors could result in price reductions or the loss of market share by Subscriber which would have a material adverse effect on Subscriber's and the combined company's business, operating results and financial condition. See "Subscriber Computing, Inc. -- Business -- Competition."

     Contractual Relationships with Customers. Substantially all of Subscriber's revenues are derived from the sale of products and services under contracts with its customers. Most of Subscriber's existing customers have no obligation to purchase additional products or services. Therefore, there can be no assurance that any of Subscriber's existing customers will continue to purchase new systems, systems enhancements and services in amounts similar to previous years. The failure of existing customers to purchase additional products and services from Subscriber could have a material adverse effect on Subscriber's and the combined company's business, operating results and financial condition.

     Risk of Product Defects. Software products such as those offered by Subscriber frequently contain errors or failures, especially when first introduced or when new versions are released. Subscriber could, in the future, lose revenues as a result of software errors or defects. Subscriber's products are intended for use in sales applications that may be critical to a customer's business. As a result, Subscriber expects that its customers and potential customers have a greater sensitivity to product defects than the market for software products generally. There can be no assurance that, despite testing by Subscriber and by current and potential customers, errors will not be found in new products or releases after commencement of commercial shipments, resulting in loss of revenue or delay in market acceptance, diversion of development resources, damage to Subscriber's and the combined company's reputation, or increased service and warranty costs, any of which could have a material adverse effect on Subscriber's and the combined company's business, operating results and financial condition.

                                   THE MERGER

              (PROPOSAL FOR BOTH CORSAIR AND SUBSCRIBER MEETINGS)

BACKGROUND OF THE MERGER

     The acquisition of complementary businesses and products is an important part of Corsair's overall business strategy. Corsair continually evaluates potential acquisition opportunities and considers potential alliances, combinations and other strategic transactions with other participants in the wireless telecommunications industry.

     On October 21, 1997, at a regular meeting, the Subscriber Board discussed the merits of raising additional capital for Subscriber. At this meeting, based on preliminary discussions with Nationsbanc Montgomery Securities ("Nationsbanc"), the Subscriber Board decided to issue and sell $10,000,000 of Series C Preferred Stock in a private placement (the "Private Placement"). The Subscriber Board authorized Subscriber's management to proceed with the Private Placement and to retain Nationsbanc as Subscriber's financial advisor for the Private Placement. Subscriber retained Nationsbanc as its financial advisor on October 28, 1997.

     The Private Placement Memorandum for the Private Placement was completed on November 21, 1997 at which time Nationsbanc began soliciting offers to purchase shares of Subscriber's Series C Preferred Stock.

     On February 17, 1998, Subscriber received a term sheet from a third party with respect to the purchase of $10,000,000 of Subscriber's Series C Preferred Stock.

     On March 2, 1998, Mary Ann Byrnes, Corsair's President and Chief Executive Officer, John Scott, Corsair's Vice President, Strategy and Business Development, Martin Silver, Corsair's Chief Financial Officer, David Thompson, Corsair's Vice President, Marketing, and Dennis Andrews, Subscriber's President and Chief Executive Officer met and discussed Corsair's potential interest in entering into a business combination or similar transaction with Subscriber.

     On March 6, 1998, Corsair retained Hambrecht & Quist LLC ("H&Q") as its financial advisor to examine the potential acquisition of Subscriber.

     On March 10, 1998, Subscriber's management retained Nationsbanc as Subscriber's financial advisor on the potential sale or merger of Subscriber. On March 12, 1998, at a special meeting, the Subscriber Board discussed the merits of selling the assets of Subscriber to or merging Subscriber with another company. At this meeting, the Subscriber Board decided to continue with the Private Placement, but at the same time ratified the retainer of Nationsbanc as Subscriber's financial advisor to pursue a possible sale or merger of Subscriber.

     Beginning on March 16, 1998 and continuing until April 1, 1998, representatives of Corsair and its financial advisor and counsel met with representatives of Subscriber and its financial advisor and counsel to complete various aspects of each party's due diligence review of the other party's business, financial and legal affairs. Beginning on March 16, 1998 and continuing until April 2, 1998, Corsair and Subscriber, and their respective financial advisors and counsel, negotiated the terms of the Merger Agreement.

     On March 20, 1998, at a regular meeting, the Corsair Board discussed the merits of Corsair acquiring Subscriber. Mr. Scott reported on the status of discussions with Subscriber and it was resolved that the officers of Corsair continue to negotiate the potential acquisition of Subscriber.

     On March 31, 1998, at a special meeting of the Subscriber Board, (i) representatives of Nationsbanc reported on the financial terms proposed by Corsair and other business terms of the proposed Merger and (ii) Subscriber's legal counsel reviewed with the Subscriber Board the proposed terms of the Merger Agreement. At the meeting, the Subscriber Board approved the Merger Agreement and related matters and authorized Subscriber's management to proceed with the Merger.

     On March 31, 1998, at a special meeting of the Corsair Board, (i) representatives of H&Q reported on the financial terms of the proposed Merger,
(ii) Corsair's legal counsel reviewed with the Corsair Board the proposed terms of the Merger Agreement and (iii) representatives of H&Q provided financial analyses relating to the proposed Merger and delivered its written fairness opinion. At the meeting, the Corsair Board unanimously approved the Merger Agreement and related matters and authorized Corsair's management to proceed with the Merger.

     On April 2, 1998, following the special meetings of the Subscriber Board and the Corsair Board approving the Merger Agreement, Corsair, Merger Sub and Subscriber executed the Merger Agreement.

     On April 3, 1998, prior to the opening of trading on The Nasdaq National Market, Corsair issued a news release announcing the Merger.

REASONS OF THE CORSAIR AND SUBSCRIBER BOARDS FOR THE MERGER


     The Corsair and Subscriber Boards (collectively, the "Boards") have identified several potential benefits of the Merger that they believe, if achieved, will contribute to the success of the combined company. The following are forward-looking statements. See "Forward-Looking Statements." The potential benefits include principally the following:


     Expanded product offering. The Boards believe that the broader array of products that would be offered by the combined company could expand the potential customer base, reduce the dependency of the individual companies on any one product and smooth the impact of potential revenue and cost fluctuations that any one product may have on the combined company's results of operations. The combined company would offer products and services to cellular, PCS and paging service providers, address the requirements of carriers operating in analog and digital environments, target large and small operators and market to potential customers located in most parts of the world.

     Leverage customer relationships to cross-sell products. The Boards believe that Corsair's and Subscriber's customer bases would represent strong prospects for each other's products. The Boards believe that the relationships, personal contacts and reputation for high-quality products and service that each company maintains with its customers would enhance and potentially accelerate the sales opportunity for the other's products with these customers. In the case where Corsair and Subscriber currently provide products and services to the same customers, the Boards believe that the Merger could further strengthen relationships with these customers.

     Enhance worldwide distribution and marketing relationships. The Boards also believe that the combination of Corsair and Subscriber would enhance potential distribution and marketing relationships. The Boards believe that combined company could offer these parties more products with potentially improved integration prospects from a single source, which could reduce management complexity, streamline internal training processes and enhance sales and marketing prospects. The Boards also believe that a larger portfolio of products from the combined company could increase negotiating strength, generate more attention from third party sales and marketing organizations and increase the potential to attract distribution and marketing partners.

     Leverage worldwide customer support infrastructure. Corsair and Subscriber have several common customers around the world currently and may have more in the future, which could provide opportunities to leverage investments in service and support infrastructure across multiple products. The Boards believe that a combination of support organizations could increase the capacity of the combined company to support international growth and ultimately reduce the total cost of customer support that would otherwise be borne by the companies independently. Software technologies, such as UNIX, NT and relational databases, are common to several of Corsair's and Subscriber's products, which could enhance cross-training opportunities. Additionally, field technicians now located throughout the U.S., Mexico and Asia in support of PhonePrint would be able to provide certain support for several of the combined company's products.

     Broader product development capability. The Boards believe that the Merger could strengthen the combined company's product development capabilities. By combining the technical competencies of the two companies, the Boards believe that the combined company could reduce the inherent risk in product development currently underway, and may be able to develop new products more effectively than would be the case as separate companies. Corsair has competencies in radio frequency signal analysis, digital signal processing and real-time distributed systems design and operation. Subscriber has competencies in telecommunications billing processing, real-time data processing, interfacing with wireless switches and designing scalable software applications.

     Increased Scale of Operation. The Boards also believe that wireless telecommunications service providers increasingly value the prospect of doing business with larger companies, and that the combination of Corsair and Subscriber would present such an image more effectively than they do individually.

     Synergies and Other Cost Savings. The Boards believe that the Merger would provide an opportunity to generate organizational and financial synergies through the elimination or reduction of certain general and administrative, marketing, sales and support redundancies. Both Corsair and Subscriber realize that the Merger would require an aggressive program to rationalize and strategically focus the combined company and reduce costs and that this process will be inherently difficult to manage. See "Risk Factors -- Risks Relating to the Merger -- No Assurance that Businesses Can Be Successfully Combined."

RECOMMENDATION OF THE CORSAIR BOARD OF DIRECTORS

     The Corsair Board unanimously approved the Merger Agreement as fair to and in the best interests of the stockholders of Corsair, and unanimously recommends that Corsair stockholders vote FOR the proposal to approve and adopt the Merger. See "-- Reasons of the Corsair and Subscriber Boards for the Merger."

     In reaching this conclusion, the Corsair Board considered a number of factors, including the following:

     Expanded Product Offering. The Corsair Board considered that the broader array of products that would be offered by the combined company could expand the potential customer base for its products, reduce the dependency of Corsair on any one product and smooth the impact of potential revenue and cost fluctuations that any one product may have on the combined company's operating results.

     Leverage Customer Relationships to Cross-Sell Products. The Corsair Board believes that Corsair's and Subscriber's customer bases are strong prospects for each other's products. The relationships, personal contacts and reputation for high-quality products and services that each company maintains with its customers would enhance and potentially accelerate the sales opportunity for other products with these customers. In the case where Corsair and Subscriber currently provide products and services to the same customers, the Corsair Board believes that the Merger may further strengthen relationships with these customers.

     Leverage Worldwide Customer Support Infrastructure. The Corsair Board believes that a combination of support organizations may increase the capacity of the combined company to support rapid international growth, while at the same time may ultimately reduce the total cost of customer support that would otherwise be borne by the companies independently. The Corsair Board considered that software technologies, such as UNIX, Windows NT and relational databases are common to several of Corsair's and Subscriber's products, which enhances cross-training opportunities. Additionally, field technicians now located throughout the U.S., Mexico and Asia in support of PhonePrint would be able to provide certain support for several of the combined company's products.

     Optimize Economies of Scale and Efficiencies. The Corsair Board considered that the combined company should have economies of scale and efficiencies through the elimination or reduction of redundancies in general and administrative and sales and marketing. The Corsair Board recognizes that the Merger will require an aggressive program to reduce costs and that this process will be inherently difficult to manage. See "Risk Factors -- Risks Relating to the Merger -- No Assurance that Businesses Can Be Successfully Combined."

     Merger Consideration. The Corsair Board believes that the Merger Agreement provides for a fair method of combining the equities of the two companies. The Corsair Board obtained the opinion of H&Q that, as of the date of such opinion, and subject to certain assumptions, factors and limitations set forth in such opinion, that the consideration to be paid to Subscriber stockholders is fair to Corsair from a financial point of view. See "-- Opinion of Corsair Financial Advisor." Because of the expected benefits resulting from the Merger as outlined above, the Corsair Board concurred in this opinion.

     Dilution to Corsair Stockholders. The Corsair Board considered the fact that, following the consummation of the Merger, Subscriber stockholders would own between approximately 20% and 23.5% of the combined company on a fully-diluted basis. The Corsair Board also considered the impact this dilution would have on Corsair's current stockholders. The Corsair Board acknowledged the potential benefits of the proposed Merger identified above, and determined that these potential benefits justified the immediate dilution resulting from the proposed Merger.

     Effect of Assumed Subscriber Options, Warrants on Number of Shares of Corsair Common Stock Outstanding. The Corsair Board considered the provisions of the Merger Agreement related to the assumption of certain Subscriber stock options and warrants, the terms of such options and warrants, the potential need to grant new options to Subscriber employees and the need to harmonize the benefit plans of the two companies. These factors would result in an increase in the number of shares of Corsair Common Stock that may be issued as a result of the Merger and following the Merger. The Corsair Board, however, recognized the importance of honoring certain contractual rights of Subscriber employees and securityholders as well as putting in place appropriate incentives for the Subscriber employees, and in this regard, the Corsair Board considered the provisions of the Merger Agreement fair to Corsair. The foregoing were negative factors in the Corsair Board's consideration of the Merger, but the Corsair Board concluded that they were substantially outweighed by the benefits which it believed would accrue from the Merger, as outlined in this section.

     In view of the variety of factors considered by the Corsair Board in connection with its evaluation of the Merger, the Corsair Board did not find it practicable to and did not quantify or otherwise assign relative weights to the specific factors considered in reaching its determination.

OPINION OF CORSAIR'S FINANCIAL ADVISOR

     Corsair engaged H&Q to act as its financial advisor in connection with the Merger and to render an opinion as to the fairness to Corsair from a financial point of view of the consideration to be paid by Corsair to acquire Subscriber. H&Q was selected by the Corsair Board based on H&Q's qualifications, expertise and reputation, as well as H&Q's historic investment banking relationship and familiarity with Corsair.

     H&Q rendered its oral opinion (subsequently confirmed in writing) on March 31, 1998 to the Corsair Board that, as of such date, the consideration to be paid by Corsair in the Merger is fair to Corsair from a financial point of view. The full text of H&Q's opinion, dated March 31, 1998, which sets forth the assumptions made, matters considered, the scope and limitations of the review undertaken and the procedures followed by H&Q is attached as Annex A to this Joint Proxy Statement/Prospectus. Corsair stockholders are advised to read such opinion carefully in its entirety.

     The Corsair Board placed no limitations on H&Q with respect to the scope of investigation made or the procedures followed in preparing and rendering its opinion.

     In its review of the acquisition of Subscriber, and in arriving at its opinion, H&Q, among other things: (i) reviewed certain internal financial and operating information, including certain projections provided by the management of Subscriber; (ii) discussed the business, financial condition and prospects of Subscriber with certain of its officers; (iii) reviewed the financial statements of Corsair for recent years and interim periods to date and certain other relevant financial and operating data of Corsair made available to H&Q from published sources; (iv) discussed the business, financial condition and prospects of Corsair with certain of its officers; (v) reviewed the recent reported price and trading activity for Corsair Common Stock and compared such information and certain financial information for Corsair with similar information for certain other companies engaged in businesses H&Q considered comparable to Corsair; (vi) reviewed the financial terms, to the extent publicly available, of certain comparable merger and acquisition transactions; (vii) reviewed the Merger Agreement; and (viii) performed such other analyses and examinations and considered such other information, financial studies, analyses and investigations and financial, economic and market data as H&Q deemed relevant.

     H&Q did not independently verify any of the information concerning Corsair or Subscriber considered in connection with its review of the Merger and, for purposes of its opinion, H&Q assumed and relied upon the accuracy and completeness of all such information. In connection with its opinion, H&Q did not prepare or obtain any independent evaluation or appraisal of any of the assets or liabilities of Corsair or Subscriber, nor did it conduct a physical inspection of the properties and facilities of Corsair or Subscriber. With respect to the financial forecasts and projections used in its analysis, H&Q assumed that they reflected the best currently available estimates and judgments of the expected future financial performance of Subscriber and Corsair. For the purposes of its opinion, H&Q also assumed that neither Corsair nor Subscriber was a party to any pending transactions, including external financings (other than those contemplated that have been disclosed to H&Q), recapitalizations or merger discussions, other than the Merger and those in the ordinary course of conducting their respective businesses. For purposes of its opinion, H&Q assumed that the Merger will qualify as a tax-free reorganization under the Internal Revenue Code of 1986, as amended, for the stockholders of Subscriber and that the Merger will be accounted for as a pooling of interests. H&Q's opinion is necessarily based upon market, economic, financial and other conditions as they existed and can be evaluated as of the date of the opinion, and any subsequent change in such conditions would require a reevaluation of such opinion.

     The preparation of a fairness opinion is a complex process, and is not necessarily susceptible to partial analysis or summary description. The summary of H&Q's analyses set forth below does not purport to be a complete description of the presentation by H&Q to the Corsair Board. In arriving at its opinion, H&Q did not attribute any particular weight to any analyses or factors considered by it, but rather made qualitative judgments as to the significance and relevance of each analysis and factor. Accordingly, H&Q believes that its analyses and the summary set forth below must be considered as a whole, and that selecting portions of its analyses, without considering all analyses, or of the following summary, without considering all factors and analyses, could create an incomplete view of the processes underlying the analyses set forth in the H&Q presentation to the Corsair Board and its opinion. In performing its analyses, H&Q made numerous assumptions with respect to industry performance, general business and economic conditions and other matters, many of which are beyond the control of Corsair and Subscriber. The analyses performed by H&Q (and summarized below) are not necessarily indicative of actual values or actual future results, which may be significantly more or less favorable than suggested by such analyses. Additionally, analyses relating to the values of businesses do not purport to be appraisals or to reflect the prices at which businesses actually may be acquired.

     In performing its analyses, H&Q used its published research projections of Corsair's financial performance for fiscal year 1998 and 1999. H&Q used internal projections provided by Subscriber's management for Subscriber's fiscal year 1998 and 1999 financial performance.

     The following is a brief summary of certain financial analyses performed by H&Q in connection with providing its written opinion to the Corsair Board on March 31, 1998:

     Contribution Analysis. H&Q analyzed the contribution of each of Corsair and Subscriber to certain calendar 1999 financial statement categories of the pro forma combined company with no revenue or expense adjustments. The financial statement categories included revenue, operating income, net income, cash and total assets. This contribution analysis was then compared to the pro forma ownership percentage of Corsair and Subscriber stockholders in the pro forma post-Merger combined company. H&Q observed that, calculated on a fully-diluted basis using the treasury stock method, Corsair stockholders are expected to own approximately 79% of the combined company equity at the close of the Merger and Subscriber stockholders are expected to own approximately 21% of the combined company equity at the close of the Merger. At the close of the Merger, it was estimated that Subscriber would contribute less than 30% of the combined cash, total assets, revenues, operating income, pretax income, combined revenues, combined operating income and net income for calendar year 1999.

     Pro Forma Acquisition Analysis. H&Q analyzed the pro forma impact of the Merger on the combined company's calendar 1999 earnings per share ("EPS") using
(i) internal estimates of Subscriber's financials in calendar 1999, provided by Subscriber's management and (ii) H&Q's published research estimate of Corsair's EPS in calendar 1999 of $0.78. The analysis indicated that the EPS of the pro forma combined company would be $0.91 in calendar 1999, significantly higher than for Corsair as a stand-alone company. The actual results and savings achieved by the combined company resulting from the Merger may vary from the projected results and variations may be material.

     Analysis of Publicly Traded Comparable Companies. H&Q compared selected historical and projected financial information of Subscriber to publicly traded companies it deemed to be comparable to Subscriber. Such information included the ratio of market value to historical and projected net income. H&Q also examined the ratio of the enterprise value (market value plus debt less cash) to historical revenue, historical earnings before interest and taxes, historical earnings before interest, taxes, depreciation and amortization ("EBITDA"), and projected calendar year 1998 and 1999 revenue. Companies deemed comparable included selected communication companies such as Corsair, International Telecommunications Data Systems, Inc., LHS Group, Inc., Lightbridge, Inc., and Saville Systems PLC (collectively, the "Communication Comparables"). The foregoing multiples were applied to historical financial results of Subscriber for the latest-twelve-month ("LTM") period ended December 31, 1997 and projected financial results of Subscriber from internal financial projections provided by Subscriber's management. H&Q determined average multiples excluding the high and low values for the Communication Comparables.

     Based on the analysis of publicly traded comparable companies, Subscriber's implied equity value applying Communication multiples to historical results and the projections from Subscriber's management ranged from $34.4 million to $206.3 million. This compared with an offer in the proposed acquisition of approximately $70 million.

     Analysis of Selected Merger and Acquisition Transactions. H&Q compared the proposed acquisition with selected merger and acquisition transactions. This analysis included seven (7) transactions involving companies in the communications industry (the "Communication Transactions"). In examining these transactions, H&Q analyzed certain income statement and balance sheet parameters of the acquired company relative to the consideration offered. The foregoing multiples were applied to historical financial results of Subscriber for the twelve-month period ended December 31, 1997. Multiples analyzed included consideration offered to LTM revenue. Based on the analysis of selected merger and acquisition transactions, Subscriber's implied equity value applying Communication Transaction multiples to historical results ranged from values between approximately $80.9 million and approximately $105.7 million. This result compared with an implied value in the proposed acquisition of approximately $70 million.

     No company or transaction used in the above analyses is identical to Subscriber or the Merger. Accordingly, an analysis of the results of the foregoing is not mathematical; rather it involves complex considerations and judgments concerning differences in financial and operating characteristics of the companies and other factors that could affect the public trading values of the companies or company to which they are compared.

     The foregoing description of H&Q's opinion is qualified in its entirety by reference to the full text of such opinion which is attached as Annex A to this Joint Proxy Statement/Prospectus.

     H&Q, as part of its investment banking services, is regularly engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, corporate restructurings, strategic alliances, negotiated underwriting, secondary distributions of listed and unlisted securities, private placements and valuations for corporate and other purposes. In the past, H&Q has provided investment banking services to Corsair and has received fees for rendering these services. In the ordinary course of business, H&Q acts as a market maker and broker in the publicly traded securities of Corsair, and receives customary compensation in connection therewith. H&Q also provides research coverage for Corsair. In the ordinary course of business, H&Q actively trades in the equity and derivative securities of Corsair for its own account and for the accounts of its customers and, accordingly, may at any time hold a long or short position in such securities. H&Q may in the future provide additional investment banking or other financial advisory services to Corsair. In addition, H&Q acted as a placement agent for Subscriber's $15,000,000 Series B Preferred Stock Offering in 1996 and received a fee for these services, which fee included warrants for the purchase of 61,043 shares of Subscriber Series B Preferred Stock at an exercise price of $3.56 per share. A total of nine (9) Managing Directors of

H&Q acquired shares of Subscriber in this private placement and own a total of 19,375 shares of Subscriber Series B Preferred Stock.

     Pursuant to an engagement letter dated March 16, 1998, Corsair has agreed to pay H&Q a fee (a "Fairness Opinion Fee") of $300,000 in connection with the delivery of a fairness opinion. Such fee shall be netted against any further fees payable as part of this engagement. Upon consummation of the Merger, Corsair will pay H&Q a fee, payable in cash, of $900,000 in connection with its services as financial advisor to Corsair in connection with the Merger (the "Transaction Fee"). Corsair also has agreed to reimburse H&Q for its reasonable out-of-pocket expenses and to indemnify H&Q against certain liabilities, including liabilities under the federal securities laws or relating to or arising out of Corsair's engagement of H&Q as its financial advisor.

INTERESTS OF CERTAIN PERSONS IN THE MERGER -- CORSAIR

     As of March 31, 1998, directors and executive officers of Corsair and their affiliates may be deemed to be beneficial owners of approximately 37.7% of the outstanding shares of Corsair Common Stock. See "Corsair Communications,
Inc. -- Common Stock Ownership of Directors and Management."

     The directors and executive officers of Corsair and certain of their affiliates are obligated to vote or direct the vote of all of the shares of Corsair Common Stock over which they have voting control in favor of the Merger Agreement, the Merger and any matter that could reasonably be expected to facilitate the Merger. See "-- Corsair Voting Agreements."

     The foregoing interests of the directors, executive officers and certain stockholders of Corsair in the Merger may mean that such persons have a personal interest in the Merger which may not be identical to the interests of the other Corsair stockholders.

RECOMMENDATION OF THE SUBSCRIBER BOARD OF DIRECTORS

     The Subscriber Board unanimously approved the Merger Agreement as fair to and in the best interests of the stockholders of Subscriber, and unanimously recommends that Subscriber stockholders vote FOR the proposal to approve the Merger. See "-- Reasons of the Corsair and Subscriber Boards for the Merger."

     In reaching this conclusion, the Subscriber Board considered a number of factors, including the following:

     Enhance sales, distribution and marketing channels. The Subscriber Board believes that the combination of Corsair and Subscriber would enhance potential sales, distribution and marketing channels. Subscriber and Corsair have developed independent sales, distribution and marketing channels. The combined company offers these parties a more developed network of sales, distribution and marketing channels which will enhance their ability to distribute products to a larger customer base on an accelerated and more efficient basis than if the parties independently developed a comparable network of sales, distribution and marketing channels.

     Access to capital. The Subscriber Board believes that the combination of Corsair and Subscriber would enhance Subscriber's ability to obtain the capital necessary for its operations, product development and continued growth. In evaluating Subscriber's future capital needs, the Subscriber Board evaluated numerous options including raising funds through the Private Placement and selling Subscriber to or merging Subscriber with another company. The Subscriber Board believes that Subscriber would be able to raise the necessary capital through the Private Placement, however if the Private Placement is successfully completed, the current stockholders of Subscriber would be substantially diluted and the amount of proceeds which would be required by Subscriber in connection with a subsequent financing, sale or merger would be substantially increased due to the increased capital investment in Subscriber. The Subscriber Board believes that the combination of Corsair and Subscriber will result in a company which has adequate capital resources to finance its future operations, product development and growth and which will not be required to pursue an additional financing, sale or merger activity in the near future. In addition, the Subscriber Board believes that the combination of Corsair and Subscriber lowers the risk to the Subscriber stockholders for achieving liquidity and value for their investment in Subscriber.

     Expansion of product and customer base. The Subscriber Board believes that a combination of Corsair and Subscriber will result in a company with an expanded product and customer base. The Subscriber Board considered the diversity of products offered by Corsair and Subscriber, the complementary nature of such products and the breadth of their combined customers. The Subscriber Board believes that the combined company will be able to offer more products to Corsair's and Subscriber's markets which should result in a greater increase in overall sales than that which would be achieved if the companies operated independently. In addition, the Subscriber Board believes that value will be added to Corsair's and Subscriber's individual products by offering these products together and that new products may be created by combining the individual products of Corsair and Subscriber.

     Merger Consideration. The Subscriber Board believes that the Merger Agreement provides for a fair method of combining the equities of the two companies and that the consideration to be paid to Subscriber stockholders is fair to the Subscriber stockholders from a financial point of view.

     In view of the variety of factors considered by the Subscriber Board in connection with its evaluation of the Merger, the Subscriber Board did not find it practicable to and did not quantify or otherwise assign relative weights to the specific factors considered in reaching its determination.

INTERESTS OF CERTAIN PERSONS IN THE MERGER -- SUBSCRIBER

     As of March 31, 1998, directors and executive officers of Subscriber and their affiliates may be deemed to be beneficial owners of approximately 86.1% of the outstanding shares of Subscriber Common Stock, 96.7% of the outstanding shares of Subscriber Preferred Stock and 89.4% of the outstanding shares of all Subscriber Capital Stock. See "Subscriber Computing Inc. -- Principal Stockholders of Subscriber."

     The directors and executive officers of Subscriber and certain of their affiliates are obligated to vote or direct the vote of all of the shares of Subscriber Capital Stock over which they have voting control in favor of the Merger Agreement, the Merger and any matter that could reasonably be expected to facilitate the Merger. See "-- Subscriber Voting Agreements."

     As of March 31, 1998, affiliates of Advent International Corporation ("Advent") owned 4,069,534 shares of Subscriber Series B Preferred Stock which is convertible into 4,069,534 shares of Subscriber Common Stock. In the Merger, holders of Subscriber Series B Preferred Stock would receive that number of shares of Corsair Common Stock equal in value to approximately $7.47, while holders of Subscriber Common Stock would receive that number of shares of Corsair Common Stock equal in value to approximately $3.90. Douglas Kingsley, a director of Subscriber, is Vice President of Advent. Mr. Kingsley disclaims beneficial ownership of the shares held by affiliates of Advent.

     Certain directors and all executive officers of Subscriber have been granted options ("Subscriber Options") to purchase Subscriber Common Stock under Subscriber's 1997 Incentive Stock Option Plan. Of the Subscriber Options, 342,421 are exercisable within 60 days of March 31, 1998, and an additional 335,255 will become exercisable upon the Closing Date of the Merger. The exercise price of the Subscriber Options range from $.50 to $1.00 per share. Except as specified below, the Subscriber Options vest over periods ranging from 2 3/4 years to 5 years and expire within ten (10) years of their date of grant. Upon the Effective Time of the Merger, the vesting of any portion of the Subscriber Options held by Mr. Thomas Fedro, the Vice President of Sales and Marketing of Subscriber, or Mr. David McCann, the Vice President and General Manager of Real-Time Billing of Subscriber, which will vest within two years after the Effective Time of the Merger (including any partially earned but not yet vested options through such two year period) will be accelerated as of the Effective Time of the Merger. Upon the Effective Time of the Merger, the vesting of any portion of the Subscriber Options held by any directors or executive officers of Subscriber other than Mr. Fedro or Mr. McCann which will vest within one year after the Effective Time of the Merger will be accelerated as of the Effective Time of the Merger. In addition, Subscriber has entered into an agreement with Mr. Mark Nielsen, a director of Subscriber, pursuant to which all Subscriber Options held by Mr. Nielsen will fully vest as of June 30, 1998.

     The foregoing interests of the directors, executive officers and certain stockholders of Subscriber in the Merger may mean that such persons have a personal interest in the Merger which may not be identical to the interests of the other Subscriber stockholders.

FEDERAL INCOME TAX CONSEQUENCES

     The following discussion summarizes the material federal income tax consequences to Corsair, Subscriber and the Subscriber stockholders of the exchange of Subscriber Common Stock for Corsair Common Stock in the Merger. It is intended to provide only a general summary and does not address all federal income tax consequences that may be relevant to particular Subscriber stockholders in light of their particular circumstances, such as stockholders who are dealers in securities, foreign stockholders or stockholders who received stock pursuant to stock option plans, stock purchase plans or other compensatory arrangements. In addition, except as specifically set forth below, the following discussion does not address the tax consequences of transactions effectuated prior to or after the Merger (whether or not such transactions are in connection with the Merger) including, without limitation, (i) the exercise of options, warrants or similar rights to purchase stock, (ii) the exchange, assumption or substitution of options, warrants or similar rights to purchase Subscriber stock for rights to purchase Corsair stock or (iii) the effect of the reference of any Escrow Shares to Corsair to satisfy any claim. Furthermore, no foreign, state or local tax considerations are addressed herein.

     This discussion is based on legal authorities in existence as of the date hereof. No assurances can be given that future legislation, regulations, administrative pronouncements or court decisions will not significantly change the law and materially affect the conclusions expressed herein. Any such change, even though made after consummation of the Merger, could be applied retroactively. In light of the above, STOCKHOLDERS ARE URGED TO CONSULT THEIR OWN TAX ADVISORS AS TO THE SPECIFIC TAX CONSEQUENCES OF THE MERGER AND RELATED TRANSACTIONS, INCLUDING THE APPLICABLE FEDERAL, STATE, LOCAL AND FOREIGN TAX CONSEQUENCES TO THEM OF THE MERGER AND SUCH RELATED TRANSACTIONS.

 Tax Opinion

     Corsair has received an opinion of Brobeck, Phleger & Harrison LLP, counsel to Corsair, and Subscriber has received an opinion from Paul, Hastings, Janofsky & Walker LLP, counsel to Subscriber (the "Tax Opinions") that the Merger will qualify as a reorganization within the meaning of Section 368 of the Internal Revenue Code of 1986, as amended (the "Code"). The Tax Opinions are not binding on the Internal Revenue Service ("IRS"). Moreover, the parties are not requesting a ruling from the IRS in connection with the Merger. Accordingly, there can be no assurance that the IRS would not take a position contrary to that described above regarding the tax consequences of the Merger.

     This discussion and the Tax Opinions are based on certain representations made or to be made by Corsair, Subscriber and certain Subscriber stockholders, including representations in certificates delivered or to be delivered to Brobeck, Phleger & Harrison LLP and Paul, Hastings, Janofsky & Walker LLP by management and such stockholders. Should any such representations be inaccurate, the tax consequences of the Merger could differ materially from those set forth below.

     A successful IRS challenge to the "reorganization" status of the Merger would result in each Subscriber stockholder recognizing gain or loss with respect to each share of Subscriber Capital Stock surrendered equal to the difference between such stockholder's basis in such share and the fair market value, as of the Effective Time, of the Corsair Common Stock received in exchange therefor. In such event, each Subscriber stockholder's aggregate basis in the Corsair Common Stock so received would equal their respective fair market values and the holding period for such stock would begin the day after the Merger is consummated.

  Tax Consequences of Merger

     If the Merger qualifies as a reorganization within the meaning of Section 368(a) of the Code, the following federal income tax consequences will result:

          1. No gain or loss will be recognized by Corsair, Merger Sub or Subscriber.

          2. A Subscriber stockholder will not recognize gain or loss upon receipt of shares of Corsair Common Stock in exchange for his or her shares of Subscriber Capital Stock pursuant to the Merger. The aggregate basis of the Corsair Common Stock received by such stockholder will be the same as the aggregate basis of his or her shares of Subscriber Capital Stock exchanged therefor (less any basis attributable to a fractional share of Corsair Common Stock deemed to be received and disposed of). The holding period of the shares of Corsair Common Stock received by a Subscriber stockholder will include the stockholder's holding period for his or her Subscriber Capital Stock exchanged therefor, provided the Subscriber shares were held as a capital asset by the Subscriber stockholder.

          3. A Subscriber stockholder who exercises appraisal or dissenters' rights with respect to a share of capital stock of Subscriber and receives payment from Subscriber for such share in cash will generally recognize gain or loss for federal income tax purposes measured by the difference between the holder's basis in such share and the amount of cash received, provided that the payment is neither essentially equivalent to a dividend within the meaning of Section 302 of the Code nor has the effect of a distribution of a dividend with the meaning of Section 356(a)(2) of the Code (collectively, a "Dividend Equivalent Transaction"). A sale of Subscriber Capital Stock pursuant to an exercise of appraisal or dissenters' rights will generally not be a Dividend Equivalent Transaction if, as a result of such exercise, the Subscriber stockholder exercising appraisal or dissenters' rights owns no shares of Corsair capital stock (either actually or constructively within the meaning of Section 318 of the Code).

          4. Any Subscriber stockholder who receives cash in lieu of a fractional share of Corsair Common Stock will recognize gain or loss for federal income tax purposes equal to the difference between the cash received and the basis which would otherwise be allocable to the fractional share of Corsair Common Stock. For this purpose, the basis of a fractional share of Corsair Common Stock will be determined as if such stockholder had received such fractional share of Corsair Common Stock in the Merger.

  Utilization of Net Operating Losses

     Corsair and Subscriber each have accumulated net operating loss ("NOL"), built-in loss, tax credit and capital loss carryovers ("Tax Carryovers") which are available to reduce federal income tax liabilities in future taxable years. These carryovers were accumulated in years which have not yet been reviewed by the IRS, and there is no assurance that the IRS will not successfully contend upon audit that these carryovers should be reduced. In addition, Sections 382 and 383 of the Code impose limitations on the use of Tax Carryovers following an "ownership change" as defined in Section 382.

     Where there has been an ownership change, an annual limitation is imposed on the amount of taxable income in subsequent years which can be offset by Tax Carryovers accumulated prior to the ownership change. Any portion of the annual limitation not offset in one year is added to the annual limitation for the next year. The annual limitation is generally an amount equal to the value of the corporation immediately prior to the ownership change multiplied by the "long-term tax-exempt rate" in effect for the month in which the ownership change occurred (which rate was 5.05% for transactions occurring in April 1998). For this purpose, the value of the corporation generally means the value of the stock of the corporation must be reduced by certain capital contributions and nonbusiness assets. The reduction for capital contributions is limited to those contributions made as part of a plan a principal purpose of which is to increase the annual limitation under Code Section 382 following a change of ownership. However, the Code creates a presumption that, except to the extent provided in regulations, any capital contribution received within two-years prior to the ownership change were received pursuant to such a plan. The value of the corporation must also be reduced by the fair market value of any nonbusiness assets if the loss corporation has substantial nonbusiness assets immediately after the ownership change. Regulations have not been issued with respect to the reduction for capital contributions. The definition of nonbusiness assets or any other aspect of this rule.

     Subscriber will undergo an ownership change at the time of the Merger. It is also likely that the Merger will, in combination with other transactions occurring prior to or following the Merger, result in Corsair undergoing an ownership change. Because the impact of an ownership change on the ability of a corporation to utilize Tax Carryovers is an inherently factual questions, some of which cannot be currently known (including the future profitability of Subscriber and/or Corsair), the extent to which the ownership change occurring as a result of the Merger will materially affect the ability of Subscriber and Corsair to utilize their NOLs cannot be predicted. The limitations on the use of Tax Carryovers attributes under Code Sections 382 and 383 did not affect the respective decisions of the Corsair Board or the Subscriber Board to approve the Merger.

SUBSCRIBER VOTING AGREEMENTS

     In connection with the execution of the Merger Agreement, each of the directors and executive officers of Subscriber and certain of their affiliates (who collectively, as of May 15, 1998, held approximately 96.8% of the outstanding shares of Subscriber Common Stock and approximately 96.7% of the outstanding shares of Subscriber Preferred Stock) entered into voting agreements (the "Subscriber Voting Agreements") pursuant to which such persons agreed, among other things, (i) to vote the shares of Subscriber Capital Stock over which they have voting control in favor of the Merger Agreement, the Merger and any matter which could be reasonably be expected to facilitate the Merger, (ii) to execute and deliver an irrevocable proxy to the Corsair Board authorizing the Corsair Board to vote all shares over which they have voting control as set forth in item (i), (iii) not to transfer, sell, exchange, pledge or otherwise dispose of or encumber any shares of Subscriber Capital Stock, except as otherwise allowed by Staff Accounting Bulletin 76 of the Commission, prior to the earliest of the consummation of the Merger or the termination of the Merger Agreement, (iv) not to solicit proposals or offers or otherwise assist, facilitate or encourage any agreement or understanding with any party other than Corsair in connection with any merger, consolidation or sale of substantial assets of Subscriber or any sale of equity interests in Subscriber, and (v) to authorize ten percent (10%) of all Corsair Capital Stock received by such stockholders as part of the Merger to be automatically deposited into an escrow fund established under the Merger. See "The Merger Agreement -- Escrow and Indemnification."

CORSAIR VOTING AGREEMENTS

     In connection with the execution of the Merger Agreement, each of the directors and executive officers of Corsair and certain of their affiliates (who collectively, as of May 15, 1998, held approximately 25.5% of the outstanding shares of Corsair Common Stock) entered into voting agreements (the "Corsair Voting Agreements") pursuant to which such persons agreed, among other things,
(i) to vote the shares of Corsair Common Stock over which they have voting control in favor of the Merger Agreement, the Merger and any matter which could be reasonably be expected to facilitate the Merger, (ii) to execute and deliver an irrevocable proxy to the Subscriber Board authorizing the Subscriber Board to vote all shares over which they have voting control as set forth in item (i), and (iii) not to transfer, sell, exchange, pledge or otherwise dispose of or encumber any shares of Corsair Common Stock, except as otherwise allowed by Staff Accounting Bulletin 76 of the Commission, prior to the earliest of the consummation of the Merger or the termination of the Merger Agreement.

ACCOUNTING TREATMENT

     The Merger is intended to qualify as a pooling of interests for accounting and financial reporting purposes in accordance with generally accepted accounting principles. It is a condition to the closing of the Merger that (i) Corsair receives a letter from KPMG Peat Marwick LLP, Corsair's independent auditors, as to their concurrence with the conclusion of the management of Corsair as to the appropriateness of pooling of interests accounting for the Merger under Accounting Principles Board Opinion No. 16 if the Merger is consummated in accordance with the Merger Agreement and (ii) Subscriber's accountants, Deloitte & Touche LLP, provide Subscriber with a letter at or prior to the Closing, satisfactory in form and substance to Subscriber and

Corsair, as to their concurrence with the conclusion of the management of Subscriber, regarding the appropriateness of pooling of interests accounting for a transaction involving Subscriber.

     Under pooling of interests accounting, the recorded assets and liabilities of Corsair will be carried forward to the combined company at their recorded amounts, income of the combined company will include the income of Corsair and Subscriber for the entire fiscal year in which the combination occurs and the reported results of the separate companies for prior periods will be combined and restated as results of the combined company.

     To help ensure that the parties meet the prerequisites for pooling of interests accounting treatment, each affiliate of Subscriber has executed and delivered to Corsair an agreement, which provides that such person will not sell, transfer or otherwise reduce his, her or its interest or risk in his, her or its shares of Subscriber Capital Stock or Corsair Common Stock during the period commencing on the date of the Merger Agreement and ending on the date that Corsair publishes financial statements which reflect thirty days of combined operations of Corsair and Subscriber, subject to certain limited exceptions. See "-- Resales of Corsair Common Stock; Affiliate Agreements."

RESALES OF CORSAIR COMMON STOCK; AFFILIATE AGREEMENTS

     The Corsair Common Stock to be issued to the Subscriber stockholders pursuant to the Merger Agreement will be freely transferable under the Act, except for shares issued to any person who may be deemed to be an "affiliate" of Subscriber within the meaning of Rule 145 under the Act. Persons who may be deemed to be affiliates of Subscriber generally include individuals or entities that control, are controlled by, or are under common control with, Subscriber and may include certain officers and directors of Subscriber as well as principal stockholders of Subscriber.

     Concurrently with the execution of the Merger Agreement, Subscriber delivered to Corsair an executed agreement from each person, who in Subscriber's reasonable judgment, is or may be an affiliate (individually, an "Affiliate" and collectively, "Affiliates"). Pursuant to the terms of the these agreements, each Affiliate of Subscriber agreed not to make any sale of Corsair Common Stock received upon consummation of the Merger in violation of the Act or the rules and regulations promulgated thereunder. Generally, this will require that such sales be made in accordance with Rule 145(d) under the Securities Act. Rule 145(d) requires that, for specified periods, such sale be made in compliance with the volume limitations, manner of sale provisions and current information requirements of Rule 144 under the Act. The volume limitations should not pose any material limitations on any Subscriber stockholder who owns less than one percent of the outstanding Corsair Common Stock after the Merger (approximately 137,144 shares of Corsair Common Stock as of March 31, 1998) unless, pursuant to Rule 144, such stockholder's shares are required to be aggregated with those of another stockholder.

     In addition, each Affiliate agreed (i) not to sell, exchange, transfer, pledge, dispose of or otherwise reduce his risk relative to shares of Subscriber Capital Stock owned by such Affiliate for thirty days prior to the Effective Time; (ii) not to sell, exchange, transfer, pledge, dispose or otherwise reduce his risk relative to Corsair Common Stock until such time as financial results covering at least thirty days of the combined operations of Corsair and Subscriber after the Effective Time have been filed with the Commission; and
(iii) not to offer, sell, exchange, transfer, pledge or otherwise dispose of any Corsair Common Stock except as permitted by Rule 145 promulgated under the Securities Act by the Commission or pursuant to a registration statement under, or an exemption from, the Securities Act.

     The certificates evidencing Corsair Common Stock issued to Affiliates will bear a legend summarizing the restrictions on resale imposed on their Corsair Common Stock.

REGULATORY REQUIREMENTS

     Other than the effectiveness of this Registration Statement, Subscriber and Corsair are not aware of any federal, state or foreign governmental or regulatory approval that is required in order to consummate the

Merger. Should any such approval be required, it is currently contemplated that such approval would be sought.

APPLICABILITY OF CALIFORNIA LAW TO SUBSCRIBER

     Section 2115 of the CGCL makes substantial portions of the CGCL applicable, with limited exceptions, to a foreign corporation with more than half of its outstanding stock held of record by persons having addresses in California and more than half of its business conducted in the state (as measured by factors based on the corporation's levels of property, payroll and sales as determined for California franchise tax purposes), irrespective of the corporation's state of incorporation. Although Subscriber is incorporated in Delaware, it is subject to Section 2115. The statutory provisions of the CGCL to which Subscriber is subject include, but are not limited to, provisions governing a director's standard of care in performing the duties of a director, a stockholder's right to vote cumulatively in any election of directors, a director's or stockholder's right to inspect corporate records, indemnification requirements concerning directors, officers and others and the corporate requirements to effectuate corporate reorganizations (including mergers and acquisitions). Section 2115 also invokes the application of Chapter 13 of the CGCL to the Merger with respect to Subscriber stockholders who elect to exercise dissenters' rights. Under Section 2115, the provisions of the CGCL made applicable pursuant to such section apply to the exclusion of the law of the jurisdiction in which the foreign corporation is incorporated.

     Upon completion of the Merger, the statutory protections available to Subscriber stockholders pursuant to Section 2115 will cease to exist.

APPRAISAL AND DISSENTERS' RIGHTS

     Holders of shares of Corsair Common Stock are not entitled to Appraisal or Dissenters' Rights.

     Holders of Subscriber Capital Stock who do not vote in favor of the Merger may, under certain circumstances and by following the procedure prescribed by
Section 262 of the DGCL, exercise Appraisal Rights and receive cash for their shares of Subscriber Capital Stock. Alternatively, although Subscriber is a Delaware corporation and is therefore subject to the DGCL, Section 2115 of the CGCL provides that Subscriber may be subject to California law with respect to Dissenters' Rights. Accordingly, pursuant to Chapter 13 of the CGCL, stockholders of Subscriber who do not vote in favor of the Merger and who comply with the requirements of Chapter 13 will have a right to demand payment for, and appraisal of the "fair value" of, their shares. Although a dissenting stockholder may choose to proceed under one or both of the states' statutes, a dissenting stockholder must follow the appropriate procedures under either the DGCL or the CGCL or suffer the termination or waiver of such rights. See "Applicability of California Law to Subscriber."

     Delaware Appraisal Rights. Holders of record of Subscriber Capital Stock who do not vote in favor of the Merger and who otherwise comply with the procedures set forth in Section 262 of the DGCL, and summarized herein, will be entitled to have their shares of Subscriber Capital Stock appraised (the "Appraisal Shares") and will receive a payment in cash for such shares ("Appraisal Rights"). The failure of a Subscriber stockholder to follow the appropriate procedures set forth in Section 262 will result in the termination or waiver of the stockholder's Appraisal Rights. A person having a beneficial interest in shares of Subscriber Capital Stock held of record in the name of another person, such as a broker or nominee, must act promptly to cause the record holder to follow the steps summarized below properly and in a timely manner to perfect Appraisal Rights.

     THE FOLLOWING DISCUSSION IS NOT A COMPLETE STATEMENT OF THE LAW PERTAINING TO APPRAISAL RIGHTS UNDER THE DGCL AND IS QUALIFIED IN ITS ENTIRETY BY THE FULL TEXT OF SECTION 262 WHICH IS REPRINTED IN ITS ENTIRETY AS APPENDIX B. ALL REFERENCES IN SECTION 262 AND THIS SUMMARY TO A "STOCKHOLDER" OR "HOLDER" ARE TO THE RECORD HOLDER OF THE SHARES OF SUBSCRIBER CAPITAL STOCK AS TO WHICH APPRAISAL RIGHTS ARE ASSERTED.

     Under the DGCL, holders of shares of Subscriber Capital Stock who follow the procedures set forth in Section 262 will be entitled to have their Appraisal Shares appraised by the Delaware Chancery Court and to receive payment in cash of the "fair value" of such Appraisal Shares, exclusive of any element of value arising from the accomplishment or expectation of the Merger, together with a fair rate of interest, if any, as determined by such court. Pursuant to the terms of the Merger Agreement, Corsair has no obligation to consummate the Merger if demands for Appraisal and/or Dissenters' Rights are made or continue to exist with respect to more than five percent (5%) of the outstanding shares of Subscriber Capital Stock. If the Merger is not consummated, no Subscriber stockholder will be entitled to Appraisal Rights.

     Under Section 262, where a proposed merger (like the Merger) is to be submitted for approval at a meeting of stockholders, the corporation, must notify each of its stockholders, as determined on the record date for such meeting, not less than twenty (20) days prior to the meeting that appraisal rights are available. The corporation must also include a copy of Section 262 in such notice.

     This Joint Proxy Statement/Prospectus constitutes notice to the holders of Subscriber Capital Stock of their Appraisal Rights as required by Section 262.
Section 262 is attached to this Joint Proxy Statement/ Prospectus as Annex B. Any Subscriber stockholder who wishes to exercise his, her or its Appraisal Rights, or who wishes to preserve his, her or its right to do so, should review the following discussion and Annex B carefully. Failure to comply timely and properly with the procedures specified in Section 262 will result in the loss of Appraisal Rights.

     A HOLDER OF APPRAISAL SHARES WISHING TO EXERCISE SUCH HOLDER'S APPRAISAL RIGHTS MUST (1) NOT VOTE IN FAVOR OF THE MERGER AND (2) DELIVER TO SUBSCRIBER PRIOR TO THE VOTE ON THE MERGER AGREEMENT AT THE SUBSCRIBER MEETING TO BE HELD ON JUNE 22, 1998, A WRITTEN DEMAND FOR APPRAISAL. A HOLDER OF APPRAISAL SHARES WISHING TO EXERCISE SUCH HOLDER'S APPRAISAL RIGHTS MUST BE THE RECORD HOLDER OF SUCH APPRAISAL SHARES ON THE DATE THE WRITTEN DEMAND FOR APPRAISAL IS MADE AND MUST CONTINUE TO HOLD SUCH APPRAISAL SHARES OF RECORD UNTIL THE CONSUMMATION OF THE MERGER. ACCORDINGLY, A HOLDER OF APPRAISAL SHARES WHO IS THE RECORD HOLDER OF APPRAISAL SHARES ON THE DATE THE WRITTEN DEMAND FOR APPRAISAL IS MADE, BUT WHO THEREAFTER TRANSFERS SUCH APPRAISAL SHARES PRIOR TO THE CONSUMMATION OF THE MERGER, WILL LOSE ANY RIGHT TO APPRAISAL IN RESPECT OF SUCH APPRAISAL SHARES. A PROXY OR VOTE AGAINST THE APPROVAL OF THE MERGER DOES NOT IN ITSELF CONSTITUTE A DEMAND FOR APPRAISAL.

     Only a holder of record of Appraisal Shares is entitled to assert Appraisal Rights for the Appraisal Shares registered in that holder's name. A demand for appraisal should be executed by or on behalf of the holder of record, fully and correctly, as such holder's name appears on such holder's stock certificate. If the Appraisal Shares are owned of record in a fiduciary capacity, such as by a trustee, guardian or custodian, execution of the demand should be made in that capacity, and if the Appraisal Shares are owned of record by more than one person as in a joint tenancy or tenancy in common, the demand should be executed by or on behalf of all joint owners. An authorized agent, including one or more joint owners, may execute a demand for appraisal on behalf of a holder of record; however, the agent must identify the record owner or owners and expressly disclose the fact that, in executing the demand, the agent is agent for such owner or owners. A record holder such as a broker who holds Appraisal Shares as a nominee for several beneficial owners may exercise appraisal rights with respect to the Appraisal Shares held for one or more beneficial owners while not exercising such rights with respect to the Appraisal Shares held for other beneficial owners; in such case, the written demand should set forth the number of Appraisal Shares as to which appraisal is sought. When no number of Appraisal Shares is expressly mentioned, the demand will be presumed to cover all Appraisal Shares held in the name of the record owner. Stockholders who hold their Appraisal Shares in brokerage accounts or other nominee forms and who wish to exercise Appraisal Rights are urged to consult with their brokers to determine the appropriate procedures for the making of a demand for appraisal by such a nominee.

     ALL WRITTEN DEMANDS FOR APPRAISAL SHOULD BE SENT OR DELIVERED TO SUBSCRIBER COMPUTING, INC., 18881 VON KARMAN AVENUE, SUITE 450, IRVINE, CALIFORNIA 92612,
ATTENTION: DENNIS ANDREWS.

     Within ten (10) days after the consummation of the Merger, the combined company will provide notice of the date on which the Merger was consummated to each stockholder who has properly asserted Appraisal Rights under Section 262 and has not voted in favor of the Merger.

     Within 120 days after the consummation of the Merger but not thereafter, the combined company or any stockholder who has complied with the statutory requirements summarized above may file a petition in the Delaware Chancery Court demanding a determination of the fair value of the Appraisal Shares. Accordingly, it is the obligation of the stockholders to initiate all necessary action to perfect their Appraisal Rights within the time prescribed in Section
262. At any time within sixty (60) days from the consummation of the Merger, a stockholder may withdraw his, her or its demand for appraisal, and accept the terms offered under the Merger Agreement.

     Within 120 days after the consummation of the Merger, any stockholder who has complied with the requirements for exercise of Appraisal Rights will be entitled, upon written request, to receive from the combined company a statement setting forth the aggregate number of Appraisal Shares and the aggregate number of holders of such Appraisal Shares not voted in favor of the Merger and with respect to which demands for appraisal have been received. The combined company must mail the statement within ten (10) days after it has received a written request.

     If a petition for an appraisal is timely filed, after a hearing on such petition, the Delaware Chancery Court will determine the stockholders entitled to Appraisal Rights and will appraise the fair value of their Appraisal Shares, exclusive of any element of value arising from the accomplishment or expectation of the Merger, together with a fair rate of interest, if any, to be paid upon the amount determined to be the fair value. Stockholders considering whether to seek appraisal should be aware that the fair value of their Appraisal Shares as determined under Section 262 could be more than, the same as or less than the value of the consideration they would receive pursuant to the Merger Agreement if they did not seek appraisal of their Appraisal Shares. Investment banking opinions as to fairness from a financial point of view are not necessarily opinions as to fair value under Section 262. The Delaware Supreme Court has stated that proof of value by any techniques or methods which are generally considered acceptable in the financial community and otherwise admissible in court should be considered in the appraisal proceedings.

     The Delaware Chancery Court will determine the amount of interest, if any, to be paid upon the amounts to be received by persons whose Appraisal Shares have been appraised. The costs of the action may be determined by the Delaware Chancery Court and taxed upon the parties as the Delaware Chancery Court deems equitable. The Delaware Chancery Court may also order that all or a portion of the expenses incurred by any stockholder in connection with an appraisal, including, without limitation, reasonable attorneys' fees and the fees and expenses of experts utilized in the appraisal proceeding, be charged pro rata against the value of all the Appraisal Shares entitled to appraisal.

     Any holder of Appraisal Shares who had duly demanded an appraisal in compliance with Section 262 will not, after the consummation of the Merger, be entitled to vote the Appraisal Shares subject to such demand for any purpose or be entitled to the payment of dividends or other distributions on those Appraisal Shares (except dividends or other distributions payable to holders of record of Appraisal Shares as of a record date prior to the consummation of the Merger).

     If any stockholder who properly demands appraisal of his Appraisal Shares under Section 262 fails to perfect, or effectively withdraws or loses, his, her or its Appraisal Rights, the Appraisal Shares of such stockholder will be converted into the right to receive the consideration receivable with respect to such Appraisal Shares in accordance with the Merger Agreement. A stockholder will fail to perfect, or effectively lose or withdraw his, her or its right to appraisal if, among other things, no petition for appraisal is filed within 120 days after the consummation of the Merger, or if the stockholder delivers to Corsair a written withdrawal of his, her or its demand for appraisal. Any such attempt to withdraw an appraisal demand more than sixty (60) days after the consummation of the Merger will require the written approval of Corsair.

     FAILURE TO FOLLOW THE STEPS REQUIRED BY SECTION 262 FOR PERFECTING APPRAISAL RIGHTS MAY RESULT IN THE LOSS OF SUCH RIGHTS (IN WHICH EVENT A STOCKHOLDER WILL BE ENTITLED TO RECEIVE THE CONSIDERATION RECEIVABLE WITH RESPECT TO SUCH APPRAISAL SHARES IN ACCORDANCE WITH THE MERGER AGREEMENT). IN VIEW OF THE COMPLEXITY OF THE PROVISIONS OF SECTION 262, SUBSCRIBER STOCKHOLDERS WHO ARE CONSIDERING OBJECTING TO THE MERGER SHOULD CONSULT THEIR OWN LEGAL ADVISORS.

     See "Comparison of Rights of Holders of Corsair Common Stock and Subscriber Capital Stock."

     California Dissenters' Rights. By virtue of Section 2115 of the CGCL, if holders of Subscriber Capital Stock exercise Dissenters' Rights in connection with the Merger under Sections 1300 to 1312 of the CGCL ("Chapter 13"), any shares of Subscriber Capital Stock as to which such Dissenters' Rights are exercised will not be converted into the right to receive shares of Corsair Common Stock but instead will be converted into the right to receive such consideration as may be determined to be due with respect to such Dissenting Shares pursuant to the CGCL. See "Applicability of California Law to Subscriber."

     THE FOLLOWING SUMMARY OF THE PROVISIONS OF CHAPTER 13 IS NOT INTENDED TO BE A COMPLETE STATEMENT OF SUCH PROVISIONS AND IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE FULL TEXT OF CHAPTER 13. A COPY OF WHICH IS ATTACHED HERETO AS ANNEX C AND IS INCORPORATED HEREIN BY REFERENCE.

     If the Merger is approved by the required vote of Subscriber's stockholders, each holder of Subscriber Capital Stock who does not vote in favor of the Merger and who follows the procedures set forth in Chapter 13 will be entitled to have his, her or its Subscriber Capital Stock purchased by Subscriber for cash at the fair market value of the shares of Subscriber Capital Stock. The fair market value of shares of Subscriber Capital Stock will be determined as of the day before the first announcement of the terms of the proposed Merger, excluding any appreciation or depreciation in consequence of the proposed Merger (i.e., valuing the shares of Subscriber Capital Stock as if the Merger had not occurred.) The shares of Subscriber Capital Stock with respect to which holders have perfected their purchase demand in accordance with Chapter 13 and have not effectively withdrawn or lost such Dissenters' Rights are referred to in this Joint Proxy Statement/Prospectus as the "Dissenting Shares."

     Within ten (10) days after approval of the Merger by Subscriber's stockholders, Subscriber must mail a notice of such approval (the "Approval Notice") to all stockholders who have not voted in favor of the Merger, together with a statement of the price determined by Subscriber to represent the fair market value of the applicable Dissenting Shares, a brief description of the procedures to be followed in order for the stockholder to pursue Dissenters' Rights, and a copy of Sections 1300 to 1304 of the CGCL. The statement of price by Subscriber constitutes an offer by Subscriber to purchase all Dissenting Shares at the stated amount.

     A stockholder of Subscriber electing to exercise Dissenters' Rights must, within thirty (30) days after the date in which the Approval Notice is mailed to such stockholder, mail or deliver a written demand to Subscriber stating that such holder is demanding purchase of his or her shares of Subscriber Capital Stock, stating the number of shares which Subscriber must purchase, what the stockholder claims to be the fair market value of such shares and enclosing the share certificates for endorsement by Subscriber. A holder who elects to exercise Dissenters' Rights should mail or deliver his, her or its written demand to Subscriber Computing, Inc., 18881 Von Karman Avenue, Suite 450, Irvine, California 92612, Attention: Dennis Andrews. The statement of fair market value constitutes an offer by the stockholder to sell the shares at the stated amount. Any Subscriber stockholder who executes and delivers the proxy accompanying this Joint Proxy Statement/Prospectus voting in favor of the Merger will have waived his, her or its Dissenters' Rights.

     If Subscriber and the stockholder agree that the shares are Dissenting Shares and agree upon the price of the shares, Subscriber must pay the stockholder the agreed upon price plus interest thereon at the legal rate from the date of the agreement on Dissenting Shares within thirty (30) days from the later of (i) the date of the agreement on Dissenting Shares or (ii) the date all contractual conditions to the Merger are satisfied.

     If Subscriber denies that the shares are Dissenting Shares, or if Subscriber and the stockholder fail to agree upon the fair market value of shares of Subscriber Capital Stock, then within six (6) months after the date the Approval Notice was mailed to stockholders, any stockholder who has made a valid written purchase demand and who has not voted in favor of approval and adoption of the Merger may file a complaint in California superior court requesting a determination as to whether the shares are Dissenting Shares or as to the fair market value of such holder's shares of Subscriber Capital Stock, or both.

     Any holder of Dissenting Shares who has duly demanded the purchase of his, her or its shares under Chapter 13 will not, after the Effective Time of the Merger, be entitled to vote the shares subject to such demand for any purposes or be entitled to the payment of dividends or other distributions on such Dissenting Shares (except dividends or other distributions payable to stockholders of record as of the date prior to the Effective Time of the Merger).

     If any holder of Subscriber Capital Stock who demands the purchase of his, her or its shares under Chapter 13 fails to perfect, or effectively withdraws or loses his or her right to such purchase, the shares of such holder will be converted into a right to receive a number of shares of Corsair Common Stock in accordance with the terms of the Merger Agreement. Dissenting Shares lose their status as Dissenting Shares if (a) the Merger is abandoned; (b) the shares are transferred prior to their submission for the required endorsement; (c) the dissenting stockholder fails to make a timely written demand for purchase, along with a statement of fair market value; (d) the Dissenting Shares are voted in favor of the Merger; (e) the dissenting stockholder and Subscriber do not agree upon the status of the shares as Dissenting Shares or do not agree on the purchase price, but neither Subscriber nor the stockholder files a complaint or intervenes in a pending action within six months after mailing of the Approval Notice; or (f) with Subscriber's consent, the stockholder delivers to Corsair a written withdrawal of such stockholder's demand for purchase of his, her or its shares.

     FAILURE TO FOLLOW THE STEPS REQUIRED BY CHAPTER 13 FOR PERFECTING DISSENTERS' RIGHTS MAY RESULT IN THE LOSS OF SUCH RIGHTS (IN WHICH EVENT A STOCKHOLDER WILL BE ENTITLED TO RECEIVE THE CONSIDERATION RECEIVABLE WITH RESPECT TO SUCH DISSENTING SHARES IN ACCORDANCE WITH THE MERGER AGREEMENT). IN VIEW OF THE COMPLEXITY OF THE PROVISIONS OF CHAPTER 13, SUBSCRIBER STOCKHOLDERS WHO ARE CONSIDERING OBJECTING TO THE MERGER SHOULD CONSULT THEIR OWN LEGAL ADVISORS.

     See "Comparison of Rights of Holders of Corsair Common Stock and Subscriber Capital Stock."

                              THE MERGER AGREEMENT
              (PROPOSAL FOR BOTH CORSAIR AND SUBSCRIBER MEETINGS)

     The following is a brief summary of certain provisions of the Merger Agreement, a copy of which is attached as Annex D to this Joint Proxy Statement/Prospectus and incorporated herein by reference. This summary is qualified in its entirety by reference to the Merger Agreement. Stockholders of Corsair and Subscriber are urged to carefully read the Merger Agreement in its entirety for a more complete description of the Merger. The Merger Agreement rather than the summary set forth herein, will control the terms of the Merger and the rights of the parties and the stockholders of Corsair and Subscriber thereunder.

THE MERGER

     The Merger Agreement provides that, following the approval of the Merger Agreement by the stockholders of Subscriber and Corsair and the satisfaction or waiver of the other conditions to the Merger Agreement, Merger Sub will be merged with and into Subscriber. Upon consummation of the Merger, the separate corporate existence of Merger Sub will end, and Subscriber will continue as the surviving corporation and as a wholly-owned subsidiary of Corsair. Subscriber as the surviving corporation after the Merger is sometimes referred to herein as the "Surviving Corporation."

CLOSING DATE AND EFFECTIVE TIME

     Unless the Merger Agreement is terminated or the parties agree to another time, the closing of the Merger (the "Closing") will take place no later than five (5) business days following the satisfaction or waiver of the conditions set forth in Article VI of the Merger Agreement (the "Closing Date"). It is contemplated that the Closing will take place on the same day as the requisite stockholder approvals are obtained. On the Closing Date, Corsair and Subscriber will consummate the Merger by filing a Certificate of Merger with the Secretary of State of the State of Delaware. The date on which the Delaware Secretary of State confirms the filing of the Certificate of Merger is referred to herein as the "Effective Time." See "-- Conditions to Closing."

CERTIFICATE; BYLAWS; DIRECTORS AND OFFICERS

     The Merger Agreement provides that the Certificate of Incorporation and the Bylaws of Merger Sub in effect immediately prior to the Effective Time will become the Certificate of Incorporation and the Bylaws of the Surviving Corporation. The Merger Agreement also provides that the directors and officers of Merger Sub immediately prior to the Effective Time will become the directors and officers of the Surviving Corporation.

MERGER CONSIDERATION


     As consideration for Corsair's acquisition of Subscriber through the Merger, the shares of Subscriber Capital Stock which either (a) are issued and outstanding at the Effective Time or (b) would be outstanding upon exercise of each option, warrant or other right to acquire Subscriber Capital Stock, whether vested or unvested, outstanding at the Effective Time will be converted into the right to receive (or acquire in the case of options, warrants or other rights to acquire Subscriber Capital Stock), in the aggregate, a certain number of shares of Corsair Common Stock (the "Merger Consideration"). The Merger Consideration will be determined as follows: by dividing (A) the sum of (x) $70,000,000 and
(y) the exercise price of all options and warrants to acquire Subscriber Capital Stock outstanding at the Effective Time (the "Aggregate Exercise Price Outstanding") and (z) any cash received by Subscriber after April 1, 1998, but prior to the Effective Time, as payment for the exercise of options or warrants to acquire Subscriber Capital Stock (the "Aggregate Exercise Price Received," and collectively, the "Purchase Price") by (B) the average of the closing price per share of Corsair Common Stock as reported in the Wall Street Journal for the ten (10) consecutive trading days immediately preceding the Closing Date (the "Corsair Average Stock Price"). Notwithstanding the foregoing, the Corsair Average Stock Price shall in no event be greater than $20.11 per share (the "Corsair Average Stock Price Ceiling") nor less than $16.45 per share (the "Corsair Average Stock Price Floor"). The Merger Agreement does not contain any "walk-away" or other termination rights in the event the Corsair

Average Stock Price increases above $20.11 or falls below $16.45 per share; provided, however, that a condition to the consummation of the Merger is the absence of any material adverse change in the business, assets, financial condition, results of operations, liabilities or prospects of Corsair or Subscriber. See "--Conditions to Closing." Further, the Purchase Price will be reduced by that amount of the obligations of Subscriber relating to any mortgages, indentures, loans or credit agreements, security agreements or other arrangements or instruments relating to the borrowing of money or extension of credit to Subscriber including guaranties (collectively, "Borrowings") that exceed $10,000,000 as of the Effective Time, excluding any Borrowings by Subscriber in the form of capital leases.



     As of April 30, 1998, the sum of the Aggregate Exercise Price Outstanding and the Aggregate Exercise Price Received equaled $2,760,588.71. Furthermore, as of April 30, 1998, Subscriber had incurred $9,005,090 of Borrowings, excluding Borrowings in the form of capital leases. Assuming that there are no changes to the Aggregate Exercise Price Outstanding, the Aggregate Exercise Price Received and Subscriber's Borrowings remain below $10,000,000 before the Exercise Time, the Merger Consideration will consist of a minimum of approximately 3,600,000 shares and a maximum of approximately 4,400,000 shares of Corsair Common Stock based on the Corsair Average Stock Price Ceiling and the Corsair Average Stock Price Floor, respectively. This equates to approximately 20 to 23.5 percent of the Corsair Common Stock after the Merger. At the Closing of the Merger, each holder of Subscriber Capital Stock will have the right to receive ninety percent (90%) of the number of shares of Corsair Common Stock issuable to such holder in the Merger. The remaining ten percent (10%) of the shares of Corsair Common Stock issuable to such holders will be placed in an escrow account (the "Escrow Fund"). The shares of Corsair Common Stock held in the Escrow Fund will not be made available to the holders of Subscriber Capital Stock except in accordance with the provisions of the Merger Agreement. See "-- Escrow and Indemnification.



     Based on the foregoing assumptions and the Corsair Average Stock Price Ceiling and the Corsair Average Stock Price Floor, respectively, at the Closing of the Merger, the holders of Subscriber Common Stock will have the right to receive approximately 1,474,085 to 1,802,005 shares of Corsair Common Stock and approximately 163,787 to 200,223 shares of Corsair Common Stock will be placed in the Escrow Fund on behalf of the holders of Subscriber Common Stock. The holders of Subscriber Series B Preferred Stock will have the right to receive approximately 1,408,022 to 1,720,415 shares of Corsair Common Stock and approximately 156,447 to 191,157 shares of Corsair Common Stock will be placed in the Escrow Fund on behalf of the holders of the Subscriber Series B Preferred Stock.



     Stated on a per share basis, each holder of a share of Subscriber Common Stock will have the right to receive approximately 0.1746 to 0.2134 of a share of Corsair Common Stock and each holder of a share of Subscriber Series B Preferred Stock will have the right to receive approximately 0.3344 to 0.4087 of a share of Corsair Common Stock. In addition, 0.0194 to 0.0237 of a share of Corsair Common Stock on behalf of each holder of a share of Subscriber Common Stock and 0.0372 to 0.0454 of a share of Corsair Common Stock on behalf of each holder of a share of Subscriber Series B Preferred Stock will be deposited into the Escrow Fund.



     For example, using the same assumptions as above and further assuming a Corsair Average Stock Price as if the closing of the Merger occurred on May 26, 1998 ($15.681), the number of shares of Corsair Common Stock to be issued to the holders of Subscriber Capital Stock would be computed using the Corsair Average Stock Price Floor ($16.45), and each holder of a share of Subscriber Common Stock would have the right to receive 0.2134 shares of Corsair Common Stock and each holder of a share of Subscriber Series B Preferred Stock would have the right to receive 0.4087 shares of Corsair Common Stock. Additionally, 0.0237 of a share of Corsair Common Stock on behalf of each holder of a share of Subscriber Common Stock and 0.0454 of a share of Corsair Common Stock on behalf of each holder of a share of Subscriber Series B Preferred Stock would be deposited into the Escrow Fund. The actual number of shares of Corsair Common Stock to be issued to the holders of Subscriber Capital Stock in connection with the Merger cannot be determined until immediately preceding the Effective Time, and therefore may differ significantly from this example. The distribution of Corsair Common Stock to the holders of Subscriber Capital Stock and to the holders of option, warrants or other rights to acquire Subscriber Capital Stock is more fully described below.

CONVERSION OF SUBSCRIBER CAPITAL STOCK

     Subject to the foregoing limitations on the Merger Consideration, each share of Subscriber Capital Stock which is issued and outstanding at the Effective Time will be automatically converted, without any action on the part of the holder, into the consideration set forth below:

          (i) Each share of Subscriber Series B Preferred Stock (other than shares, if any, held by persons exercising appraisal or dissenters' rights, if available) will be converted into the right to receive a fraction of a fully-paid and nonassessable share of Corsair Common Stock that is equal to the quotient of (A) $3.563, divided by (B) the Corsair Average Stock Price.

          (ii) In addition, each share of Subscriber Series B Preferred Stock (other than shares, if any, held by persons exercising appraisal or dissenters' rights, if available) will be converted into the right to receive a fraction of a fully-paid and nonassessable share of Corsair Common Stock that is equal to the quotient of (A) the Merger Consideration less the aggregate number of shares of Corsair Common Stock issuable to holders of Subscriber Series B Preferred Stock in accordance with Paragraph
     (i) above, divided by (B) the sum of the aggregate number of shares of Subscriber Common Stock which are (x) issued and outstanding as of the Effective Time, (y) issuable upon conversion of the Subscriber Series A Preferred Stock and Subscriber Series B Preferred Stock outstanding as of the Effective Time and (z) issuable upon exercise of all options, warrants and other rights to acquire shares of Subscriber Common Stock outstanding at the Effective Time (the "Exchange Ratio").

          (iii) Each share of Subscriber Common Stock (other than shares, if any, held by persons exercising appraisal or dissenters' rights, if available) will be converted into the right to receive a fraction of a fully-paid and nonassessable share of Corsair Common Stock that is equal to the Exchange Ratio.

          (iv) Each share of Subscriber Series A Preferred Stock (other than shares, if any, held by persons exercising appraisal or dissenters' rights, if available) will be converted into the right to receive a fraction of a fully paid and nonassessable share of Corsair Common Stock that is equal to the product of (A) 1.03718 and (B) the Exchange Ratio.


          Assuming that there has been no change in Subscriber's capital structure since the date of the Merger Agreement and that Subscriber's Borrowings do not exceed $10,000,000 at the Effective Time, the holders of each share of Subscriber Common Stock would receive that number of shares of Corsair Common Stock equal in value, based on the Corsair Average Stock Price, to $3.90 and the holders of each share of Subscriber Series B Preferred Stock would receive that number of shares of Corsair Common Stock equal in value, based on the Corsair Average Stock Price, to $7.47.


          (v) Each issued and outstanding share of Subscriber Capital Stock owned by Subscriber, or any direct or indirect wholly-owned subsidiary of Subscriber, immediately prior to the Effective Time will automatically be canceled and extinguished without any conversion thereof.

          (vi) Each issued and outstanding share of Common Stock of Merger Sub will be converted into and exchanged for one validly issued, fully paid and nonassessable share of Common Stock of the Surviving Corporation. Each stock certificate of Merger Sub evidencing ownership of any such shares will continue to evidence ownership of shares of Common Stock of the Surviving Corporation.

CONVERSION OF SUBSCRIBER OPTIONS

     At the Effective Time, each outstanding option to purchase shares of Subscriber Common Stock issued under Subscriber's 1997 Incentive Stock Option Plan (the "Subscriber Option Plan") or pursuant to a separate stock option agreement, whether vested or unvested (the "Subscriber Options"), will be assumed by Corsair. Thereafter, each Subscriber Option will be exercisable for that number of whole shares of Corsair Common Stock equal to the product of (A) the number of shares of Subscriber Common Stock that would have been issuable upon exercise of such Subscriber Option immediately prior to the Effective Time and (B) the Exchange Ratio, rounded down (in the case of Subscriber Options granted under the Subscriber Option Plan) to the nearest whole number of shares. The per share exercise price for the shares of Corsair

Common Stock issuable upon exercise of an assumed Subscriber Option will be equal to the quotient determined by dividing (A) the exercise price per share of the Subscriber Common Stock at which such Subscriber Option was exercisable immediately prior to the Effective Time by (B) the Exchange Ratio, rounded up to the nearest whole cent.

     Other than the number of shares and the exercise price for the Subscriber Options, each assumed Subscriber Option will continue to have and be subject to the same terms and conditions set forth in the Subscriber Option Plan and/or as provided in the respective stock option agreement governing such Subscriber Option immediately prior to the Effective Time. Promptly following the Effective Time, Corsair will issue each holder of an outstanding Subscriber Option a document evidencing Corsair's assumption of such Subscriber Option.

CONVERSION OF SUBSCRIBER WARRANTS

     At the Effective Time, each outstanding warrant to purchase shares of Subscriber Capital Stock (each a "Subscriber Warrant") will be assumed by Corsair. Thereafter, each Subscriber Warrant will be exercisable for that number of whole shares of Corsair Common Stock that would have been issued in respect of the warrant in the Merger had the warrant been exercised immediately prior to the Effective Time, rounded to the nearest whole number of shares of Corsair Common Stock, with one-half share being rounded up. The per share exercise price for the assumed Subscriber Warrants will be equal to the quotient determined by dividing the aggregate cash exercise price at which such Subscriber Warrant would have been exercisable in full immediately prior to the Effective Time by the number of shares of Corsair Common Stock issuable upon exercise of such warrant, rounded to the nearest whole cent, with one-half cent being rounded up.

     Other than the number of shares and the exercise price for the Subscriber Warrants, each assumed Subscriber Warrant will continue to have and be subject to the same terms and conditions set forth in the respective agreement governing such Subscriber Warrant immediately prior to the Effective Time. Promptly following the Effective Time, Corsair will issue each holder of an outstanding Subscriber Warrant a document evidencing Corsair's assumption of such Subscriber Warrant.

ADJUSTMENT OF EXCHANGE RATIO

     The Exchange Ratio will be appropriately adjusted, if between the date of the Merger Agreement and the Effective Time the outstanding shares of Subscriber Capital Stock are changed into a different number of shares or a different class by reason of any stock split, reverse split, stock dividend, reorganization, recapitalization or other like change.

FRACTIONAL SHARES

     No fractional shares of Corsair Common Stock will be issued in connection with the Merger, but in lieu thereof, each holder of shares of Subscriber Capital Stock who would otherwise be entitled to receive a fraction of a share of Corsair Common Stock will receive from Corsair an amount of cash equal to the average closing price of a share of Corsair Common Stock for the five (5) consecutive days ending on the trading day immediately prior to the Closing Date as reported in the Wall Street Journal multiplied by the fraction of a share of Corsair Common Stock to which such holder would otherwise be entitled to receive.

ESCROW AND INDEMNIFICATION

     As part of the Merger, each holder of Subscriber Capital Stock at the Effective Time will be deemed to have automatically received and deposited into an escrow account (the "Escrow Fund") ten percent (10%) of the shares of Corsair Common Stock issuable to such holder in the Merger (the "Escrow Amount"). No portion of the Escrow Amount will be contributed in respect to any Subscriber Options or Subscriber Warrants. The Escrow Fund will continue in existence from the Effective Time to the earlier of (a) one year following the Closing Date or
(b) the date of the filing with the Commission of the next audit opinion issued by Subscriber's auditors (the "Escrow Period").

     As soon as practicable after the Effective Time, Corsair will deliver a certificate or certificates representing the Escrow Amount to an escrow agent (the "Escrow Agent") acceptable to Corsair and the Securityholder Agent (as defined below). The Escrow Fund will be available to indemnify Corsair for any claims, losses, liabilities, damages, deficiencies, costs and expenses (individually, a "Loss" and collectively, "Losses") incurred by Corsair as a result of any inaccuracy or breach of a representation or warranty of Subscriber contained in the Merger Agreement or any failure by Subscriber to perform or comply with any covenant contained in the Merger Agreement. Claims against the Escrow Fund are Corsair's sole remedy following the Merger for any Losses arising from Subscriber's breach of the terms of the Merger Agreement.


     Notwithstanding the foregoing, the Escrow Fund will only be available to compensate Corsair to the extent that the aggregate amount of Corsair's Losses exceed $500,000. To obtain indemnity for any Loss, Corsair must deliver notice of the Loss to the Escrow Agent in the form of a certificate signed by an officer of Corsair. The Escrow Agent then will deliver a duplicate copy of the certificate to the Securityholder Agent. If the Securityholder Agent does not dispute Corsair's claim, the Escrow Agent will deliver shares of Corsair Common Stock from the Escrow Fund to Corsair. If the Securityholder Agent objects to Corsair's claim and Corsair and the Securityholder Agent cannot resolve the objection in good faith, the matter will be resolved by binding arbitration. For the purpose of compensating Corsair for its Losses, the Corsair Common Stock delivered by the Escrow Agent will be valued at a price equal to the average of the closing price of Corsair Common Stock on The Nasdaq National Market for the five (5) consecutive trading days immediately preceding the Closing Date.

     Upon termination of the Escrow Period, Corsair will deliver to the Escrow Agent a list of each timely filed claim of Loss which remains not fully resolved (collectively, the "Unresolved Claims"). The Escrow Agent will reserve out of the Escrow Fund an amount equal to the Unresolved Claims, and then shall deliver to the stockholders of Subscriber the remaining portion, if any, of the Escrow Fund that is not required to satisfy the Unresolved Claims. Following the resolution of each Unresolved Claim, the Escrow Agent shall deliver to the stockholders of the Company the remaining portion of the Escrow Fund, if any, not used in the satisfaction of that claim. Deliveries of amounts from the Escrow Fund to the Subscriber stockholders will be made in proportion to their respective original contributions to the Escrow Fund.

SECURITYHOLDER AGENT


     Upon approving the Merger, the Subscriber stockholders will be deemed to have appointed a committee comprised of Ms. Arlene Harris, Mr. Mark Nielsen and Mr. Doug Kingsley to serve as their agent and attorney-in-fact (the "Securityholder Agent"). Each of these three committee members currently serve as directors of Subscriber and have no current affiliation with Corsair. Ms. Harris has been extended an offer to serve as a director of Corsair after the Merger; as of May 28, 1998, Ms. Harris had not accepted such offer. There are no current plans for Mr. Nielsen or Mr. Kingsley to become an employee or director of Corsair after the Merger. A majority vote of these three committee members shall be deemed to be the act of the Securityholder Agent.


     The Securityholder Agent will serve an important function and is empowered to make significant decisions on behalf of the stockholders of Subscriber, including but not limited to the following: (i) to give and receive on behalf of all stockholders of Subscriber notices and communications; (ii) to deliver to Corsair shares of Corsair Common Stock from the Escrow Fund in satisfaction of claims made by Corsair against the Escrow Fund; (iii) to object to deliveries of Corsair Common Stock to Corsair from the Escrow Fund; (iv) to agree to, negotiate, enter into settlements and compromises of, and demand arbitration and comply with orders of courts and awards of arbitrators with respect to any claims made by Corsair against the Escrow Fund; and (v) to take all actions necessary or appropriate in the judgment of the Securityholder Agent to accomplish the foregoing. ANY ACT OR DECISION OF THE SECURITYHOLDER AGENT WILL CONSTITUTE A

DECISION OF ALL SUBSCRIBER STOCKHOLDERS AND WILL BE BINDING ON ALL OF THE SUBSCRIBER STOCKHOLDERS.

     The Securityholder Agent may be removed by the vote of stockholders representing two-thirds of the shares in the Escrow Fund, and any vacancy may be filled by the vote of stockholders representing a majority of the shares in the Escrow Fund.

     The Securityholder Agent will not be liable to any Subscriber stockholder for any action taken in good faith on behalf of the Subscriber stockholders. By approving the Merger Agreement, the Subscriber stockholders will be deemed to have severally indemnified the Securityholder Agent and agreed to hold the Securityholder Agent harmless against any loss, liability or expense incurred without gross negligence or bad faith on the part of the Securityholder Agent and arising out of or in connection with the acceptance or administration of the Securityholder Agent's duties, including the reasonable fees and expenses of any legal counsel retained by the Securityholder Agent.

EXCHANGE OF CERTIFICATES

     Prior to the Effective Time, Corsair will appoint a bank or trust company to act as exchange agent ("Exchange Agent") to facilitate the exchange of certificates representing Subscriber Capital Stock ("Certificates") for certificates representing Corsair Common Stock. Promptly after the Effective Time, Corsair will make available to the Exchange Agent the Corsair Common Stock issuable to the Subscriber stockholders in the Merger. Promptly after the Effective Time, Subscriber will mail to holders of record of Subscriber Capital Stock as of the Subscriber Record Date a letter of transmittal and instructions for surrendering their Certificates in exchange for a certificate or certificates representing Corsair Common Stock. SUBSCRIBER STOCKHOLDERS ARE REQUESTED NOT TO SURRENDER THEIR CERTIFICATES FOR EXCHANGE UNTIL THEY RECEIVE A LETTER OF TRANSMITTAL AND INSTRUCTIONS FROM SUBSCRIBER.

     Upon surrender of a Certificate for cancellation to the Exchange Agent, together with a duly executed letter of transmittal, the holder of the Certificate will be entitled to receive in exchange a certificate for the number of whole shares of Corsair Common Stock represented by the Certificate so surrendered, less that number of shares of Corsair Common Stock to be deposited in escrow on such holder's behalf, plus cash in lieu of fractional shares of Corsair Common Stock. The Certificate surrendered will then be canceled.

     In the event of a transfer of ownership of shares of Subscriber Capital Stock which are not registered in the transfer records of Subscriber, or its transfer agent, Corsair Common Stock may be delivered to a transferee if the Certificate representing the Subscriber Capital Stock is presented to the Exchange Agent and accompanied by all documents required to evidence and effect such transfer and to evidence that any applicable stock transfer taxes have been paid.

     At the Effective Time, stockholders of Subscriber will be treated as stockholders of record of Corsair, but no dividends will be paid to the holder of an unsurrendered Certificate until the Certificate has been surrendered, at which time the amount of any dividends, if any, which theretofore became payable but which were not paid with respect to the number of shares of Corsair Common Stock represented by the new certificate issued upon such surrender will be paid.

REPRESENTATIONS AND WARRANTIES

     In the Merger Agreement, Subscriber and Corsair made certain representations and warranties relating to, among other things (i) corporate existence and power, (ii) corporate authorization for the Merger Agreement and the transactions contemplated by the Merger Agreement, (iii) governmental consents and approvals, (iv) capital structure, (v) financial statements and Commission filings, (vi) the absence of certain changes, (vii) litigation and
(viii) intellectual property. In addition, Subscriber made representations and warranties concerning (i) its subsidiaries, (ii) the absence of undisclosed material liabilities, (iii) taxes, tax returns and audits, (iv) the absence of restrictions on business activities, (v) title to its properties, (vi) absence of liens and encumbrances, (vii) agreements, contracts and commitments, (viii) interested party transactions, (ix) compliance with laws, (x) insurance, (xi) minute books, (xii) environmental matters, (xiii) finders' fees and third party expenses, (xiv) labor matters and benefit plans, (xv) employees, (xvi) matters affecting the availability of pooling of interest accounting, (xvii) disclosure documents and (xviii) the completeness of Subscriber's representations.

CONDITIONS TO CLOSING

     The Merger Agreement provides that consummation of the Merger is subject to the fulfillment or waiver of a number of conditions at or prior to the Effective Time. The following are conditions to both parties' obligations to consummation the Merger: (i) receipt of the requisite approval from the Corsair and Subscriber stockholders; (ii) receipt of all necessary governmental approvals;
(iii) the absence of any legal or regulatory restraint preventing the consummation of the Merger; (iv) receipt by Corsair and Subscriber of substantially identical written tax opinions from their respective legal counsel to the effect that the Merger will constitute a reorganization within the meaning of Section 368(a) of the Code; and (v) receipt of notice from the Commission that the registration statement with respect to the Corsair Common Stock issuable upon consummation of the Merger is effective.

     The obligation of Corsair to consummate the Merger is also subject to the satisfaction of the following conditions: (i) the accuracy of Subscriber's representations and warranties contained in the Merger Agreement in all material respects on and as of the Closing Date (subject to certain limited exceptions) and the delivery of an appropriate certificate by Subscriber to such effect;
(ii) Subscriber having performed and complied with all of its agreements and covenants contained in the Merger Agreement in all material respects on or before the Closing Date; (iii) receipt by Corsair of evidence satisfactory to Corsair that Subscriber has obtained certain consents, approvals and waivers required under the Merger Agreement; (iv) receipt of an opinion from Subscriber's legal counsel, in substantially the form attached as Exhibit F to the Merger Agreement; (v) receipt of executed Affiliate Agreements for each affiliate of Subscriber; (vi) the absence of any material adverse change in the business, assets, financial condition, results of operations, liabilities or prospects of Subscriber since February 28, 1997 (subject to certain limited exceptions); (vii) the holders of five percent (5%) or less of the outstanding Subscriber Capital Stock having exercised or continuing to have the right to exercise appraisal and/or dissenters rights; (viii) receipt by Corsair of a letter from KPMG Peat Marwick LLP, Corsair's independent auditors as to their concurrence with the conclusion of the management of Corsair as to the appropriateness of pooling of interests accounting for the Merger under Accounting Principles Board Opinion No. 16 if the Merger is consummated in accordance with the Merger Agreement; and (ix) Subscriber receives a letter at or prior to the Closing Date from Deloitte & Touche LLP, in form and substance satisfactory to Corsair and Subscriber, as to their concurrence with the conclusion of the management of Subscriber regarding the appropriateness of pooling of interests accounting for a transaction involving Subscriber.

     The obligation of Subscriber to consummate the Merger is subject to the satisfaction of the following further conditions: (i) the accuracy of Corsair's representations and warranties contained in the Merger Agreement in all material respects on and as of the Closing Date (subject to certain limited exceptions) and the delivery of an appropriate certificate by Corsair to such effect; (ii) Corsair having performed and complied with all of its agreements and covenants contained in the Merger Agreement in all material respects on or before the Closing Date; (iii) receipt of an opinion from Corsair's legal counsel, in substantially the form attached as Exhibit E to the Merger Agreement; (iv) the absence of any material adverse change in the business, assets, financial condition, results of operations, liabilities or prospects of Corsair since December 31, 1997 (subject to certain limited exceptions); and (v) a majority of the current holders of Registrable Securities (as defined in the Corsair Investor's Rights Agreement) shall have executed the Amendment to Investor's Rights Agreement contemplated by the Merger Agreement.

CERTAIN COVENANTS AND AGREEMENTS

     As part of the Merger Agreement, Subscriber agreed from the date of the Merger Agreement until the Effective Time to: (i) conduct its business in the ordinary course in substantially the same manner as previously conducted; (ii) pay its debts, taxes and other obligations when due; (iii) use reasonable efforts to preserve intact its present business organization, its present officers and key employees and its relationships with customers, suppliers, distributors and licensors; and (iv) promptly notify Corsair of any event or occurrence or emergency not in the ordinary course of its business and any material event involving or adversely affecting Subscriber or its business.

     In addition, Subscriber has agreed not to take the following actions prior to the Effective Time without Corsair's consent: (i) enter into any commitment, activity or transaction not in the ordinary course of business; (ii) transfer to any person or entity any intellectual property rights (with certain exceptions);
(iii) enter into or amend any agreements granting manufacturing, marketing or distribution rights of any type or scope with respect to its products; (iv) amend or violate the terms of any of the agreements listed by Subscriber in its schedules attached to the Merger Agreement; (v) initiate any litigation or any arbitration proceeding; (vi) declare or pay any dividends on or make any other distributions in respect of any Subscriber Capital Stock, split, combine or reclassify any of Subscriber Capital Stock, issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of Subscriber Capital Stock, and repurchase, redeem or otherwise acquire, directly or indirectly, any shares of Subscriber Capital Stock; (vii) issue, authorize or propose the issuance of or purchase or propose the purchase of any shares of Subscriber Capital Stock or securities convertible into Subscriber Capital Stock; (vii) amend its Certificate of Incorporation or Bylaws; (ix) acquire or agree to acquire any business or any corporation, partnership, association or other business organization (x) sell, lease, license or otherwise dispose of any of its properties or assets except in the ordinary course of business and consistent with past practice; (xi) incur any indebtedness for borrowed money or guarantee any such indebtedness nor issue or sell any debt securities or guarantee any debt securities of others (with certain exceptions); (xii) grant any severance or termination pay to any director, officer, employee or consultant (with certain exceptions); (xiii) adopt or amend any employee benefit plan, program, policy or arrangement, enter into any employment contract, extend any employment offer, pay or agree to pay any special bonus or special remuneration to any director, employee or consultant and increase the salaries or wage rates of its employees; (xiv) revalue any of its assets; (xv) take any action that would be reasonably likely to interfere with Corsair's ability to account for the Merger as a pooling of interests nor any other action that could jeopardize the tax-free reorganization; (xvi) pay, discharge or satisfy, in an amount in excess of $10,000, in any one case, or $25,000, in the aggregate, any claim, liability or obligation other than the payment, discharge or satisfaction in the ordinary course of business of liabilities reflected or reserved against in the Subscriber Financial Statements or liabilities incurred in the ordinary course of business consistent with past practices after the date of the Subscriber Financial Statements; (xvii) make or change any material election in respect of taxes, adopt or change any accounting method in respect of taxes, enter into any closing agreement, settle any claim or assessment in respect of taxes and consent to any extension or waiver of the limitation period applicable to any claim or assessment in respect of taxes; (xviii) enter into any strategic alliance, joint development or joint marketing arrangement; (xix) fail to pay or otherwise satisfy its monetary obligations as they become due (with certain exceptions); (xx) waive or commit to waive any rights with a value in excess of $10,000, in any one case, or $25,000, in the aggregate; (xxi) cancel, materially amend or renew any insurance policy other than in the ordinary course of business; (xxii) alter, or enter into any commitment to alter, its interest in any corporation, association, joint venture, partnership or business entity in which Subscriber directly or indirectly holds any interest on the date of the Merger Agreement; and (xxiii) take or agree to take any other action that would prevent it from performing or cause it not to perform its covenants under the Merger Agreement.

     As part of the Merger Agreement, Corsair agreed, during the period from the date of the Merger Agreement and continuing until the earlier of the termination of the Merger Agreement, the Effective Time or June 15, 1998, not to issue securities of Corsair with an aggregate fair market value in excess of $30,000,000 without the prior written consent of Subscriber. This limitation does not include the fair market value of (i) any securities issued upon the conversion or exercise of currently outstanding convertible or exercisable securities; (ii) shares of Corsair Common Stock issued in the Merger; (iii) warrants or options to acquire Corsair Common Stock issued in the Merger; or
(iv) the issuance or sale of Corsair Common Stock to employees, consultants and directors, directly or pursuant to a stock option plan or employee stock purchase plan.

     In addition, Corsair and Subscriber have agreed to (i) give each other reasonable access to their respective books and records; (ii) give the other notice of specified material events; (iii) use reasonable efforts to consult with each other before making public announcements; (iv) keep information or knowledge obtained during any investigation of the other company or as a result of negotiating and executing the Merger Agreement confidential; and (v) use reasonable efforts to cause the Merger to be accounted for as a pooling of interests.

NON-SOLICITATION

     Subscriber has agreed, until the earlier of the Effective Time or the date of termination of the Merger Agreement, not to directly or indirectly take any of the following actions with any party other than Corsair: (i) solicit any proposals or offers from, conduct discussions with or engage in negotiations with any person relating to any possible acquisition of Subscriber or any of its subsidiaries, any material portion of Subscriber's or its subsidiaries' capital stock or assets or any equity interest in Subscriber or any of its subsidiaries;
(ii) provide information, facilitate or encourage any effort or attempt by any person to acquire Subscriber, any material portion of Subscriber's or its subsidiaries' capital stock or assets or any equity interest in Subscriber or any of its subsidiaries; (iii) enter into an agreement with any person providing for the acquisition of Subscriber, any material portion of Subscriber's or its subsidiaries' capital stock or assets or any equity interest in Subscriber or any of its subsidiaries; or (iv) make or authorize any statement, recommendation or solicitation in support of any possible acquisition of Subscriber or any of its subsidiaries, any material portion of Subscriber's or its subsidiaries' capital stock or assets or any equity interest in Subscriber or any of its subsidiaries by any person.

AMENDMENTS AND WAIVERS

     Any term of the Merger Agreement may be amended, and the observance of any term, condition or representation in the Merger Agreement may be waived, by a writing signed by each of the parties to the Merger Agreement, except as is otherwise required by Delaware law after the stockholders of Subscriber approve the Merger Agreement.

TERMINATION

     The Merger Agreement may be terminated and the Merger abandoned at any time prior to the Effective Time, whether before or after the approval of the stockholders of Subscriber and/or Corsair, under any of the following circumstances: (i) by the mutual written consent of Corsair and Subscriber; (ii) by either Corsair or Subscriber if (a) the Effective Time has not occurred before 5:00 p.m. (Pacific time) on September 30, 1998, (b) there is a final nonappealable order of a federal or state court in effect preventing the consummation of the Merger or (c) there is any statute, rule, regulation or order enacted, promulgated or issued or deemed applicable to the Merger by any governmental entity that would make consummation of the Merger illegal; (iii) by Corsair if there is any action taken, or any statute, rule, regulation or order enacted, promulgated or issued or deemed applicable to the Merger by any governmental entity which would (a) prohibit Corsair's or Subscriber's ownership or operation of all or any part of the business of Subscriber or (b) compel Corsair or Subscriber to dispose of or hold separate all or a portion of the business or assets of Subscriber or Corsair as a result of the Merger; (iv) by Corsair if it is not in material breach of its obligations under the Merger Agreement and (a) Subscriber has materially breached any representation, warranty, covenant or agreement contained in the Merger Agreement, (b) such breach has not been cured within five (5) business days after written notice and
(c) as a result of such breach a condition to Corsair's obligation to consummate the Merger would not then be satisfied; and (v) by Subscriber if it is not in material breach of its obligations under the Merger Agreement and (a) Corsair has materially breached any representation, warranty, covenant or agreement contained in the Merger Agreement, (b) such breach has not been cured within five (5) business days after written notice and (c) as a result of such breach a condition to Subscriber's obligation to consummate the Merger would not then be satisfied.

EXPENSES; TERMINATION FEE

     Both Corsair and Subscriber will be responsible for paying their respective fees and expenses incurred in connection with the Merger, including without limitation, all legal, accounting, financial advisory, consulting and all other fees and expenses of third parties ("Third Party Expenses") incurred in connection with the negotiation and consummation of the terms and conditions of the Merger Agreement and the transactions contemplated by the Merger Agreement. Notwithstanding the foregoing, in the event the Merger is consummated Corsair will reimburse Subscriber up to $1,250,000 for Third Party Expenses incurred by Subscriber. In the event the Merger Agreement is terminated solely due to Corsair's failure to obtain the requisite approval of its stockholders, Corsair must pay Subscriber a termination fee of $2,000,000 within five (5) days of such termination.

               PRO FORMA COMBINED CONDENSED FINANCIAL STATEMENTS

     The unaudited pro forma combined condensed balance sheet combines Corsair's unaudited balance sheet as of March 31, 1998 with Subscriber's unaudited balance sheet as of March 31, 1998, giving effect to the Merger as if it occurred on March 31, 1998. The unaudited pro forma combined condensed statements of operations for the periods ended March 31, 1998 and 1997, respectively, combine Corsair's statements of operations for the three month periods ended March 31, 1998 and 1997 with Subscribers statements of operations for the three month periods ended March 31, 1998 and December 31, 1996, and the unaudited pro forma combined condensed statements of operations for the years ended December 31, 1997, 1996 and 1995, respectively, combine Corsair's statements of operations for each of the years in the three-year period ended December 31, 1997 with Subscriber's statements of operations for each of the years in the three-year period ended September 30, 1997, giving effect to the Merger as if it had occurred at the beginning of each period presented on a pooling of interests basis. The financial information of Corsair has been derived from Corsair's audited financial statements for each of the years in the three-year period ended December 31, 1997 and Corsair's unaudited financial statements for each of the three month periods ended March 31, 1998 and 1997 which are included elsewhere herein and should be read in conjunction with such financial statements and the notes thereto. The financial information of Subscriber has been derived from Subscriber's audited financial statements for each of the years in the three-year period ended September 30, 1997 which are included herein and should be read in conjunction with such financial statements and notes thereto and Subscriber's unaudited financial statements for each of the three month periods ended March 31, 1998 and December 31, 1996 which are not included elsewhere herein. The pro forma information is not necessarily indicative of the operating results or financial position that would have occurred had the Merger been consummated at the beginning of the periods presented, nor is it necessarily indicative of future operating results or financial position.

                   PRO FORMA COMBINED CONDENSED BALANCE SHEET
                           (IN THOUSANDS; UNAUDITED)

                                     ASSETS

                                              CORSAIR         SUBSCRIBER       PRO FORMA        PRO FORMA
                                           COMMUNICATIONS   COMPUTING, INC.   ADJUSTMENTS       COMBINED
                                           MARCH 31, 1998   MARCH 31, 1998    (SEE NOTE 2)   MARCH 31, 1998
                                           --------------   ---------------   ------------   ---------------
Current assets:
  Cash and cash equivalents..............     $ 11,433         $  1,513         $   217         $ 13,163
  Short-term investments.................       49,121              807              --           49,928
  Trade accounts receivable, net.........        7,616            4,060              --           11,676
  Other receivables......................          970              278              --            1,248
  Evaluation inventory...................        2,873               --              --            2,873
  Inventories, net.......................        3,861               --              --            3,861
  Prepaid expenses.......................          311              579              --              890
                                              --------         --------         -------         --------
          Total current assets...........       76,185            7,237             217           83,639
Property and equipment, net..............        3,820            3,716              --            7,536
Other assets.............................        1,717              192              --            1,909
                                              --------         --------         -------         --------
                                              $ 81,722         $ 11,145         $   217         $ 93,084
                                              ========         ========         =======         ========

LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)
Current liabilities:
  Accounts payable.......................     $    992         $  1,796         $    --         $  2,788
  Accrued expenses.......................        6,250            2,263           2,300           10,813
  Current portion of notes payable.......           --            5,864              --            5,864
  Current portion of capital lease
     obligations.........................          440              372              --              812
  Deferred revenue.......................       10,481            3,384              --           13,865
                                              --------         --------         -------         --------
          Total current liabilities......       18,163           13,679           2,300           34,142
  Notes payable, net of current
     portion.............................           --            2,188              --            2,188
  Capital lease obligations, net of
     current portion.....................          328              241              --              569
  Other long-term liabilities............           --              139              --              139
                                              --------         --------         -------         --------
          Total liabilities..............       18,491           16,247           2,300           37,038
                                              --------         --------         -------         --------
Commitments and contingencies
Stockholders' equity (deficit):
  Convertible preferred stock............           --               42             (42)              --
  Common stock...........................           14               84             (80)              18
  Note receivable from stockholder.......         (100)            (404)             --             (504)
  Additional paid-in capital.............       89,382           15,069             339          104,790
  Deferred compensation..................         (533)              --              --             (533)
  Accumulated deficit....................      (25,532)         (19,893)         (2,300)         (47,725)
                                              --------         --------         -------         --------
          Total stockholders' equity
            (deficit)....................       63,231           (5,102)         (2,083)          56,046
                                              --------         --------         -------         --------
                                              $ 81,722         $ 11,145         $   217         $ 93,084
                                              ========         ========         =======         ========

  See accompanying notes to Pro Forma Combined Condensed Financial Statements.

              PRO FORMA COMBINED CONDENSED STATEMENT OF OPERATIONS
                (IN THOUSANDS, EXCEPT PER SHARE DATA: UNAUDITED)

                                                 CORSAIR             SUBSCRIBER           PRO FORMA
                                              COMMUNICATIONS      COMPUTING, INC.          COMBINED
                                            THREE MONTHS ENDED   THREE MONTHS ENDED   THREE MONTHS ENDED
                                              MARCH 31, 1998       MARCH 31, 1998       MARCH 31, 1998
                                            ------------------   ------------------   ------------------
Revenues:
  Product revenue.........................       $12,965              $ 1,911              $14,876
  Service revenue.........................         2,270                1,691                3,961
                                                 -------              -------              -------
          Total revenues..................        15,235                3,602               18,837
Cost of revenues:
  Product revenue costs...................         6,038                  963                7,001
  Service revenue costs...................         1,188                  957                2,145
                                                 -------              -------              -------
          Total cost of revenues..........         7,226                1,920                9,146
                                                 -------              -------              -------
          Gross profit....................         8,009                1,682                9,691
Operating costs and expenses:
  Research and development................         2,194                2,431                4,625
  Sales and marketing.....................         2,363                1,092                3,455
  General and administrative..............         1,293                  701                1,994
                                                 -------              -------              -------
          Total operating costs and
            expenses......................         5,850                4,224               10,074
                                                 -------              -------              -------
          Operating income (loss).........         2,159               (2,542)                (383)
Interest income (expense), net............           851                   93                  944
                                                 -------              -------              -------
  Income (loss) before income taxes.......         3,010               (2,449)                 561
Income taxes..............................           254                   --                  254
                                                 -------              -------              -------
Net income (loss).........................       $ 2,756              $(2,449)             $   307
                                                 =======              =======              =======
Basic net income (loss) per share data:
Basic net income (loss)...................       $  0.20              $ (0.30)(1)          $  0.02
                                                 =======              =======              =======
Shares used in per share calculation......        13,672                8,444               17,150
                                                 =======              =======              =======
Diluted net income (loss) per share data:
Diluted net income (loss).................       $  0.19              $ (0.30)(1)          $  0.02
                                                 =======              =======              =======
Shares used in per share calculation......        14,354                8,444               18,115
                                                 =======              =======              =======

---------------
(1) The reported amount considers accretion attributable to preferred stockholders.

  See accompanying notes to Pro Forma Combined Condensed Financial Statements.

              PRO FORMA COMBINED CONDENSED STATEMENT OF OPERATIONS
                (IN THOUSANDS, EXCEPT PER SHARE DATA: UNAUDITED)

                                                 CORSAIR             SUBSCRIBER           PRO FORMA
                                              COMMUNICATIONS      COMPUTING, INC.          COMBINED
                                            THREE MONTHS ENDED   THREE MONTHS ENDED   THREE MONTHS ENDED
                                              MARCH 31, 1997     DECEMBER 31, 1996      MARCH 31, 1997
                                            ------------------   ------------------   ------------------
Revenues:
  Product revenue.........................       $ 8,167               $1,952              $10,119
  Service revenue.........................           929                1,110                2,039
                                                 -------               ------              -------
          Total revenues..................         9,096                3,062               12,158
Cost of revenues:
  Product revenue costs...................         7,480                  390                7,870
  Service revenue costs...................           829                  856                1,685
                                                 -------               ------              -------
          Total cost of revenues..........         8,309                1,246                9,555
                                                 -------               ------              -------
          Gross profit....................           787                1,816                2,603
Operating costs and expenses:
  Research and development................         1,382                  824                2,206
  Sales and marketing.....................         1,548                  422                1,970
  General and administrative..............           991                  998                1,989
                                                 -------               ------              -------
          Total operating costs and
            expenses......................         3,921                2,244                6,165
                                                 -------               ------              -------
          Operating loss..................        (3,134)                (428)              (3,562)
Interest expense, net.....................            (3)                (125)                (128)
                                                 -------               ------              -------
  Loss before income taxes................        (3,137)                (553)              (3,690)
Income taxes..............................             3                    1                    4
                                                 -------               ------              -------
Net loss..................................       $(3,140)              $ (554)             $(3,694)
                                                 =======               ======              =======
Basic and diluted net income (loss) per
  share data:
Basic and diluted net income (loss).......       $ (3.08)              $(0.07)(1)          $ (1.39)
                                                 =======               ======              =======
Shares used in per share calculation......         1,019                7,435                2,658
                                                 =======               ======              =======

---------------
(1) The reported amount considers accretion attributable to preferred stockholders.

  See accompanying notes to Pro Forma Combined Condensed Financial Statements.

              PRO FORMA COMBINED CONDENSED STATEMENT OF OPERATIONS
                (IN THOUSANDS, EXCEPT PER SHARE DATA: UNAUDITED)

                                                  CORSAIR             SUBSCRIBER            PRO FORMA
                                              COMMUNICATIONS       COMPUTING, INC.          COMBINED
                                                YEAR ENDED            YEAR ENDED           YEAR ENDED
                                             DECEMBER 31, 1997    SEPTEMBER 30, 1997    DECEMBER 31, 1997
                                             -----------------    ------------------    -----------------
Revenues:
  Product revenue..........................       $41,887              $ 8,298               $50,185
  Service revenue..........................         5,951                4,720                10,671
                                                  -------              -------               -------
          Total revenues...................        47,838               13,018                60,856
Cost of revenues:
  Product revenue costs....................        27,954                1,887                29,841
  Service revenue costs....................         3,562                3,464                 7,026
                                                  -------              -------               -------
          Total cost of revenues...........        31,516                5,351                36,867
          Gross profit.....................        16,322                7,667                23,989
Operating costs and expenses:
  Research and development.................         6,975                5,550                12,525
  Sales and marketing......................         7,486                3,925                11,411
  General and administrative...............         3,868                5,564                 9,432
                                                  -------              -------               -------
          Total operating costs and
            expenses.......................        18,329               15,039                33,368
                                                  -------              -------               -------
          Operating loss...................        (2,007)              (7,372)               (9,379)
Interest income (expense), net.............         1,374                 (183)                1,189
                                                  -------              -------               -------
  Loss before income taxes and
     extraordinary item....................          (633)              (7,555)               (8,188)
Income taxes...............................             7                    1                     8
                                                  -------              -------               -------
Loss before extraordinary item.............          (640)              (7,556)               (8,196)
Loss on debt extinguishment, net of
  taxes....................................          (428)                  --                  (428)
                                                  -------              -------               -------
Net loss...................................       $(1,068)             $(7,556)              $(8,624)
                                                  =======              =======               =======
Basic and diluted net loss per share data:
Loss before extraordinary item.............       $ (0.10)             $ (0.96)(1)           $ (0.85)
Extraordinary item.........................       $ (0.06)             $    --               $ (0.05)
                                                  -------              -------               -------
Basic and diluted net loss per share.......       $ (0.16)             $ (0.96)(1)           $ (0.90)
                                                  =======              =======               =======
Shares used in per share calculation.......         6,643                8,023                 9,626
                                                  =======              =======               =======

---------------
(1) The reported amount considers accretion attributable to preferred stockholders.

  See accompanying notes to Pro Forma Combined Condensed Financial Statements.

              PRO FORMA COMBINED CONDENSED STATEMENT OF OPERATIONS
                (IN THOUSANDS, EXCEPT PER SHARE DATA: UNAUDITED)

                                                  CORSAIR             SUBSCRIBER            PRO FORMA
                                              COMMUNICATIONS       COMPUTING, INC.          COMBINED
                                                YEAR ENDED            YEAR ENDED           YEAR ENDED
                                             DECEMBER 31, 1996    SEPTEMBER 30, 1996    DECEMBER 31, 1996
                                             -----------------    ------------------    -----------------
Revenues:
  Product revenue..........................      $ 18,178              $ 7,380              $ 25,558
  Service revenue..........................         1,428                4,230                 5,658
                                                 --------              -------              --------
          Total revenues...................        19,606               11,610                31,216
Cost of revenues:
  Product revenue costs....................        17,235                2,444                19,679
  Service revenue costs....................         1,962                3,294                 5,256
                                                 --------              -------              --------
          Total cost of revenues...........        19,197                5,738                24,935
                                                 --------              -------              --------
          Gross profit.....................           409                5,872                 6,281
Operating costs and expenses:
  Research and development.................         4,983                3,600                 8,583
  Sales and marketing......................         5,374                2,390                 7,764
  General and administrative...............         2,591                2,691                 5,282
  Write-off of capitalized software........            --                3,760                 3,760
                                                 --------              -------              --------
          Total operating costs and
            expenses.......................        12,948               12,441                25,389
                                                 --------              -------              --------
          Operating loss...................       (12,539)              (6,569)              (19,108)
Interest expense, net......................          (220)                (274)                 (494)
                                                 --------              -------              --------
  Loss before income taxes.................       (12,759)              (6,843)              (19,602)
Income taxes...............................             2                    1                     3
                                                 --------              -------              --------
Net loss...................................      $(12,761)             $(6,844)             $(19,605)
                                                 ========              =======              ========
Basic and diluted net loss per share.......      $ (96.67)             $ (0.92)             $ (11.57)
                                                 ========              =======              ========
Shares used in per share calculation.......           132                7,426                 1,694
                                                 ========              =======              ========

  See accompanying notes to Pro Forma Combined Condensed Financial Statements.

              PRO FORMA COMBINED CONDENSED STATEMENT OF OPERATIONS
                  (IN THOUSANDS, EXCEPT SHARE DATA: UNAUDITED)

                                                     CORSAIR            SUBSCRIBER           PRO FORMA
                                                 COMMUNICATIONS      COMPUTING, INC.         COMBINED
                                                   YEAR ENDED           YEAR ENDED          YEAR ENDED
                                                DECEMBER 31, 1995   SEPTEMBER 30, 1995   DECEMBER 31, 1995
                                                -----------------   ------------------   -----------------
Revenues:
     Product revenue..........................      $  7,351              $4,731              $12,082
     Service revenue..........................           242               2,815                3,057
                                                    --------              ------              -------
          Total revenues......................         7,593               7,546               15,139
Cost of revenues:
     Product revenue costs....................         7,522               2,177                9,699
     Service revenue costs....................           615               2,402                3,017
                                                    --------              ------              -------
          Total cost of revenues..............         8,137               4,579               12,716
                                                    --------              ------              -------
          Gross profit (deficit)..............          (544)              2,967                2,423
Operating costs and expenses:
     Research and development.................         3,094                 327                3,421
     Sales and marketing......................         2,981               1,293                4,274
     General and administrative...............         2,115               1,432                3,547
                                                    --------              ------              -------
          Total operating costs and
            expenses..........................         8,190               3,052               11,242
                                                    --------              ------              -------
          Operating loss......................        (8,734)                (85)              (8,819)
Interest income (expense), net................           218                 (37)                 181
                                                    --------              ------              -------
     Loss before income taxes.................        (8,516)               (122)              (8,638)
Income taxes..................................             1                   1                    2
                                                    --------              ------              -------
Net loss......................................      $ (8,517)             $ (123)             $(8,640)
                                                    ========              ======              =======
Basic and diluted net loss per share..........      $(774.27)             $(0.02)             $ (5.49)
                                                    ========              ======              =======
Shares used in per share calculation..........            11               7,426                1,573
                                                    ========              ======              =======

  See accompanying notes to Pro Forma Combined Condensed Financial Statements.

           NOTES TO PRO FORMA COMBINED CONDENSED FINANCIAL STATEMENTS
                                  (UNAUDITED)

NOTE 1. PERIODS COMBINED

     The unaudited Pro Forma Combined Condensed Statements of Operations combine the historical statements of operations of Corsair for the three months ended March 31, 1998 and 1997 and the fiscal years ended December 31, 1997, 1996 and 1995 with the historical statements of operations of Subscriber for the three months ended March 31, 1998 and December 31, 1996, and the fiscal years ended September 30, 1997, 1996 and 1995, respectively. Due to the periods combined as described above, Subscriber's net revenues of $2.9 million and net loss of $5.0 million for the three months ended December 31, 1997 are not included in the Pro Forma Combined Condensed Statements of Operations. The unaudited Pro Forma Combined Condensed Balance Sheet combines Corsair's unaudited balance sheet as of March 31, 1998 with Subscriber's unaudited Balance Sheet as of March 31, 1998, giving effect to the Merger as if it had occurred on March 31, 1998.

     The pro forma information presented is not necessarily indicative of the future consolidated results of operations of the Combined Company or the consolidated results of operations which would have resulted had the Merger taken place during the periods presented. The Unaudited Pro Forma Financial Statements reflect the effects of the Merger, assuming the Merger and related events occurred as of March 31, 1998 for the purposes of the unaudited Pro Forma Combined Condensed Balance Sheet and as of January 1, 1995 for the purposes of the unaudited Pro Forma Combined Condensed Statements of Operations.

NOTE 2. BASIS OF PRESENTATIONS

  Pro forma outstanding Corsair common stock

     The maximum number of shares of Corsair common stock to be issued in the Merger (including Corsair common stock to be reserved for issuance upon exercise of Subscriber's options and warrants to be assumed by Corsair) in exchange for the acquisition by Corsair of all outstanding Subscriber capital stock and all outstanding options and warrants to acquire Subscriber capital stock, assuming the transaction took place on March 31, 1998, would have been approximately 3,919,703 shares. Consequently, the actual exchange ratios will depend on the capitalization of Subscriber and the closing market price of Corsair Common Stock for the preceding ten trading days at the Effective Time. Assuming that the capitalization of Subscriber at the Effective Time is in all other respects identical to the capitalization as of March 31, 1998, the common exchange ratio would be 0.21030 of a share of Corsair common stock for each outstanding share of Subscriber common stock and would be 0.40224 of a share of Corsair common stock for each outstanding share of Subscriber Series B Preferred Stock (assuming a market price of $18.563 per share of Corsair common stock). Such exchange ratios were used in preparing the pro forma combined financial data and the following table which provides the pro forma share issuance in connection with the Merger:

                                                                                          NUMBER OF
                                                              NUMBER                       CORSAIR
                                                         OUTSTANDING AS OF                EQUIVALENT
      OUTSTANDING EQUITY INTERESTS OF SUBSCRIBER          MARCH 31, 1998       RATIO        SHARES
      ------------------------------------------         -----------------    --------    ----------
Series B Senior Convertible Participating Preferred
  Stock................................................      4,209,863        0.40224     1,693,375
Common Stock...........................................      8,443,944        0.21030     1,775,761
                                                                                          ---------
Total Corsair common shares to be issued...............                                   3,469,136
                                                                                          =========

                                  (UNAUDITED)

                                                                                           NUMBER OF
                                                                                            CORSAIR
                                                                                          EQUIVALENT
                                                            NUMBER                          EQUITY
                                                       OUTSTANDING AS OF                 SHARES TO BE
 POTENTIALLY DILUTIVE EQUITY INTERESTS OF SUBSCRIBER    MARCH 31, 1998       RATIO          ISSUED
 ---------------------------------------------------   -----------------    --------    ---------------
Warrant to purchase Series B Senior Convertible
  Participating Preferred Stock......................         61,043        0.40224           24,554
Warrant to purchase Series A Convertible Preferred
  Stock..............................................        361,652        0.21030           76,055
Warrant to purchase Common Stock.....................         25,000        0.21030            5,258
Options to purchase Common Stock.....................      1,639,089        0.21030          344,700
                                                                                           ---------
Total other potentially dilutive securities of
  Corsair to be issued...............................                                        450,567
                                                                                           =========

  Pro Forma Adjustments

     Corsair and Subscriber estimate that they will incur Merger-related expenses, consisting primarily of transaction costs for investment bankers fees, attorneys, accountants, financial printing and other related charges, of approximately $2.3 million. This estimate is preliminary and is therefore subject to change. These nonrecurring expenses will be charged to operations in the fiscal quarter in which the Merger is consummated.

     It is expected that following the Merger, the Combined Company will incur additional costs associated with integrating the two companies. These costs are not currently estimable and have not been reflected on the pro forma combined condensed balance sheet.

     The Pro Forma Combined Condensed Balance Sheet gives effect to such expenses as if they had been incurred as of March 31, 1998, but the Pro Forma Combined Condensed Statements of Operations do not give effect to such expenses.

     The Pro Forma Combined Condensed Balance Sheet also gives effect to the assumed conversion of Subscriber's outstanding warrant to purchase 61,043 shares of Series B Senior Convertible Participating Preferred Stock (24,554 equivalent number of Corsair shares) for proceeds of approximately $217,000, due to the warrantholder's expressed intent to exercise the warrant in connection with the Merger.

  Conforming adjustments

     No adjustments were required to conform the accounting policies of Subscriber and Corsair. Certain amounts for Subscriber have been reclassified to conform to Corsair's financial statements presentation.

NOTE 3. PRO FORMA NET INCOME (LOSS) PER SHARE

     The pro forma diluted combined net income (loss) per share data is based on the combined weighted average number of common and dilutive common stock equivalent shares of Corsair's common stock and Subscriber's common stock and assumes conversion of all outstanding Subscriber preferred stock at the beginning of the earliest period presented and further assumes a common exchange ratio as of March 31, 1998 of 0.21030 of a share of Corsair common stock for each outstanding share of Subscriber common stock and a preferred stock exchange ratio as of March 31, 1998 of 0.40224 of a share of Corsair common stock for each outstanding share of Subscriber preferred stock. The actual number of shares of Corsair Common Stock to be exchanged for all of the outstanding Subscriber stock will be determined at the Effective Time based on the capitalization of Subscriber and the closing market-price of Corsair Common Stock for the preceding ten trading days at the Effective Time.

                                  (UNAUDITED)

     The following table reconciles the number of shares used in the pro forma earnings per share computations to the numbers set forth in Corsair's and Subscriber's historical statements of operations (in thousands, except the Exchange Ratio):

                                                                                    PRO FORMA
                                                          PRO FORMA FISCAL         THREE MONTHS
                                                      YEARS ENDED DECEMBER 31,   ENDED MARCH 31,
                                                      ------------------------   ----------------
                                                       1995     1996     1997     1997      1998
                                                      ------   ------   ------   ------    ------
Shares used in basic and diluted per share
  computation:
Historical Subscriber -- Common Stock...............   7,426    7,426    8,023    7,435     8,444
Exchange Ratio -- Common Stock......................  0.2103   0.2103   0.2103   0.2103    0.2103
                                                      ------   ------   ------   ------    ------
                                                       1,562    1,562    1,688    1,564     1,776
                                                      ------   ------   ------   ------    ------
Historical Subscriber -- Preferred Stock(1).........      --       --    3,220      186     4,232
Exchange Ratio -- Preferred Stock...................  0.4022   0.4022   0.4022   0.4022    0.4022
                                                      ------   ------   ------   ------    ------
                                                          --       --    1,295       75     1,702
                                                      ------   ------   ------   ------    ------
Historical Corsair..................................      11      132    6,643    1,019    13,672
                                                      ------   ------   ------   ------    ------
Pro Forma Combined -- Basic.........................   1,573    1,694    9,626    2,658    17,150
                                                      ======   ======   ======   ======    ======
Historical Subscriber -- Common Stock
  equivalents(2)....................................      --       --       --       --     1,346
                                                      ------   ------   ------   ------    ------
Exchange Ratio -- Common Stock equivalents(2).......  0.2103   0.2103   0.2103   0.2103    0.2103
                                                      ------   ------   ------   ------    ------
                                                          --       --       --       --       283
                                                      ------   ------   ------   ------    ------
Historical Corsair -- Common Stock equivalents(2)...      --       --       --       --       682
                                                      ------   ------   ------   ------    ------
Pro Forma Combined -- Diluted.......................   1,573    1,694    9,626    2,658    18,115
                                                      ------   ------   ------   ------    ------

---------------
(1) Includes the assumed exercise of the warrant to purchase 61,043 shares of Series B Senior Convertible Participating Preferred Stock issued in December 1996, using the treasury stock method, due to the warrantholder's expressed intent to exercise the warrant in connection with the Merger.

(2) Using the treasury stock method.

                     APPROVAL OF AN AMENDMENT TO CORSAIR'S
                           1997 STOCK INCENTIVE PLAN
                       (PROPOSAL FOR THE CORSAIR MEETING)

     Stockholders are being asked to consider and vote upon a proposal to ratify and approve certain amendments to Corsair's 1997 Stock Incentive Plan (the "Plan"). The Plan was originally adopted by the Corsair Board on May 27, 1997, and was subsequently approved by the Corsair stockholders on May 27, 1997 and became effective on July 29, 1997 (the "Effective Date").

     The amendments proposed to the Plan were adopted by the Corsair Board on March 20, 1998. These amendments will increase the total number of shares available for issuance under the Plan from 1,337,633 to 2,587,633 shares.

     The affirmative vote of a majority of the stockholders represented and voting at the Corsair Meeting is required for approval of the amendments to the Plan. The Plan, as amended, will become effective immediately upon approval by Corsair's stockholders at the Corsair Meeting. The following is a summary of the material terms and provisions of the Plan. This summary, however, does not purport to be a complete description of all the provisions of the Plan. Copies of the actual plan document may be obtained by any Corsair stockholder upon written request to the Secretary of Corsair at the corporate offices in Palo Alto, California.

PLAN STRUCTURE

     The Plan is divided into four separate parts:

     - The Discretionary Option Grant Program, under which eligible individuals in Corsair's employ or service (including officers and other employees, non-employee Corsair Board members and independent consultants) may, at the discretion of the Plan Administrator, be granted options to purchase shares of Corsair Common Stock at an exercise price not less than 85% of their fair market value on the grant date. The granted options may be either incentive stock options which are designed to meet the requirements of Section 422 of the Code or nonstatutory options not intended to satisfy such requirements.

     - The Automatic Option Grant Program under which option grants will automatically be made at periodic intervals to eligible non-employee Corsair Board members to purchase shares of Corsair Common Stock at an exercise price equal to 100% of their fair market value on the grant date.

     - The Stock Issuance Program, under which such individuals may, in the Plan Administrator's discretion, be issued shares of Corsair Common Stock directly, through the purchase of such shares at a price not less than 100% of their fair market value at the time of issuance or as a bonus tied to the past performance of services,

     - The Salary Investment Option Grant Program under which executive officers and other highly compensated employees may elect to apply a portion of their base salary to the acquisition of special stock option grants

     As of March 31, 1998, approximately 158 officers and employees were eligible to participate in the Discretionary Option Grant Program and the Stock Issuance Program, there are currently five nonemployee directors who will be eligible to receive automatic grants under the Automatic Grant Program, and the Plan Administrator has not activated the Salary Investment Option Grant Program.

PLAN ADMINISTRATION

     The Discretionary Option Grant, Stock Issuance and Salary Investment Option Grant Programs will generally be administered by the Corsair Board or one or more committees appointed by the Corsair Board except that a committee consisting of two or more non-employee directors will administer each of these programs with respect to any person subject to Section 16 of the Securities and Exchange Act of 1934, as amended (the "Plan Administrator"). The Plan Administrator, will have complete discretion to determine which eligible individuals will receive option grants or stock issuances, the time or times at which such option grants or stock issuances are to be made, the number of shares subject to each such grant or issuance, the vesting schedule to be in effect for the option grant or stock issuance, the maximum term for which any granted option is to remain outstanding and whether an option will be granted as an incentive stock option or a non-statutory stock option under the Federal tax laws. The administration of the Automatic Option Grant Program will be self-executing in accordance with the express provisions of such program. All employees, directors and consultants or independent contractors of Corsair are eligible to receive option grants or stock issuances under the Plan.

ISSUABLE SHARES

     Shares of the Corsair Common Stock will be available for issuance under the Plan. The maximum number of shares of Corsair Common Stock reserved for issuance over the 10 year term of the Plan, measured from the Effective Date of the Plan, will not exceed 2,587,633 shares. Such authorized share reserve is comprised of
(i) the number of shares that remained available for issuance under the Plan, including the shares subject to the outstanding options incorporated into the Plan and any other shares that would have been available for future option grant or share issuance under predecessor plans as last approved by the stockholders, plus (ii) an additional 1,250,000 shares being added to the Plan pursuant to this Proposal. The number of shares of Corsair Common Stock included in the Plan will automatically be increased by an additional two percent of the outstanding number of shares of capital stock of Corsair per year. The share reserve available for issuance under the Plan will be subject to periodic adjustment for changes in Corsair's Common Stock occasioned by stock splits, stock dividends, recapitalizations, conversions or other changes affecting the outstanding Common Stock as a class without Corsair's receipt of consideration.

     Should an option expire or terminate for any reason prior to exercise in full (including options canceled in accordance with the cancellation-regrant provisions described below), the shares subject to the portion of the option not so exercised will be available for subsequent option grants or share issuances under the Plan.

TERMS OF DISCRETIONARY GRANT PROGRAM

     Option Price and Term. The option price per share for incentive stock options will not be less than 100% of the fair market value of each share of Corsair Common Stock issuable under the option on the grant date of such option. The option price per share for nonstatutory stock options may not be less than 85% of the fair market value per share of each share of Corsair Common Stock issuable under the option on the grant date of such option. No option will have a term in excess of 10 years measured from the grant date.

     Valuation. For purposes of establishing the option exercise price for Corsair Common Stock, the "Fair Market Value" per share of the stock on any relevant date will be the closing selling price per share on such date, as quoted on the Nasdaq National Market. If there is no reported selling price for such date, then the closing selling price for the last previous date for which such quotation exists will be determinative of Fair Market Value.

     Vesting of Options. The vesting schedule for each granted option will be determined by the Plan Administrator and will be set forth in the instrument evidencing such grant. The granted option may be (i) immediately exercisable for vested shares, (ii) immediately exercisable for unvested shares subject to Corsair's repurchase rights or (iii) exercisable in installments for vested shares over the optionee's period of service. At a minimum, options must vest at a rate of at least 20% each year and must be fully vested at the end of five years.

     Payment. Upon exercise of the option, the option price for the purchased shares will become immediately payable in cash, check or in shares of Corsair Common Stock valued at fair market value on the date of exercise. The option may also be exercised through a cashless exercise procedure pursuant to which the optionee provides irrevocable written instructions to a designated brokerage firm to effect the immediate sale of the purchased shares and remit to Corsair, out of the sale proceeds, an amount equal to the aggregate option price payable for the purchased shares plus all applicable withholding taxes.

     Financial Assistance. The Plan Administrator may assist any optionee (including an officer) in the exercise of one or more outstanding options under the Plan by (i) authorizing a loan from Corsair or (ii) permitting the optionee to pay the option price in installments over a period of years. The terms and conditions of any such loan or installment payment will be established by the Plan Administrator in its sole discretion, but in no event will the maximum credit extended to the optionee exceed the aggregate option price for the purchased shares plus any Federal or State tax liability incurred in connection with the option exercise.

     Termination of Service. Should the optionee cease to remain in Corsair's service while holding one or more options under the Plan, then those options will not remain exercisable beyond the limited post-service period designated by the Plan Administrator at the time of the option grant, subject to certain minimum post-service periods. Under no circumstances, however, may any option be exercised after the specified expiration date of the option term. Each such option will, during such limited period, be exercisable only to the extent of the number of shares for which the option is exercisable on the date of the optionee's cessation of service.

     Should the optionee die while holding one or more outstanding options, then the personal representative of the optionee's estate or the person or persons to whom each such option is transferred pursuant to the optionee's will or in accordance with the laws of inheritance will have the right to exercise such option for any or all of the shares for which the option is exercisable on the date of the optionee's cessation of service, less any option shares previously purchased by the optionee prior to death. Such right will lapse, and the option will terminate, upon the earlier of (i) the end of the limited post-service period designated by the Plan Administrator at the time of the option grant or
(ii) the specified expiration date of the option term.

     The Plan Administrator will have complete discretion to extend the period following the optionee's termination of service during which his or her outstanding options may be exercised and/or to accelerate the exercisability of such options in whole or in part. Such discretion may be exercised at any time while the options remain outstanding, whether before or after the optionee's actual cessation of service.

     Stockholder Rights and Option Assignability. No optionee is to have any stockholder rights with respect to the option shares until such optionee has exercised the option, paid the option price for the purchased shares and been issued a stock certificate for such shares. Options are not assignable or transferable other than by will or by the laws of inheritance following the optionee's death, and the option may, during the optionee's lifetime, be exercised only by the optionee.

     Acceleration. In the event that Corsair is acquired by merger or asset sale, the unvested portion of each outstanding option under the Discretionary Option Grant Program that is not to be assumed by the successor corporation and each outstanding option under the Salary Investment Option Grant Program will automatically vest in full. Similarly, unless Corsair assigns the repurchase rights associated with any unvested shares issued under such programs or the Stock Issuance Program to the successor corporation, such unvested shares will vest in full. Any outstanding options assumed by the successor corporation and shares that remain subject to repurchase rights assigned to the successor corporation will not vest immediately, but will vest in accordance with their original vesting schedule. The Plan Administrator will have the authority under the Discretionary Option Grant, Salary Investment Option Grant and Stock Issuance Programs to grant options and to structure repurchase rights so that the shares subject to those options or repurchase rights will automatically vest in the event the individual's service is terminated, whether involuntarily or through a resignation for good reason, within a specified period (not to exceed 18 months) following (i) a merger or asset sale in which those options are assumed or those repurchase rights are assigned, or (ii) the sale, transfer or disposition of all or substantially all of Corsair's assets (each a "Corporate Transaction"). The Plan Administrator will also have the discretion to provide for the automatic acceleration of options and the lapse of any repurchase rights upon (i) a hostile change in control of Corsair effected by a successful tender offer for more than 50% of Corsair's outstanding voting stock or by proxy contest for the election of Board members or (ii) the termination of the individual's service, whether involuntarily or through a resignation for good reason, within a specified period (not to exceed 18 months) following such a hostile change in control. Pursuant to the terms of the option agreements the unvested portion of the options currently outstanding under predecessor plans will accelerate and such options will terminate and cease to be exercisable upon an acquisition of Corsair by merger or asset sale, unless those options are assumed by the acquiring entity. One-half of the unvested portion of any options assumed by the successor corporation will automatically accelerate upon the involuntary termination of the optionee's service within 18 months following the occurrence of a Corporate Transaction in which the options are assumed or replaced by the successor corporation.

     Stock Appreciation Rights. Stock appreciation rights may be issued in tandem with option grants made under the Discretionary Option Grant Program. The holders of these rights will have the opportunity to elect between the exercise of their outstanding stock options for shares of Common Stock or the surrender of those options for an appreciation distribution from Corsair equal to the excess of (i) the fair market value of the vested shares of Corsair Common Stock subject to the surrendered option over (ii) the aggregate exercise price payable for such shares. The appreciation distribution may be made in cash or in shares of Corsair Common Stock. There are currently no outstanding stock appreciation rights.

     Cancellation/Regrant. The Plan Administrator has the authority to effect the cancellation of outstanding options under the Discretionary Option Grant Program (including options incorporated from predecessor plans), with the consent of the holders of such options, in return for the grant of new options for the same or a different number of option shares with an exercise price per share based upon the fair market value of the Corsair Common Stock on the new grant date.

TERMS OF AUTOMATIC GRANT PROGRAM

     Under the Automatic Option Grant Program, at each annual stockholders meeting each non-employee Corsair Board member will receive an option to purchase 1,500 shares of Corsair Common Stock. Each option granted pursuant to the Automatic Option Grant Program will have an exercise price equal to the fair market value per share of Corsair Common Stock on the grant date and will have a maximum term of 10 years, subject to earlier termination following the optionee's cessation of service on the Corsair Board. The grant of 1,500 shares will vest in 12 equal monthly installments following the grant date during which the optionee continues to serve as a Corsair Board member. In addition, the option shares will become fully vested upon (i) certain changes in the ownership or control of Corsair or (ii) the death or disability of the optionee while serving as a Corsair Board member. The options may only be exercised to the extent vested.

TERMS OF STOCK ISSUANCE PROGRAM

     Issue Price. The purchase price per share will not be less than 100% of the fair market value of any share of Corsair Common Stock being issued on the date the Plan Administrator authorizes the issuance.

     Vesting of Shares. The vesting schedule for each share issued will be determined by the Plan Administrator and set forth in the issuance agreement. The shares may be fully and immediately vested upon issuance or may vest in one or more installments, subject to Corsair's repurchase right, over the participant's period of service. At a minimum, shares must vest at a rate of at lest 20% per year and must be fully vested at the end of five years.

     Stockholder Rights. The recipient of the share issuance will have full stockholder rights, including voting and dividend rights, with respect to the issued shares, whether or not the shares are vested. However, the recipient may not sell, transfer or assign any unvested shares issued under the Plan, except for certain limited family transfers.

     Repurchase Rights. Should the recipient of unvested shares cease to remain in Corsair's service before vesting in such shares, then those unvested shares are to be immediately surrendered to Corsair for cancellation, and the recipient will have no further stockholder rights with respect to those shares. To the extent the surrendered shares were previously issued to the recipient for consideration paid in cash or promissory note, Corsair will refund the cash consideration paid for the surrendered shares and cancel the principal balance of the note to the extent attributable to such surrendered shares.

     Payment. Upon issuance of the shares, the issue price for the purchased shares will become immediately payable in cash, in shares of Corsair Common Stock valued at fair market value on the date of issuance, or by promissory note payable to Corsair's order. The promissory note may, at the discretion of the Plan

Administrator, be subject to cancellation over the participant's period of service. Shares may also be issued for past or future services, without any cash or other payment required of the participant.

     Acceleration. Corsair has entered into agreements with certain individuals holding unvested shares under the Plan, pursuant to which the vesting of such shares will accelerate in the event the individual's employment is terminated within 18 months after a change in control of Corsair. The change in control events under these agreements include transactions in addition to those in effect for Plan purposes. These agreements assure such individuals that either their services will continue to be required after any such change in control or that they will in fact receive the appreciated value of their outstanding shares despite the change in control.

TERMS OF STOCK ISSUANCE PROGRAM

     In the event the Plan Administrator elects to activate the Salary Investment Option Grant Program for one or more calendar years, each executive officer and other highly compensated employee of Corsair selected for participation may elect, prior to the start of the calendar year, to reduce his or her base salary for that calendar year by a specified dollar amount not less than $10,000 nor more than $50,000. If such election is approved by the Plan Administrator, the officer will be granted, as soon as possible after the start of the calendar year for which the salary reduction is to be in effect, a non-statutory option to purchase that number of shares of Common Stock determined by dividing the total salary reduction amount by an amount equal to at least one-third and no more than two-thirds (the exact amount to be established by the Plan Administrator) of the fair market value per share of Common Stock on the grant date. The option will be exercisable at a price per share equal to the difference between the amount of the salary reduction agreed to by the optionee for the option and the fair market value of the option shares on the grant date. As a result, upon exercise of the options issued under the Salary Investment Option Grant Program, the optionee will have paid 100% of the fair market value of the option shares as of the grant date through the payment of the exercise price and the agreed salary reduction. The option will become exercisable in a series of twelve (12) equal monthly installments over the calendar year for which the salary reduction is in effect and will become fully exercisable upon certain changes in the ownership or control of Corsair or sale of its assets.

CHANGES IN CAPITALIZATION

     In the event any change is made to the Corsair Common Stock issuable under the Plan by reason of any recapitalization, stock dividend, stock split, combination of shares, exchange of shares, or other change in corporate structure effected without Corsair's receipt of consideration, appropriate adjustments will be made to (i) the maximum number and/or class of securities issuable under the Plan, (ii) the number and/or class of securities and price per share in effect under each outstanding option.

     Each outstanding option which is assumed or is otherwise to continue in effect after a Corporate Transaction will be appropriately adjusted to apply and pertain to the number and class of securities which would have been issuable, in connection with such Corporate Transaction, to an actual holder of the same number of shares of Corsair Common Stock as are subject to such option immediately prior to such Corporate Transaction. Appropriate adjustments will also be made to the option price payable per share and to number and class of securities available for issuance under the Plan.

     Option grants under the Plan will not affect the right of Corsair to adjust, reclassify, reorganize or otherwise change its capital or business structure or to merge, consolidate, dissolve, liquidate or sell or transfer all or any part of its business or assets.

SPECIAL TAX WITHHOLDING ELECTION

     The Plan Administrator may provide one or more participants in the Plan with the election to have Corsair withhold, from the shares of Corsair Common Stock otherwise issuable upon the exercise of nonqualified options or the vesting of unvested shares, a portion of those shares in satisfaction of the tax liability incurred in connection with their acquisition or vesting. Any election so made will be subject to the approval of the Plan Administrator, and no shares will be accepted in satisfaction of such tax liability except to the extent the Plan Administrator approves the election. Alternatively, one or more participants may be granted the right, subject to Plan Administrator approval, to deliver existing shares of Corsair Common Stock in satisfaction of such tax liability. The withheld or delivered shares will be valued at their then current fair market value.

AMENDMENT AND TERMINATION

     The Board of Directors may amend or modify the Plan in any or all respects whatsoever, subject, however, to the limitation on plan amendments to the Automatic Grant Program. However, no such amendment may adversely affect the rights of existing optionees without their consent and unless otherwise necessary to comply with applicable tax laws and regulations. In addition, the Board may not (i) materially increase the maximum number of shares issuable under the Plan or the number of shares for which automatic grants may be made to nonemployee Board members, except in the event of certain changes to Corsair's capital structure as indicated above, (ii) materially modify the eligibility requirements for option grants or (iii) otherwise materially increase the benefits accruing to participants under the Plan without the approval of Corsair's stockholders.

     The Board may terminate the Plan at any time, and the Plan will in all events terminate on the tenth anniversary of the Effective Date. Each stock option outstanding at the time of such termination will remain in force in accordance with the provisions of the instruments evidencing such grant.

FEDERAL TAX CONSEQUENCES

     Options granted under the Plan may be either incentive stock options which satisfy the requirements of Section 422 of the Internal Revenue Code or nonqualified options which are not intended to meet such requirements. The Federal income tax treatment for the two types of options differs as described below:

     Incentive Options. No taxable income is recognized by the optionee at the time of the option grant, and no taxable income is generally recognized at the time the option is exercised. The optionee will, however, recognize taxable income in the year in which the purchased shares are sold or otherwise made the subject of disposition.

     For Federal tax purposes, dispositions are divided into two categories: (i) qualifying and (ii) disqualifying. The optionee will make a qualifying disposition of the purchased shares if the sale or other disposition of such shares is made after the optionee has held the shares for more than two years after the grant date of the option and more than one year after the exercise date. If the optionee fails to satisfy either of these two holding periods prior to the sale or other disposition of the purchased shares, then a disqualifying disposition will result.

     Upon a qualifying disposition of the shares, the optionee will recognize long-term capital gain in an amount equal to the excess of (i) the amount realized upon the sale or other disposition of the purchased shares over (ii) the exercise price paid for such shares. If there is a disqualifying disposition of the shares, then the excess of (i) the fair market value of those shares on the date the option was exercised over (ii) the exercise price paid for the shares will be taxable as ordinary income. Any additional gain recognized upon the disposition will be a capital gain.

     If the optionee makes a disqualifying disposition of the purchased shares, then Corsair will be entitled to an income tax deduction, for the taxable year in which such disposition occurs, equal to the excess of (i) the fair market value of such shares on the date the option was exercised over (ii) the exercise price paid for the shares. In no other instance will Corsair be allowed a deduction with respect to the optionee's disposition of the purchased shares.

     Nonqualified Options. No taxable income is recognized by an optionee upon the grant of a nonqualified option. The optionee will in general recognize ordinary income, in the year in which the option is exercised, equal to the excess of the fair market value of the purchased shares on the date of exercise over the exercise price paid for the shares, and the optionee will be required to satisfy the tax withholding requirements applicable to such income.

     Special provisions of the Internal Revenue Code apply to the acquisition of Corsair Common Stock under a nonqualified option, if the purchased shares are subject to repurchase by Corsair. These special provisions may be summarized as follows:

          A. If the shares acquired upon exercise of the nonqualified option are subject to repurchase by Corsair at the original exercise price in the event of the optionee's termination of service prior to vesting in such shares, the optionee will not recognize any taxable income at the time of exercise but will have to report as ordinary income, as and when Corsair's repurchase right lapses, an amount equal to the excess of (i) the fair market value of the shares on the date Corsair's repurchase right lapses with respect to such shares over (ii) the exercise price paid for the shares.

          B. The optionee may, however, elect under Section 83(b) of the Internal Revenue Code to include as ordinary income in the year of exercise of the nonqualified option an amount equal to the excess of (i) the fair market value of the purchased shares on the date of exercise (determined as if the shares were not subject to Corsair's repurchase right) over (ii) the exercise price paid for such shares. If the Section 83(b) election is made, the optionee will not recognize any additional income as and when the Corsair's repurchase right lapses.

     Corsair will be entitled to a business expense deduction equal to the amount of ordinary income recognized by the optionee with respect to the exercised nonqualified option. The deduction will in general be allowed for the taxable year of Corsair in which such ordinary income is recognized by the optionee.

     Stock Appreciation Rights. An optionee who is granted a stock appreciation right will recognize ordinary income in the year of exercise equal to the amount of the appreciation distribution. Corsair will be entitled to a business expense deduction equal to the appreciation distribution for the taxable year of Corsair in which the ordinary income is recognized by the optionee.

     Direct Stock Issuances. The tax consequences of individuals who receive direct stock issuances under the Plan will be substantially the same as the treatment described above for the exercise of nonqualified stock options.

ACCOUNTING TREATMENT

     Option grants with exercise prices less than the fair market value of the option shares on the grant date and direct stock issuances at purchase prices less than the fair market value of the issued shares will result in a compensation expense to Corsair's earnings equal to the difference between such exercise or purchase prices and the fair market value of the shares on the option grant date or (for direct stock issuances) the fair market value on the issue date. Such expense will be recorded by Corsair over the period the optionee or share recipient vests in the option shares or directly-issued shares. Option grants and direct stock issuances to employees at 100% of fair market value will not result in any charge to Corsair's earnings. Whether or not granted at a discount, the number of outstanding options may be a factor in determining Corsair's earnings per share.

     Should one or more optionees be granted stock appreciation rights which have no conditions upon exercisability other than a service or employment requirement, then such rights will result in a compensation expense to be charged against Corsair's earnings. Accordingly, at the end of each fiscal quarter, the amount (if any) by which the fair market value of the shares of Corsair Common Stock subject to such outstanding stock appreciation rights has increased from the prior quarter-end will be accrued as compensation expense, to the extent such amount is in excess of the aggregate exercise price in effect for such rights.

OUTSTANDING OPTION GRANTS UNDER THE PLAN

     The table below shows, as to Corsair's President and Chief Executive Officer and each of the other four most highly compensated executive officers of Corsair (collectively, the "Named Executive Officers") and as to the various indicated groups, the following information with respect to stock options granted during fiscal 1997 and during the first quarter of 1998, plus options which Corsair has determined to grant under the Plan to the extent currently known or determinable: (i) the number of shares of Corsair Common Stock subject to options granted and (ii) the weighted average exercise price per share for such options.

                                                                      WEIGHTED
                                                                      AVERAGE
                                                           OPTIONS    EXERCISE
                                                             (#)       PRICE
                                                           -------    --------
Mary Ann Byrnes..........................................  124,421     $10.41
  Director, President and Chief Executive Officer
David G. Thompson........................................   44,761      13.15
  Vice President, Marketing
Martin J. Silver.........................................   50,000      13.80
  Chief Financial Officer and Secretary
Donald R. Oestreicher....................................   52,330      13.13
  Vice President, Engineering
Thomas Meyer.............................................   44,201      13.04
  Vice President, Operations
All current directors who are not executive officers.....   22,500      14.50
All current executive officers as a group................  601,045       9.94
All employees, including all current officers who are not
  executive officers, as a group.........................  384,200      12.81

RECOMMENDATION OF THE BOARD OF DIRECTORS

     The Corsair Board believes that the Plan, as amended, is necessary in order to continue to provide equity incentives to attract and retain the services of key employees, consultants and nonemployee members of the Corsair Board. For this reason, the Corsair Board recommends a vote FOR this proposal. If this proposal is not approved, the number of shares available for issuance will remain at 1,337,633 shares.

                     APPROVAL OF AN AMENDMENT TO CORSAIR'S
                       1997 EMPLOYEE STOCK PURCHASE PLAN
                       (PROPOSAL FOR THE CORSAIR MEETING)

INTRODUCTION

     Stockholders are also being asked to consider and vote upon a proposal to approve an amendment to Corsair's 1997 Employee Stock Purchase Plan (the "Purchase Plan"). The Purchase Plan was originally adopted by the Corsair Board on May 20, 1997, and was subsequently approved by the Corsair stockholders on May 27, 1997 and became effective on July 29, 1997.

     The amendment proposed to the Purchase Plan was adopted by the Corsair Board on March 20, 1998, subject to stockholder approval. The amendment will increase the total number of shares available for issuance under the Purchase Plan by an additional 100,000 shares to a total of 266,667.

     The affirmative vote of a majority of the stockholders represented and voting at the Corsair Meeting is required for approval of the amendment to the Purchase Plan. The Purchase Plan, as amended, will become effective immediately upon approval by Corsair's stockholders at the Corsair meeting. The following is a summary of the material terms and provisions of the Purchase Plan. This summary, however, does not purport to be a complete description of the Purchase Plan. Copies of the actual plan document may be obtained by any stockholder upon written request to the Secretary of Corsair at the corporate offices in Palo Alto, California.

SHARE RESERVE AND PLAN ADMINISTRATION

     The maximum number of shares that may be sold to participants over the term of the Purchase Plan may not exceed 266,667 shares of Corsair Common Stock, assuming stockholder approval of this proposal. As of March 31, 1998, 28,064 shares of Corsair Common Stock had been issued under the Purchase Plan and 238,603 shares will be available for future issuance (assuming stockholder approval of the 100,000-share increase). Appropriate adjustments will be made to
(i) the class and maximum number of securities purchasable under the Purchase Plan, (ii) the class and maximum number of securities purchasable per participant during any one purchase period and (iii) the class and number of securities and the price per share in effect under each outstanding purchase right in order to preserve participant rights should any change be made to the outstanding Corsair Common Stock by reason of any stock dividend, stock split, combination of shares or other similar change affecting the outstanding Corsair Common Stock as a class without the Corsair's receipt of consideration.

     The Purchase Plan is administered by the Compensation Committee of the Board of Directors. The committee as Plan Administrator has full authority to adopt administrative rules and procedures and to interpret the provisions of the Purchase Plan and any outstanding purchase rights.

ELIGIBILITY

     Each individual customarily employed by Corsair or a participating subsidiary for more than 20 hours per week and more than five months per calendar year is eligible to participate in the Purchase Plan upon completion of five months of continuous service. As of March 31, 1998, approximately 158 employees were eligible to participate under the Purchase Plan.

PLAN OPERATION

     The Purchase Plan will be implemented in a series of successive offering periods, each with a maximum duration of 24 months. Individuals who are eligible employees on the start date of any offering period may enter the Purchase Plan on that start date or on any subsequent semi-annual entry date (March 1 or September 1 each year). Individuals who become eligible employees after the start date of the offering period may join the Purchase Plan on any subsequent semi-annual entry date within that period.

     Each participant may, through authorized payroll deductions, contribute up to 10% of base pay (in one percent multiples) during each offering period. However, no participant may purchase more than 7,500 shares of Corsair Common Stock during any one offering period nor more than $25,000 worth of Corsair Common Stock (based upon the value of the Corsair Common Stock at the time the offering period begins) for each calendar year the purchase right remains outstanding.

     The purchase price will be equal to the lesser of (i) 85% of the fair market value per share of Corsair Common Stock on the last business day immediately preceding the start date of the offering period or (ii) 85% of the fair market value per share of Corsair Common Stock on each semi-annual date the purchase right is exercised during that offering period. Should the fair market value of Corsair Common Stock on any semi-annual purchase date be less than the fair market value of the Corsair Common Stock on the first day of the offering period, then the current offering period will automatically end and a new 24-month offering period will begin, based on the lower fair market value.

     The fair market value of the Corsair Common Stock on any relevant date will be the closing selling price per share on such date as reported on the Nasdaq National Market System. As of May 15, 1998 the fair market value per share of Common Stock was $15.25, based on the closing selling price per share on such date on the Nasdaq National Market System.

     No participant will have any stockholder rights with respect to the shares covered by his or her outstanding purchase right until the shares are actually purchased on his or her behalf. No purchase right will be assignable or transferable except by will or by the laws of descent and distribution following the participant's death. Accordingly, during the participant's lifetime, the purchase right will be exercisable only by the participant.

     In the event all or substantially all of the assets or outstanding capital stock of Corsair is sold by means of a sale, merger or other reorganization in which Corsair will not be the surviving corporation, all outstanding purchase rights will automatically be exercised immediately prior to the effective date of such transaction.

     The purchase right of a participant will cease to accrue automatically in the event the participant ceases to be an employee of Corsair, and any payroll deductions collected from such individual during the fiscal semi-annual in which such termination occurs will, at participants election, either (i) be refunded to participant or (ii) held for the purchase of shares on the semi-annual purchase date immediately following the cessation of employment. A participant may also terminate his or her outstanding purchase right at any time prior to the last five (5) business days of a semi-annual period and receive a refund of all payroll deductions not yet applied to the purchase of Common Stock on his or her behalf.

AMENDMENT AND TERMINATION

     The Purchase Plan will terminate upon the earlier of (i) the last business day in July 2007, (ii) the date on which all shares available for issuance thereunder are sold pursuant to exercised purchase rights, or (iii) the date on which all purchase rights are exercised in connection with an acquisition of Corsair. However, Corsair has specifically reserved the right, exercisable in the sole discretion of the Plan Administrator, to terminate all outstanding purchase rights under the Purchase Plan immediately following any semi-annual purchase date. If such right is exercised by Corsair, then the Purchase Plan will terminate in its entirety, and no further purchase rights will be granted or exercised thereunder.

     The Corsair Board may amend or modify the provisions of the Purchase Plan at any time. However, the Corsair Board may not, without stockholder approval,
(i) materially increase the number of shares issuable under the Purchase Plan or the maximum number of shares which any one participant may purchase during a single offering period, (ii) alter the purchase price formula so as to reduce the purchase price, (iii) materially increase the benefits accruing to participants or (iv) materially modify the requirements for eligibility to participate in the Purchase Plan.

FEDERAL TAX CONSEQUENCES

     The Purchase Plan is intended to be a qualified plan under Section 423 of the Code. Accordingly, the Participant will not recognize any taxable income at the time one or more shares of Corsair Common Stock are purchased on his/her behalf on any semi-annual purchase date under the Purchase Plan.

ACCOUNTING TREATMENT

     All of the existing accounting rules for employee stock benefit plans are currently being reviewed by the Financial Accounting Standards Board. Accordingly, the accounting treatment for stock issuances under the Purchase Plan may change significantly in the future.

PURCHASES UNDER THE PLAN

     The table below shows, as to the Named Executive Officers and as to the various indicated groups, the following information with respect to stock issuances during fiscal 1997 and during the first quarter of 1998, plus stock issuances under the Purchase Plan to the extent currently known or determinable:
(i) the number of shares of Corsair Common Stock and (ii) the weighted average purchase price per share.

                                                                      WEIGHTED
                                                                      AVERAGE
                                                            SHARES    PURCHASE
                                                             (#)       PRICE
                                                            ------    --------
Mary Ann Byrnes...........................................     803     $12.75
Director, President, Chief Executive Officer
David G. Thompson.........................................     594      12.75
Vice President, Marketing
Martin J. Silver..........................................     700      12.75
Chief Financial Officer and Secretary
Donald R. Oestreicher.....................................     666      12.75
Vice President, Engineering
Thomas Meyer..............................................     595      12.75
Vice President, Operations
All current executive officers as a group.................   5,216      12.75
All employees, including all current officers who are not
  executive officers, as a group..........................  22,848      12.75

RECOMMENDATION OF THE BOARD OF DIRECTORS

     The Board of Directors believes that the amendment to the Purchase Plan are necessary in order to continue to provide meaningful equity incentives to attract and retain the services of valued employees. For this reason, the Board of Directors recommends that the stockholders vote FOR this proposal.

                          CORSAIR COMMUNICATIONS, INC.

                                    BUSINESS

GENERAL

     Corsair provides an open architecture hardware and software system that can serve as a platform for the delivery of multiple products and services to the wireless telecommunications industry. The genesis for the platform is PhonePrint(R), a system that has proven highly effective in reducing cloning fraud. The PhonePrint system has prevented over 120 million fraudulent call attempts and some customers have reported up to a 95% reduction in cloning fraud losses after deploying PhonePrint. In addition to providing cloning fraud prevention, Corsair's platform is designed to support a broad range of products and services for the wireless telecommunications industry, including churn reduction and phone location products. Corsair believes that new products can be integrated with its open, scalable platform, which can provide a number of benefits to wireless telecommunications carriers, including accelerated development and deployment, reduced costs, efficient use of cell site space and improved customer service.

     Corsair sells and markets its products to wireless telecommunications carriers domestically and internationally. Corsair's customers include AT&T Wireless Services, Inc., Baja Celular Mexicana, S.A. de C.V., Bell Atlantic Mobile, Inc., BellSouth Cellular Corp., Celular de Telefonia, S.A. de C.V., CCPR Services, Inc., Centennial Cellular Corp., Comcast Cellular Communications, Inc., Dobson Cellular Systems, Inc., GTE Wireless, Inc., Grupo Iusacell, S.A. de C.V., Houston Cellular Telephone Company, Los Angeles Cellular Telephone Company, Pilipino Telephone Corporation (Piltel), PriCellular Wireless Corporation, Puerto Rico Telephone Company, RadioMovil DIPSA, S.A. de C.V. (Telcel), Southwestern Bell Mobile Systems Inc., Southwestern Bell Wireless, United States Cellular Corp. and Vanguard Cellular Financial Corp.

INDUSTRY BACKGROUND

     The worldwide demand for wireless telecommunications services has grown significantly in recent years as those services have become widely available and increasingly affordable. The growth in the worldwide subscriber base, together with changes in telecommunications regulations and allocations of additional radio spectrum frequencies, has resulted in the build-out of a significant number of new networks and plans for additional networks. Dataquest Incorporated has estimated that the number of wireless telecommunications subscribers worldwide increased from approximately 16 million in 1991 to approximately 125 million in 1996, and the number of subscribers is expected to exceed 360 million by the end of 2000.

     There are two types of wireless telecommunications networks: analog and digital. Analog networks broadcast the actual voice waveform; digital networks digitize the voice waveform using various coding techniques before the signal is broadcast. In the 1980s, carriers around the world installed primarily analog networks. In North America, all analog networks use a single transmission standard, called Advanced Mobile Phone Services ("AMPS"), that enables carriers to provide nearly seamless roaming coverage by partnering with other carriers. Corsair believes that over 90% of wireless telecommunications subscribers in North America use analog networks. Worldwide, a substantial majority of wireless telecommunications subscribers use analog networks.

     Corsair believes that analog networks will continue to play a significant role in wireless telecommunications for the foreseeable future. Corsair believes that the costs required to replace existing analog phones, the capacity available on existing analog networks, the existence of multiple digital transmission standards and the need to provide seamless roaming services make the exclusive implementation of digital networks across all markets impractical and unlikely for the foreseeable future. However, because digital standards are gaining market share, Corsair has plans to develop products to serve markets using digital standards.

  Issues Facing Wireless Telecommunications Carriers

     As the wireless telecommunications industry evolves, it faces severe competitive, pricing and cost pressures and additional regulatory hurdles. In the U.S., existing carriers are seeing increased competition as new Personal Communications Services ("PCS") and Enhanced Specialized Mobile Radio ("ESMR") carriers enter their markets. Also, as the industry shifts from a predominantly high usage business subscriber base to the mass market, carriers are being impacted by a decline in the average revenue per subscriber. As a result, carriers must retain subscribers for a longer period of time to recover their marketing investment per subscriber and the high costs of spectrum acquisition and network build-out. In order to retain or acquire market share, carriers are faced with a growing need to differentiate service offerings from their competitors, using enhanced features, security, voice quality, coverage, pricing and other factors as differentiators.

     These market forces have identified the need for carriers to improve their service offerings and to address a number of issues that have been facing the industry for some time. Three of these issues are objects of Corsair's products and product development efforts: fraud, customer churn, and the impending need for a wireless location capability.

  Fraud

     Fraud is one of the most pervasive problems facing the wireless telecommunications industry. The most common types of fraud are cloning fraud, subscription fraud and phone theft. Fraud in the U.S. cost wireless telecommunications carriers in excess of $1 billion in 1996, according to the Yankee Group. It is also believed that fraud poses a significant problem for wireless telecommunications carriers worldwide.

     Corsair believes that cloning fraud accounts for most fraud losses in analog networks. Cloning occurs when a thief uses a scanning device to steal the mobile identification number ("MIN") and electronic serial number ("ESN") transmitted over the air during a wireless call, and then reprograms other phones with the stolen numbers. The reprogrammed phones, or "clones," are then used to make fraudulent calls on the wireless carriers' networks.

     To address cloning fraud, a number of prevention techniques, including fraud profilers, personal identification numbers ("PINs") and voice recognition, have been developed. None of these techniques has proven to be a practical and effective solution to preventing cloning fraud on analog networks. A fraud profiler is a software tool that tracks anomalies in a subscriber's behavior and notifies a carrier of unusual calling patterns. Profilers detect suspicious activity after it has occurred, assist carriers in identifying fraud and require manual intervention. PINs involve the use of a numeric code that must be dialed by the subscriber before a call is connected. PINs are considered inconvenient, and because they are transmitted over the air during a call, they have been compromised in the same manner as MIN/ESN numbers. Voice recognition requires the use of a spoken password before a call is connected. The technological feasibility of voice recognition systems for the prevention of cloning fraud is still being evaluated and voice recognition systems are not generally viewed as a cost-effective or convenient solution.

     Another cloning fraud prevention technique, known as authentication, uses encryption technologies and requires a phone to prove its validity before a call is connected. While authentication has been adopted by many carriers and is expected to be used in a large number of networks in the future, Corsair believes that it will not be cost effective to replace the large number of existing analog phones that do not allow authentication. Because authentication is generally considered expensive and difficult to implement, a number of carriers, especially in international and smaller U.S. markets, have not yet deployed it. In addition, recent announcements relating to breaches of other wireless encryption algorithms have heightened concerns about the vulnerability of authentication processes in preventing fraud.

  Customer Churn

     New competitive market forces have focused carriers on reducing the rate at which subscribers switch to another carrier's services or cease using wireless telecommunications services altogether, a phenomenon known as "churn." According to industry sources, churn is in the range of 20% to 30% per year for many carriers, and is expected to remain a significant issue as competition intensifies. Corsair believes that the high rates of churn experienced in the wireless telecommunications industry can be attributed, in part, to subscriber dissatisfaction with the scope and quality of service. In order to increase subscriber satisfaction and improve the overall quality of service, carriers are currently attempting to increase network capacity, offer enhanced services, improve network security and voice quality and reduce the impact of fraud on legitimate subscribers. Corsair believes wireless telecommunications carriers will seek solutions to reduce churn by identifying and correcting problems before subscriber turnover occurs.

  Wireless Location

     Wireless telecommunications carriers in the U.S. are also seeking cost-effective means to comply with new industry regulations. A Federal Communications Commission ("FCC") mandate currently requires that by October 2001 all wireless telecommunications carriers in the U.S. be capable of locating emergency 911 callers on their networks within a certain range of accuracy. Although the FCC mandate contains a provision that may allow carriers to pass the cost of this service to their subscribers, Corsair believes that cost containment and pricing pressures likely will encourage the implementation of low-cost solutions that minimize the cost of service to subscribers. Given the regulatory requirement to implement wireless location, carriers are also considering ways to leverage their investment in a location capability to offer location-based commercial services to their subscribers. Corsair believes location systems may introduce commercially significant service enhancements such as location-based billing, tracking, and information services.

CORSAIR'S SOLUTIONS

  Fraud

     Corsair's PhonePrint system provides highly effective cloning fraud prevention to wireless telecommunications carriers by using proprietary radio frequency ("RF") signal analysis technology to identify attempted fraudulent calls and prevent cloners from gaining access to a carrier's analog network. The system measures specific characteristics of each phone's unique RF waveform to develop an "RF fingerprint" that is a reliable tool to distinguish between a clone and a legitimate phone. Just as no two human fingerprints are the same, differences in phone designs and components as well as subtle manufacturing differences mean that no two wireless phones generate the same waveform. The RF fingerprint of one wireless phone cannot be emulated by another wireless phone, and is therefore not subject to being compromised like MIN/ESN numbers, PINs or potentially authentication codes. The scalable design of the PhonePrint system allows carriers to deploy the system initially in areas where fraud is most prevalent and to further deploy the system over time in other parts of their networks. In addition, by purchasing subscriptions to Corsair's PhonePrint Roaming Network(TM), carriers can share RF fingerprints in real-time between PhonePrint systems in different markets to protect against losses associated with roaming fraud.

  Customer Churn

     Corsair's PhoneCheck(TM) system, first made commercially available in November 1997, provides a means for wireless telecommunications carriers to collect data on the performance of subscribers' phones as they use the wireless network. Using the PhonePrint system as the backbone for signal collection, PhoneCheck gathers phone performance information from throughout the carrier's wireless network. The system presents this information through a graphical user interface to carrier personnel to focus their customer retention service efforts. PhoneCheck allows carriers to detect phones with performance problems, report on specific indicators of those problems, and track the handling of the affected subscriber. Using PhoneCheck performance data, the carrier's customer service, marketing, and engineering groups can address a financially significant source of subscriber dissatisfaction and churn.

  Wireless Location

     Corsair's PhoneTrack(TM) wireless location system is currently under development. Corsair is taking a technological approach that it believes will both support commercial applications and permit cost-effective compliance with the FCC Mandate. The PhoneTrack system will be a network-based time difference of arrival system, a technology Corsair believes provides an attractive combination of flexibility, low cost, and high accuracy. PhoneTrack is currently scheduled for release in 1999.

     The Corsair platform has been designed as a distributed, open architecture system into which products addressing other needs of wireless telecommunications carriers can be integrated. Corsair believes that this platform is capable of supporting a broad range of products that may be demanded by the wireless telecommunications industry. Additionally, Corsair believes that the open platform will provide significant cost advantages for products developed for it, as compared to stand-alone products offered by others, because of the ability to leverage common designs and components.

STRATEGY

     Corsair's objective is to be the leading provider of value-added solutions to wireless telecommunications carriers. Key elements of Corsair's strategy include:

     Maintain Leadership in RF Fingerprinting Solutions. Corsair believes that its proprietary approach to developing RF fingerprints, based upon technology originally developed for the military, is a key differentiator of Corsair's solution that results in highly effective cloning fraud prevention. Corsair also believes that it deployed the first real-time network for the exchange of fingerprints between carriers, and that it was also the first to expand real-time roaming protection internationally. Corsair intends to focus on enhancing and improving PhonePrint in order to optimize its performance.

     Further Penetrate Market for Cloning Fraud Prevention Solutions. Corsair intends to leverage its reputation and experience as a leading provider of RF fingerprinting solutions to increase its share of the market for cloning fraud prevention solutions. Corsair plans to capitalize on the PhonePrint system's initial success in reducing cloning fraud. Corsair believes that carriers in international markets are experiencing substantial cloning fraud on their analog networks and present a greater future opportunity for PhonePrint sales than domestic markets. Corsair intends to expand PhonePrint sales internationally by increasing its direct sales force and marketing through distribution partners. Corsair believes that the reputation, customer relationships and global field support capabilities of distribution partners may accelerate the penetration of its products in international markets. To date, Corsair has deployed PhonePrint in Mexico, the Philippines and Malaysia.

     Leverage Core Expertise to Develop and Acquire New Products. Corsair intends to use its core expertise in RF signal analysis, digital signal processing and real-time networking in distributed systems environments to develop and introduce other products that can be integrated into the Corsair platform. Corsair has recently developed the PhoneCheck wireless phone performance monitoring system, which addresses the wireless telecommunications industry's concerns over voice quality and customer churn. Corsair is currently developing the PhoneTrack wireless location system to address the challenge presented by the FCC phone location mandate. Corsair also seeks to strategically acquire complementary businesses, products and technologies from third parties. Corsair has in the past evaluated and expects in the future to pursue acquisitions with third parties.

     Leverage Corsair Platform to Provide Low-Cost Solutions. Corsair intends to use the PhonePrint system as an open platform from which additional products and services can be provided to the wireless telecommunications industry. Corsair believes that new products can be integrated with certain hardware and software designs and components of its open, scalable platform, which can provide a number of benefits, including accelerated development and deployment, reduced costs, efficient use of cell site space and improved customer service. Once installed, the Corsair platform can support additional Corsair and third-party products that Corsair believes would be more cost-effective than stand-alone products. Corsair seeks to collaborate with third party product developers to integrate new products into the Corsair platform.

     Provide Superior Customer Support. Corsair believes that providing superior customer support is critical to maintaining long-term relationships and to capitalizing upon future sales opportunities. Corsair has invested in building a customer support organization with the range of technical skills and depth of expertise necessary to serve various wireless customers. Corsair has developed proprietary software tools that permit extensive monitoring and diagnosis of system performance and provide for the flexibility of remote operation.

THE PHONEPRINT SYSTEM

     PhonePrint is an open architecture hardware and software system that reduces cloning fraud by detecting and promptly disconnecting fraudulent call attempts. A key element of the architecture is its distributed processing capability, which provides high performance and efficiency and reduces network bandwidth requirements. The system supports real-time network connectivity, allowing PhonePrint markets to interoperate both domestically and abroad. The scalable design of the PhonePrint system has allowed both large and small carriers to deploy the system initially in areas where cloning fraud is most prevalent and to further deploy the system over time in other parts of their networks.

     PhonePrint's cloning fraud prevention capability is based upon proprietary RF signal analysis technology. Every wireless phone's signal creates a unique waveform due to differences in phone designs and components, as well as subtle manufacturing variances. PhonePrint creates an RF fingerprint by using complex proprietary algorithms to measure physical features of these waveforms. RF fingerprints of legitimate subscribers' phones are stored in a database. PhonePrint compares the observed RF fingerprint of the caller with the RF fingerprint of the Subscriber in the database. If the two fingerprints do not match, the call is promptly disconnected. In addition, PhonePrint reduces roaming fraud by exchanging RF fingerprints between markets connected to the PhonePrint Roaming Network in real-time, allowing the immediate disconnection of fraudulent roaming call attempts.

     The PhonePrint system is comprised of three components for each market: radio frequency units located in multiple cell sites, a single system control center and a single real-time application server. All of these components are connected by a real-time open internet protocol ("IP") network.

     Radio Frequency Units ("RFUs"). Each RFU is an intelligent, self-contained unit that detects fraudulent calls. Key elements of the RFU include sophisticated receivers, a PC-based processor and a database of subscriber RF fingerprints. An RFU constantly monitors the RF waveforms generated by phones, analyzes them via proprietary algorithms and initiates disconnections when fraud is detected. The RF collection, signal analysis and fraud detection process requires less than 0.5 seconds. RFUs have been designed so that they can be installed, exchanged or taken off-line without interrupting the carrier's wireless network.

     System Control Center ("SCC"). An SCC administers and maintains the master database of RF fingerprints and activates RF fingerprint validation processes for a market. An SCC also communicates with the market's RFUs to receive new RF fingerprint observations and update RF fingerprint databases. The SCC also supports remote system diagnostics and configuration administration.

     Real-Time Application Server ("RTAS"). The RTAS hosts a graphical user interface that allows different carrier personnel, including customer care representatives and fraud analysts, to generate a variety of system activity reports based on real-time and historical data.

     Real-Time Network. The RFUs, SCC and RTAS for each market are connected together, and the PhonePrint system is connected to the carrier's network infrastructure, using an open IP network. Carrier can subscribe to the PhonePrint Roaming Network service to exchange RF fingerprints with other markets in real-time to reduce roaming fraud.

     The hardware and software components of the PhonePrint system have been designed to be compatible with various vendors' infrastructure equipment to maximize the testability, reliability and performance of the system and to reduce software release cycle times.

THE PHONECHECK SYSTEM

     PhoneCheck is a software and hardware system, which uses the PhonePrint system's hardware, software, and network to provide a second application to wireless telecommunications carriers. Introduced in November 1997, PhoneCheck uses RF signal data collected by the PhonePrint RFUs to analyze the performance of phones throughout the wireless network. This application delivers performance data to the carrier via a Windows-based graphical user interface which allows the carrier to identify poorly performing phones, selectively sort and distribute performance data, and track contacts made with subscribers. PhoneCheck data and the interface application are designed specifically to support the carrier's proactive efforts to contact subscribers at risk of churn because of poor call quality.

     The PhoneCheck system consists of several software and hardware additions to the PhonePrint system on which it depends. The PhonePrint RFUs contain software to measure a number of RF signal performance features during normal operation of the PhonePrint system. The RFUs store this data temporarily, downloading to the PhonePrint SCC periodically. The SCC then forwards the data to the PhoneCheck Data Server ("PDS"), which analyzes the performance data and enters it into the PhoneCheck database. The PDS is the only hardware addition to the PhonePrint system necessary to implement PhoneCheck. The PDS structures the performance data for use by Windows-based client workstations running the PhoneCheck graphical user interface.

     PhoneCheck's graphical user interface allows the carrier's customer service or marketing representatives to sort and structure the phone performance data to support both outbound and inbound subscriber contact programs. Outbound contact programs typically are used to "save" subscribers at risk of churning; inbound programs are used to handle subscribers' complaints about call quality and other issues. The system's outbound contact features allow for the generation of subscriber lists for contact, tracking of contacts made and actions taken, and management reporting. Inbound contact features allow call center representatives to look up phone performance data rapidly and identify phone problems while the Subscriber is on the line. PhoneCheck is designed to fit smoothly into the carriers' operations and systems, with minimal need for special equipment, software, or networking. To date, Corsair has recognized no revenues from PhoneCheck.

PRODUCT DEVELOPMENT

     Corsair believes that it has established a platform from which multiple integrated products can be offered to customers at relatively low cost compared to stand-alone products through the use of common designs and components. The platform was designed to use standard computer and networking protocols to allow for the integration of future products. For example, the platform operates in UNIX, and uses a structured query language ("SQL") relational database, standard PC processor, and network massaging supported via TCP/IP standards. The Corsair platform, by virtue of its flexibility, distributed processing power and location within a carrier's cell site, is positioned to perform a variety of tasks. Decreasing the cost of cell site equipment, obtaining superior customer support and saving cell site space are all important considerations for carriers in selecting products. Corsair believes that all of these considerations can be addressed by leveraging common designs and components incorporated within the Corsair platform across a broad range of products.

     Corsair's product development enhancements to the PhonePrint system and development of new products will address perceived market opportunities. Future releases of PhonePrint are being developed to support additional signal transmission standards, particularly digital standards. Additional research and development activities are focused on developing new products that would integrate into the Corsair platform and expand and enhance the capabilities of the platform.

     Corsair is currently developing a phone location product (PhoneTrack), currently targeted to be introduced in 1999, which is intended to leverage the key designs and components of its existing platform to create a product that enables U.S. wireless telecommunications carriers to meet the FCC mandate that requires them to be capable of identifying the location of wireless callers to 911 emergency systems. The mandate requires that these products be operational and accurate to within 125 meters of the wireless caller not less than 67% of the time by October 2001. The FCC mandate has also focused the wireless telecommunications industry on finding commercial applications for wireless location systems. Corsair believes that its knowledge of RF signal analysis technologies, its digital signal processing ("DSP") expertise and its installed base of PhonePrint systems are competitive advantages in its development of an emergency 911 caller location product for the wireless telecommunications industry.

     The process of developing new products and product enhancements for use in the wireless telecommunications industry is extremely complex and is expected to become more complex and expensive in the future as new platforms and technologies emerge. In particular, Corsair is aware of significant technical challenges with respect to the phone location product it is currently attempting to develop. In the past, Corsair has experienced delays in the introduction of certain product enhancements, and there can be no assurance that new products or product enhancements will be introduced on schedule or at all. Any new products or product enhancements may also contain defects when first introduced or when new versions are released. There can be no assurance that, despite testing by Corsair, defects will not be found in new products or product enhancements after commencement of commercial shipments, resulting in loss of or delay in market acceptance. Any loss of or delay in market acceptance would have a material adverse effect on Corsair's business, operating results and financial condition.

     Total research and development expenditures were $7.0 million, $5.0 million, and $3.1 million in fiscal 1997, 1996, and 1995, respectively. Corsair anticipates that it will continue to commit substantial resources to product development in the future. All research and development expenditures have been expensed as incurred. For the past three years, product development activities have significantly improved the PhonePrint system by identifying new algorithms and refining existing algorithms to bolster PhonePrint's fraud detection capabilities and by improving reliability and manufacturability. During this same period of time, end-to-end real-time network connectivity capabilities and a graphical user interface were also developed, and significant size and cost reductions were achieved.

     As of December 31, 1997, 44 employees were engaged in research and development programs, including hardware and software development, test and engineering support. Corsair believes that recruiting and retaining engineering personnel is essential to its success. Competition for such personnel is intense. See "Risks Factors -- Dependence on Personnel."

CUSTOMERS

     The end users of Corsair's PhonePrint system are both domestic and international wireless telecommunications carriers. BellSouth Cellular Corporation, GTE Wireless Inc., Southwestern Bell Mobile Systems, Inc. and Radiomovil DIPSA S.A. de C.V. each accounted for greater than 10% of Corsair's total revenues in 1997, and collectively accounted for over 52% of Corsair's total revenues in 1997. For the same period in 1996, Los Angeles Cellular Telephone Company, AT&T Wireless Services, Inc., Southwestern Bell Mobile Systems, Inc. and Comcast Cellular Communications, Inc. each accounted for greater than 10% of Corsair's total revenues, and collectively accounted for over 70% of Corsair's total revenues for the year. AT&T Wireless Services, Inc. and AirTouch Communications, Inc. accounted for virtually all of Corsair's total revenues in 1995. See "Risks Factors -- Customer Concentration."

     The following is a list of wireless telecommunications carriers that have deployed Corsair's PhonePrint system:

     AT&T Wireless Services, Inc.
     Baja Cellular Mexicana, S.A. de C.V.
     Bell Atlantic Mobile, Inc.
     BellSouth Cellular Corporation
     Celular de Telefonio, S.A. de C.V.
     Centennial Cellular Corporation
     Comcast Cellular Communications, Inc.
     CCPR Services, Inc. (Cellular One Puerto Rico)
     Dobson Cellular Systems, Inc.
     GTE Wireless Inc.
     Grupo Iusacell, S.A. de C.V.
     Houston Cellular Telephone Company
     Los Angeles Cellular Telephone Company
     Pilipino Telephone Corporation (PILTEL)
     PriCellular Wireless Corporation
     Puerto Rico Cellular Telephone Company
     RadioMovil DIPSA, S.A. de C.V. (Telcel)
     Southwestern Bell Mobile Systems, Inc.
     United States Cellular Corporation
     Vanguard Cellular Financial Corp.

SALES, MARKETING, DISTRIBUTION AND CUSTOMER SUPPORT

     Corsair markets its products to wireless telecommunications carriers domestically and internationally primarily through its direct sales force. Corsair has also entered into several distribution agreements. Corsair sells and licenses PhonePrint pursuant to agreements that typically provide for hardware purchases and software licenses, customer service and support and roaming service fees. A carrier's decision to deploy PhonePrint typically involves a significant commitment of capital by the carrier, with the attendant delays frequently associated with significant capital expenditures. In addition, purchases of PhonePrint involve testing, integration, implementation and support requirements. For these and other reasons, the sales cycle associated with the purchase of PhonePrint typically ranges from three to 18 months and is subject to a number of risks over which Corsair has little control, including the carrier's budgetary and capital spending constraints and the internal decision making processes. See "Risks Factors -- Risks Relating to the Combined
Company -- Fluctuations in Quarterly Financial Results; Lengthy Sales Cycle."

     For the year ended December 31, 1997, international revenues accounted for approximately 19% of Corsair's total revenues. Revenue from international customers did not account for any of Corsair's total revenues in 1996 or 1995. Corsair expects that revenue from international customers may account for a significantly larger portion of Corsair's total revenues in the foreseeable future then it did in 1997. Corsair is expanding its sales efforts outside of the United States, both directly and through distributors and switch vendors. Any such expansion will require significant management attention and financial resources. See "Risks Factors -- Risks Associated with International Expansion."

     Corsair is actively seeking to enter into distribution agreements and other marketing arrangements as it believes it will depend on distributors in the future, both with respect to PhonePrint and new products, if any, that Corsair may offer. During 1997, Corsair entered into distribution agreements with Motorola, Inc. ("Motorola") and Ericsson Radio Systems AB ("Ericsson"), which provide these companies the ability to distribute PhonePrint worldwide on a non-exclusive basis. Corsair also entered into sales referral agreements with Lucent Technologies, Inc. ("Lucent") and Sumitomo Corporation of America ("Sumitomo") allowing Lucent and Sumitomo to work with Corsair to generate sales leads in certain situations. In 1996, Corsair entered into a distribution agreement with Aurora Wireless Technologies, Ltd. ("Aurora"), which provides Aurora with the ability to distribute PhonePrint throughout the Asia/Pacific region, as defined in the agreement. Pursuant to these arrangements, PhonePrint systems have been placed with carriers in the Philippines, Malaysia, and Europe. See "Risks Factors -- Risks Relating to the Combined Company -- Dependence on Distributors."

     Corsair provides service and technical support for its products through both its direct field service and support personnel and its distributors. A high level of continuing service and support is critical to Corsair's objective of developing long-term relationships with its customers. Corsair also provides on-site installations and technical assistance as part of the standard support and service package that its customers typically purchase for the length of their respective agreements with Corsair. Corsair also offers various training courses for its distributors and customers.

COMPETITION

     The market for PhonePrint is new and intensely and increasingly competitive. Corsair believes that the primary competitive factors in the cloning fraud prevention market in which it currently competes include product effectiveness and quality, price, service and support capability and compatibility with cloning fraud prevention systems used by the carrier in other geographic markets and by the carrier's roaming partners. There has been a tendency for carriers that purchase cloning fraud prevention systems to purchase products from the company that supplies cloning fraud prevention systems to other carriers with whom the purchasing carrier has a roaming arrangement. As a result, Corsair expects it will be significantly more difficult to sell PhonePrint to a carrier if the carrier's roaming partners use cloning fraud prevention systems supplied by a competitor. Furthermore, once a competitor has made a sale of RF-based cloning fraud prevention systems to a carrier, Corsair expects that it is unlikely that it would be able to sell PhonePrint to that carrier.

     Corsair's principal competitor for RF-based cloning fraud prevention systems is Cellular Technical Services Company, Inc. ("CTS"). CTS has agreements pursuant to which it has installed or will install its RF-based cloning fraud prevention system in many major U.S. markets. PhonePrint also competes with a number of alternative technologies, including profilers, personal identification numbers and authentication.

Corsair is aware of numerous companies, including GTE Telecommunications Services, Inc., Authentix Network, Inc., Lightbridge, Inc., Systems/Link Corporation, International Business Machines Corporation, Digital Equipment Corp. and Hewlett-Packard Corporation that currently are or are expected to offer products in the cloning fraud prevention area. In addition, carriers may themselves develop technologies that limit the demand for PhonePrint. There can be no assurance that any such company or any other competitor will not introduce a new product at a lower price or with greater functionality than PhonePrint. Furthermore, the demand for PhonePrint would be materially adversely affected if wireless telecommunications carriers implement authentication technology applicable to analog phones as their sole cloning fraud solution in major markets, if U.S. wireless telecommunications carriers adopt a uniform digital standard that reduces the need for digital phones to operate in analog mode while roaming, or if analog phone makers change product designs and/or improve manufacturing standards to a point where the difference from phone to phone in the radiowave form becomes so small that it is difficult for PhonePrint to identify a clone. There can be no assurance that any currently available alternative technology or any new technology will not render Corsair's products obsolete or significantly reduce the market share afforded to RF-based cloning fraud prevention systems like PhonePrint.

     The market for other products and services provided to wireless telecommunications carriers is highly competitive and subject to rapid technological change, regulatory developments and emerging industry standards. In addition, many wireless telecommunications carriers and vendors of switches and other telecommunications equipment may be capable of developing and offering products and services competitive with new products, if any, that the Corsair may offer in the future. Trends in the wireless telecommunications industry,including greater consolidation and technological or other developments that make it simpler or more cost-effective for wireless telecommunications carriers to provide certain services themselves could affect demand for new products, if any, offered by Corsair, and could make it more difficult for Corsair to offer a cost-effective alternative to a wireless telecommunications carrier's own capabilities. Corsair is aware of a number of companies that have either announced an intention to develop or are capable of developing products that would compete with the products Corsair is developing, and Corsair anticipates the entrance of new competitors in the wireless telecommunications carrier service industry in the future. Corsair's ability to sell new products, if any, may be hampered by relationships that competitors have with carriers based upon the prior sale of other products to carriers.

     Corsair believes that its ability to compete in the future depends in part on a number of competitive factors outside its control, including the ability to hire and retain employees, the development by others of products and services that are competitive with Corsair's products and services, the price at which others offer comparable products and services and the extent of its competitors' responsiveness to customer needs. Many of Corsair's competitors and potential competitors have significantly greater financial, marketing, technical and other competitive resources than Corsair. As a result, Corsair's competitors may be able to adapt more quickly to new or emerging technologies and changes in customer requirements or may be able to devote greater resources to the promotion and sale of their products and services. To remain competitive in the market for products and services sold to wireless telecommunications carriers, Corsair will need to continue to invest substantial resources in engineering, research and development and sales and marketing. There can be no assurance that Corsair will have sufficient resources to make such investments or that Corsair will be able to make the technological advances necessary to remain competitive. Accordingly, there can be no assurance that Corsair will be able to compete successfully with respect to new products, if any, it offers in the future.

MANUFACTURING

     Corsair's manufacturing objective is to produce products that conform to Corsair's specifications at the lowest possible manufacturing cost. Manufacturing, system integration and certain testing operations are performed at Corsair's headquarters in Palo Alto, California. Corsair's manufacturing operations consist primarily of assembling finished goods from components and subassemblies purchased from third parties. Corsair monitors quality at each stage of the production process, including the selection of component suppliers, the assembly of finished goods and final testing, packaging and shipping.

     Corsair relies to a substantial extent on outside vendors to manufacture many of the components and subassemblies used in PhonePrint, some of which are obtained from a single supplier or a limited group of suppliers. Corsair's reliance on outside vendors generally, and a sole or a limited group of suppliers in particular, involves several risks, including a potential inability to obtain an adequate supply of required components and reduced control over quality, pricing and timing of delivery of components. In the past Corsair has experienced delays in receiving materials from vendors,sometimes resulting in delays in the assembly of products by Corsair. See"Risks Factors -- Risks Relating to the Combined Company -- Dependence on Third-Party Products and Services; Sole or Limited Sources of Supply."

PATENTS AND PROPRIETARY RIGHTS

     Corsair relies on a combination of patent, trade secret, copyright and trademark protection and nondisclosure agreements to protect its proprietary rights. As of December 31, 1997, Corsair had one issued U.S. patent, six pending U.S. patent applications; one issued foreign patent and nine pending foreign patent applications. Corsair's success will depend in large part on the ability of Corsair to obtain patent protection, defend patents once obtained, license third-party proprietary rights, maintain trade secrets and operate without infringing upon the patents and proprietary rights of others. The patent positions of companies in the wireless telecommunications industry, including Corsair, are generally uncertain and involve complex legal and factual questions. There can be no assurance that patents will issue from any patent applications owned or licensed to Corsair or that, if patents do issue, the claims allowed would be sufficiently broad to protect Corsair's technology. In addition, there can be no assurance that any issued patents owned by or licensed to Corsair will not be challenged, invalidated or circumvented, or that the rights granted thereunder will provide competitive advantages to Corsair.

     Patents issued and patent applications filed relating to products used in the wireless telecommunications industry are numerous and there can be no assurance that current and potential competitors and other third parties have not filed or in the future will not file applications for, or have not received or in the future will not receive, patents or obtain additional proprietary rights relating to products used or proposed to be used by Corsair. Corsair is aware of patents granted to third parties that relate to the potential products Corsair is currently developing. Corsair will need to either design those potential products in a manner that does not infringe the third-party patents or obtain licenses from the third parties and there can be no assurance that Corsair will be able to do so. There can be no assurance that Corsair is aware of all patents or patent applications that may materially affect Corsair's ability to make, use or sell any current or future products. U.S. patent applications are confidential while pending in the U.S. Patent and Trademark Office, and patent applications filed in foreign countries are often first published six months or more after filing. There can also be no assurance that third parties will not assert infringement claims against Corsair in the future or that any such assertions will not result in costly litigation or require Corsair to obtain a license to intellectual property rights of such parties. There can be no assurance that any such licenses would be available on terms acceptable to Corsair, if at all. Furthermore, parties making such claims may be able to obtain injunctive or other equitable relief that could effectively block Corsair's ability to make, use, sell or otherwise practice its intellectual property (whether or not patented or described in pending patent applications), or to further develop or commercialize its products in the U.S. and abroad and could result in the award of substantial damages. Defense of any lawsuit or failure to obtain any such license could have a material adverse effect on Corsair's business, operating results or financial condition.

     Corsair also relies on unpatented trade secrets to protect its proprietary technology, and no assurance can be given that others will not independently develop or otherwise acquire the same or substantially equivalent technologies or otherwise gain access to Corsair's proprietary technology or disclose such technology or that Corsair can ultimately protect its rights to such unpatented proprietary technology. No assurance can be given that third parties will not obtain patent rights to such unpatented trade secrets, which patent rights could be used to assert infringement claims against Corsair. Corsair also relies on confidentiality agreements with its employees, vendors, consultants and customers to protect its proprietary technology. There can be no assurance that these agreements will not be breached, that Corsair would have adequate remedies for any breach or that Corsair's trade secrets will not otherwise become known to or be independently developed by competitors. Failure to obtain or maintain patent and trade secret protection, for any reason, could have a material adverse effect on Corsair's business, operating results and financial condition.

EMPLOYEES

     As of March 31, 1998, Corsair had 158 employees, including 52 in sales and marketing, 18 in manufacturing, 49 in research and development, 20 in operations, field service and customer support and 19 in finance and administration. None of Corsair's employees are represented by a collective bargaining agreement, nor has Corsair experienced any work stoppages. Corsair believes that its relations with its employees are good.

            PRICE RANGE OF CORSAIR COMMON STOCK AND DIVIDEND POLICY

MARKET PRICE OF AND DIVIDENDS ON THE REGISTRANT'S COMMON EQUITY

     Corsair's Common Stock trades on The Nasdaq Stock Market under the symbol "CAIR." The table below sets forth the high and low closing sales prices per share as reported on The Nasdaq Stock Market since Corsair's initial public offering on July 29, 1997.


                                                              CORSAIR COMMON
                                                                   STOCK
                                                             -----------------
                          PERIOD                              HIGH       LOW
                          ------                             -------   -------
Year Ended December 31, 1997
  Third Quarter (commencing July 29, 1997).................  $21.625   $    16.00
  Fourth Quarter...........................................  $26.00    $    15.00
Year Ending December 31, 1998
  1st Quarter..............................................  $21.75    $    15.00
  2nd Quarter (through May 26, 1998).......................  $20.00    $    15.25


     On April 2, 1998, the last trading date prior to the joint public announcement by Corsair and Subscriber of the signing of the Merger Agreement, the last reported sale price of Corsair Common Stock on The Nasdaq National Market was $18.563 per share. As of April 2, 1998, there were approximately 250 stockholders of record of Corsair Common Stock.


     On May 26, 1998, the most recent practicable date prior to the mailing of the Joint Proxy Statement/ Prospectus, the last sale price of Corsair Common Stock as reported on The Nasdaq National Market was $15.50 per share.


     Because the market price of Corsair Common Stock is subject to fluctuation, the number of shares of Corsair Common Stock the holders of Subscriber Capital Stock will receive in the Merger (and the market value of those shares of Corsair Common Stock) may increase or decrease prior to the Merger. CORSAIR AND SUBSCRIBER STOCKHOLDERS ARE URGED TO OBTAIN A CURRENT MARKET QUOTATION FOR THE CORSAIR COMMON STOCK.

     Corsair has declared no cash dividends on its Common Stock. Corsair currently intends to retain any earnings for use in its business and does not anticipate paying any cash dividends in the foreseeable future.

                       SELECTED FINANCIAL DATA OF CORSAIR

     The following selected financial data should be read in conjunction with Corsair's financial statements and related notes thereto and "Management's Discussion and Analysis of Financial Condition and Results of Operations" included elsewhere herein. The selected financial data presented below under the captions "Statement of Operations Data" for each of the periods ended December 31, 1994, 1995, 1996 and 1997 and "Balance Sheet Data" as of December 31, 1994, 1995, 1996 and 1997 are derived from the financial statements of Corsair, which have been audited by KPMG Peat Marwick LLP, independent auditors. The selected financial data presented below for the three months ended March 31, 1997 and 1998, and as of March 31, 1998, are derived from the unaudited financial statements of Corsair. The unaudited financial statements have been prepared by Corsair on a basis consistent with Corsair's audited financial statements and in the opinion of management include all adjustments, consisting only of normal recurring accruals, necessary for a fair presentation of the Company's operating results and financial position for the periods and dates to which such statements relate. Historical results are not necessarily indicative of future results of operations.

                          CORSAIR COMMUNICATIONS, INC.

                       SELECTED HISTORICAL FINANCIAL DATA
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                   PERIOD FROM
                                   DECEMBER 5,
                                      1994                                         THREE MONTHS ENDED
                                   (INCEPTION)        YEAR ENDED DECEMBER 31,           MARCH 31,
                                 TO DECEMBER 31,   -----------------------------   -------------------
                                      1994           1995       1996      1997       1997       1998
                                 ---------------   --------   --------   -------   --------   --------
HISTORICAL STATEMENT OF
  OPERATIONS DATA:
Total revenues.................     $     --       $  7,593   $ 19,606   $47,838   $ 9,096    $15,235
Gross profit (deficit).........           --           (544)       409    16,322       787      8,009
Total operating costs and
  expenses.....................        5,961          8,190     12,948    18,329     3,921      5,850
Operating income (loss)........       (5,961)        (8,734)   (12,539)   (2,007)   (3,134)     2,159
Income (loss) before
  extraordinary item...........       (5,942)        (8,517)   (12,761)     (640)   (3,140)     2,756
Loss on debt extinguishment....           --             --         --      (428)       --         --
                                    --------       --------   --------   -------   -------    -------
Net income (loss)..............     $ (5,942)      $ (8,517)  $(12,761)  $(1,068)  $(3,140)   $ 2,756
                                    ========       ========   ========   =======   =======    =======
Diluted net income (loss) per
  share data:
Loss before extraordinary
  item.........................                    $(774.27)  $ (96.67)  $ (0.10)  $ (3.08)   $  0.19
Extraordinary item.............                    $     --   $     --   $ (0.06)  $    --    $    --
                                                   --------   --------   -------   -------    -------
Net income (loss)..............                    $(774.27)  $ (96.67)  $ (0.16)  $ (3.08)   $  0.19
                                                   ========   ========   =======   =======    =======
Shares used in per share
  calculation..................                          11        132     6,643     1,019     14,354
                                                   ========   ========   =======   =======    =======

                                                         DECEMBER 31,
                                           ----------------------------------------   MARCH 31,
                                            1994       1995       1996       1997       1998
                                           -------   --------   --------   --------   ---------
HISTORICAL BALANCE SHEET DATA:
Cash, cash equivalents, & short term
  investments............................  $ 6,819   $  9,029   $ 19,504   $ 59,160   $ 60,554
Working capital..........................    9,560      9,767     19,561     54,835     58,022
Total assets.............................   11,305     14,156     34,911     77,677     81,722
Long-term obligations....................    3,010      1,155      4,394        438        328
Accumulated deficit......................   (5,942)   (14,459)   (27,220)   (28,288)   (25,532)
Total stockholders' equity...............    7,273     10,592     18,011     59,947     63,231

               CORSAIR'S MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

     This discussion may contain forward-looking statements that involve risks and uncertainties. Corsair's actual results may differ materially from the results discussed in such forward-looking statements. Factors that might cause such a difference include, but are not limited to, those discussed below in "Risk Factors" and elsewhere in this Joint Proxy Statement/Prospectus. Corsair undertakes no obligation to release publicly the results of any revisions to these forward-looking statements to reflect events or circumstances arising after the date hereof.

     The following should be read in conjunction with Corsair's condensed financial statements and notes thereto.

     OVERVIEW

     Corsair was incorporated in December 1994 in connection with the purchase of certain in-process research and development and certain assets from a subsidiary of TRW Inc. Corsair further developed this technology into the PhonePrint cloning fraud prevention system and first recorded revenues from commercial shipment of this system in June 1995. From inception, Corsair's operating activities have related primarily to the commercialization, continued development and enhancement of PhonePrint, the sale and marketing of PhonePrint, and the development of potential new products. In 1995, Corsair generated revenues of $7.6 million based upon sales of PhonePrint to two customers. In 1996, Corsair generated revenues of $19.6 million based upon sales of PhonePrint to nine customers. In 1997, Corsair generated revenues of $47.8 million based upon sales of PhonePrint to twenty-three customers.

     To date, all of Corsair's revenues have been attributable to PhonePrint, and Corsair anticipates that the sale and license of the hardware and software that constitute PhonePrint and the sale of associated services will continue to account for substantially all of Corsair's revenues at least through the end of 1998. As a result, Corsair's future operating results will depend on the demand for and market acceptance of PhonePrint. A relatively small number of analog network carriers constitute the potential customers for PhonePrint. A large majority of the analog carriers in the largest U.S. markets have to varying degrees already implemented cloning fraud solutions, and Corsair anticipates that the demand for cloning fraud solutions in the U.S. has begun to decline and will continue to decline in the future. If not offset by growth in international markets, this trend could also occur in international markets. To date, Corsair has conducted a limited number of deployments of PhonePrint systems internationally, In an effort to offset what Corsair expects will be declining demand in the U.S. for cloning fraud solutions, Corsair intends to devote significant marketing and sales efforts over the next several years to increase its sales of PhonePrint to international customers and intends to pursue acquisitions of businesses, products or technologies that complement Corsair's business.

     There are two components of revenues attributable to PhonePrint: system revenue and service revenue. System revenue is comprised of both the sale of hardware and the licensing of software. Revenue from hardware sales is recognized upon shipment, unless a sales agreement contemplates that Corsair provide testing, integration or implementation services, in which case hardware revenue is recognized upon commissioning and acceptance of the product (the activation of the cell site equipment, following testing, integration and implementation). Software license revenue is recognized over the period of the software license term. Service revenue is primarily derived from maintenance contracts and subscriptions to the PhonePrint Roaming Network, which is recognized monthly over the term of the contract. Service revenue also includes revenue resulting from time and material billing, training courses, consulting, operations support, and the provision of spare parts, each of which is recognized in the month the service is provided to the customer.

     Cost of system revenue consists of the cost of hardware and software, as well as license and royalty fees. Cost of hardware revenue consists of manufacturing overhead for Corsair's test and assembly operation, materials purchased from Corsair's subcontractors and vendors, hardware purchased from third party vendors, depreciation of rental units, and shipping costs. Cost of software license revenue primarily includes fees paid to third party software vendors, as well as costs associated with the installation and configuration of the software. Cost of service revenue consists primarily of expenses for personnel engaged in network support, customer support, installation, training and consulting as well as communications charges and network equipment depreciation.

     Corsair's gross margin has varied significantly in the past and may vary significantly in the future, depending on the mix of services and systems. Corsair's software licenses have a higher gross margin than its service and hardware revenue. In addition, the hardware gross margin varies from customer to customer depending on the contract and from model to model depending upon the customer's cell site and switch configuration. Therefore, Corsair's operating results will be affected by the mix of hardware units, software licenses, and service fees recognized during the period.

     Corsair sells PhonePrint primarily through its direct sales force, but has also entered into distribution agreements with Motorola, Ericsson, and Aurora and seeks to enter into additional distribution agreements for international markets. Corsair has entered into sales referral agreements with Lucent and Sumitomo. Corsair's gross margin will also vary depending on the mix of direct sales and sales through distribution channels and sales referral arrangements.

     Corsair continues to make efforts to achieve profitability by increasing sales volume, decreasing costs of goods sold, and through certain other measures. While Corsair has certain programs in place intended to reduce the costs of certain components of the PhonePrint system, Corsair expects that its operating expenses will continue to increase in the foreseeable future. As a result, there can be no assurance that Corsair will maintain or achieve sustained profitability.

     RESULTS OF OPERATIONS -- THREE MONTHS ENDED MARCH 31, 1998

     Revenues. For the three months ended March 31, 1998, total revenues were $15.2 million, compared with $9.1 million for the comparable 1997 period. This increase resulted primarily from an increase in sales of PhonePrint systems. System revenue was $13.0 million for the three months ended March 31, 1998, compared with $8.2 million for the comparable 1997 period. Service revenue was $2.3 million for the three months ended March 31, 1998, compared with $929,000 for the comparable 1997 period. The increase in service revenue was attributable to growth in the installed base of PhonePrint units covered by service contracts and additional revenue attributable to Corsair's PhonePrint Roaming Network service.

     Gross Profit. Gross profit increased to $8.0 million in the three months ended March 31, 1998 from a gross profit of $787,000 in the comparable 1997 period. The increase in gross profit was due primarily to system revenue which contributed $6.9 million in gross profit for the three months ended March 31, 1998 as compared to gross profit of $687,000 in the comparable 1997 period. Service revenue gross profit for the three months ended March 31, 1998 improved to $1.1 million as compared to a gross profit of $100,000 in the comparable 1997 period. In the three months ended March 31, 1998, total gross margin was 52.6% consisting of 53.4% system gross margin and 47.7% service gross margin.

     Research and Development. Research and development expenses were $2.2 million, or 14.4% of total revenues, for the three months ended March 31, 1998, compared with $1.4 million for the comparable 1997 period. This increase in expenditures was due primarily to the hiring of additional engineering personnel related to the continued development of PhonePrint and development work on new products.

     Sales and Marketing. Sales and marketing expenses were $2.4 million, or 15.5% of total revenues, during the three months ended March 31, 1998, compared with $1.5 million for the comparable 1997 period. The increase in expenses resulted from the hiring of additional sales and marketing personnel to support the increased sales of PhonePrint and to support the increase in service revenue. Corsair expects its sales and marketing expenses to increase in absolute dollars in the foreseeable future as it expands the scope of its sales and marketing efforts.

     General and Administrative. General and administrative expenses increased to $1.3 million or 8.5% of total revenues, in the three months ended March 31, 1998, compared with $991,000 for the comparable 1997 period. This increase in expenditures was due primarily to higher personnel expenses related to increased staffing.

     Interest Income (Expense), Net. Net interest income was $851,000 in the three months ended March 31, 1998 as compared to net interest expense of $3,000 in the comparable 1997 period. Net interest income and expense consists of interest income from Corsair's cash and short-term investments, net of interest expense on Corsair's equipment loans, equipment lease lines and other loans. The increase in net interest income was a result of larger average cash investments attributable to the proceeds received from Corsair's initial public offering of Common Stock completed in July 1997.

     Income Taxes. The income tax expense in the three months ended March 31, 1998 represents a provision of 8% of the income before taxes, while the comparable period in 1997 represents minimum state tax liabilities.

     RESULTS OF OPERATIONS -- YEARS ENDED DECEMBER 31, 1997, 1996 AND 1995

     Revenues. For the year ended December 31, 1997, total revenues were $47.8 million, compared with $19.6 and $7.6 million for the comparable 1996 and 1995 periods, respectively. System revenue was $41.9 million for the year ended December 31, 1997, compared with $18.2 million for 1996 and $7.4 million for 1995. This increase resulted primarily from an increase in sales of PhonePrint systems. In 1997, the Company generated revenues based upon sales of the PhonePrint system to twenty-three customers. In 1996, revenues were based on sales to nine customers, while in 1995, two customers generated the Company's PhonePrint systems revenues.

     Service revenue was $6.0 million for the year ended December 31, 1997, compared with $1.4 million and $242,000 for the comparable periods in 1996 and 1995, respectively. The increase in service revenue was attributable to growth in the installed base of PhonePrint units covered by service contracts over the years and initial revenue attributable to the Company's PhonePrint Roaming Network service released late in 1996.

     Gross Profit (Deficit). Gross profit increased to $16.3 million for the year ended December 31, 1997 from a gross profit of $409,000 in 1996 and a gross deficit of $544,000 in 1995. The increase in gross profit was due primarily to improved margins from system revenues which contributed $13.9 million in gross profit for the year ended December 31, 1997 as compared to a gross profit of $943,000 for the year ended December 31, 1996, and a gross deficit of $171,000 for the same period in 1995. Service revenue gross profit for the year ended December 31, 1997 improved to $2.4 million as compared to a gross deficit of $534,000 and $373,000 in the previous two fiscal years.

     Research and Development. Research and development expenses were $7.0 million, or 14.6% of total revenues, for the year ended December 31, 1997, compared with $5.0 million (25.4% of total revenues), and $3.1 million (40.8% of total revenues) for the years ended December 31, 1996 and 1995, respectively. This increase in expenditures was due primarily to the hiring of additional engineering personnel related to the continued development of PhonePrint and development work on new products and the decrease in percentage of total revenues was due to the overall increase in the Company's revenues from period to period.

     Sales and Marketing. Sales and marketing expenses were $7.5 million, or 15.6% of total revenues, during the year ended December 31, 1997, compared with $5.4 million or 27.4% of total revenues for the year ended December 31, 1996 and $3.0 million or 39.3% of total revenues for the comparable 1995 period. The increase in expenses resulted from the hiring of additional sales and marketing personnel to support the increased sales of PhonePrint and to support the increase in service revenue. The decrease in percentage of total revenues was due to the overall increase in the Company's revenues form period to period. The Company expects its sales and marketing expenses to increase in absolute dollars in the foreseeable future as it expands the scope of its sales and marketing efforts.

     General and Administrative. General and administrative expenses increased to $3.9 million (8.1% of total revenues) in the year ended December 31, 1997, compared with $2.6 million (13.2% of total revenues) and $2.1 million (27.9% of total revenues) for the years ended December 31, 1996 and 1995, respectively. This increase in expenditures was due primarily to higher personnel expenses related to increased staffing. The decrease in percentage of total revenues was due to the overall increase in the Company's revenues form period to period.

     Interest Income (Expense), Net. Net interest income was $1.4 million in the year ended December 31, 1997 as compared to net interest expense of $220,000 in 1996 and net interest income of $218,000 in 1995. Net interest income and expense consists of interest income from the Company's cash and short-term investments, net of interest expense on the Company's equipment loans, equipment lease lines and other loans obtained primarily in 1996. The increase in net interest income in 1997 was a result of larger average cash investments attributable to the proceeds received from the Company's initial public offering of Common Stock completed in July 1997.

     Extraordinary Item. During the year ended December 31, 1997, the Company incurred a loss on debt extinguishment of $428,000 associated with paying the principal and interest of $5.1 million on short-term and long-term notes payable.

     Income Taxes. The income tax expense for the years ended December 31, 1997, 1996 and 1995 represent minimum state tax liabilities.

     LIQUIDITY AND CAPITAL RESOURCES

     Corsair has funded its operations from inception primarily through a series of Preferred Stock private placements, debt financings, and an initial public offering. From its incorporation through March 31, 1998, Corsair completed four Preferred Stock financings providing aggregate net proceeds of approximately $47.9 million, and debt financings provided aggregate net proceeds of approximately $5.9 million. In July 1997, Corsair completed its initial public offering generating $39.1 million of net proceeds. At March 31, 1998, Corsair had cash and cash equivalents of approximately $11.4 million and short-term investments of approximately $49.1 million. At December 31, 1997, the Company had cash and cash equivalents of approximately $15.4 million and short-term investments of approximately $43.7 million.

     In June 1997, Corsair signed a loan and security agreement, which made available a $3.0 million equipment term loan facility at prime plus 0.75% (9.5% at March 31, 1998). The loan facility is available through July 1998 and is secured by any underlying equipment purchased. As of March 31, 1998, Corsair did not have any borrowings under the equipment term loan, and any future borrowings will be repaid over three years.

     Corsair's operating activities generated cash of $1.8 million for the three months ended March 31, 1998. The improvement in 1998, as compared to 1997 was due primarily to improved operating results and lower inventory requirements. Corsair's operating activities generated cash of $5.9 million for the year ended December 31, 1997. The improvement in 1997 over previous years was due primarily to improved operating results, increased cash collections in accounts receivable, lower inventory balances, and an increase in deferred revenue.

     Corsair's investing activities used cash of $6.1 million for the three months ended March 31, 1998. Net cash of $5.4 million was used for purchasing short-term investments, and cash of $743,000 was used for the purchase of property and equipment, primarily computer hardware and software. Corsair's investing activities used cash of $43.6 million for the year ended December 31, 1997. Net cash of $41.3 million was used for purchasing short-term investments, and cash of $2.3 million was used for the purchase of property and equipment, primarily computer hardware and software, and for leasehold improvements to the Company's facility.

     Corsair's financing activities generated cash of $378,000 for the three months ended March 31, 1998. In the three months ended March 31, 1998, cash provided by financing activities was primarily from the purchase of Corsair's stock by participants in the Purchase Plan. Corsair's financing activities generated cash of $36.1 million for the year ended December 31, 1997, primarily attributable to the Company's July 1997 initial public offering, which resulted in net proceeds to the Company of $39.1 million.

     Management has initiated an enterprise-wide program to prepare Corsair's computer systems and applications for the year 2000. Corsair expects to incur internal staff costs as well as consulting and other expenses related to infrastructure and facilities enhancements necessary to prepare the systems for the year 2000. Corsair expects its year 2000 date conversion project to be completed on a timely basis. However, there can be no assurance that the systems of other companies on which Corsair's systems rely also will be timely converted or that any such failure to convert by another company would not have an adverse effect on Corsair's systems. Testing and conversion of system applications is expected to cost approximately $600,000 over the next year. A significant proportion of these costs are not likely to be incremental costs to Corsair, but rather will represent the redeployment of existing information technology resources. Accordingly, Corsair does not expect the amounts required to be expensed over the next three years to have a material effect on its financial position or results of operations.

     Corsair believes that existing sources of liquidity and internally generated cash, if any, will be sufficient to meet Corsair's projected cash needs for at least the next 12 months. Corsair intends to continue its significant product development efforts in the future and expects to fund those activities out of working capital. There can be no assurance, however, that Corsair will not require additional financing prior to such date to fund its operations or possible acquisitions. In addition, Corsair may require additional financing after such date to fund its operations. There can be no assurance that any additional financing will be available to Corsair on acceptable terms, or at all, if and when required by Corsair.

                       PRINCIPAL STOCKHOLDERS OF CORSAIR

     The following table sets forth certain information regarding the beneficial ownership of Corsair's Common Stock as of March 31, 1998 by all those known by Corsair to be beneficial owners of more than 5% of its outstanding Common Stock.

                                                              SHARES BENEFICIALLY OWNED
                                                              -------------------------
          NAME AND ADDRESS OF BENEFICIAL OWNER(1)             NUMBER(1)     PERCENT(2)
          ---------------------------------------             ----------    -----------
Kleiner Perkins Caufield & Byers(3).........................  1,135,236         8.3%
2750 Sand Hill Road
Menlo Park, CA 94025
Sevin Rosen Funds(4)........................................  1,431,563        10.4
Two Galleria Tower
13455 Noel Road, Suite 1670
Dallas, TX 75420
Norwest Equity Partners(5)..................................    949,194         6.9
245 Lytton Avenue, Suite 250
Palo Alto, CA 94301
TRW Inc.....................................................  1,346,567         9.8
1 Federal System Park Drive
Fairfax, VA 22033
Integral Capital Partners(6)................................    694,161         5.1
2750 Sand Hill Road
Menlo Park, CA 94025

---------------
(1) Except as indicated in the footnotes to this table, the persons named in the table have sole voting and investment power with respect to all shares of Common Stock shown as beneficially owned by them.

(2) Percentage of ownership is calculated based on 13,714,475 shares of Common Stock outstanding on March 31, 1998, and is calculated pursuant to Rule 13d-3(d)(1) under the Securities Exchange Act of 1934, as amended.

(3) Includes 1,125,998 shares held by Kleiner Perkins Caufield & Byers VII and 9,238 shares held by KPCB Information Sciences Zaibatsu Fund II.

(4) Includes 1,428,229 shares held by Sevin Rosen Fund IV L.P. and 3,334 shares held by Sevin Rosen Bayless Management Company.

(5) Includes 566,767 shares held by Norwest Equity Partners, IV and 382,427 shares held by Norwest Equity Partners, V.

(6) Includes 410,302 shares held by Integral Capital Partners II, L.P., 146,852 shares held by Integral Capital Partners International II, C.V., 111,647 shares held by Integral Capital Partners III, L.P., and 25,360 shares held by Integral Capital Partners International III, L.P.

                                   MANAGEMENT

     The directors and executive officers of Corsair as of March 31, 1998, are as follows:

                 NAME                    AGE                        POSITION
                 ----                    ---                        --------
Mary Ann Byrnes........................  41     President, Chief Executive Officer and Director
Martin J. Silver.......................  41     Chief Financial Officer and Secretary
Evan J. McDowell.......................  51     Vice President, Sales
Thomas C. Meyer........................  41     Vice President, Operations
Donald R. Oestreicher..................  52     Vice President, Engineering
Walter M. Price........................  38     Vice President, Manufacturing
Jeanette Robinson......................  47     Vice President, Human Resources
John F. Scott..........................  34     Vice President, Strategy and Business Development
David G. Thompson......................  37     Vice President, Marketing
Kevin R. Compton.......................  38     Chairman of the Board and Director
Peter L.S. Currie......................  40     Director
Stephen M. Dow.........................  41     Director
David H. Ring..........................  42     Director
Roland L. Robertson....................  62     Director

     MARY ANN BYRNES. Ms. Byrnes has served as President of Corsair since December 1994, as a Director of Corsair since February 1995 and as Chief Executive Officer since July 1995. Before joining Corsair, from June 1987 to November 1994, Ms. Byrnes served at Bay Area Cellular Telephone Company, a wireless telecommunications carrier, as Vice President of Sales and Marketing and Vice President of Operations. Ms. Byrnes holds a BA in economics from Wellesley College and an MBA from Harvard Business School.

     MARTIN J. SILVER. Mr. Silver has served as Chief Financial Officer and Secretary of Corsair since January 1996. Mr. Silver most recently served as Chief Financial Officer and Treasurer at Superconductivity, Inc., a developer of magnets for use by utilities to store energy, from January 1993 to December 1995. Prior to that, Mr. Silver served as Chief Financial Officer and Corporate Secretary at Credence Systems Corporation, a developer of testing devices for semiconductors, from November 1988 to December 1992. Mr. Silver holds a BS in electrical engineering from Purdue University and an MBA from The University of Pennsylvania, The Wharton School of Business.

     EVAN J. MCDOWELL. Mr. McDowell has served as Vice President, Sales of Corsair since January 1997. Prior to joining Corsair, Mr. McDowell was employed by Polycom, Inc., a telecommunications products company, where he served as Vice President of Sales and Marketing from November 1993 to January 1997. From March 1989 to November 1993, Mr. McDowell served as General Manager of the Voice Information Services Division at Octel Communications Corporation, a voice messaging company. Mr. McDowell holds a BS in accounting and an MBA from San Diego State University.

     THOMAS C. MEYER. Mr. Meyer has served as Vice President, Operations of Corsair since April 1996. Before joining Corsair, Mr. Meyer was Senior Vice President of Operations at Blyth Software Inc., a software development company, from April 1994 to March 1996. Previous to that, he was Vice President and General Manager of the Customer Services Division of Pyramid Technology Corporation, a company that develops open systems servers for the commercial computing market, from January 1990 to March 1994. Mr. Meyer holds a BS in computer engineering from the University of Bridgeport in Connecticut.

     DONALD R. OESTREICHER. Dr. Oestreicher has served as Vice President, Engineering of Corsair since joining Corsair in July 1996. Prior to joining Corsair, Dr. Oestreicher was employed by AirSoft, Inc., a software development company, where he was Vice President of Engineering from July 1995 to July 1996. Dr. Oestreicher served as Vice President, Research & Development at Blyth Software Inc., a software development company, from January 1993 to June 1995. From August 1990 to December 1992, Dr. Oestreicher was Director, Software Product Development for Dow Jones & Company Inc., a publishing company. Dr. Oestreicher holds a BS in economics from the Massachusetts Institute of Technology, a PhD in computer science from the University of Utah, and an MBA from Santa Clara University.

     WALTER M. PRICE. Mr. Price joined Corsair in May 1995 as Director of Manufacturing and was promoted to Vice President, Manufacturing of Corsair in January 1997. Prior to joining Corsair, Mr. Price was Operations Director at Ericsson-Raynet Corporation, a fiber optics telecommunications company, from June 1993 to May 1995. From February 1989 to June 1993, Mr. Price served in various positions including Marketing Operations Manager, Supply Planning Manager and Process Engineering Manager while at Sun Microsystems, Inc., a provider of network-based distributed computing systems. Mr. Price holds a BS in industrial engineering from Stanford University and an MBA from Santa Clara University.

     JEANNETTE ROBINSON. Ms. Robinson joined Corsair in January 1996 as Director of Human Resources and was promoted to Vice President, Human Resources of Corsair in January 1997. Prior to joining Corsair, Ms. Robinson was employed by Cisco Systems Inc., a provider of internet-working products, where she held several human resources management and recruiting positions from June 1990 to January 1996. Ms. Robinson holds a BS in business administration and a BA in sociology from San Jose State University.

     JOHN F. SCOTT. Mr. Scott has served as Vice President, Strategy and Business Development of Corsair since January 1995. Prior to joining Corsair, Mr. Scott served as Director of Marketing Strategy and Marketing Product Manager at Bay Area Cellular Telephone Company from September 1992 to January 1995. Mr. Scott served as a consultant with Boston Consulting Group, a consulting firm, from August 1990 to March 1992, and served as an independent consultant from April 1992 to September 1992. Mr. Scott holds a BA in economics from Claremont McKenna College and an MBA from Harvard Business School.

     DAVID G. THOMPSON. Mr. Thompson has served as Vice President, Marketing of Corsair since January 1995. Mr. Thompson also served as Vice President, Sales of Corsair from January 1995 to January 1997. Prior to joining Corsair, Mr. Thompson served as Director of Marketing at Digital Pictures, Inc., a software development company, from August 1994 to January 1995. Previous to that, he was Director of Marketing and Manager of Marketing Strategy at Bay Area Cellular Telephone Company from March 1992 to August 1994. Mr. Thompson holds a AB in economics from Harvard University.

     KEVIN R. COMPTON. Mr. Compton has served as Chairman of the Board and a Director of Corsair since December 1994 and served as Secretary of Corsair from December 1994 to December 1995. Since 1990, Mr. Compton has served as a general partner of Kleiner Perkins Caufield & Byers, a venture capital investment firm. Mr. Compton is a director of Citrix Systems, Inc., Digital Generation Systems, Inc., Global Village Communication, Inc. and VeriSign, Inc., and is also a director of several privately-held companies.

     PETER L.S. CURRIE. Mr. Currie has served as a Director of Corsair since December 1995. Mr. Currie is currently Senior Vice President and Chief Financial Officer of Netscape Communications Corporation, an internet and intranet software company, where he has been employed since April 1995. From April 1989 to March 1995, Mr. Currie held various management positions at McCaw Cellular Communications, Inc., a wireless telecommunications carrier, including Executive Vice President of Corporate Development and Chief Financial Officer.

     STEPHEN M. DOW. Mr. Dow has served as a Director of Corsair since May 1996. Since 1983, Mr. Dow has served as a general partner of Sevin Rosen Funds, a venture capital investment firm. Mr. Dow is a director of Arqule Inc., Citrix Systems, Inc. and Viropharma Incorporated, and is also a director of several privately-held companies.

     DAVID H. RING. Mr. Ring has served as a Director of Corsair since July 1995. Since April 1996, Mr. Ring has served as Chairman of the Board of Tzabaco Group, Inc., a direct marketing company, and has also served as Chief Executive Officer of Tzabaco Group, Inc. since October 1996. From December 1988 to November 1993, Mr. Ring served as Vice President of Manufacturing for Cisco Systems Inc. where he also served as a Director from November 1993 to November 1995. Mr. Ring was also a Director of Global Village Communication, Inc. from May 1991 to July 1996.

     ROLAND L. ROBERTSON. Mr. Robertson has served as a Director of Corsair since April 1996. Since February 1997, Mr. Robertson has served as Vice President and Deputy General Manager for Operations of the System Integration Group of TRW Inc., a company focused primarily on government engineering contracting. From January 1991 through January 1997, Mr. Robertson served as President and General Manager of TRW Environmental Safety Systems, Inc., a subsidiary of TRW Inc.

               COMMON STOCK OWNERSHIP OF DIRECTORS AND MANAGEMENT

     The following table sets forth certain information regarding the beneficial ownership of Corsair's Common Stock as of March 31, 1998 by (i) each director,
(ii) each of Corsair's executive officers and (iii) all directors and executive officers of Corsair as a group.

                                                              SHARES BENEFICIALLY OWNED
                                                              -------------------------
          NAME AND ADDRESS OF BENEFICIAL OWNER(1)             NUMBER(1)     PERCENT(2)
          ---------------------------------------             ----------    -----------
Mary Ann Byrnes(3)..........................................    430,325         3.1%
Kevin R. Compton (4)........................................  1,147,625         8.4
  2750 Sand Hill Road
  Menlo Park, CA 94025
Peter L.S. Currie(5)........................................     33,334           *
Stephen M. Dow(6)...........................................  1,439,063        10.5
  Two Galleria Tower
  13455 Noel Road, Suite 1670
  Dallas, TX 75240
David H. Ring...............................................     43,261           *
Roland L. Robertson(7)......................................  1,354,067         9.9
  1 Federal System Park Drive
  Fairfax, VA 22033
Martin J. Silver(8).........................................    110,200           *
Evan J. McDowell(9).........................................    104,958           *
Thomas C. Meyer(10).........................................     87,202           *
Donald R. Oestreicher(11)...................................    102,612           *
Walter M. Price(12).........................................     60,436           *
Jeanette Robinson(13).......................................     60,024           *
John F. Scott(14)...........................................     93,405           *
David G. Thompson(15).......................................    101,762           *
All directors and executive officers as a group (14
  persons)(16)..............................................  5,168,274        37.7

---------------
  *  Less than 1%

 (1) Except as otherwise indicated, (i) the persons named in the table have sole voting and investment power with respect to all shares of Common Stock shown as beneficially owned by them, subject to community property laws, where applicable and (ii) the address for all persons named in the table is: 3408 Hillview Avenue, Palo Alto, California 94304.

 (2) Percentage of ownership is based on 13,714,475 shares of Common Stock outstanding on March 31, 1998, and is calculated pursuant to Rule 13d-3(d)(1) under the Securities Exchange Act of 1934, as amended.

 (3) Includes 75,754 shares issuable upon the exercise of options exercisable within 60 days of March 31, 1998. Also includes 353,768 shares beneficially owned by the Wampler-Byrnes Family Trust. Ms. Byrnes is co-trustee and a beneficiary of the Wampler-Byrnes Family Trust. Ms. Byrnes has pledged 185,050 shares to Corsair in exchange for a loan.

 (4) Includes 1,125,998 shares held by Kleiner Perkins Caufield & Byers VII and 9,238 shares held by KPCB Information Sciences Zaibatsu Fund II. Mr. Compton is a Director of Corsair and a general partner of each of Kleiner Perkins Caufield & Byers VII and KPCB Information Sciences Zaibatsu

     Fund II. Mr. Compton disclaims beneficial ownership of such shares except to the extent of his pecuniary interest therein. Also includes 4,889 shares held by Mr. Compton and 7,500 shares issuable to Mr. Compton upon the exercise of options exercisable within 60 days of March 31, 1998.

 (5) Includes 33,334 shares issuable upon the exercise of options exercisable within 60 days of March 31, 1998.

 (6) Includes 1,428,229 shares held by Sevin Rosen Fund IV L.P. and 3,334 shares held by Sevin Rosen Bayless Management Company. Mr. Dow is a Director of the Company, a general partner of SRB Associates IV L.P., the general partner of Sevin Rosen Fund IV L.P., and an officer of Sevin Rosen Bayless Management Company. Mr. Dow disclaims beneficial ownership of such shares except to the extent of his pecuniary interest therein. Also includes 7,500 shares issuable to Mr. Dow upon the exercise of options exercisable within 60 days of March 31, 1998.

 (7) Includes 1,346,567 shares held by TRW Inc. Mr. Robertson is a Director of the Company and an officer of TRW Inc. Because Mr. Robertson does not have voting or dispository control over such shares, he disclaims beneficial ownership of all of such shares. Also includes 7,500 shares issuable to Mr. Robertson upon the exercise of options exercisable within 60 days of March 31, 1998.

 (8) Includes 20,000 shares issuable upon the exercise of options exercisable within 60 days of March 31, 1998. Also includes 89,500 shares beneficially held by Martin J. Silver or Victoria H. Silver as joint tenants with right of survivorship.

 (9) Includes 18,667 shares issuable upon the exercise of options exercisable within 60 days of March 31, 1998.

(10) Includes 56,535 shares issuable upon the exercise of options exercisable within 60 days of March 31, 1998.

(11) Includes 19,728 shares issuable upon the exercise of options exercisable within 60 days of March 31, 1998.

(12) Includes 35,832 shares issuable upon the exercise of options exercisable within 60 days of March 31, 1998.

(13) Includes 43,837 shares issuable upon the exercise of options exercisable within 60 days of March 31, 1998. Also includes 21,180 shares beneficially held by the Robinson Family Trust. Ms. Robinson is co-trustee and a beneficiary of the Robinson Family Trust.

(14) Includes 18,000 shares issuable upon the exercise of options exercisable within 60 days of March 31, 1998.

(15) Includes 26,627 shares issuable upon the exercise of options exercisable within 60 days of March 31, 1998.

(16) Includes 370,764 shares issuable upon the exercise of options exercisable within 60 days of March 31, 1998. See also footnotes 4, 6, 7 and 8.

              EXECUTIVE COMPENSATION AND OTHER EMPLOYMENT MATTERS

SUMMARY OF CASH AND CERTAIN OTHER COMPENSATION

     The following table sets forth information concerning the aggregate compensation paid by Corsair to its President and Chief Executive Officer and to the four additional most highly compensated executive officers (the "Named Executive Officers") for services rendered in all capacities to Corsair for the years ended December 31, 1996 and 1997:

                           SUMMARY COMPENSATION TABLE

                                                                                LONG-TERM
                                                                              COMPENSATION
                                               ANNUAL COMPENSATION               AWARDS
                                       -----------------------------------   ---------------
          NAME AND                                               OTHER         SECURITIES
         PRINCIPAL                                               ANNUAL        UNDERLYING       ALL OTHER
          POSITION           YEAR(1)   SALARY(2)    BONUS     COMPENSATION   OPTIONS/SARS(#)   COMPENSATION
         ---------           -------   ---------   --------   ------------   ---------------   ------------
Mary Ann Byrnes.............  1997     $176,261    $ 79,076       $-0-           84,421               --
President and Chief           1996      165,000      82,500        -0-           66,667               --
Executive Officer and
Director
David G. Thompson...........  1997      130,000      58,500        -0-           19,761               --
Vice President,               1996      128,334     456,550(3)      -0-          26,667               --
Marketing
Martin J. Silver............  1997      153,118      67,823        -0-           20,000           12,750(4)
Chief Financial Officer       1996      140,000      55,800        -0-           20,000               --
and Secretary
Donald R. Oestreicher.......  1997      144,284      65,570        -0-           23,330               --
Vice President,               1996           --          --        -0-           93,334               --
Engineering
Thomas Meyer................  1997      127,650      58,590        -0-           19,196               --
Vice President,               1996           --          --        -0-           40,001               --
Operations

---------------
(1) Pursuant to Instruction to Item 402(b) of Regulation S-K promulgated by the Commission, information with respect to fiscal years prior to 1996 has not been included as Corsair was not a reporting company pursuant to Section 13(a) or 15(d) of the Exchange Act and the information has not been previously reported to the Commission in response to a filing requirement.

(2) Includes amounts deferred pursuant to Corsair's 401(k) Plan.

(3) Includes $455,000 earned as commissions while serving as Vice President, Sales and Marketing.

(4) Represents forgiveness of $10,000 of principal and approximately $2,750 of interest of a loan made in connection with Mr. Silver's relocation to the Palo Alto, California area.

  Stock Options

     The following table sets forth information concerning stock option grants made to each of the Named Executive Officers during the year ended December 31, 1997. Corsair did not grant any stock appreciation rights ("SARs") during the year ended December 31, 1997.

                       OPTION GRANTS IN LAST FISCAL YEAR

                                                                                        POTENTIAL REALIZABLE
                                                                                          VALUE AT ASSUMED
                                  NUMBER OF      % OF TOTAL                             RATES OF STOCK PRICE
                                  SECURITIES      OPTIONS       EXERCISE                  APPRECIATION FOR
                                  UNDERLYING     GRANTED TO      PRICE                     OPTION TERM(4)
                                   OPTIONS      EMPLOYEES IN      PER      EXPIRATION   ---------------------
              NAME                GRANTED(1)   FISCAL YEAR(2)   SHARE(3)      DATE         5%          10%
              ----                ----------   --------------   --------   ----------   ---------   ---------
Mary Ann Byrnes.................     8,667           1.2%        $0.83      1/8/2007    $  4,524    $ 11,464
                                    75,754          10.4          7.50     3/12/2003     193,227     438,366
David G. Thompson...............     1,467           0.3          0.83      1/8/2007         766       1,941
                                    18,294           2.5          7.50     3/12/2003      46,663     105,862
Martin J. Silver................    20,000           2.8          7.50     3/12/2003      51,014     115,734
Donald R. Oestreicher...........     3,052           0.5          0.83      1/8/2007       1,593       4,037
                                    19,278           2.7          7.50     3/12/2003      49,173     111,556
Thomas Meyer....................     2,662           0.4          0.83      1/8/2007       1,390       3,521
                                    16,534           2.3          7.50     3/12/2003      42,174      95,677

---------------
(1) The rights of the optionees vest at various times over a four-year period. While the options are fully exercisable upon grant, any shares purchased by the optionee which do not vest prior to the termination of the optionee's employment may be repurchased by Corsair at cost. In accordance with the terms of the Plan under which the options were granted, all rights of the optionee will accelerate and vest in full upon an acquisition of Corsair unless the options are assumed or replaced by or Corsair's repurchase rights are assigned to the acquiring corporation. Under the terms of the Plan, following any acquisition of Corsair in which the rights of the optionees do not accelerate and vest in full, the rights of each optionee shall accelerate and vest (or Corsair's repurchase rights will lapse in the case of exercised options) with respect to one-half of the then unvested shares if the employment of the optionee is involuntarily terminated within one year of the acquisition.

(2) Corsair granted options to purchase a total of 733,345 shares to employees in fiscal year 1997.

(3) The exercise price per share of options granted represented the fair market value of the underlying shares of Corsair Common Stock on the dates the respective options were granted as determined by the Corsair Board, considering all relevant factors. The exercise price may be paid in cash or in shares of Corsair Common Stock valued at fair market value on the exercise date. The fair market value of shares of Corsair Common Stock is determined in accordance with certain provisions of the Plan based on the closing selling price of a share of Corsair Common Stock on the date in question on the Nasdaq National Market. If shares of Corsair Common Stock are neither listed or admitted to trading on any stock exchange nor traded on the Nasdaq National Market, then the fair market value shall be determined by the Plan Administrator after taking into account such factors as the Plan Administrator shall deem appropriate.

(4) The 5% and 10% assumed annual rates of compounded stock price appreciation are mandated by rules of the Commission. The price used for computing this appreciation is the exercise price of the options, not the price of Corsair Common Stock. There is no assurance provided to any Named Executive Officer or any other holder of Corsair's securities that the actual stock price appreciation over the 10-year option term will be at the assumed 5% or 10% levels or at any other defined level.

     Option Exercises and Unexercised Option Holdings. The following table provides information concerning option exercises during 1997 by the Named Executive Officers and the value of unexercised options held by each of the Named Executive Officers as of December 31, 1997. No SARs were exercised during 1997 or outstanding as of December 31, 1997.

       AGGREGATE OPTION EXERCISES IN 1997 AND 1997 YEAR-END OPTION VALUES

                                                          NUMBER OF SECURITIES
                                                               UNDERLYING                  VALUE OF UNEXERCISED
                            SHARES                       UNEXERCISED OPTIONS AT            IN-THE-MONEY OPTIONS
                           ACQUIRED                        DECEMBER 31, 1997             AT DECEMBER 31, 1997(3)
                              ON          VALUE      ------------------------------   ------------------------------
          NAME             EXERCISE    REALIZED(1)   EXERCISABLE(2)   UNEXERCISABLE   EXERCISABLE(2)   UNEXERCISABLE
          ----             ---------   -----------   --------------   -------------   --------------   -------------
Mary Ann Byrnes..........     8,667     $ 31,808         75,754             0            $662,848            0
David G. Thompson........    83,134      341,423         26,627             0             289,817            0
Martin J. Silver.........   100,000      382,000         20,000             0             175,000            0
Donald R. Oestreicher....     3,052       11,201         19,278             0             168,683            0
Thomas Meyer.............    42,667      222,586         56,535             0             767,488            0

---------------
(1) "Value realized" is calculated on the basis of the fair market value of the Corsair Common Stock on the date of exercise minus the exercise price and does not necessarily indicate that the optionee sold such stock, and does not take into account that some of such shares are subject to rights of repurchase on the part of Corsair which lapse at various times over four years after the date of grant.

(2) The options are immediately exercisable; however, any shares purchased upon exercise may be subject to rights of repurchase on the part of Corsair which lapse at various times over four years after the date of grant.

(3) "Value" is defined as fair market price of the Corsair Common Stock at fiscal year-end (16.25) less exercise price.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     None of the members of the Compensation Committee is an officer or employee of Corsair. No interlocking relationship exists between Corsair's Board or Compensation Committee and the board of directors or compensation committee of any other company, nor has such an interlocking relationship existed in the past.

EMPLOYMENT AND CHANGE OF CONTROL ARRANGEMENTS

     Options granted to Named Executive Officers are immediately exercisable; however, any shares purchased upon exercise are subject to rights of repurchase on the part of Corsair that generally expire over four or five years from the date of option grant. In accordance with the terms of the 1996 Stock Option/Stock Issuance Plan and the 1997 Officer Stock Option Plan under which options were granted to Named Executive Officers, all of the Named Executive Officers' options will immediately vest and Corsair's repurchase rights will immediately lapse with respect to shares held by the Named Executive Officers upon an acquisition of Corsair, unless the options are assumed or replaced by, or Corsair's repurchase rights are assigned to, the acquiring entity. Following any acquisition of Corsair in which options remain subject to vesting and repurchase rights do not lapse in the manner provided above, 50% of a Named Executive Officer's options will vest and the repurchase rights with respect to 50% of such Named Executive Officer's shares will lapse if the employment of the Named Executive Officer is involuntarily terminated within one year of the acquisition.

BOARD COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

     The Compensation Committee presents this report regarding compensation for Corsair's executive officers and the Chief Executive Officer of Corsair.

GENERAL COMPENSATION POLICY

     Corsair's primary objective is to maximize the value of Corsair's shares over time. Accomplishing this objective requires achieving specific Corsair milestones and developing and ultimately marketing superior products that provide cost-effective solutions for the wireless communications industry. The overall goal of the Corsair Compensation Committee is to develop compensation practices that will allow Corsair to attract and retain the people needed to create, develop, manufacture and market such products.

     Corsair compensates its executive officers with a combination of salary and incentives designed to focus and balance their efforts on maximizing both the near-term and long-term financial performance of Corsair. In addition, Corsair's compensation structure rewards individual performance that furthers Corsair's goals. Elements of each officer's compensation include the following:

     - Base Salary

     - Annual Incentives

     - Long-term Incentives

     - Benefits

     Each officer's compensation package is designed to provide an appropriately weighted mix of these elements which cumulatively provides a level of compensation roughly equivalent to that paid by companies of similar size and complexity in similar industries.

     BASE SALARY. Base salary and increases in base salary are determined by individual performance and the salary levels in effect for companies of similar size and complexity in similar industries. The Corsair Compensation Committee attempts to keep the base salaries of Corsair's officers at a level broadly in line with the median of the salaries of officers in comparative companies. The Corsair Compensation Committee also evaluates individual experience and performance and specific issues particular to Corsair, such as success in raising capital, creation of stockholder value and achievement of specific Corsair milestones. Certain of the companies contained in the survey on which the Corsair Compensation Committee relied are included in the indices used to compare shareholder returns in the Stock Performance Graph.

     ANNUAL INCENTIVES. Annual Incentives are paid in accordance with an annual Incentive Compensation Plan. Bonus awards are set at a level competitive among peer group companies and early-stage high growth technology companies. Potential cash incentive compensation paid under this plan is set as a significant percentage of each officers' base salary. All of the incentive compensation is directly tied to performance and is at risk. Each officer earns incentive compensation based upon a mix of Corsair performance and personal performance. Corsair performance is measured by achievement of specific Corsair milestones. Compensation for personal performance under this plan is awarded by the Corsair Compensation Committee based upon both an objective and subjective evaluation of the performance of each officer. No incentive compensation is paid for Corsair performance or personal performance unless specific and individual goals are achieved during the fiscal year. In 1997, incentive compensation earned by officers was approximately 45% of base salary.

     LONG-TERM INCENTIVE. Long-term incentive compensation in the form of stock options is expected to be the largest element of total compensation over time. Grants of stock options are designed to align the long-term interests of each officer with the long-term interests of the Corsair and its stockholders. Stock options provide each officer with a significant incentive to manage Corsair from the perspective of an owner with an equity stake in the business. The size of the option grant to each officer is based on the officer's current and expected future contributions to the business and vesting position. Awards of stock options are designed to have an expected aggregate exercise value over time equal to a multiple of salary which will create a significant opportunity for stock ownership, motivation to remain with Corsair and incentive to increase stockholder value.

     BENEFITS. Benefits offered to Corsair's officers serve as a safety net of protection against the financial catastrophes that can result from illness, disability or death. Benefits offered to Corsair's officers are substantially the same as those offered to all Corsair's regular employees.

CEO COMPENSATION

     In setting compensation payable to Corsair's Chief Executive Officer, Ms. Byrnes, we have sought to be competitive with companies of similar size and complexity in similar industries. Ms. Byrnes's incentive compensation under Corsair's annual Incentive Compensation Plan is entirely dependent upon Corsair's performance and our evaluation of her personal contribution to Corsair's performance. No incentive compensation is paid to Ms. Byrnes unless progress is made toward specific Corsair goals or these goals are achieved during the fiscal year. In 1997, incentive compensation earned by Ms. Byrnes was approximately 45% of base salary.

     We conclude our report with the acknowledgement that no member of the Corsair Compensation Committee is a current officer or employee of Corsair or any of its subsidiaries.

     Submitted by the Corsair Compensation Committee of the Corsair Board.

PERFORMANCE GRAPH

     The following graph compares total stockholder returns since Corsair became a reporting company under the Exchange Act to the Nasdaq CRSP Total Return Index ("Nasdaq Broad Index") for the Nasdaq Stock Market (U.S. Companies) and the Nasdaq Computer Data and Processing Index ("Nasdaq Computer Index"). The total return for each of Corsair's Common Stock, the Nasdaq Broad Index and the Nasdaq Computer Index assumes the reinvestment of dividends, although dividends have not been declared on Corsair's Common Stock. The companies comprising the Nasdaq Computer Index are available upon written request to Investor Relations at Corsair's executive offices. The stockholder return shown on the graph below is not necessarily indicative of future performance and Corsair will not make or endorse any predictions as to future stockholder returns.

                                        'CORSAIR             NASDAQ
        Measurement Period           COMMUNICATIONS,          STOCK              NASDAQ
      (Fiscal Year Covered)               INC'            MARKET (U.S.)         COMPUTER
7/29/97                                    100                 100                 100
12/31/97                                   108                  91                 100

DIRECTOR COMPENSATION

     Corsair reimburses its Directors for all reasonable and necessary travel and other incidental expenses incurred in connection with their attendance at meetings of the Board. Directors are not currently compensated in cash for serving on the Board. No Director who is an employee of Corsair will receive separate compensation for services rendered as a director. Under the Automatic Option Grant Program of the Plan, at each annual stockholders meeting, beginning with the 1998 Annual Stockholders Meeting, each non-employee Board member will receive an option to purchase 1,500 shares of Common Stock. Each option granted pursuant to the Automatic Option Grant Program will have an exercise price equal to the fair market value per share of Corsair Common Stock on the grant date and will have a maximum term of 10 years, subject to earlier termination following the optionee's cessation of service on the Corsair Board. The grant of 1,500 shares will vest in 12 equal monthly installments following the grant date during which the optionee continues to serve as a member of the Corsair Board. In addition, the option shares will become fully vested upon (i) certain changes in the ownership or control of Corsair or (ii) the death or disability of the optionee while serving as a member of the Corsair Board. The options may only be exercised to the extent vested.

     In April 1996, Mr. Currie received an option to purchase 33,334 shares of Corsair Common Stock for his service as a director. In August 1995, Mr. Ring received an option to purchase 50,750 shares of Corsair Common Stock for his service as a director. Each of these options vests monthly over a four-year period from the date of grant. In May 1997, Mr. Compton and Mr. Dow each received an option to purchase 7,500 shares of Corsair Common Stock for their service as directors. In September 1997, Mr. Robertson received an option to purchase 7,500 shares of Corsair Common Stock for his service as a director. Each of these options vests monthly over a three-year period from the date of grant.

                              CERTAIN TRANSACTIONS

     Since its formation in December 1994, Corsair has issued, in private placement transactions, shares of its Preferred Stock (as adjusted in price and number of shares to show the number of shares of Common Stock into which the Preferred Stock will automatically convert upon the completion of this Offering at a conversion ratio of 1 to 1) as follows: 5,413,340 shares of Series A Preferred Stock at a price of $3.00 per share in December 1994; 1,328,084 shares of Series B Preferred Stock at a price of $6.65 per share in October 1995; 2,424,864 shares of Series C Preferred Stock at a price of $8.25 per share in October 1996; and 266,668 shares of Series D Preferred Stock at a price of $11.25 per share in March 1997. The purchasers of Corsair Preferred Stock include, among others, the following directors and holders of more than five percent of Corsair's outstanding stock and their respective affiliates:

                                                                 PREFERRED STOCK
                                                               -------------------                  TOTAL
EXECUTIVE OFFICERS, DIRECTORS AND 5% STOCKHOLDERS  SERIES A    SERIES B   SERIES C   SERIES D   CONSIDERATION
-------------------------------------------------  ---------   --------   --------   --------   -------------
Kevin R. Compton(1)............................    1,333,334   248,308    121,212      --        $6,650,001
Stephen M. Dow(2)..............................    1,333,334    37,624     60,606      --         4,750,002
Roland L. Robertson(3).........................    1,346,568        --         --      --         4,039,700
David H. Ring(4)...............................           --     7,526      6,062      --           100,002
Entities affiliated with Kleiner Perkins Caufield
  & Byers(1)...................................    1,333,334   248,308    121,212      --         6,650,001
Entities affiliated with Sevin Rosen Funds(2)...   1,333,334    37,624     60,606      --         4,750,002
Entities affiliated with Norwest Equity
  Partners(5)..................................    1,066,768   165,538    207,274      --         6,010,300
TRW Inc.(3)....................................    1,346,568        --         --      --         4,039,700
Entities affiliated with Integral Capital
  Partners(6)..................................           --        --    242,424      --         1,999,998

---------------
(1) Includes 1,693,616 shares purchased by Kleiner Perkins Caufield & Byers VII and 9,238 shares purchased by KPCB Information Sciences Zaibatsu Fund II. Mr. Compton is a Director of Corsair and a general partner of each of Kleiner Perkins Caufield & Byers VII and KPCB Information Sciences Zaibatsu Fund II. Mr. Compton disclaims beneficial ownership of such shares except to the extent of his pecuniary interest therein.

(2) Includes 1,428,230 shares purchased by Sevin Rosen Fund IV L.P. and 3,334 shares purchased by Sevin Rosen Bayless Management Company. Mr. Dow is a Director of Corsair, a general partner of SRB Associates IV L.P., the general partner of Sevin Rosen Fund IV L.P., and an officer of Sevin Rosen Bayless Management Company. Mr. Dow disclaims beneficial ownership of such shares except to the extent of his pecuniary interest therein.

(3) Includes 1,346,568 shares purchased by ESL Incorporated and subsequently transferred to TRW Inc. Mr. Robertson is a Director of Corsair and an officer of TRW Inc. Because Mr. Robertson does not have voting or dispository control over such shares, he disclaims beneficial ownership of such shares.

(4) Includes 7,526 shares purchased by Eureka Investments, L.P. and 6,062 shares purchased by the David H. Ring Charitable Remainder Unitrust. Mr. Ring is a director of Corsair, a general partner of Eureka Investments, L.P. and the trustee of the David H. Ring Charitable Remainder Unitrust. Mr. Ring disclaims beneficial ownership of the shares held by Eureka Investments, L.P. and the David H. Ring Charitable Remainder Unitrust except to the extent of his pecuniary interest therein.

(5) Includes 1,066,768 shares purchased by Norwest Equity Partners, IV and 372,812 shares purchased by Norwest Equity Partners, V.

(6) Includes 178,500 shares purchased by Integral Capital Partners II, L.P., and 63,924 shares purchased by Integral Capital Partners International II, C.V.

     Holders of Preferred Stock are entitled to certain registration rights with respect to the Common Stock issued or issuable upon conversion thereof.

     In December 1994, Corsair sold 5,413,340 shares of its Series A Preferred Stock to ESL Incorporated ("ESL"), a subsidiary of TRW Inc., and various venture capital funds, including funds which are principal stockholders of Corsair and/or are affiliated with directors of Corsair, in a private placement pursuant to which Corsair received $13,240,000 and various promissory notes in the aggregate principal amount of $3,000,000, bearing interest at a rate of 6.34% per annum. All principal and interest accrued with respect to the notes has been repaid to Corsair and the notes have been cancelled.

     In December 1994, Corsair purchased from ESL certain in-process research and development and assets relating to wireless telecommunications fraud prevention, including its rights and obligations under a certain Development and License Agreement with AirTouch Communications, Inc. (the "Acquired Technology"), in exchange for $6,240,000 and a promissory note in the principal amount of $3,000,000 bearing interest at a rate of 6.66% per annum (the "$3,000,000 Note"). In connection with its purchase of the Acquired Technology, Corsair also obtained a perpetual license with respect to certain trade secrets and know-how related to the Acquired Technology for use in the fields of wireless telecommunications, transportation and systems integration (the "License"). The price of the Acquired Technology and the License was determined based on negotiations between Corsair and ESL, and was not fixed based on a third party's independent appraisal. All principal and interest with respect to the $3,000,000 Note has been repaid by Corsair and the $3,000,000 Note has been cancelled.

     In December 1994, in connection with the purchase of the Acquired Technology, Corsair entered into an Assignment and Assumption Agreement with ESL providing for the assignment to Corsair of and the assumption by Corsair of all of ESL's right, title and interest under a certain lease with Westminster Management Corporation (the "Lease") with respect to a certain facility located at 207 East Java Drive in Sunnyvale, California. The Lease expired on February 15, 1995.

     In April 1996, Corsair made a loan in the amount of $100,000 to Martin J. Silver, the Chief Financial Officer of Corsair, which loan is represented by two promissory notes, each in the principal amount of $50,000, and is secured pursuant to a Deed of Trust by Mr. Silver's residence. Both promissory notes bear annual interest at the greater of 5.5% or the lowest applicable federal rate of interest as published by the Internal Revenue Service. One of the promissory notes is to be forgiven at a rate of 20% per year on each anniversary date of such note for so long as Mr. Silver continues to be employed as a full-time employee of Corsair, and otherwise the outstanding principal and accrued interest with respect to such note is due and payable upon the expiration of the 60-day period following the date Mr. Silver ceases to be a full-time employee of Corsair. The other promissory note has been repaid by Mr. Silver in full.

     In November 1996, Corsair made a loan in the amount of $200,000 bearing interest at the rate of 7% per annum to Mary Ann Byrnes, the President and Chief Executive Officer of Corsair, which loan was represented by a promissory note and was secured pursuant to a pledge agreement by 370,101 shares of Common Stock of Corsair held by Ms. Byrnes. Ms. Byrnes has repaid one-half of the principal and interest due under this note, and the Company has released one-half of the pledged shares.

     All of Corsair's officers are employed by Corsair at will. Corsair has entered into indemnification agreements with each of its directors and executive officers.

     Corsair believes that all of the transactions set forth above were initially made on terms no less favorable to Corsair than could have been obtained from unaffiliated third parties. Corsair expects that all future transactions between Corsair and its officers, directors and principal stockholders and their affiliates will be approved in accordance with the Delaware General Corporation Law by a majority of the Board, as well as by a majority of the independent and disinterested directors, and will be on terms no less favorable to Corsair than could be obtained from unaffiliated third parties.

                           SUBSCRIBER COMPUTING, INC.

                                    BUSINESS

GENERAL

     Subscriber Computing, Inc. ("Subscriber") provides scalable billing, customer care, fraud detection, prepaid billing and mediation solutions for paging, cellular and PCS service providers. Subscriber supports its products with consulting services to assist customers in the integration and implementation of its products. Subscriber believes that by using its software technology, wireless service providers can increase customer acquisition and retention, improve operating efficiencies, reduce costs, and implement enhanced services.

     Subscriber is a leading third-party provider of billing systems for the paging industry. Subscriber's Communications Resources Manager (CRM) is an application that manages billing, activations and customer care functions. For large cellular and PCS carriers, Subscriber provides real time applications, including FraudWatch Pro, a subscription and cloning fraud detection profiler, PrePay, a prepaid metered billing application, and IMR, a mediation device. For smaller or start-up service providers, Subscriber bundles its CRM and real time applications as a comprehensive software solution (the "Suite").

     Subscriber sells and markets its products to wireless telecommunications service providers domestically and internationally. Subscriber's customers include: ALLTEL Mobile, Cellcom Israel Limited (Israel), Conxus Corporation, Douglass Telecommunications Inc., Hutchison Telecommunications Limited (Australia), Infomobile (France), Metrocall of Delaware Inc., Page One Communications (United Kingdom), Pagemart Limited (Canada), Radiomovil DIPSA, S.A. de C.V. (Telcel) (Mexico), SouthWestCo Wireless, J.P. and Western Wireless Corporation. Subscriber system solutions currently service approximately 20 million wireless telecommunications users on six continents.

INDUSTRY BACKGROUND

     Wireless telecommunications services have been one of the fastest growing areas of the worldwide telecommunications industry in recent years. The paging market is expected to continue to experience rapid growth, increasing from 114 million subscribers in 1996 to 181 million subscribers in the year 2000, according to RCR magazine and Cellular Business magazine. The growth in the worldwide cellular and PCS subscriber base, together with the allocation in the U.S. of additional spectrum frequencies, has resulted in the build-out of a significant number of new networks and plans for additional networks. Dataquest Incorporated has estimated that the number of wireless voice service subscribers worldwide will increase from 125 million in 1996 to 360 million by the end of 2000.

  Issues Facing Wireless Telecommunications Service Providers

     As the worldwide wireless telecommunications industry evolves, it faces severe competitive, pricing and cost pressures. In the U.S., current and potential paging subscribers often have the choice of service from multiple providers, and it is becoming more difficult for carriers to retain subscribers who increasingly view paging service as a commodity. This competitive pressure has frequently resulted in price competition, which serves to intensify cost management pressures. The paging industry has increasingly experienced consolidation, which presents service providers with complex integration challenges. Cellular carriers in the U.S. are seeing increased competition as new PCS and ESMR carriers enter their markets. Also, as the industry shifts from a predominantly high usage business subscriber to the mass market, service providers are being impacted by a decline in the average revenue per subscriber. In order to retain or acquire subscribers, service providers are faced with a growing need to manage customer interaction more effectively, differentiate service offerings from their competitors, reduce costs and improve operational efficiencies.

     The following are some of the areas service providers have focused on in an effort to address competitive pressures and improve their financial results.

  Improve Billing Systems for Paging, Cellular and PCS

     Paging service providers are seeking ways to improve customer retention while at the same time increasing the rate of subscriber acquisition. In order to improve subscriber satisfaction and retention, Subscriber believes a wireless service provider must be able to respond promptly to subscriber inquiries regarding billing matters, rate plans, service problems and other issues; offer a simplified, consolidated service and billing program; and offer flexible billing programs and improved customer service.

     Increasingly, certain paging service providers are growing through mergers and acquisitions at a faster rate than the paging industry as a whole. In order to minimize potential churn by subscribers as a result of service problems caused during the integration of acquisitions, service providers carefully manage the data conversion required to move subscribers between billing systems. Importantly, as the industry has matured, certain paging carriers have acquired millions of subscribers, which stresses the ability of their billing systems to support real time functionality.

     Cellular and PCS carriers are dealing with many of the same issues that face paging service providers in their efforts to improve customer retention while at the same time increasing the rate of subscriber acquisition. Smaller or start-up carriers face a particular financial constraint in their selection of and ongoing operation of billing systems. While these carriers require the same or similar levels of functionality from billing systems, they may be most appropriately served by system infrastructures that are low-cost in their design and support requirements. The smaller or startup carriers have a heightened requirement for rapid implementation with low initial capital outlays.

  Reduce Losses Resulting from Fraud

     Another issue facing cellular and PCS carriers is fraud, which encompasses a variety of different techniques for obtaining unauthorized service. According to the Yankee Group, fraud accounted for over $1 billion in losses across the U.S. cellular and PCS market in 1996. It is also believed that fraud poses a significant problem for wireless telecommunications carriers worldwide.

     Subscriber believes that cloning fraud and subscription fraud account for most fraud losses incurred by carriers. Cloning occurs when a thief uses a scanning device to steal the mobile identification number ("MIN") and electronic serial number ("ESN") transmitted over the air during a wireless call, and then reprograms other phones with the stolen numbers. The reprogrammed phones, or "clones," are then used to make fraudulent calls on the wireless carriers' networks. Subscription fraud occurs when a thief uses false identification when applying for service or otherwise has no intention of paying for service. The fraudulent use of the network may not be detected and terminated by the service provider for as many as several months.

  Increase Revenue by Providing Prepaid Service

     Cellular and PCS carriers have identified potential subscribers who prefer the use of cash over credit, as well as potential subscribers who do not qualify for credit, as an attractive segment for which to target their service offerings. Additionally, traditional monthly billing arrangements are often not practical for individuals who want wireless service only temporarily or for businesses that want to control employee usage. Prepaid service provides carriers with the opportunity to offer an alternative payment approach to these potential subscribers. Accordingly, wireless carriers are seeking cost-effective ways to solve the technological and marketing challenges in providing prepaid service, including monitoring usage, inbound and outbound calling and roaming.

  Reduce Costs through the use of Mediation Systems

     In addition to exploring ways to increase revenues and retain subscribers, wireless carriers are also developing strategies to reduce the cost of operating information systems through the use of mediation devices, which provide real time data collection, filtering, formatting and distribution.

SUBSCRIBER'S SOLUTIONS

  Billing for Paging, Cellular and PCS

     Subscriber's CRM is a scalable, open and feature-rich billing system designed to support paging, cellular and PCS services. Subscriber introduced a fully year 2000 ("Y2K") compliant version of its billing system in 1997. The basic CRM services integrate billing, customer care, customer activation, inventory management information and switch activation functions for a comprehensive, integrated system. CRM is scalable to fit the needs of carriers ranging from smaller or start-up operations to nationwide systems with thousands of customer service representatives supporting millions of subscribers. CRM features user-friendly screens which facilitate efficient data-entry and ease-of-use to operators. CRM also offers the ability to export data to external databases so that a wide variety of data queries can be supported.

     CRM can be scaled to accommodate carriers' subscriber growth. CRM also supports large-scale integration of subscriber bases that may be acquired by Subscriber's customers, and Subscriber is experienced at providing data conversion consulting services to its customers for this purpose. CRM's design lends itself to rapid implementation, which Subscriber believes is increasingly perceived as valuable to potential paging, cellular and PCS customers.

     CRM is available with over 20 optional modules for increased power and flexibility. These optional modules include: CRM Insight(TM) for customer account query via the Internet; CRM API Software Development Kit for application program interfaces; Gatekeeper(TM) for real time, automated number assignment and unit activation, suspension or deactivation of pagers and cellular phones through automated reconciliation between the switch and billing system; DataMax(R) for manipulation and exportation of data compiled by CRM; and TouchTalk(R) end-user for access to account information from a touch-tone telephone 24-hours a day. Additionally, CRM is capable of functioning across any Roman character-based language and several symbol-based languages.

  Fraud

     FraudWatch Pro is an automated fraud detection tool that uses advanced subscriber usage profiling techniques to identify fraudulent usage, in order to help cellular and PCS carriers to reduce the costs associated with that usage. FraudWatch Pro analyzes historical usage patterns to build profiles for each subscriber and alerts the carrier when calls deviate from the existing profile, in a manner similar to the methodology used by credit card companies to track spending patterns. FraudWatch Pro analyzes all calls on the network, including roamer calls, and can identify system-wide patterns that indicate fraud. FraudWatch Pro operates in a multi-market, multi-switch environment and analyzes call data on a real time basis. One of the distinguishing features of FraudWatch Pro is that it uses advanced behavioral-based individual profiling technology instead of more commonly used threshold-based group profiling technology. This advanced technology enables FraudWatch Pro to recognize the fraudulent calling pattern of a thief who may repeatedly assume different identities to gain fraudulent access to the network.

  Prepaid Metered Billing

     PrePay allows carriers to market services to customers who prefer the use of cash over credit or who do not qualify for credit and are required to pay high deposits, thus expanding their potential customer base. PrePay is differentiated from most other competitive offerings by its wireless intelligent network ("WIN") based architecture, which enables carriers to use existing switch infrastructure equipment rather than requiring costly additional adjunct switches and voice trunk resources. All calls by prepaid subscribers are rated in real time, and an integrated interactive voice response ("IVR") system automatically informs the customer when account funds are low. If prepaid funds are depleted during a call, the call is automatically terminated and service is suspended until additional funds are deposited. The deposit of additional funds can be made over the air with a credit card or in cash at a replenishment center, ensuring continuity of cellular service.

  Mediation

     IMR collects call data from switches, Home Location Registers ("HLR"), Visitor Location Registers ("VLR"), as well as voicemail and short-messaging platforms and other enhanced service platforms. IMR then filters and formats the data and distributes the data to various downstream applications. Systems that receive the call records from IMR include: billing systems, network management systems, fraud detection systems and other third party applications, as well as Subscriber's other real time applications. Subscriber believes that carriers that implement IMR benefit from the lower operating costs and reduced complexity of data networking that result from a single data interface with switches and other networked elements, and from the lower costs in managing the impact of switch software upgrades on multiple downstream applications. Additionally, enhanced services may be implemented more quickly through open interfaces to IMR instead of through switch ports.

  The Suite

     The Suite includes a range of low-cost products marketed to smaller and start-up cellular and PCS carriers. With the breadth of billing, customer care, prepaid billing, mediation and fraud detection applications all running on entry-level platforms, the Suite allows carriers to address most of their operational needs through one key relationship with Subscriber.

STRATEGY

     Subscriber's objective is to become the leading provider of software solutions that enable wireless service providers to increase customer acquisition and retention, improve operating efficiencies, reduce costs and quickly implement enhanced services. Subscriber currently has a significant installed base of customers in the paging market using its CRM billing and customer care system and, as a result, Subscriber believes that it is well positioned to compete for new customers in the paging market worldwide. Additionally, CRM will continue to be the foundation of Subscriber's billing and customer care offering to cellular and PCS carriers. Subscriber seeks to expand and develop relationships with wireless systems integrators, resellers, infrastructure providers and platform providers to gain access to the marketing and support resources of these parties so as to accelerate its sales and augment its internal support capacity. By establishing and maintaining long-term customer relationships, Subscriber intends to develop a loyal customer base from which it can gain input for product improvement and development. Subscriber seeks to capitalize on its broad product offering to not only attract new customers with a need for multiple products, but also to promote the sale of additional products to existing customers.

PRODUCT DEVELOPMENT AND TECHNOLOGY

     Subscriber's future success depends in part on its ability to enhance its existing products and develop new products to address the evolving needs of wireless carriers. Subscriber spent approximately $3.6 million, $5.6 million and $5.0 million on research and development in the fiscal years ended September 30, 1996 and 1997, and the six-months ended March 31, 1998, respectively.

     Subscriber seeks to rapidly upgrade its products to be responsive to the changing needs of its customers. Subscriber has implemented a product development lifecycle ("PDLC") process to manage its product development and evolution. This process provides a structured approach to guide Subscriber's product management and development teams from product conception throughout the entire lifecycle of a product. All products are managed in accordance with this process. The PDLC is based on a series of six stages in the product lifecycle, with each stage requiring review and concurrence among sales, marketing, development and support teams.

     Subscriber's CRM software operates on DOS/Novell platforms. The current PC-Local Area Network solution provides a flexible, scalable, cost effective solution that has been implemented to efficiently support customers whose subscriber bases range from less than 10,000 to more than two million. In response to perceived market demand, Subscriber is currently porting CRM to Windows NT and UNIX platforms. Subscriber plans to make a Windows NT-based version of CRM commercially available to cellular and PCS service providers in 1998 and to paging service providers in 1999 and to make a UNIX version of CRM commercially available in 1999. Furthermore, the CRM development plan includes the scheduled implementation in 1999 of a relational database management system, replacing the current navigational database or file management systems as the production database.

     First generation versions of FraudWatch Pro, PrePay and IMR were developed and deployed on DOS/ Novell platforms. Current versions of these products have been developed using an open system approach based on the UNIX operating system and relational database management systems. Fraud Watch Pro, PrePay and IMR currently operate on Sun Solaris and Hewlett Packard HP-UX UNIX operating systems using Sybase and Oracle relational databases. Subscriber has established ties with these vendors in order to ensure that it remains coupled with their technology and product evolution plans. These relationships have been established in order to prevent product compatibility problems as these vendors introduce new product releases. Subscriber is establishing similar relationships with major switching system manufacturers to ensure that it understands the directions these manufacturers are taking their products, with the objective of eliminating compatibility problems as the infrastructure providers introduce new software releases.

     The underlying technology for FraudWatch Pro comes from a defense intelligence background, which helps to differentiate this product from competitive offerings. The algorithms underlying FraudWatch Pro are designed to enable the system to identify an individual based upon their pattern of telecommunications usage. Existing competitive offerings are commonly designed to identify and reconcile billing discrepancies and utilize network-wide thresholds to identify possible incidents of fraud.

     Subscriber's PrePay uses WIN technology that provides an open platform for the provision of new services. This architectural framework builds on the signaling system 7 (SS7) infrastructure that many carriers are deploying to support intersystem roaming and new service implementations.

     The core patented technology underlying IMR provides the ability to collect call data and distinguish between classes of calls for specific usage, which enables metered billing solutions such as PrePay. IMR currently has interfaces to Nortel, Lucent, Ericsson and Motorola switches with a capability to develop new interfaces within a relatively short timeframe.

SALES AND MARKETING

     Subscriber markets its products to paging, cellular and PCS service providers, domestically and internationally. Subscriber distributes its products principally through a direct sales force and, to a growing extent, through indirect sales channel relationships with system integrators, resellers, infrastructure providers and hardware platform providers who may integrate their own products and/or services with Subscriber's solutions or market Subscriber's solutions directly to customers.

     Subscriber targets small to large paging providers for its CRM product and targets smaller and start-up cellular and PCS providers for its Suite product. Because CRM and the Suite both offer comprehensive operational capabilities, the sales model for these products is very similar. Subscriber primarily employs a direct sales model and has key strategic relationships with infrastructure providers to obtain access to customers. The sales process and early implementation phase include a substantial amount of planning and business analysis. The need for ongoing support and maintenance associated with these products typically results in a long-term relationship being established between Subscriber and these customers. With respect to FraudWatch Pro, PrePay and IMR, Subscriber targets medium to large size cellular and PCS providers. Strategic relationships with systems integrators, resellers, infrastructure providers and hardware platform providers are important in obtaining access to these customers.

CUSTOMER SERVICE AND SUPPORT

     Subscriber offers a range of services, including maintenance, training, consulting and project management, technical support, conversions and custom software development to assist its clients in optimizing Subscriber's products to meet the diverse requirements of their respective markets. These services are designed to provide feedback to Subscriber as to market demands and requirements.

     Subscriber currently offers worldwide support through offices in Europe and California. Support is provided both on-site and remotely from Subscriber's corporate headquarters in Irvine, California. For initial installations, Subscriber generally places personnel on-site at the client's location. A client support hotline operates during standard business hours from 6 a.m. to 9 p.m. Pacific Standard Time. In addition, emergency telephone service is available 24 hours a day, seven days a week.

COMPETITION

     The markets for Subscriber's products are intensely and increasingly competitive, subject to rapid change and significantly affected by new product introductions and other market activities of industry participants. A large number of companies currently offer one or more products that compete directly with those offered by Subscriber. For example, Subscriber competes directly with In-Touch Management Systems, Inc. in paging billing systems; with AG Communications Systems, National Telemanagement Corporation, Systems/Link, GTE, Glenayre Technologies, Inc., Brite Voice Systems, Inc. and Boston Communications Group, Inc. for prepaid billing; with GTE, Lightbridge, Systems/Link, IBM, DEC and Hewlett-Packard in real time fraud profiler systems; with Metapath Software Corp. and ACE*Comm Corporation for mediation systems; and with Daleen Technologies, Inc., Keenan Systems Corporation, Sema Group Telecoms, Inc., LHS Group, Inc. and AMDOCS, Inc. for its suite billing products. Subscriber also competes with companies offering a breadth of software knowledge applicable to a variety of industries, including communications businesses. Such companies include Andersen Consulting and Electronic Data Systems Corporation. Several of these competitors have significantly greater financial, technical, marketing and other resources, significantly greater name recognition and a larger installed base of customers than Subscriber. As a result, Subscriber's competitors may be able to adapt more quickly to new or emerging technologies and changes in subscriber requirements or may be able to devote greater resources to the promotion and sale of their products and services.

     In addition, many wireless service providers are providing, or can provide, products and services developed in-house that compete directly with those that Subscriber offers. If technological or other developments make it simpler or more cost-effective for wireless service providers to provide certain services themselves, such development could affect demand for Subscriber's services and could make it more difficult for Subscriber to offer a cost-effective alternative to a wireless service provider's own capabilities. There can be no assurance that Subscriber will be able to compete successfully with its existing competitors or with new competitors. An increase in competition through entry of new competitors or additional product offerings by existing competitors could result in price reductions or the loss of market share by Subscriber which would have a material adverse effect on Subscriber's business and results of operations and thus financial condition.

EMPLOYEES

     As of March 31, 1998, Subscriber had 132 employees, including 14 in sales and marketing, 71 in research and development and 47 in client service and support, including finance and administration.

                  SELECTED FINANCIAL INFORMATION OF SUBSCRIBER

     The selected financial data set forth below with respect to Subscriber's statements of operation data for each of the three years in the period ended September 30, 1997 and with respect to Subscriber's balance sheets at September 30, 1996 and 1997 are derived from the financial statements of Subscriber that have been audited by Deloitte & Touche, LLP, independent auditors, which are included elsewhere herein. The statement of operations data for the year ended September 30, 1994 and the balance sheet data at September 30, 1994 and 1995 have been derived from the Company's audited financial statements, which are not included herein. The statement of operations data for the year ended September 30, 1993 and the balance sheet data at September 30, 1993 are derived from the Company's unaudited financial statements not included herein. The statement of operations data for the six periods ended March 31, 1997 and 1998 and the balance sheet data at March 31, 1998 has been derived from the unaudited financial statements included elsewhere herein. The unaudited condensed financial statements include all adjustments, consisting only of normal recurring adjustments that management considered necessary for a fair presentation of the financial position and results of operations for these periods. Operating results for the six months ended March 31, 1998 are not necessarily indicative of the results that may be expected for the entire fiscal year ending September 30, 1998. The data set forth below should be read in conjunction with "Subscriber's Management's Discussion and Analysis of Financial Condition and Results of Operations" and Subscriber's financial statements and related notes included elsewhere in the Prospectus.

                           SUBSCRIBER COMPUTING, INC.

                       SELECTED HISTORICAL FINANCIAL DATA
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                                                    SIX MONTHS ENDED
                                               YEAR ENDED SEPTEMBER 30,                 MARCH 31,
                                     --------------------------------------------   -----------------
                                      1993     1994     1995     1996      1997      1997      1998
                                     ------   ------   ------   -------   -------   -------   -------
HISTORICAL STATEMENT OF OPERATIONS
  DATA:
Total revenues.....................  $3,757   $4,918   $7,546   $11,610   $13,018   $ 5,207   $ 6,457
Gross profit.......................   1,803    1,855    2,966     5,872     7,667     2,789     2,779
Total operating costs and
  expenses.........................   1,468    1,636    3,051    12,442    15,039     6,211    10,172
Operating income (loss)............     335      219      (85)   (6,569)   (7,372)   (3,422)   (7,393)
Net income (loss)..................     289      167     (123)   (6,844)   (7,556)   (3,532)   (7,404)
Diluted net income (loss) per share
  data:
Net income (loss)..................  $ 0.04   $ 0.02   $(0.02)  $ (0.92)  $ (0.96)  $ (0.47)  $ (0.89)
Shares used in per share
  calculation......................   6,670    6,791    7,426     7,426     8,023     7,665     8,415

                                                            DECEMBER 31,
                                           ----------------------------------------------   MARCH 31,
                                            1993     1994     1995      1996       1997       1998
                                           ------   ------   -------   -------   --------   ---------
HISTORICAL BALANCE SHEET DATA:
Cash, cash equivalents, short term
  investments and restricted cash........  $  252   $  326   $ 6,540   $ 2,577   $  4,075   $  2,320
Working capital (deficit)................     626     (224)    5,378    (1,891)    (1,552)    (6,442)
Total assets.............................   3,525    4,680    12,551     6,815     11,621     11,145
Long-term obligations....................     828        8     6,875     3,901        968      2,568
Retained earnings (accumulated
  deficit)...............................   1,791    2,259     2,135    (4,709)   (12,400)   (19,893)
Total stockholders' equity (deficit).....   1,868      268     2,484    (4,360)     2,268     (5,102)

    SUBSCRIBER'S MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
                           AND RESULTS OF OPERATIONS

     The following discussion and analysis may contain forward-looking statements that involve risks and uncertainties. Subscriber's actual results may differ materially from the results discussed in such forward-looking statements. Subscriber undertakes no obligation to release publicly the results of any provisions to these forward-looking statements to reflect events or circumstances arising after the date hereof.

     The following should be read in conjunction with Subscriber's financial statements and notes thereto.

OVERVIEW

     Subscriber provides scalable billing, customer care, fraud detection, prepaid billing and mediation solutions for paging, cellular and PCS service providers. Subscriber supports its products with consulting services to assist customers in the integration and implementation of its products. Subscriber believes that by using its software technology, wireless service providers can increase customer acquisition and retention, improve operating efficiencies, reduce costs, and implement enhanced services.

     Subscriber's objective is to become the leading provider of software solutions that enable wireless service providers to increase customer acquisition and retention, improve operating efficiencies, reduce costs and quickly implement enhanced services. The implementation of Subscriber's strategy has resulted in compounded annual revenue growth of over 38% since the fiscal year ended September 30, 1994. To date, a significant portion of Subscriber's revenue in any particular year has been attributable to a limited number of customers. In the fiscal year ended September 30, 1995, two customers accounted for 13% and 11% of total revenues, and two other customers each accounted for 10% of total revenues. In the fiscal year ended September 30, 1996, two customers accounted for 18% and 13% of total revenues. In the fiscal year ended September 30, 1997 two customers accounted for 27% and 11% of total revenues. In the six months ended March 31, 1998, two customers accounted for 19% and 18% of total revenues, and one other customer accounted for 10% of total revenues. Subscriber expects that a relatively small number of customers will continue to represent a significant percentage of its total revenues for each fiscal year for the foreseeable future, although the companies that comprise the largest customers in any given fiscal year are expected to change from year to year due to the upfront revenues associated with new customers.

     Subscriber derives revenues from two sources: product revenue from sales of software products and related hardware sales, if any, and fees from sales of services and other revenues, including software support and maintenance, consulting, software customization. Since 1991, Subscriber's focus has been on the licensing of its billing and customer care and real time software solutions. Thus, product revenue has accounted for a majority of Subscriber's revenue, at 63%, 64%, and 58% of total revenues for the fiscal years ended September 30, 1995 ("fiscal 1995"), September 30, 1996 ("fiscal 1996"), September 30, 1997
("fiscal 1997"), and the six months ended March 31, 1998, respectively. Subscriber has historically been able to realize higher margins on sales of its software products than on its services.

     Product revenue is recognized on delivery of the product to the customer, provided that Subscriber has no significant related obligations or collection uncertainties remaining. Deferred revenue represents software license fees, consulting fees and customer support and maintenance agreements paid in advance. Deferred revenue related to software license fees and consulting fees is recognized when software is delivered or services are completed. Deferred revenue related to customer support agreements is generally recognized ratably over the term of the agreement, from three months to one year, using the straight-line method.

     Research and development expenses are comprised of the salaries, benefits and related expenses of the employees involved in software development. Research and development costs are expensed as incurred. Historically, Subscriber has capitalized software development costs, if material, and amortized such costs over the estimated economic life of the product on the straight-line basis (generally five years) when sufficient evidence exists that technological feasibility has been established. Software development costs capitalized during fiscal 1995 amounted to $1.9 million, and amortization expense amounted to $893,000. In the fourth quarter of fiscal 1996 Subscriber wrote off all capitalized software development costs, net of amortization, totaling approximately $3.8 million after evaluating the recoverability of capitalized costs and determining that such costs were not recoverable. No capitalized software development costs have been recorded subsequent to September 30, 1995.

     Subscriber believes that its future success depends on its ability to enhance its current products and services, and to develop new products which address the needs of its customers. As a result, Subscriber has committed and intends to continue to commit substantial resources to its product development efforts. This commitment is reflected in an increase of $2.7 million in research and development costs from the first half of fiscal 1997 to the first half of fiscal 1998.

     Subscriber has experienced seasonal and quarterly fluctuations in its results of operations due to industry purchasing and product installation patterns. Specifically, Subscriber's revenues and operating income have usually been lowest in the first and second fiscal quarters and highest in the fourth fiscal quarter.

RESULTS OF OPERATIONS

     The following table sets forth for the periods indicated the percentage of total revenues represented by certain items in Subscriber's Statements of
Operations:

                                                           YEAR ENDING              SIX MONTHS
                                                          SEPTEMBER 30,          ENDED MARCH 31,
                                                       --------------------      ----------------
                                                       1995    1996    1997      1997       1998
                                                       ----    ----    ----      -----      -----
Total revenues.......................................  100%    100%    100%       100%       100%
Cost of sales:.......................................   61      49      41         46         57
Operating costs and expenses:
  Research and development...........................    4      31      43         46         78
  Sales and marketing................................   17      21      30         30         30
  General and administrative.........................   19      23      43         44         50
  Write-off of capitalized software costs............   --      32      --         --         --
                                                       ---     ---     ---        ---       ----
          Total operating costs and expenses.........   40     107     116        120        158
                                                       ---     ---     ---        ---       ----
Operating income (loss)..............................   (1)    (56)    (57)       (66)      (115)
Interest and other income (expense)..................   --      (2)     (1)        (2)        --
Net income (loss)....................................   (1)    (58)    (58)       (68)      (115)

     SIX MONTHS ENDED MARCH 31, 1997 AND 1998

     Revenues. Total revenue increased 25% from $5.2 million during the six months ended March 31, 1997 to $6.5 million during the six months ended March 31, 1998. A substantial portion of the growth in total revenues resulted from an increase in the average sale size, as well as an increase in the number of new customers as Subscriber continues to increase its market share penetrating both new and existing markets.

          Product Revenue. License fee and hardware revenue increased slightly from $3.1 million during the six months ended March 31, 1997 to $3.7 million during the six months ended March 31, 1998. The increase was due to sales mix change to higher margin products, primarily in the prepaid billing product line. In the first half of fiscal 1998, more than one third of the total revenue was derived from new customers (primarily in the prepaid product line).

          Services and Other Revenues. Services and other revenues increased 33% from $2.1 million during the six months ended March 31, 1997 to $2.8 million during the six months ended March 31, 1998. The increase was due to greater consulting and systems support services provided to new customers as a result of the sales of new products.

     Gross Margin. Gross margin was relatively flat, after adjusting for the write off of a prepaid license agreement of $0.6 million resulting from the IOS acquisition in 1996. The gross margin for product revenue decreased from 78% in the six months ended March 31, 1997 to 69% in the six months ended March 31, 1998, before the write-off of the prepaid license agreement. Gross margin from service and other revenue increased from 20% to 31%, over the same period.

     Sales and Marketing Expenses. Sales and marketing expenses increased by $0.3 million from $1.6 million during the six months ended March 31, 1997 to $1.9 million during the six months ended March 31, 1998. However, as a percentage of total revenues, these expenses decreased slightly from 30% to 28%. The increase was due the additions of sales representatives with expertise in specific product lines and key geographic areas as well as an executive officer.

     General and Administrative Expenses. General and administrative expenses increased 30% from $2.3 million in the first half of fiscal 1997 to $3.2 million in the six months ended March 31, 1998. As a percentage of total revenues these expenses increased from 44% to 50%. The $0.9 million increase arose primarily from an increase in the allowance for doubtful accounts of $0.6 million and a $0.2 million write-off of goodwill that was deemed to be not recoverable from the IOS acquisition in 1996.

     Research and Development Expenses. Research and development expenses increased from $2.4 million during the six months ended in March 31, 1997 to $5.0 million in the six months ended March 31, 1998. The increase was attributable to the development of new versions of several products including FraudWatch Pro and Prepay as well as the standardization of existing products from many customer-specific applications to the current code release.

     Interest and Other Income (Expense), Net. Net interest expense was $0.3 million during the six months ended March 31, 1998 compared to net interest expense of $0.1 million during the six months ended March 31, 1997. Net interest income and expense consists of interest income from Subscriber's cash and short term investments, net of interest expense on Subscriber's equipment loans, equipment lease lines and other loans. The increase in net interest expense was a result of an increase in equipment financing and the reduction of interest income from invested cash. Also included in other income during the six months ended March 31, 1998 was $325,000 related to the favorable settlement of a customer dispute.

     YEARS ENDED SEPTEMBER 30, 1996 AND 1997

     Revenues. Total revenues increased 12% from $11.6 million in fiscal 1996 to $13.0 million in fiscal 1997. A substantial portion of the growth in total revenues resulted from an increase in revenues from Subscriber's existing client base.

          Product Revenue. License fee and hardware revenue increased 12% from $7.4 million in fiscal 1996 to $8.3 million in fiscal 1997. The increase was primarily attributable to further enhancement of Subscriber's existing products, particularly in the Messaging Division, and also from license fees earned from its installed base of customers.

          Services and Other Revenues. Services and other revenues increased 12% from $4.2 million in fiscal 1996 to $4.7 million in fiscal 1997. The increase was primarily due to an increase in maintenance revenue which increased as a result of larger contracts from new customers and support services from prior years.

     Gross Margin. Gross margin increased $1.8 million from 1996 to 1997. As a percentage of revenue, the gross margin was 51% in the year ended September 30, 1996 and 59% in the year ended September 30, 1997. Cost of product revenue and services decreased 21% from $2.4 million in fiscal 1996 to $1.9 million in fiscal 1997. The decrease in total expenses was primarily due to a decrease in software cost of sales. Cost of services increased 6% from $3.3 million in fiscal 1996 to $3.5 million in fiscal 1997. The slight increase was due to increased costs associated with consulting and training projects.

     Sales and Marketing Expenses. Sales and marketing expenses increased 65% or $1.5 million in fiscal 1997 compared to fiscal 1996. As a percentage of total revenue, such expenses increased from 21% in fiscal 1996 to 30% in fiscal 1997. The increase in 1997 was primarily due to headcount additions for sales representatives and sales executives.

     General and Administrative Expenses. General and administrative expenses increased 106% or $2.9 million in fiscal 1997 compared to fiscal 1996. As a percentage of total revenue, such expenses increased from

23% in fiscal 1996 to 43% in fiscal 1997. The increase was due primarily to greater recruiting and relocation expenses.

     Research and Development Expenses. Research and development expenses increased by 56% or $2.0 million from $3.6 million in fiscal 1996 to $5.6 million in fiscal 1997. As a percentage of total revenue, such expenses increased from 31% in fiscal 1996 to 43% in fiscal 1997. The increase is attributable to the standardization of existing products from many customer-specific codes to the current code release and the next version development of the FraudWatch(R)Pro, IMR(TM) and PrePay(TM) products.

     Write-off of Capitalized Software. During fiscal 1996, Subscriber determined that $3.8 million of previously capitalized software research and development costs were not recoverable out of future operating cash flows based on changes in product mix.

     YEARS ENDED SEPTEMBER 30, 1995 AND 1996

     Revenues. Total revenues increased 55% from $7.5 million in fiscal 1995 to $11.6 million in fiscal 1996. A substantial portion of the growth in total revenues resulted from an increase in the average sale size, as well as an increase in revenues from Subscriber's existing client base.

          Product Revenue. License fee and hardware revenues increased 57% from $4.7 million in fiscal 1995 to $7.4 million in fiscal 1996. The increase was attributable to the ongoing enhancement of Subscriber's existing products resulting in an increase in the number of installations. Increased sales were also attributable to increased marketing efforts. In addition, during fiscal 1996, Subscriber continued to earn license fees with respect to installations made in prior years as the model sizes (based on the number of subscribers) of the existing client base grew.

          Services and Other Revenues. Services and other revenues increased 50% from $2.8 million in fiscal 1995 to $4.2 million in fiscal 1996. The increase was due to greater consulting and systems support services as a result of the growth and consolidation of the messaging industry.

     Gross Margin. The gross margin for the fiscal year ended September 30, 1995 was 39% and increased to 51% in the fiscal year ended September 30, 1996. Cost of product revenue increased 85% from $1.3 million in fiscal year 1995 to $2.4 million in fiscal year 1996 due to increased hardware cost of sales. This resulted in a gross margin for product revenue of 54% and 67% in the fiscal years ended September 30, 1995 and 1996, respectively. Cost of services was flat at $3.3 million in the fiscal year ended September 30, 1995 and the fiscal year ended September 30, 1995. Gross margin for services was 15% and 22% for the fiscal years ended September 30, 1995 and 1996, respectively.

     Sales and Marketing Expenses. Sales and marketing expenses increased 85% or $1.1 million in fiscal 1996 compared to fiscal 1995. As a percentage of total revenues, such expenses increased from 17% in fiscal 1995 compared to 21% in fiscal 1996. The increased in 1996 was due to increases in headcount and an increase in advertising and trade show participation to support the growth in sales.

     General and Administrative Expenses. General and administrative expenses increased 88% or $1.3 million in fiscal 1996 compared to fiscal 1995. As a percentage of total revenues, such expenses increased from 19% in fiscal 1995 to 23% in fiscal 1996. The increase in 1996 was due to increases in corporate relocation expenses, and legal expenses related to an acquisition that did not occur.

     Research and Development Expenses. Research and development expenses increased from $0.3 million in fiscal 1995 to $3.6 million in fiscal 1996, exclusive of $2.0 million of capitalized software development costs in fiscal 1995. This increase was attributable to development efforts undertaken during fiscal 1996 with respect to Subscriber's next generation products.

     LIQUIDITY AND CAPITAL RESOURCES

     Subscriber has financed its operations and capital requirements from fiscal 1995 through March 31, 1998 through a combination of borrowings from financial institutions and customers and, in fiscal 1997, proceeds of approximately $14.1 million from the issuance of Series B Preferred Stock. Subscriber's primary source of funds at March 31, 1998 consisted of $1.5 million in cash and cash equivalents and available borrowings under its funding agreements with a lending institution.

     Subscriber used cash for operating activities of approximately $4.7 million, $8.1 million and $4.0 million for the six months ended March 31, 1998, fiscal 1997 and fiscal 1996, respectively. The use of cash as due to the net loss for the period and increases in accounts receivable offset by depreciation expense, the write-off of intangible assets and increases in accrued expenses and deferred revenue. The use of cash for operating activities in fiscal 1997 and 1996 was primarily due to Subscriber's operating losses and decreases in deferred revenue offset by depreciation expense and, in 1996, the write-off of $3.8 million in capitalized software development costs.

     Subscriber generated $0.8 million in cash from investing activities during the six months ended March 31, 1998 primarily from the sale of marketable securities of $1.4 million offset by $0.5 million of fixed asset purchases. Subscriber used cash in investing activities of $3.9 million in fiscal 1997 and $0.9 million in fiscal 1996. The use of cash was primarily due to the purchase of $2.5 million and $0.9 million of fixed asset purchases in fiscal 1997 and 1996 and the net purchase of $1.3 million of marketable securities in fiscal 1996.

     Net cash provided from financing activities was $3.4 million, $12.2 million and $0.9 million for the six months ended March 31, 1998, fiscal 1997 and fiscal 1996, respectively. The net cash provided by financing activities for the six months ended March 31, 1998 was from borrowings of $5.1 million offset by $1.7 million in payments on long-term debt. The $5.1 million of borrowings was funded by a lending institution with a $2.6 million three year note in December 1997 and a $2.5 million short term note in March 1998. The $2.5 million and $2.6 million notes are payable monthly at an implied rate of approximately 15% and 5% over prime rate, respectively. The principal balance of the $2.6 million note is payable at the earlier of the consummation of the Merger, the completion of a private placement or June 30, 1998. The net cash provided by financing activities in fiscal 1997 was primarily derived from the net proceeds of the Series B Preferred Stock issuance. The net cash provided by financing activities in fiscal 1996 of $0.9 million was primarily from short-term borrowings and the issuance of long-term debt.

     Subscriber believes that existing cash resources, the existing line of credit, cash flow from operations, if any, together with Subscriber's borrowing capacity will be sufficient to fund Subscriber's operations during the next 12 months.

     YEAR 2000 COMPLIANCE

     Many currently installed computer systems and software products are coded to accept only two digit entries in the date code field. These date code fields will need to accept four digit entries, or be modified in some fashion, to distinguish 21st century dates from 20th century dates. This problem could force computers to either shut down or provide incorrect data. As a result, in less than three years, computer systems and software used by many companies may need to be upgraded to comply with "Year 2000" requirements. Subscriber has examined its products and internal computer systems and contacted its software providers to determine whether Subscriber's software applications are compliant with the Year 2000. While Subscriber believes that most of its products and internal systems are, or will be, fully Year 2000 compliant, Subscriber intends to continue to review its products and internal systems for any problems as well as monitor its key customers and suppliers for any impact that the Year 2000 may have on their information systems which in turn could impact Subscriber. While it is difficult to quantify the total cost to Subscriber of Year 2000 compliance activities, Subscriber's best estimate of expenditures is between $100,000 and $500,000. However, there can be no guarantee that Year 2000 issues will not have a material adverse impact on Subscriber's business, results of operations or financial condition. In addition, Subscriber believes that the purchasing patterns of customers may be affected by Year 2000 issues as companies expend significant resources to correct or patch their current software systems for Year 2000 compliance. These expenditures may result in reduced funds available to purchase software products such as those offered by Subscriber, which could result in a material adverse effect on Subscriber's business, results of operations and financial condition.

                      PRINCIPAL STOCKHOLDERS OF SUBSCRIBER

     The following table sets forth certain information regarding the beneficial ownership of the Common Stock and Preferred Stock of Subscriber as of March 31, 1998 by: (i) each person known by Subscriber to be the beneficial owner of more than 5% of the outstanding Common Stock of Subscriber or more than 5% of the outstanding shares of Preferred Stock of Subscriber; (ii) each director and executive officer of Subscriber; and (iii) all directors and executive officers of Subscriber as a group. Unless otherwise indicated, the persons named in this table have sole voting and sole investment power with respect to all shares shown as beneficially owned, subject to community property laws where applicable.

                                                                                          ALL CLASSES OF
                                      COMMON STOCK             PREFERRED STOCK            CAPITAL STOCK
                                 -----------------------   -----------------------   ------------------------
       NAME AND ADDRESS           NUMBER       PERCENT      NUMBER       PERCENT       NUMBER       PERCENT
    OF BENEFICIAL OWNERS(1)      OF SHARES   OF CLASS(2)   OF SHARES   OF CLASS(2)   OF SHARES    OF CLASS(2)
    -----------------------      ---------   -----------   ---------   -----------   ----------   -----------
Arlene Harris(3)...............  5,717,986    67.7  %             --     --           5,717,986    45.2  %
  100 Via De La Valle
  Del Mar, CA 92014
Affiliates of Advent
  International
  Corporation(4)...............         --     --          4,069,534    96.7  %       4,069,534    32.2
  101 Federal Street
  Boston, MA 02110
Paul Hoberg....................  1,000,000    11.8                --     --           1,000,000     7.9
Motorola, Inc.(5)..............         --     --            348,687     7.7            361,652     2.8
  1301 East Algonquin Road
  Schaumburg, IL 60196
Dennis Andrews(6)..............    235,408     2.7                --     --             235,408     1.8
Thomas Fedro(7)................     56,250      *                 --     --              56,250      *
Patricia Howe(8)...............     27,584      *                 --     --              27,584      *
Steve Johnson(9)...............    310,850     3.6                --     --             310,850     2.4
David McCann(10)...............     50,000      *                 --     --              50,000      *
Theresa Rizzo(11)..............     49,334      *                 --     --              49,334      *
Alan Van Boven(12).............     42,500      *                 --     --              42,500      *
Martin Cooper(13)..............     29,300      *                 --     --              29,300      *
  100 Via De La Valle
  Del Mar, CA 92014
Douglas Kingsley(4)............         --     --          4,069,534    96.7          4,069,534    32.2
Mark Nielsen(14)...............  1,334,683    15.6                --     --           1,334,683    10.5
All directors and executive
  officers as a group(12
  persons)(15).................  7,853,895    86.1         4,069,534    96.7         11,923,429    89.4

---------------
  *  Less than one percent.

 (1) Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission and generally includes voting or investment power with respect to securities. The address for those individuals for which an address is not otherwise indicated is: 18881 Von Karman Avenue, Suite 450, Irvine, California 92612.

 (2) Percentages have been calculated in accordance with Commission Rule 13d-3(d)(1) and are based on 8,443,944 shares of Common Stock and 4,209,863 shares of Preferred Stock outstanding as of March 31, 1998.

 (3) Excludes 29,300 shares of Common Stock held by Martin Cooper, the husband of Ms. Harris.

 (4) Includes 2,134,767 shares beneficially owned by Advent Global GECC LP, 1,371,036 shares beneficially owned by Global Private Equity II LP, 596,969 shares beneficially owned by Advent Partners LP and 68,552 shares beneficially owned by Advent Partners LP (collectively the "Advent Funds"). Mr. Kingsley is a Senior Vice President of Advent International Corporation, which is the manager of the Advent Funds, and he is a limited partner of Advent Partners Limited Partnership. Mr. Kingsley disclaims beneficial ownership of these shares except to the extent of his individual interest.

 (5) Represents a warrant to purchase 348,687 shares of Series A Preferred Stock held by Motorola, Inc., which is convertible into 361,652 shares of Common Stock.

 (6) Includes 117,704 shares of Common Stock issuable upon the exercise of options that are exercisable within 60 days of March 31, 1998, and 117,704 shares of Common Stock issuable upon the exercise of options that will become exercisable upon the Closing Date, assuming a Closing Date of June 30, 1998.

 (7) Includes 56,250 shares of Common Stock issuable upon the exercise of options that will become exercisable upon the Closing Date, assuming a Closing Date of June 30, 1998.

 (8) Includes 21,667 shares of Common Stock issuable upon the exercise of options that are exercisable within 60 days of March 31, 1998, and 5,917 shares of Common Stock issuable upon the exercise of options that will become exercisable upon the Closing Date, assuming a Closing Date of June 30, 1998.

 (9) Includes 115,800 shares of Common Stock issuable upon the exercise of options that are exercisable within 60 days of March 31, 1998, and 800 shares of Common Stock issuable upon the exercise of options that will become exercisable upon the Closing Date, assuming a Closing Date of June 30, 1998.

(10) Includes 50,000 shares of Common Stock issuable upon the exercise of options that will become exercisable upon the Closing Date, assuming a Closing Date of June 30, 1998.

(11) Includes 32,667 shares of Common Stock issuable upon the exercise of options that are exercisable within 60 days of March 31, 1998 and 16,667 shares of Common Stock issuable upon the exercise of options that will become exercisable upon the Closing Date, assuming a Closing Date of June 30, 1998.

(12) Includes 21,250 shares of Common Stock issuable upon the exercise of options that are exercisable within 60 days of March 31, 1998, and 21,250 shares of Common Stock issuable upon the exercise of options that will become exercisable upon the Closing Date, assuming a Closing Date of June 30, 1998.

(13) Excludes 5,717,986 shares of Common Stock held by Arlene Harris, wife of Mr. Cooper.

(14) Includes 33,333 shares of Common Stock issuable upon the exercise of options that are exercisable within 60 days of March 31, 1998, and 66,667 shares of Common Stock issuable upon the exercise of options that will become exercisable upon the Closing Date, assuming a Closing Date of June 30, 1998. Also includes 5,000 shares of Common Stock held by Nancy Witomsky, Mr. Nielsen's mother, and 4,000 shares of Common Stock held by Torben Nielsen, Mr. Nielsen's father.

(15) Includes (i) 342,421 shares of Common Stock issuable upon the exercise of options that are exercisable within 60 days of March 31, 1998, (ii) 335,255 shares of Common Stock issuable upon the exercise of options that will become exercisable upon the Closing Date, assuming a Closing Date of June 30, 1998, and (iii) 4,069,534 shares of Series B Preferred Stock beneficially owned by the Advent Funds.

                      DESCRIPTION OF CORSAIR CAPITAL STOCK

COMMON STOCK

     At March 31, 1998, there were 13,714,475 shares of Corsair Common Stock outstanding and held of record by approximately 250 stockholders. The holders of Corsair Common Stock are entitled to one vote for each share held of record on all matters submitted to a vote of the stockholders. Subject to preferences that may be applicable to any outstanding shares of Preferred Stock, holders of Corsair Common Stock are entitled to receive ratably such dividends as may be declared by the Board out of funds legally available. See "Price Range of Corsair Common Stock and Dividend Policy." All outstanding shares of Corsair Common Stock are fully paid and nonassessable.

PREFERRED STOCK

     The Corsair Board has the authority, without further action by the stockholders, to issue up to 10,000,000 shares of Preferred Stock in one or more series and to fix the rights, priorities, preferences, qualifications, limitations and restrictions, including dividend rights, conversion rights, voting rights, terms of redemption, terms of sinking funds, liquidation preferences and the number of shares constituting any series or the designation of such series, which could decrease the amount of earnings and assets available for distribution to holders of Corsair Common Stock or adversely affect the rights and powers, including voting rights, of the holders of the Corsair Common Stock. The issuance of Preferred Stock could have the effect of delaying or preventing a change in control of Corsair or make removal of management more difficult. Additionally, the issuance of Preferred Stock may have the effect of decreasing the market price of the Corsair Common Stock and may adversely affect the voting and other rights of the holders of Corsair Common Stock.

WARRANTS

     In conjunction with a Master Lease Agreement, Corsair issued a warrant to Comdisco, Inc., which may be exercised to purchase 5,834 shares of Corsair Common Stock at $6.65 per share until August 5, 2006. This warrant contains provisions for the adjustment of the exercise price and the aggregate number of shares issuable upon exercise of the warrant under certain circumstances, including stock dividends, stock splits, reorganizations, reclassifications or consolidations. This warrant further provides that the warrant holder may exercise the warrant without payment of cash by surrendering the warrant and receiving shares of Corsair Common Stock equal to the value of the warrant surrendered.

     In July 1996, Corsair issued warrants to Comdisco, Inc. and MMC/GATX Partnership No. 1 which may be exercised to purchase 50,000 and 75,000 shares of Corsair Common Stock, respectively, at $6.65 per share until July 31, 2006. MMC/GATX Partnership No. 1 has exercised this warrant, in part, and may exercise the remaining portion of this warrant to purchase up to 52,500 shares of Corsair Common Stock. These warrants contain provisions for the adjustment of the exercise price and the aggregate number of shares issuable upon exercise of the warrant under certain circumstances, including stock dividends, stock splits, reorganizations, reclassifications or consolidations. Each warrant provides that the warrant holder may exercise the warrant without payment of cash by surrendering the warrant and receiving shares of Corsair Common Stock equal to the value of the warrant surrendered.

REGISTRATION RIGHTS

     The holders of approximately 7,500,000 shares of Corsair Common Stock or their permitted transferees (the "Holders") are entitled to certain rights with respect to the registration of such shares under the Securities Act. Under the terms of agreements between Corsair and such Holders, if Corsair proposes to register any of its securities under the Securities Act for its own account, such Holders are entitled to notice of such registration and are entitled to include shares of such Corsair Common Stock therein, provided, among other conditions, that the underwriters of any such offering have the right to limit the number of shares included in such registration in certain ways. In addition, Holders of at least 33% of approximately 7,500,000 shares of Corsair Common Stock with demand registration rights may require Corsair to prepare and file a registration statement under the Securities Act with respect to the shares entitled to demand registration rights, and provided that the aggregate offering price, net of underwriting discounts and commissions, exceeds $2,500,000, Corsair is required to use its best efforts to effect such registration, subject to certain conditions and limitations. Corsair is not obligated to effect more than two of these stockholder-initiated registrations nor to effect such a registration until six (6) months after the Offering made hereby. The Holders of approximately 7,500,000 shares of Corsair Common Stock may also request Corsair to register such shares on Form S-3 provided the shares registered have an aggregate market value of at least $1,000,000. Corsair is not obligated to effect more than two of these registrations pursuant to Form S-3 per year. Generally, Corsair is required to bear the expense of all such registrations. Corsair has agreed to make any shares of Corsair Common Stock issued to Arlene Harris and affiliates of Advent International Corporation in the Merger subject to the existing agreements with regard to registration rights between Corsair and the Holders.

POSSIBLE ANTITAKEOVER EFFECTS OF CERTAIN CHARTER PROVISIONS

  Amended and Restated Certificate of Incorporation and Restated Bylaws

     Corsair's Amended and Restated Certificate of Incorporation authorizes the Board to establish one or more series of undesignated Preferred Stock, the terms of which can be determined by the Board at the time of issuance. See
"-- Preferred Stock." The Amended and Restated Certificate of Incorporation also provides that all stockholder action must be effected at a duly called meeting of stockholders and not by a consent in writing. Corsair's Restated Bylaws provide that Corsair's Board will be classified into three classes of directors beginning at the 1998 annual meeting of stockholders. See "Management." In addition, the Restated Bylaws will not permit stockholders of Corsair to call a special meeting of stockholders; only Corsair's Chief Executive Officer, President, Chairman of the Board or a majority of the Board will be permitted to call a special meeting of stockholders. The Restated Bylaws will also require that stockholders give advance notice to Corsair's secretary of any nominations for director or other business to be brought by stockholders at any stockholders' meeting and will require a supermajority vote of members of the Board and/or stockholders to amend certain Bylaw provisions. These provisions of the Amended and Restated Certificate of Incorporation and the Restated Bylaws could discourage potential acquisition proposals and could delay or prevent a change in control of Corsair. Such provisions may also have the effect of preventing changes in the management of Corsair. See "Risk Factors -- Risks Relating to the Combined Company -- Antitakeover Effects of Charter, Bylaws and Delaware Law."

  Delaware Takeover Statute

     Corsair is subject to Section 203 of the Delaware General Corporation Law ("Section 203") which, subject to certain exceptions, prohibits a Delaware corporation from engaging in any business combination with any interested stockholder (defined as any person or entity that is the beneficial owner of at least 15% of a corporation's voting stock) for a period of three years following the time that such stockholder became an interested stockholder, unless: (i) prior to such time, the board of directors of the corporation approved either the business combination or the transaction that resulted in the stockholder's becoming an interested stockholder; (ii) upon consummation of the transaction that resulted in the stockholder's becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding, for purposes of determining the number of shares outstanding, those shares owned (x) by persons who are directors and also officers and (y) by employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or (iii) at or subsequent to such time, the business combination is approved by the Board and authorized at an annual or special meeting of stockholders, and not by written consent, by the affirmative vote of at least two-thirds of the outstanding voting stock that is not owned by the interested stockholder.

     Section 203 defines business combination to include: (i) any merger or consolidation involving the corporation and the interested stockholder; (ii) any sale, lease, exchange, mortgage, transfer, pledge or other disposition involving the interested stockholder and 10% or more of the assets of the corporation;
(iii) subject to certain exceptions, any transaction which results in the issuance or transfer by the corporation of any stock of the corporation to the interested stockholder; (iv) any transaction involving the corporation that has the effect of increasing the proportionate share of the stock of any class or series of the corporation beneficially owned by the interested stockholder; or (v) the receipt by the interested stockholder of the benefit of any loans, advances, guarantees, pledges or other financial benefits provided by or through the corporation.

TRANSFER AGENT AND REGISTRAR

     The transfer agent and registrar for the Corsair Common Stock is BankBoston, N.A.

                        COMPARISON OF RIGHTS OF HOLDERS
              OF CORSAIR COMMON STOCK AND SUBSCRIBER CAPITAL STOCK

     The rights of the Corsair stockholders are governed by the Corsair Amended and Restated Certificate of Incorporation (the "Corsair Certificate"), the Corsair Restated Bylaws (the "Corsair Bylaws") and the Delaware General Corporation Law (the "DGCL"). The rights of the Subscriber stockholders are governed by the Subscriber Certificate of Incorporation, as amended (the "Subscriber Certificate"), the Subscriber Bylaws (the "Subscriber Bylaws"), the DGCL and, to the extent provided in Section 2115 of the California General Corporation Law (the "CGCL"), by the CGCL. After the effective time of the Merger, the rights of the Subscriber stockholders who become Corsair stockholders will be governed by the Corsair Certificate, the Corsair Bylaws and the DGCL. In many respects, the rights of the Corsair stockholders and the Subscriber stockholders are similar. The following paragraphs discuss certain similarities and material differences between (i) the DGCL and the CGCL in the areas in which the CGCL applies to Subscriber and (ii) the rights of the Corsair stockholders and the rights of the Subscriber stockholders under their respective certificates and bylaws to the extent that such differences could materially affect the rights of the Subscriber stockholders after the consummation of the Merger. This discussion is only a summary, and does not purport to be a complete description of the similarities and differences between the rights of the Corsair and Subscriber stockholders. The following discussion is qualified in its entirety by reference to the DGCL, the CGCL and the full texts of the respective certificates and bylaws of Corsair and Subscriber. Copies of such documents may be obtained from Corsair and Subscriber, as the case may be.

APPLICABILITY OF CALIFORNIA LAW TO SUBSCRIBER

     Section 2115 of the CGCL makes substantial portions of the CGCL applicable, with limited exceptions, to a foreign corporation with more than half of its outstanding stock held of record by persons having addresses in California and more than half of its business conducted in the state (as measured by factors based on a corporation's levels of property, payroll and sales determined for California franchise tax purposes), irrespective of the corporation's state of incorporation. Although Subscriber is incorporated in Delaware, it is subject to
Section 2115. The statutory provisions of the CGCL to which Subscriber is subject include, but are not limited to, provisions governing a director's standard of care in performing the duties of a director, a stockholder's right to vote cumulatively in any election of directors, a director's or stockholder's right to inspect corporate records, indemnification requirements concerning directors, officers and others and the corporate requirements to effectuate corporate reorganizations (including mergers and acquisitions). Section 2115 also invokes the application of Chapter 13 of the CGCL to the Merger with respect to Subscriber stockholders who elect to exercise dissenters' rights. Under Section 2115, the provisions of the CGCL made applicable pursuant to such section apply to the exclusion of the law of the jurisdiction in which the foreign corporation is incorporated.

     Upon completion of the Merger, the statutory protections available to Subscriber stockholders pursuant to Section 2115 will cease to exist.

COMPARISON OF AUTHORIZED AND OUTSTANDING CAPITAL STOCK.

     Subscriber: The authorized capital stock of Subscriber consists of 20,000,000 shares of Subscriber Common Stock, 348,687 shares of Subscriber Series A Preferred Stock and 4,300,000 shares of Subscriber Series B Preferred Stock. As of March 31, 1998, there were 8,443,944 shares of Subscriber Common Stock outstanding, no shares of Subscriber Series A Preferred Stock outstanding and 4,209,863 shares of Subscriber Series B Preferred Stock outstanding.

     Corsair: The authorized capital stock of Corsair consists of 75,000,000 shares of Corsair Common Stock and 10,000,000 shares of Corsair Preferred Stock. As of March 31, 1998, there were 13,714,475 shares of Corsair Common Stock outstanding and no shares of Corsair Preferred Stock outstanding.

COMPARISON OF RIGHTS OF COMMON STOCK.

     Subscriber: Holders of Subscriber Common Stock are entitled to one vote per share in the election of directors and on all other matters on which stockholders are entitled or permitted to vote. Subject to the preferences of the holders of Subscriber Preferred Stock, the holders of Subscriber Common Stock are entitled to receive dividends as may be declared from time to time by the Subscriber Board. The Subscriber Common Stock has no redemption, preemptive, conversion or other subscription rights.

     Corsair: Holders of Corsair Common Stock are entitled to one vote per share in the election of directors and on all other matters on which stockholders are entitled or permitted to vote. Holders of Corsair Common Stock have no redemption, conversion, preemptive or other subscription rights. In the event of the liquidation, dissolution or winding up of Corsair, holders of Corsair Common Stock are entitled to share ratably in all of the assets of Corsair, if any, remaining after satisfaction of the debts and liabilities of Corsair. The Corsair Bylaws authorize the Corsair Board to declare dividends on Corsair Common Stock at any regular or special meeting.

COMPARISON OF RIGHTS AND PREFERENCES OF PREFERRED STOCK.

     Corsair: The Corsair Board is authorized, subject to certain limitations prescribed by DGCL, to issue preferred stock in one or more classes or series, and to fix the designations, powers, preferences, rights, qualifications, limitations or restrictions of any such class or series. The rights of the holders of Corsair Common Stock will be subject to, and may be adversely affected by, the rights of the holders of any preferred stock that may be issued in the future. The issuance of preferred stock, while providing desirable flexibility in connection with possible acquisitions and other corporate purposes, could have the effect of making it more difficult for a third party to acquire a majority of the outstanding voting stock of Corsair. Corsair has no current plans to issue shares of preferred stock.

     Subscriber: Upon consummation of the Merger, the holders of Subscriber Preferred Stock will become holders of Corsair Common Stock. Thereafter, these stockholders will no longer be entitled to the following rights, privileges and preferences of the Subscriber Preferred Stock:

          (i) Dividend Preference: Both the holders of Subscriber Preferred Stock and Subscriber Common Stock are entitled to receive dividends when, as and if declared by the Subscriber Board. The Subscriber Board, however, cannot declare or pay any dividend or other distribution to the holders of Subscriber Common Stock without the approval of a majority of the shares of Subscriber Series A Preferred Stock and Subscriber Series B Preferred Stock, each acting as a separate class. Further, the Subscriber Board cannot declare or pay a dividend or other distribution to the holders of Subscriber Series A Preferred Stock without the consent or vote of at least a majority of the shares of Subscriber Series B Preferred Stock.

          (ii) Liquidation Preference: In the event of any liquidation, dissolution or winding up of Subscriber, the holders of Subscriber Common Stock and Subscriber Preferred Stock will receive the following amounts in the following order of priority: first, holders of Subscriber Series B Preferred Stock will receive $3.563 per share, plus any declared but unpaid dividends on such shares (the "Series B Liquidation Payment"); second, holders of Subscriber Series A Preferred Stock will receive $4.00 per share, plus any declared but unpaid dividends on such shares (the "Series A Liquidation Payment"); third, holders of Subscriber Series B Preferred Stock and Subscriber Common Stock will receive on a pro rata basis (assuming all Subscriber Series B Preferred Stock is converted into Subscriber Common Stock) an aggregate amount equal to the Series A Liquidation Payment; and finally, the remaining assets of Subscriber will be distributed ratably among the holders of Subscriber Common Stock, Subscriber Series A Preferred Stock and Subscriber Series B Preferred Stock on an as converted to Subscriber Common Stock basis.

          Unless the holders of a majority of the Subscriber Series B Preferred Stock elect otherwise, a consolidation or merger of Subscriber in which Subscriber is not the surviving corporation (like the

     Merger), will be deemed to be a liquidation with respect to the Subscriber Series B Preferred Stock, but not with respect to any other class or series of stock.

          The holders of Subscriber Series B Preferred Stock are limited to a liquidation payment of $10.698 per share if a liquidation is completed prior to June 30, 1998. Notwithstanding the foregoing, if the holders of Subscriber Series B Preferred Stock would be entitled to receive more than $10.698 per share if such stock was converted to Subscriber Common Stock, then the holders of Subscriber Series B Stock will receive a liquidation payment as though such stock had been converted into Subscriber Common Stock.

          (iii) Conversion: At the option of the holder, each share of Subscriber Preferred Stock may be converted at any time into one share of Subscriber Common Stock, subject to adjustment for, among other things, stock splits, stock dividends and issuances of additional shares of Subscriber Common Stock and securities convertible into Subscriber Common Stock at a per share price less than the original issue price of such share of Subscriber Preferred Stock. Each share of Subscriber Series A Preferred Stock automatically converts into Subscriber Common Stock upon (a) the vote of 66 2/3% of the outstanding shares of Subscriber Series A Preferred Stock, (b) the sale of Subscriber Common Stock in an underwritten public offering or (c) the sale of substantially all the assets or capital stock of Subscriber for a purchase price which would result in all holders of Subscriber Series A Preferred Stock receiving an amount equal to or greater than the aggregate face amount of the Subscriber Series A Preferred Stock held by such holders. The Subscriber Series B Preferred Stock automatically converts into Subscriber Common Stock upon the sale of Subscriber Common Stock in a firm commitment underwritten public offering with gross proceeds to Subscriber of at least $20,000,000.

          (iv) Protective Provisions: As a general matter, the holders of Subscriber Preferred Stock vote together with the holders of Subscriber Common Stock as a single class on all actions to be taken by the Subscriber stockholders. The Subscriber Certificate, however, provides that Subscriber cannot take the following actions without the consent of at least a majority of the outstanding shares of Subscriber Series B Preferred Stock:
     (a) authorize any class or series of stock unless the class or series of stock ranks junior to the Subscriber Series B Preferred Stock as to conversion, dividends, redemption and liquidation; (b) amend the Subscriber Certificate or Bylaws or take any other corporate action that would alter, change or adversely affect the terms, conditions, rights or privileges of the Subscriber Preferred Stock; (c) declare or pay dividends on any Subscriber Common Stock or Subscriber Series A Preferred Stock; (d) increase or decrease the total number of authorized shares of Subscriber Series A Preferred Stock or Subscriber Series B Preferred Stock or increase the number of shares of stock reserved for issuance to Subscriber employees; (e) increase the authorized number of directors beyond seven;
     (f) redeem, purchase or otherwise acquire the Subscriber Series A Preferred Stock or Subscriber Common Stock or any Subscriber options or warrants; (g) acquire a controlling position in, or purchase all or substantially all of the assets of any entity with a valuation of more than $1,000,000 for cash acquisitions or a valuation of more than $1,500,000 for acquisitions using Subscriber securities.

          (v) Redemption Rights: The holders of any shares of Subscriber Series B Preferred Stock outstanding after December 27, 2001 may elect to have Subscriber redeem all or any portion of such shares at a redemption price equal to $3.563 per share.

          (vi) Election of Directors: In an election of directors to the Subscriber Board, the Subscriber Certificate provides that the holders of Subscriber Series B Preferred Stock are entitled to vote as a separate class to elect one director. The holders of Subscriber Common Stock, Subscriber Series A Preferred Stock and Subscriber Series B Preferred Stock, voting together as a single class on an as converted to Subscriber Common Stock basis, are entitled to elect all other directors.

          (vii) Contractual Rights: Certain contractual rights presently possessed by holders of Subscriber Series A Preferred Stock and Subscriber Series B Preferred Stock will cease to exist after the Merger, including but not limited to, certain information rights, registration rights, rights of representation on the Subscriber Board, rights to attend meetings of the Subscriber Board and other rights unique to the organization and financing of Subscriber.

COMPARISON OF STOCKHOLDER RIGHTS.

     The Merger will result in changes to the following rights and privileges of the Subscriber stockholders. Such changes may cause stockholder actions to be relatively more difficult under Corsair's Bylaws and Certificate than under Subscriber's Bylaws and Certificate.

     Annual Meeting: Both the Subscriber Bylaws and the Corsair Bylaws require that an annual stockholder meeting be held each year at a time and place designated by the respective Boards.

     Quorum: Both Subscriber's Bylaws and Corsair's Bylaws provide that the holders of a majority of the stock entitled to vote at a stockholder meeting, present in person or represented by proxy, constitutes a quorum. Subscriber's Bylaws, however, authorize the stockholders to continue to conduct business once a quorum is present even though a sufficient number of stockholders subsequently leave the meeting so that a quorum is no longer present. Corsair's Bylaws do not authorize the stockholders to continue to conduct business when less than a quorum is present.

     Voting: The holders of Subscriber Common Stock are entitled to one vote per share of Subscriber Common Stock and the holders of Subscriber Series A Preferred Stock and Subscriber Series B Preferred Stock are entitled to the number of votes equal to the number of shares of Subscriber Common Stock into which such share of Subscriber Series A Preferred Stock and Subscriber Series B Preferred Stock could be converted as of the record date for such vote. When a quorum is present, all matters at a Subscriber stockholder meeting shall be decided by the vote of a majority of the stock having power to vote at such meeting, present in person or represented by proxy, unless a different vote is otherwise provided by statute or the Subscriber Certificate.

     Each holder of Corsair Common Stock is entitled to one vote for each share of stock held by such stockholder. Similar to Subscriber, all matters at a Corsair stockholder meeting in which a quorum is present shall be decided by the vote of a majority of the stock having power to vote at such meeting, present in person or represented by proxy, unless a different vote is otherwise provided by statute or the Certificate.

     Upon completion of the Merger, the percentage ownership of Corsair by each former Subscriber stockholder will be substantially less than his, her or its current percentage ownership of Subscriber. Accordingly, former Subscriber stockholders will have a significantly smaller voting influence over the affairs of Corsair than they currently enjoy over the affairs of Subscriber.

     Business Conducted at Annual Meetings: In contrast to the Subscriber Bylaws, the Corsair Bylaws establish a formal procedure for stockholders to properly bring an item of business or to nominate a director at the annual meeting of Corsair stockholders, including but not limited to, providing Corsair with notice of the business item or nominee for director by the date established in the Corsair proxy statement for the previous year.

     Stockholder Action Without Meeting: Subscriber's Bylaws permit the Subscriber stockholders to act by the written consent of the outstanding shares of Subscriber having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted. Corsair's Bylaws specifically prohibit the Corsair stockholders from taking any action by written consent.

     Cumulative Voting: Under DGCL, stockholders are not entitled to cumulative voting in the election of directors unless such right is specifically provided for in the corporation's certificate. Neither Subscriber's Certificate nor Corsair's Certificate contain such a provision. Notwithstanding the foregoing, provisions of the CGCL provide Subscriber stockholders with the right to cumulate their vote to elect directors; subject to the stockholders providing notice of their intent to cumulate votes prior to voting. The CGCL provisions relating to cumulative voting do not apply to Corsair.

     Power to Call Special Stockholder Meetings: Under Subscriber's Bylaws, special meetings of the Subscriber stockholders may be called at any time by the Subscriber Board, a Committee of the Subscriber Board or by one or more stockholders holding shares entitled to cast not less than twenty percent (20%) of the votes at such meeting. In contrast, Corsair's Bylaws do not authorize stockholders to call special stockholder meetings. Special meetings of the Corsair stockholders may only be called by the President, the Chief Executive Officer, the Chairman of the Corsair Board or a majority of the Corsair Board.

COMPARISON OF THE PROVISIONS GOVERNING THE BOARD OF DIRECTORS.

     The bylaw and certificate provisions governing the Corsair Board differ from many of the bylaw and certificate provisions governing the Subscriber Board. The following differences may make it relatively more difficult for stockholders to elect and remove directors from the Corsair Board than from the Subscriber Board.

     Classified Board: A classified board is one in which a certain number, but not all, of the directors are elected on a rotating basis each year. DGCL permits, but does not require, a classified board of directors divided into as many as three classes with staggered terms of office, with only one class of directors standing for election each year. Corsair's Bylaws provide for a classified board divided into three classes serving staggered terms of office, with one class of directors elected annually. A Corsair director's term will expire at the third annual stockholder meeting after his or her election. In contrast, the Subscriber Bylaws and Certificate do not provide for a staggered board.

     Size of Board: Subscriber's Bylaws authorize five (5) directors, and the Subscriber Board currently has five (5) members. The Bylaws of Corsair provide for a board between five (5) and seven (7) directors, with the number of directors currently set at six (6). The number of Corsair directors may only be changed by a vote of 66 2/3% of the directors then in office or by a vote of 66 2/3% of the stockholders at the annual meeting of stockholders.

     Removal of Directors: Subscriber's Bylaws provide that any director or the entire board of directors may be removed, with or without cause, by the holders of a majority of the shares then entitled to vote at an election of directors. Notwithstanding the rights set forth in the Subscriber Bylaws, under the CGCL no director may be removed without cause (unless the entire board is removed) when the votes cast against removal, or not consenting in writing to removal, would be sufficient to elect the director if voted cumulatively at an election at which the same total number of votes were cast (or, if the action is taken by written consent, all shares entitled to vote were voted) and the entire number of directors authorized at the time of the director's most recent election were then being elected. Corsair's Bylaws, in comparison, provide that (and the DGCL does not prohibit) the entire board or any director may be removed from office only with cause by the affirmative vote of the holders of at least a majority of the shares entitled to vote at an election of directors.

COMPARISON OF CERTAIN OTHER RIGHTS

     Amendments to Charter Documents: Subscriber's Bylaws may be rescinded, altered, amended or repealed and new bylaws may adopted by a majority vote of the Subscriber stockholders or by a majority vote of the Subscriber Board. The section of Subscriber's Bylaws relating to special meetings of stockholders may only be amended if the section as amended would not conflict with Subscriber's Certificate.

     In contrast, Corsair's Bylaws provide that the Bylaws may be altered or amended or new Bylaws adopted by the Corsair stockholders or the Corsair Board, when such power is conferred upon the Corsair Board by the Corsair Certificate. The Corsair Certificate expressly authorizes a majority of the Corsair Board to make, amend, supplement or repeal the Corsair Bylaws. The Corsair Certificate prohibits the Corsair Board from any amendment or supplement to the Corsair Bylaws which varies or conflicts with any amendment or supplement adopted by the Corsair stockholders. Notwithstanding the foregoing, the affirmative vote of 66 2/3% of the voting stock of Corsair is required to alter, amend or repeal certain sections of the Corsair Bylaws, including the sections governing annual and special stockholder meetings, the section preventing stockholder actions by written consent, the section governing the class, number, term and qualification of directors, the section governing the filling of board vacancies and the section governing the removal of directors.

     Both Subscriber's Certificate and Corsair's Certificate authorize the respective corporations to amend, alter, change or repeal their respective certificates in the manner now or hereafter provided by the DGCL. Under the DGCL, amendments to a corporation's certificate must be approved by the affirmative vote of the holders of a majority of the outstanding stock entitled to vote thereon, unless such amendments would increase or decrease the number of authorized shares or any class or series or the par value of such shares or would adversely affect the shares of such class or series, in which case a majority of the outstanding stock of such class or series would have to approve the amendment.

     Loans to Officers and Employees: Both the Subscriber Bylaws and the Corsair Bylaws authorize the respective corporations to lend money to or to guarantee or otherwise assist any officer or other employee, with or without interest and whether unsecured or secured.

     Indemnification and Limitation of Liability: Both the Subscriber Certificate and the Corsair Bylaws provide for the indemnification of directors, officers, employees and other agents to the fullest extent permissible under the DGCL. Both Subscriber's Certificate and Corsair's Certificate provide that a director will not be personally liable to the corporation or its stockholders for monetary damages for a breach of fiduciary duty as a director, except for liability for (i) any breach of the director's duty of loyalty to Corsair or Subscriber or their respective stockholders, (ii) acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law,
(iii) under Section 174 of the Delaware law or (iv) any transaction from which the director derived any improper personal benefit.

     Notwithstanding the foregoing, provisions of the CGCL governing the indemnification of directors, officers and employees apply to Subscriber. The DGCL is generally more favorable to directors than the CGCL. The significant differences in directors' protection between the CGCL and the DGCL today deal with limitation of liability and indemnification.

     The CGCL and the DGCL both permit a corporation to adopt provisions eliminating personal monetary liability of directors, and both impose certain restrictions on the corporation's right to eliminate such liability. The CGCL prohibits elimination of liability for a broader class of acts than does the DGCL, including: reckless disregard of duty in the face of a serious risk of injury to the corporation or its shareholders and acts or omissions that constitute an unexcused pattern of inattention that amounts to an abdication of the director's obligation to the corporation. Elimination of liability for such acts would be permitted under the DGCL, unless a court concluded that such exculpation was void as contrary to public policy. As a result, directors of a company governed by the CGCL have a greater likelihood of a possible stockholder challenge to the elimination of their monetary liability.

     Both the CGCL and the DGCL now allow corporations to authorize in their charter documents and bylaws broader indemnification of officers and directors as provided to such persons by statute. Both states also allow corporations to expand indemnification of their directors and officers through written agreements. However, the CGCL provides that a corporation may not indemnify a director for the following matters for which the DGCL permits indemnification:
(i) matters as to which a person is adjudged liable to the corporation in the performance of his or her duties (unless the court expressly authorizes indemnity); (ii) amounts paid in settlements of pending derivative actions if the court has not approved the settlement; (iii) expenses incurred in defending a pending derivative action if the court has not approved the settlement; (iv) matters for which indemnification is inconsistent with provisions in the corporation's articles of incorporation or bylaws or an agreement, resolution of the shareholders, or condition expressly imposed by a court in approving a settlement; and (v) any acts for which elimination of liability is prohibited, including those described above.

     Further, the standard of care required to be met prior to allowing director indemnification under the CGCL is higher than under the DGCL, and the procedures required to obtain such indemnification are more restrictive under the CGCL. Accordingly, a director's right of indemnification is broader and more certain under the DGCL.

     Business Combinations: As a corporation organized under the laws of the State of Delaware, Corsair is subject to Section 203 of the Delaware General Corporation Law which restricts certain business combinations between Corsair and an "interested stockholder" (in general, a stockholder owning 15% or more of Corsair's outstanding voting stock) or its affiliates or associates for a period of three years following the date on which the stockholder becomes an "interested stockholder." The restrictions do not apply if (i) prior to an interested stockholder becoming such, the Corsair Board approves either the business combination or the transaction in which the stockholder becomes an interested stockholder, (ii) upon consummation of the transaction in which any person becomes an interested stockholder, such interested stockholder owns at least 85% of the voting stock of Corsair outstanding at the time the transaction commences (excluding shares owned by persons who are both directors and officers of Corsair) or (iii) on or subsequent to the date an interested stockholder becomes such, the business combination is both approved by the Corsair Board and authorized at an annual or special meeting of the Corsair stockholders by the affirmative vote of at least 66 2/3% of the outstanding voting stock not owned by the interested stockholder.

                                 LEGAL MATTERS

     Certain legal matters with respect to the legality of the issuance of the shares of Corsair Common Stock offered hereby will be passed upon for Corsair by Brobeck, Phleger & Harrison LLP, San Diego, California. Certain attorneys of Brobeck, Phleger & Harrison LLP own 3,930 shares of Corsair's Common Stock.

     Paul, Hastings, Janosfsky & Walker LLP, is acting as counsel for Subscriber in connection with certain legal matters relating to the Merger and the transactions contemplated thereby.

                                    EXPERTS

     The financial statements and schedule of Corsair as of December 31, 1996 and 1997, and for each of the years in the three-year period ended December 31, 1997, have been included herein and in the Registration Statement in reliance upon the reports of KPMG Peat Marwick LLP, independent auditors, appearing elsewhere herein and upon the authority of said firm as experts in accounting and auditing.

     The consolidated financial statements of Subscriber Computing, Inc. as of September 30, 1996 and 1997, and for each of the years in the three-year period ended September 30, 1997, included in this Joint Proxy Statement have been audited by Deloitte & Touche LLP, independent auditors, as set forth in their report appearing elsewhere herein and have been so included in reliance upon the report given on the authority of such firm as experts in accounting and auditing.

                                 OTHER MATTERS

     Corsair. The Corsair Board of Directors know of no other business which will be presented at the Corsair Meeting. If any other business is properly brought before the Corsair Meeting, it is intended that proxies in the enclosed form will be voted in respect thereof in accordance with the judgments of the persons voting the proxies. WHETHER OR NOT YOU INTEND TO BE PRESENT AT THE CORSAIR MEETING, YOU ARE URGED TO COMPLETE, SIGN AND RETURN YOUR PROXY PROMPTLY.

     Subscriber. The Subscriber Board know of no other business which will be presented at the Subscriber Meeting. If any other business is properly brought before the Subscriber Meeting, it is intended that proxies in the enclosed form will be voted in respect thereof in accordance with the judgments of the persons voting the proxies. WHETHER OR NOT YOU INTEND TO BE PRESENT AT THE SUBSCRIBER MEETING, YOU ARE URGED TO COMPLETE, SIGN AND RETURN YOUR PROXY PROMPTLY.

                                          BY ORDER OF THE CORSAIR BOARD OF
                                          DIRECTORS

Palo Alto, California                     /s/ MARY ANN BYRNES

                                          --------------------------------------
June 1, 1998                              Mary Ann Byrnes, Chief Executive
                                          Officer and
                                          President

                                          BY ORDER OF THE SUBSCRIBER BOARD OF
                                          DIRECTORS

Irvine, California                        /s/ DENNIS ANDREWS

                                          --------------------------------------
June 1, 1998                              Dennis Andrews, Chief Executive
                                          Officer and President

                         INDEX TO FINANCIAL STATEMENTS

                                                              PAGE
                                                              ----
Corsair Communications, Inc.
  Report of KPMG Peat Marwick LLP...........................   F-1
  Balance Sheets as of December 31, 1996 and 1997 and March
     31, 1998 (unaudited)...................................   F-2
  Statements of Operations for the Years Ended December 31,
     1995, 1996 and 1997 and the Three Months Ended March
     31, 1997 and 1998 (unaudited)..........................   F-3
  Statements of Stockholders' Equity for the Years Ended
     December 31, 1995, 1996 and 1997 and the Three Months
     Ended March 31, 1998 (unaudited).......................   F-4
  Statements of Cash Flows for the Years Ended December 31,
     1995, 1996 and 1997 and the Three Months Ended March
     31, 1997 and 1998 (unaudited)..........................   F-5
  Notes to Financial Statements.............................   F-6
Subscriber Computing, Inc.
  Report of Deloitte & Touche LLP...........................  F-18
  Balance Sheets as of September 30, 1997 and 1996..........  F-19
  Statements of Operations for the Years Ended September 30,
     1997, 1996 and 1995....................................  F-20
  Statements of Stockholders' Equity (Deficit) for the Years
     Ended September 30, 1997, 1996 and 1995................  F-21
  Statements of Cash Flows for the Years Ended September 30,
     1997, 1996 and 1995....................................  F-22
  Notes to Financial Statements for the Years Ended
     September 30, 1997, 1996 and 1995......................  F-23
  Balance Sheet as of March 31, 1998 (unaudited)............  F-31
  Statements of Operations for the Six Months Ended March
     31, 1998 and 1997 (unaudited)..........................  F-32
  Statements of Cash Flows for the Six Months Ended March
     31, 1998 and 1997 (unaudited)..........................  F-33
  Notes to Unaudited Financial Statements for the Six Months
     Ended March 31, 1998 and 1997..........................  F-34

                          INDEPENDENT AUDITORS' REPORT

The Board of Directors
Corsair Communications, Inc.:

     We have audited the accompanying balance sheets of Corsair Communications, Inc. as of December 31, 1996 and 1997, and the related statements of operations, stockholders' equity, and cash flows for each of the years in the three-year period ended December 31, 1997. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Corsair Communications, Inc. as of December 31, 1996 and 1997, and the results of its operations and its cash flows for each of the years in the three-year period ended December 31, 1997, in conformity with generally accepted accounting principles.

                                          KPMG PEAT MARWICK LLP

San Francisco, California
January 26, 1998

                          CORSAIR COMMUNICATIONS, INC.

                                 BALANCE SHEETS
                       (IN THOUSANDS, EXCEPT SHARE DATA)

                                     ASSETS

                                                                DECEMBER 31,
                                                            --------------------     MARCH 31,
                                                              1996        1997         1998
                                                            --------    --------    -----------
                                                                                    (UNAUDITED)
Current assets:
  Cash and cash equivalents...............................  $ 17,052    $ 15,426      $11,433
  Short-term investments..................................     2,452      43,734       49,121
  Trade accounts receivable, less allowance for doubtful
     accounts of $404 for 1996, $501 for 1997, and $651
     for 1998.............................................     3,260       3,836        7,616
  Other receivables.......................................        43         754          970
  Evaluation inventory....................................     5,328       4,590        2,873
  Inventories, net........................................     3,849       3,618        3,861
  Prepaid expenses........................................        83         169          311
                                                            --------    --------      -------
          Total current assets............................    32,067      72,127       76,185
Property and equipment, net...............................     2,424       3,511        3,820
Other assets..............................................       420       2,039        1,717
                                                            --------    --------      -------
                                                            $ 34,911    $ 77,677      $81,722
                                                            ========    ========      =======

                             LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
  Accounts payable........................................  $  3,428    $    696      $   992
  Accrued expenses........................................     2,502       5,790        6,250
  Current portion of notes payable........................     1,803          --           --
  Current portion of capital lease obligations............       286         437          440
  Deferred revenue........................................     4,487      10,369       10,481
                                                            --------    --------      -------
          Total current liabilities.......................    12,506      17,292       18,163
Notes payable, net of current portion.....................     3,780          --           --
Capital lease obligations, net of current portion.........       614         438          328
                                                            --------    --------      -------
          Total liabilities...............................  $ 16,900    $ 17,730      $18,491
                                                            --------    --------      -------
Commitments and contingencies
Stockholders' equity:
  Convertible preferred stock, $.001 par value; 14,548,963
     shares authorized; 9,166,288 shares issued and
     outstanding at December 31, 1996; none issued and
     outstanding at December 31, 1997 and March 31, 1998,
     respectively.........................................         9          --           --
  Common stock, $.001 par value; 20,000,000 shares
     authorized; 604,094, 13,635,440 and 13,714,475 shares
     issued and outstanding at December 31, 1996 and 1997,
     and March 31, 1998, respectively.....................         1          14           14
  Note receivable from stockholder........................      (136)       (136)        (100)
  Additional paid-in capital..............................    45,426      89,005       89,382
  Deferred compensation...................................       (69)       (648)        (533)
  Accumulated deficit.....................................   (27,220)    (28,288)     (25,532)
                                                            --------    --------      -------
          Total stockholders' equity......................    18,011      59,947       63,231
                                                            --------    --------      -------
                                                            $ 34,911    $ 77,677      $81,722
                                                            ========    ========      =======

                See accompanying notes to financial statements.

                          CORSAIR COMMUNICATIONS, INC.

                            STATEMENTS OF OPERATIONS
                       (IN THOUSANDS, EXCEPT SHARE DATA)

                                                                            THREE MONTHS ENDED
                                           YEAR ENDED DECEMBER 31,              MARCH 31,
                                       -------------------------------    ----------------------
                                         1995        1996       1997       1997         1998
                                       --------    --------    -------    -------    -----------
                                                                               (UNAUDITED)
Revenues:
  System revenue.....................  $  7,351    $ 18,178    $41,887    $ 8,167      $12,965
  Service revenue....................       242       1,428      5,951        929        2,270
                                       --------    --------    -------    -------      -------
          Total revenues.............     7,593      19,606     47,838      9,096       15,235
                                       --------    --------    -------    -------      -------
Cost of revenues:
  System revenue costs...............     7,522      17,235     27,954      7,480        6,038
  Service revenue costs..............       615       1,962      3,562        829        1,188
                                       --------    --------    -------    -------      -------
          Total cost of revenues.....     8,137      19,197     31,516      8,309        7,226
                                       --------    --------    -------    -------      -------
          Gross profit (deficit).....      (544)        409     16,322        787        8,009
                                       --------    --------    -------    -------      -------
Operating costs and expenses:
  Research and development...........     3,094       4,983      6,975      1,382        2,194
  Sales and marketing................     2,981       5,374      7,486      1,548        2,363
  General and administrative.........     2,115       2,591      3,868        991        1,293
                                       --------    --------    -------    -------      -------
          Total operating costs and
            expenses.................     8,190      12,948     18,329      3,921        5,850
                                       --------    --------    -------    -------      -------
          Operating income (loss)....    (8,734)    (12,539)    (2,007)    (3,134)       2,159
  Interest income (expense) net......       218        (220)     1,374         (3)         851
                                       --------    --------    -------    -------      -------
          Income (loss) before income
            taxes an extraordinary
            item.....................    (8,516)    (12,759)      (633)    (3,137)       3,010
Income taxes.........................         1           2          7          3          254
                                       --------    --------    -------    -------      -------
Income (loss) before extraordinary
  item...............................    (8,517)    (12,761)      (640)    (3,140)       2,756
Loss on debt extinguishment, net of
  taxes..............................        --          --       (428)        --           --
                                       --------    --------    -------    -------      -------
Net income (loss)....................  $ (8,517)   $(12,761)   $(1,068)   $(3,140)     $ 2,756
                                       ========    ========    =======    =======      =======
Basic net income (loss) per share
  data:
Income (loss) per share before
  extraordinary item.................  $(774.27)   $ (96.67)   $ (0.10)   $ (3.08)     $  0.20
Extraordinary item...................  $     --    $     --    $ (0.06)   $    --      $    --
                                       --------    --------    -------    -------      -------
Basic net income (loss) per share....  $(774.27)   $ (96.67)   $ (0.16)   $ (3.08)     $  0.20
                                       ========    ========    =======    =======      =======
Shares used in per share
  calculation........................        11         132      6,643      1,019       13,672
                                       ========    ========    =======    =======      =======
Diluted net income (loss) per share
  data:
Income (loss) per share before
  extraordinary item.................  $(774.27)   $ (96.67)   $ (0.10)   $ (3.08)     $  0.19
Extraordinary item...................  $     --    $     --    $ (0.06)   $    --      $    --
                                       --------    --------    -------    -------      -------
Diluted net income (loss) per
  share..............................  $(774.27)   $ (96.67)   $ (0.16)   $ (3.08)     $  0.19
                                       ========    ========    =======    =======      =======
Shares used in per share
  calculation........................        11         132      6,643      1,019       14,354
                                       ========    ========    =======    =======      =======

                See accompanying notes to financial statements.

                          CORSAIR COMMUNICATIONS, INC.

                       STATEMENTS OF STOCKHOLDERS' EQUITY
                       (IN THOUSANDS, EXCEPT SHARE DATA)

                                    CONVERTIBLE                                 NOTE
                                  PREFERRED STOCK         COMMON STOCK       RECEIVABLE    ADDITIONAL
                                -------------------   --------------------      FROM        PAID-IN       DEFERRED     ACCUMULATED
                                  SHARES     AMOUNT     SHARES      AMOUNT   STOCKHOLDER    CAPITAL     COMPENSATION     DEFICIT
                                ----------   ------   -----------   ------   -----------   ----------   ------------   -----------
Balances as of December 31,
  1995........................   6,741,424       7         50,750     --            --        25,044           --        (14,459)
Exercise of common stock
  options.....................          --      --        553,344      1          (136)          230           --             --
Issuance of convertible
  preferred stock warrants in
  conjunction with debt
  financings..................          --      --             --     --            --           131           --             --
Issuance of Series C
  convertible preferred stock,
  net of issuance costs of
  $56.........................   2,424,864       2             --     --            --        19,948           --             --
Deferred compensation related
  to grant of stock options...          --      --             --     --            --            73          (73)            --
Amortization of deferred
  compensation................          --      --             --     --            --            --            4             --
Net loss......................          --      --             --     --            --            --           --        (12,761)
                                ----------   -----    -----------    ---       -------      --------      -------       --------
Balances as of December 31,
  1996........................   9,166,288       9        604,094      1          (136)       45,426          (69)       (27,220)
Exercise of common stock
  options.....................          --      --        730,416      1            --           402           --             --
Issuance of Series D
  convertible preferred stock,
  net of issuance costs of
  $3..........................     266,668      --             --     --            --         2,996           --             --
Deferred compensation related
  to grant of stock options...          --      --             --     --            --         1,129       (1,129)            --
Conversion of preferred stock
  to common stock.............  (9,432,956)     (9)     9,432,956      9            --            --           --             --
Issuance of common stock net
  of issuance costs of
  $1,049......................          --      --      2,875,000      3            --        39,055           --             --
Repurchase of common stock....          --      --         (7,026)    --            --            (3)          --             --
Amortization of deferred
  compensation................          --      --             --     --            --            --          550             --
Net loss......................          --      --             --     --            --            --           --         (1,068)
                                ----------   -----    -----------    ---       -------      --------      -------       --------
Balances as of December 31,
  1997........................          --      --     13,635,440    $14       $  (136)     $ 89,005      $  (648)      $(28,288)
Exercise of common stock
  options (unaudited).........          --      --         36,956     --            --            18           --             --
Net exercise of warrants
  (unaudited).................          --      --         14,520     --            --            --           --             --
Purchase of common stock under
  Employee Stock Purchase Plan
  (unaudited).................          --      --         28,064     --            --           359           --             --
Collection of stockholders'
  notes (unaudited)...........          --      --             --     --            36            --           --             --
Repurchase of common stock
  (unaudited).................          --      --           (505)    --            --            --           --             --
Amortization of deferred
  compensation (unaudited)....          --      --             --     --            --            --          115             --
  Net income (unaudited)......          --      --             --     --            --            --           --          2,756
                                ----------   -----    -----------    ---       -------      --------      -------       --------
Balances as of March 31, 1998
  (unaudited).................          --   $  --     13,714,475    $14       $  (100)     $ 89,382      $  (533)      $(25,532)
                                ==========   =====    ===========    ===       =======      ========      =======       ========


                                    TOTAL
                                STOCKHOLDERS'
                                   EQUITY
                                -------------
Balances as of December 31,
  1995........................      10,592
Exercise of common stock
  options.....................          95
Issuance of convertible
  preferred stock warrants in
  conjunction with debt
  financings..................         131
Issuance of Series C
  convertible preferred stock,
  net of issuance costs of
  $56.........................      19,950
Deferred compensation related
  to grant of stock options...          --
Amortization of deferred
  compensation................           4
Net loss......................     (12,761)
                                  --------
Balances as of December 31,
  1996........................      18,011
Exercise of common stock
  options.....................         403
Issuance of Series D
  convertible preferred stock,
  net of issuance costs of
  $3..........................       2,996
Deferred compensation related
  to grant of stock options...          --
Conversion of preferred stock
  to common stock.............          --
Issuance of common stock net
  of issuance costs of
  $1,049......................      39,058
Repurchase of common stock....          (3)
Amortization of deferred
  compensation................         550
Net loss......................      (1,068)
                                  --------
Balances as of December 31,
  1997........................    $ 59,947
Exercise of common stock
  options (unaudited).........          18
Net exercise of warrants
  (unaudited).................          --
Purchase of common stock under
  Employee Stock Purchase Plan
  (unaudited).................         359
Collection of stockholders'
  notes (unaudited)...........          36
Repurchase of common stock
  (unaudited).................          --
Amortization of deferred
  compensation (unaudited)....         115
  Net income (unaudited)......       2,756
                                  --------
Balances as of March 31, 1998
  (unaudited).................      63,231
                                  ========

                See accompanying notes to financial statements.

                          CORSAIR COMMUNICATIONS, INC.

                            STATEMENTS OF CASH FLOWS
                                 (IN THOUSANDS)


                                                                                      THREE MONTHS ENDED
                                                       YEAR ENDED DECEMBER 31,            MARCH 31,
                                                   -------------------------------    ------------------
                                                    1995        1996        1997       1997       1998
                                                   -------    --------    --------    -------    -------
                                                                                         (UNAUDITED)
Cash flows from operating activities:
  Net income (loss)..............................  $(8,517)   $(12,761)   $ (1,068)   $(3,140)   $ 2,756
  Adjustments to reconcile net loss to net cash
    used in operating activities:
    Depreciation and amortization................      472       1,013       2,001        316        706
    Amortization of deferred compensation........       --           4         550         85        115
    Extraordinary loss on extinguishment of
      debt.......................................       --          --         428         --         --
    Loss on disposition of fixed assets..........       --          --         100        100         --
    Changes in operating assets and liabilities
      Trade accounts receivable..................     (808)     (2,453)       (576)    (4,341)    (3,780)
      Other receivables..........................       --         (28)       (711)       (59)      (216)
      Inventories................................    1,551      (6,965)        969     (2,147)     1,474
      Prepaid expenses and other assets..........     (162)       (199)     (2,235)      (453)      (164)
      Accounts payable and accrued expenses......      302       4,870         556     (1,443)       756
      Deferred revenue...........................    1,423       3,024       5,882      5,126        112
                                                   -------    --------    --------    -------    -------
         Net cash (used in) provided by operating
           activities............................   (5,739)    (13,495)      5,896     (5,956)     1,759
                                                   -------    --------    --------    -------    -------
Cash flows from investing activities:
  Purchase of short-term investments.............   (1,957)     (2,452)    (64,452)    (6,474)    (8,967)
  Proceeds from sales and maturities of
    short-term investments.......................       --       1,957      23,170      1,973      3,580
  Purchases of property and equipment............   (1,528)       (605)     (2,292)       (70)      (743)
                                                   -------    --------    --------    -------    -------
         Net cash used in investing activities...   (3,485)     (1,100)    (43,574)    (4,571)    (6,130)
                                                   -------    --------    --------    -------    -------
Cash flows from financing activities:
  Proceeds from sale of preferred stock, net.....    8,791      19,950       2,996      2,997         --
  Proceeds from issuance of common stock, net....       --          --      39,055         --         --
  Proceeds from stock option and purchase
    plans........................................       15          95         403        296        377
  Proceeds from notes payable....................      970       4,925          --         --         --
  Proceeds from issuance of warrants.............       30         131          --         --         --
  Payments on note payable.......................      (82)       (230)     (6,011)      (330)        --
  Payments on capital leases.....................      (12)       (232)       (391)       (75)      (107)
  Loan to stockholder............................       --         (64)         --         --         --
  Repayment of notes payable to ESL
    Incorporated.................................   (3,235)         --          --         --         --
  Proceeds from note receivable from
    stockholders.................................    3,000          --          --         --        108
                                                   -------    --------    --------    -------    -------
         Net cash provided by financing
           activities............................    9,477      24,575      36,052      2,888        378
                                                   -------    --------    --------    -------    -------
  Net increase (decrease) in cash and cash
    equivalents..................................      253       9,980      (1,626)    (7,639)    (3,993)
  Cash and cash equivalents, beginning of
    period.......................................    6,819       7,072      17,052     17,052     15,426
                                                   -------    --------    --------    -------    -------
  Cash and cash equivalents, end of period.......  $ 7,072    $ 17,052    $ 15,426    $ 9,413    $11,433
                                                   =======    ========    ========    =======    =======
  Cash paid during the period:
    Interest.....................................  $   112    $    458    $    533    $   218    $    16
                                                   =======    ========    ========    =======    =======
    Income taxes.................................  $     1    $      2    $      7    $     3    $    13
                                                   =======    ========    ========    =======    =======
  Noncash financing and investing activities:
    Assets recorded under capital leases.........  $   165    $    979    $    366    $   168    $    --
                                                   =======    ========    ========    =======    =======
    Common stock issued upon exercise of stock
      options in exchange for stockholder note...  $    --    $    136    $     --    $    --    $    --
                                                   =======    ========    ========    =======    =======
    Deferred compensation relating to stock
      option grants..............................  $    --    $     73    $  1,129    $ 1,093    $    --
                                                   =======    ========    ========    =======    =======
    Conversion of preferred stock to common
      stock......................................  $    --    $     --    $ 31,737    $    --         --
                                                   =======    ========    ========    =======    =======


                See accompanying notes to financial statements.

                          CORSAIR COMMUNICATIONS, INC.

                         NOTES TO FINANCIAL STATEMENTS
                        DECEMBER 31, 1995, 1996 AND 1997

             (Information as of March 31, 1997 and 1998 and for the
                     three months then ended is unaudited)

 1. BUSINESS

     Corsair Communications, Inc. (the "Company") was incorporated in the state of Delaware in December 1994 to develop an open architecture hardware and software system that can serve as a platform for the delivery of multiple products and services to the wireless telecommunications industry. The Company sells and markets its products to wireless telecommunications carriers domestically and internationally.

 2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

  Interim Financial Statements

     The accompanying unaudited financial statements as of March 31, 1998 and for the three months ended March 31, 1997 and 1998, have been prepared on substantially the same basis as the audited financial statements, and include all adjustments, consisting only of normal recurring adjustments, necessary for a fair presentation of the financial information set forth therein.

  Revenue Recognition

     System revenue is comprised of hardware sales and software licensing, net of estimated allowances. Revenue from hardware sales is recognized upon shipment, unless a sales agreement contemplates that the Company provide testing, integration or implementation services, in which case hardware revenue is recognized upon commissioning and acceptance of the product (the activation of the cell site equipment, following testing, integration and implementation). Revenue from the licensing of system software, which includes post-contract customer support and certain product enhancements, is recognized ratably over the term of the license period.

     Service revenue is comprised of field maintenance and other services. Revenue from field maintenance contracts is recognized ratably over the term of the maintenance period. Revenue from other sources is recognized as the services are performed.

     Deferred revenue primarily includes deferred software license and maintenance revenue and deposits received from customers after shipment but prior to installation of systems.

     In October 1997, the American Institute of Certified Public Accountants issued Statement of Position 97-2, Software Revenue Recognition (SOP 97-2). Effective January 1, 1998, the Company adopted SOP 97-2. SOP 97-2 generally requires revenue earned on software arrangements involving multiple elements such as software products, upgrades, enhancements, post-contract customer support, installation and training to be allocated to each element based on the relative fair values of the elements. The fair value of an element must be based on evidence which is specific to the vendor. The revenue allocated to software products, including specified upgrades or enhancements, generally is recognized upon delivery of the products. The revenue allocated to unspecified upgrades and updates and post contract customer support generally is recognized as the services are performed. If evidence of the fair value for all elements of the arrangement do not exist, all revenue from the arrangement is deferred until such evidence exists or until all elements are delivered. There was no material change to the Company's accounting for revenues as a result of the adoption of SOP 97-2.

  Concentration of Credit Risk

     Financial instruments that potentially expose the Company to concentrations of credit risk principally consist of cash, cash equivalents, short-term investments, and accounts receivable.

                          CORSAIR COMMUNICATIONS, INC.

                        DECEMBER 31, 1995, 1996 AND 1997

             (Information as of March 31, 1997 and 1998 and for the
                     three months then ended is unaudited)

     The Company limits the amounts invested in any one type of investment. The Company maintains its cash investments with several financial institutions. Management believes the financial risks associated with such deposits are minimal.

     The Company has historically sold its products directly to wireless telecommunications carriers. Sales generally are not collateralized, credit evaluations are performed as appropriate, and allowances are provided for estimated credit losses. The Company has not experienced significant losses on trade receivables from any particular customer or geographic region.

  Cash Equivalents and Short-Term Investments

     Cash equivalents consist of instruments with remaining maturities of 90 days or less at the date of acquisition. Certain cash equivalents and all of the Company's investments are classified as available-for-sale. The securities are carried at fair value, which approximates cost. To date, the fair value of the securities has not differed significantly from the cost basis of the securities.

     The amortized cost of available-for-sale debt securities is adjusted for amortization of premiums and accretion of discounts to maturity. Realized gains and losses, and declines in value judged to be other than temporary on available-for-sale securities, if any, are included in interest income, net. The cost of securities sold is based on the specific identification method. Interest and dividends on securities classified as available-for-sale are included in interest income, net.

     Investments, all of which are debt securities maturing in one year or less and are classified as available-for-sale, consisted of the following (in thousands):

                                                      DECEMBER 31,
                                                    -----------------
                                                     1996      1997
                                                    ------    -------
Commercial paper..................................  $3,955    $10,874
Corporate debt securities.........................      --     24,505
Certificates of deposit...........................     525     13,994
                                                    ------    -------
                                                    $4,480    $49,373
                                                    ======    =======

  Inventories

     Inventories, including evaluation inventory, are stated at the lower of first-in, first-out cost, or market. Evaluation inventory is comprised of finished hardware units delivered to a customer which are pending commissioning of the product.

  Property and Equipment

     Property and equipment are recorded at cost. Equipment recorded under capital leases is stated at the lower of fair value of the present value of minimum lease payments at the inception of the lease. Depreciation is calculated under the straight-line method over the estimated useful lives of the assets, generally three to five years. Equipment recorded under capital leases is amortized over the shorter of the lease term or the estimated useful life of the asset. Leasehold improvements are amortized on a straight-line method over the shorter of the lease term or the estimated useful life of the asset.

                          CORSAIR COMMUNICATIONS, INC.

                        DECEMBER 31, 1995, 1996 AND 1997

             (Information as of March 31, 1997 and 1998 and for the
                     three months then ended is unaudited)

  Software Research and Development Costs

     All costs incurred to establish the technological feasibility of software are expensed as incurred. Costs incurred subsequent to establishing technological feasibility are capitalized and amortized on a straight-line basis over their estimated useful lives. The Company determines that technological feasibility has been established once a product design and working model have been completed and tested. No software research and development costs have been capitalized to date as qualified amounts have not been significant.

  Other Assets

     Included in other assets are spare parts that are generally amortized on a straight-line basis over the course of their respective useful lives, generally two years.

  Comprehensive Income

     On January 1, 1998, the Company adopted SFAS No. 130, Reporting Comprehensive Income, which establishes standards for reporting and disclosure of comprehensive income and its components (revenues, expenses, gains and losses) in a full set of general-purpose financial statements. In the Company's circumstances, total comprehensive income (loss) for all periods presented herein would not have differed from reported net income (loss).

  Income Taxes

     Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years that those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.

  Use of Estimates

     The preparation of the financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

  Impairment of Long-Lived Assets and Long-Lived Assets to Be Disposed Of

     The Company adopted the provisions of SFAS No. 121, Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of, on January 1, 1996. SFAS No. 121 requires that long-lived assets and certain identifiable intangibles be reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability of assets to be held and used is measured by a comparison of the carrying amount of an asset to future net cash flows expected to be generated by the asset. If such assets are considered to be impaired, the impairment to be

                          CORSAIR COMMUNICATIONS, INC.

                        DECEMBER 31, 1995, 1996 AND 1997

             (Information as of March 31, 1997 and 1998 and for the
                     three months then ended is unaudited)

recognized is measured by the amount by which the carrying amount of the assets exceed the fair value of the assets. Assets to be disposed of are reported at the lower of the carrying amount or fair value less costs to sell. The adoption of SFAS No. 121 did not have a material impact on the Company's financial position, results of operations, or liquidity.

  Net Income (Loss) Per Share


     During 1997, the Company adopted Statement of Financial Accounting Standards (SFAS) No. 128, Earnings Per Share. SFAS No. 128 requires the presentation of basic earnings per share (EPS) and, for companies with potentially dilutive securities, such as options, diluted EPS. Basic earnings per share is computed using the weighted average number of shares of common stock outstanding. Diluted earnings per share is computed using the weighted average number of shares of common stock and, when dilutive, convertible preferred stock outstanding on an as if converted basis and common equivalent shares from options to purchase common stock and warrants outstanding using the treasury stock method.



     The following tables set forth the computations of shares and net income
(loss) used in the calculation of basic and diluted net income (loss) per share for the quarters ended March 31, 1998, and 1997 (in thousands, except per share data):



                                                                                 THREE MONTHS ENDED
                                                    YEAR ENDED DECEMBER 31,           MARCH 31,
                                                 -----------------------------   -------------------
                                                   1995       1996      1997       1997       1998
                                                 --------   --------   -------   --------   --------
Basic net income (loss) per share data:
  Net income (loss)............................  $ (8,517)  $(12,761)  $(1,068)  $(3,140)   $ 2,756
                                                 ========   ========   =======   =======    =======
Actual weighted average common shares
  outstanding for the period...................        11        132     6,643     1,019     13,672
                                                 ========   ========   =======   =======    =======
Basic net income (loss) per share..............  $(774.27)  $ (96.67)  $ (0.16)  $ (3.08)   $  0.20
                                                 ========   ========   =======   =======    =======
Diluted net income (loss) per share data:
  Net income (loss)............................  $ (8,517)  $(12,761)  $(1,068)  $(3,140)   $ 2,756
                                                 ========   ========   =======   =======    =======
Actual weighted average common shares
  outstanding for the period...................        11        132     6,643     1,019     13,672
Weighted average number of common shares
  issuable upon exercise of dilutive options
  and warrants.................................        --         --        --        --        682
                                                 --------   --------   -------   -------    -------
Shares used in per share calculations..........        11        132     6,643     1,019     14,354
                                                 ========   ========   =======   =======    =======
Diluted net income (loss) per share............  $(774.27)  $ (96.67)  $ (0.16)  $ (3.08)   $  0.19
                                                 ========   ========   =======   =======    =======


     The following table summarizes pro forma diluted net loss per share data, assuming conversion of all convertible preferred stock from their date of issuance (shares in thousands):

                                                                                  THREE MONTHS ENDED
                                                       YEAR ENDED DECEMBER 31,        MARCH 31,
                                                       -----------------------    ------------------
                                                          1996         1997              1997
                                                       ----------    ---------    ------------------
Pro forma diluted net loss per share data:
Net loss per share before extraordinary item.........   $  (1.75)     $ (0.05)          $(0.40)
Extraordinary item...................................   $     --      $ (0.04)          $   --
                                                        --------      -------           ------
Pro forma diluted net loss per share.................   $  (1.75)     $ (0.09)          $(0.40)
                                                        --------      -------           ------
Shares used in per share calculation.................      7,312       11,697            7,766
                                                        ========      =======           ======

                          CORSAIR COMMUNICATIONS, INC.

                        DECEMBER 31, 1995, 1996 AND 1997

             (Information as of March 31, 1997 and 1998 and for the
                     three months then ended is unaudited)

     Effective February 3, 1998, the Securities and Exchange Commission (SEC) issued Staff Accounting Bulletin (SAB) No. 98, which changes the calculation of earnings per share in periods prior to initial public offerings, as previously applied under SAB No. 83. When a registrant issued common stock, warrants, options, or other potentially dilutive instruments for consideration or with exercise prices below the initial public offering price, within a one year period prior to the filing or a registration statements relating to an initial public offering, SAB No. 83 required such equity instruments to be treated as outstanding for all periods covered by income statements in the filing, using the anticipated initial public offering price and the treasury stock method. Under SAB No. 98 equity securities issued or granted for nominal consideration are to be reflected in per share calculations for all periods presented. Based on the Company's current understanding of the definition of "nominal consideration", the Company has concluded that during all periods prior to the Company's initial public offering, no equity instruments were issued for nominal consideration. Per share data for periods prior to the Company's initial public offering have been restated in accordance with SAB No. 98.

  Reclassifications

     Certain amounts reported in previous years have been reclassified to conform to the fiscal 1997 presentation.

 3. BALANCE SHEET AND STATEMENT OF OPERATIONS COMPONENTS

  Inventories

     Inventories consisted of the following (in thousands):

                                                    DECEMBER 31,
                                                  ----------------    MARCH 31,
                                                   1996      1997       1998
                                                  ------    ------    ---------
Raw materials...................................  $2,371    $1,479     $2,007
Work in process.................................   1,026       189        505
Finished goods..................................     452     1,950      1,349
                                                  ------    ------     ------
                                                  $3,849    $3,618     $3,861
                                                  ======    ======     ======

  Property and Equipment

     Property and equipment consisted of the following (in thousands):

                                                               DECEMBER 31,
                                                             ----------------
                                                              1996      1997
                                                             ------    ------
Computer equipment.........................................  $1,779    $2,914
Furniture and fixtures.....................................     589       740
Purchased software.........................................     407       665
Leasehold improvements.....................................     524       892
Machinery & equipment......................................     579     1,324
                                                             ------    ------
                                                             $3,878    $6,535
Less accumulated depreciation and amortization.............   1,454     3,024
                                                             ------    ------
                                                             $2,424    $3,511
                                                             ======    ======

                          CORSAIR COMMUNICATIONS, INC.

                        DECEMBER 31, 1995, 1996 AND 1997

             (Information as of March 31, 1997 and 1998 and for the
                     three months then ended is unaudited)

     The total amount of assets recorded under capital leases included in property and equipment is approximately $1,109,000 and $1,473,00 as of December 31, 1996 and 1997, respectively. Accumulated amortization thereon was $214,000 and $401,000 as of December 31, 1996 and 1997, respectively.

  Accrued Expenses

     Accrued expenses consisted of the following (in thousands):

                                                               DECEMBER 31,
                                                             ----------------
                                                              1996      1997
                                                             ------    ------
Accrued benefits...........................................  $  820    $1,204
Accrued warranty costs.....................................     140       949
Accrued professional fees..................................     163       782
Accrued retrofit...........................................     912       622
Other......................................................     467     2,233
                                                             ------    ------
                                                             $2,502    $5,790
                                                             ======    ======

  Significant Customers

     The following tables summarize the Company's significant customers as of and for the years ended December 31, 1995, 1996 and 1997:

                                                               PERCENTAGE OF
                                                               TOTAL REVENUES
                                                            --------------------
                                                            1995    1996    1997
                                                            ----    ----    ----
Customer A................................................   56%     --      --
Customer B................................................   40      15%      6%
Customer C................................................   --      18       5
Customer D................................................   --      27      13
Customer E................................................   --      13       2
Customer F................................................   --       9      15
Customer G................................................   --       5      14
Customer H................................................   --      --      10

                                                              PERCENTAGE OF
                                                                  TRADE
                                                                 ACCOUNTS
                                                                RECEIVABLE
                                                              --------------
                                                              1996     1997
                                                              -----    -----
Customer D..................................................   48%      14%
Customer I..................................................   --       18
Customer J..................................................   17       12

 4. DEBT

     In August 1995, the Company entered into a loan and security agreement with a lending institution pursuant to which the Company borrowed $1.0 million, secured by the Company's inventory and fixed assets, at a 14.95% stated interest rate. In July 1996, the Company entered into additional agreements with two lending institutions pursuant to which the Company borrowed $5.0 million at a 14.55% stated interest rate.

                          CORSAIR COMMUNICATIONS, INC.

                        DECEMBER 31, 1995, 1996 AND 1997

             (Information as of March 31, 1997 and 1998 and for the
                     three months then ended is unaudited)

These creditors were granted a security interest in certain of the Company's tangible and intangible assets. The Company issued warrants in conjunction with both debt financing to purchase an aggregate 157,907 shares of Series B convertible preferred stock at an exercise price of $5.91 to $6.65 per share. The warrants, exercisable until July 2002, were assigned an aggregate value of $161,000, with the value being amortized over the term of the loan and recorded as interest expense. As of December 31, 1997, no warrants had been exercised.

     In the third quarter of 1997, the Company recorded an extraordinary loss of $428,000 in connection with the payment of $5.1 million in principal and interest for the early extinguishment of all three loan and security agreements. The loss was comprised of pre-payment penalties and amortization of the remaining discount on the debt associated with the warrants issued along with the notes payable.

     In June 1997, the Company signed a Loan and Security Agreement which made available a $3.0 million equipment term loan facility at prime plus 0.75% (9.25% at December 31, 1997). The loan facility is available through July 1998 and is secured by any underlying equipment purchased. As of December 31, 1997, the Company did not have any borrowings under the equipment term loan.

 5. INCOME TAXES

     A reconciliation of the federal statutory rate of 34% to the Company's effective tax rate is as follows (in thousands):

                                                    YEAR ENDED DECEMBER 31,
                                                  ---------------------------
                                                   1995       1996      1997
                                                  -------    -------    -----
Benefit at U.S. federal statutory rate..........  $(2,895)   $(4,338)   $(215)
Unutilized net operating losses.................    2,856      4,244        7
State income taxes..............................        1          2        7
Nondeductible expenses..........................       39         94      208
                                                  -------    -------    -----
          Total tax expense.....................  $     1    $     2    $   7
                                                  =======    =======    =====

     The tax effects of temporary differences that give rise to significant portions of the deferred tax assets and deferred tax liabilities are presented below (in thousands):

                                                             DECEMBER 31,
                                                         --------------------
                                                           1996        1997
                                                         --------    --------
Deferred tax assets:
  Inventory, due to reserves and additional amounts
     capitalized for tax...............................  $    553    $    401
  Other accruals and reserves not currently deductible
     for tax purposes..................................       761       1,185
  Technology asset.....................................     1,817       1,677
  Net operating loss carryforward and deferred start-up
     costs.............................................     7,548       7,706
  Credit carryforwards.................................       543       1,014
  Property and equipment...............................        --         182
  Other................................................       104          54
                                                         --------    --------
Gross deferred tax assets..............................    11,326      12,219
  Less valuation allowance.............................   (11,326)    (12,219)
                                                         --------    --------
  Net deferred tax assets..............................  $     --    $     --
                                                         ========    ========

                          CORSAIR COMMUNICATIONS, INC.

                        DECEMBER 31, 1995, 1996 AND 1997

             (Information as of March 31, 1997 and 1998 and for the
                     three months then ended is unaudited)

     The net change in the valuation allowance for the years ended December 31, 1996 and 1997, was an increase of approximately $4,955,000 and $893,000, respectively. Management believes that sufficient uncertainty exists as to whether the deferred tax assets will be realized, and accordingly, a valuation allowance is required.

     As of December 31, 1997, the Company had net federal and California operating loss carryforwards of approximately $18.6 million and $14.4 million, respectively, for income tax reporting. The federal net operating loss carryforwards expire beginning in 2009 through 2012.

     The Company also has research and experimental tax credits aggregating approximately $497,000 and $377,000 for federal and California purposes, respectively. The federal credits expire beginning in 2009 through 2012. The California credits carry over indefinitely until utilized.

     There are also California credit carryforwards for qualified manufacturing and research and development equipment of approximately $140,000; these credits expire in 2006.

     The Tax Reform Act of 1986 imposed substantial restrictions on the utilization of net operating losses and tax credits in the event of an "ownership change" of a corporation. An "ownership change" occurred in October 1996. The approximate amounts of carryforward items affected by this restriction are as follows (in thousands):

                                                          FEDERAL    CALIFORNIA
                                                          -------    ----------
Net operating losses....................................  $16,500     $12,900
Research credits........................................      230         180
Manufacturing credits...................................       --          70

     The "ownership change" restrictions are not expected to impair the Company's ability to utilize the affected carryforward items. If there should be a subsequent "ownership change," as defined, of the Company, its ability to utilize all stated carryforwards could be further reduced.

 6. STOCKHOLDERS' EQUITY

  Common Stock

     As of December 31, 1997, employees held 530,710 shares of common stock outstanding by virtue of option exercises which were subject to repurchase by the Company at prices ranging from $0.30 to $0.69 per share. The Company's right of repurchase expires 25% on the first anniversary of the original issuance date and monthly thereafter, over a four-year period.

  Preferred Stock

     Upon the Company's initial public offering of its common stock on July 29, 1997, all shares of issued and outstanding Preferred Stock were converted to 9,432,956 shares of common stock. Following the conversion, the Company had no preferred stock outstanding.

  1997 Stock Incentive Plan

     In May 1997, the Company adopted the 1997 Stock Incentive (the Plan) and authorized 1,337,633 shares of the Company's common stock to be issued under the Plan. Under provisions of the Plan, options are granted at fair market value at date of grant for incentive stock options or no less than 85% of fair

                          CORSAIR COMMUNICATIONS, INC.

                        DECEMBER 31, 1995, 1996 AND 1997

             (Information as of March 31, 1997 and 1998 and for the
                     three months then ended is unaudited)

market value for nonqualified options. Options generally vest over 4 years with 25% vesting on the first anniversary of the vesting commencement date and monthly thereafter. Options generally expire 10 years from the date of grant.

     Included in the Plan is a provision for the automatic grant of nonstatutory options to nonemployee Board of Director members of 1,500 shares per annum. The options are exercisable at the then current fair market value and generally vest over a 12-month period beginning one month after the grant date. The option grants to nonemployees expire 10 years from grant date.

     The 1997 Plan succeeds the 1996 Stock Option/Stock Issuance Plan and the 1997 Officer Stock Option Plan.

  1997 Employee Stock Purchase Plan

     In May 1997, the Board adopted the 1997 Employee Stock Purchase Plan (the Purchase Plan) and reserved 166,667 shares of common stock for issuance under the Purchase Plan. As of December 31, 1997, no shares have been issued under the Purchase Plan.

  Accounting for Stock-based Compensation

     The Company uses the intrinsic value-based method to account for all of its stock-based employee compensation plans. The Company recorded deferred compensation costs totaling $1,202,000 related to its stock option plans for the difference between the exercise price of each option and the fair market value of the underlying common stock as of the grant date for each stock option. This amount is being amortized over the vesting period of the individual options, generally four years. Amortization of deferred compensation totaled $4,000 and $550,000 in 1996 and 1997 respectively, and has been charged to operating expenses.

     Compensation cost for the Company's stock option and employees purchase plans been determined consistent with the fair value approach enumerated in SFAS No. 123 Accounting for Stock-Based Compensation, the Company's 1995 and 1996 net losses would not have been materially impacted. For pro forma purposes, the Company's 1997 net loss would have been as follows (in thousands, except per share data):

                                                        AS REPORTED    PRO FORMA
                                                        -----------    ---------
Net loss..............................................    $(1,068)      $(1,683)
Basic and diluted net loss per share..................    $ (0.16)      $ (0.25)

     The fair value of each option under the Plan is estimated based on the date of grant using the minimum value method in 1995 and 1996 and the Black-Scholes method in 1997, using the following weighted-average assumptions:

                                                            1995 & 1996    1997
                                                            -----------    ----
Expected life (years).....................................     2.50        2.86
Expected stock price volatility...........................        0%         19%
Risk-free interest rate...................................     6.00%       6.12%

     No dividend impact was considered as the Company has never declared, and does not have plans to declare any future dividends.

                          CORSAIR COMMUNICATIONS, INC.

                        DECEMBER 31, 1995, 1996 AND 1997

             (Information as of March 31, 1997 and 1998 and for the
                     three months then ended is unaudited)

     The pro forma net loss and loss per share include expenses related to the Purchase Plan. The weighted average fair value of purchase rights granted during 1997 under the Purchase Plan is $6.48. The fair value is estimated using the Black-Scholes model assuming no expected dividends on the date of grant, a risk-free rate of 6.2%, volatility of 60%, and an expected life of 1.34 years. No employee stock purchase plan was in place in 1996.

  Stock Option Activity and Status

     The following table summarizes activity under the Plan:

                                                            WEIGHTED-     OPTIONS        WEIGHTED-
                                                             AVERAGE     VESTED AT        AVERAGE
                                                            EXERCISE      PERIOD-      FAIR VALUE OF
                                                SHARES        PRICE         END       OPTIONS GRANTED
                                               ---------    ---------    ---------    ---------------
Outstanding as of December 31, 1994..........         --      $  --
  Options granted............................  1,223,543       0.33                        $0.04
                                                                                           =====
  Options exercised..........................    (50,750)      0.30
  Options canceled...........................   (128,835)      0.30
                                               ---------      -----
Outstanding as of December 31, 1995..........  1,043,958       0.34       148,351
                                                                          =======
  Options granted............................    644,634       0.70                        $0.20
                                                                                           =====
  Options exercised..........................   (553,344)      0.42
  Options canceled...........................   (161,321)      0.50
                                               ---------      -----
Outstanding as of December 31, 1996..........    973,927       0.51       243,699
                                                                          =======
  Options granted............................    733,345       8.54                        $4.61
                                                                                           =====
  Options exercised..........................   (730,416)      0.55
  Options canceled...........................    (30,637)      1.17
                                               ---------      -----
Outstanding as of December 31, 1997..........    946,219      $6.67       159,962
                                                                          =======
  Options granted (unaudited)................    274,400      18.08                        $7.97
                                                                                           =====
  Options exercised (unaudited)..............    (36,956)      0.48
  Options canceled (unaudited)...............    (15,690)      7.00
                                               ---------      -----
Outstanding as of March 31, 1998
  (unaudited)................................  1,167,973      $9.54       220,351
                                               =========      =====       =======

     The following table summarizes information about fixed stock options outstanding as of December 31, 1997:

                           OUTSTANDING
-----------------------------------------------------------------           EXERCISABLE
                              WEIGHTED-AVERAGE                      ----------------------------
                  NUMBER OF      REMAINING       WEIGHTED-AVERAGE   NUMBER OF   WEIGHTED-AVERAGE
EXERCISE PRICES    SHARES     CONTRACTUAL LIFE    EXERCISE PRICE     SHARES     EXERCISE PRICES
---------------   ---------   ----------------   ----------------   ---------   ----------------
 $0.30 - $0.68     341,068          7.51              $ 0.51         137,410         $ 0.43
 $0.83 - $1.13     141,690          8.48              $ 0.98          18,178         $ 0.83
     $7.50         201,305          5.19              $ 7.50              --         $ 0.00
 $9.75 - $18.63    226,006          9.68              $16.71           2,916         $12.00
$18.88 - $25.25     36,150          9.79              $19.62           1,458         $19.50
---------------    -------          ----              ------         -------         ------
 $0.30 - $25.25    946,219          7.77              $ 6.67         159,962         $ 0.86
===============    =======          ====              ======         =======         ======

                          CORSAIR COMMUNICATIONS, INC.

                        DECEMBER 31, 1995, 1996 AND 1997

             (Information as of March 31, 1997 and 1998 and for the
                     three months then ended is unaudited)

  Notes Receivable from Stockholder

     In November 1996, the Company issued an aggregate of 370,101 shares of common stock in connection with option exercises by the Company's President.

     In connection with such issuance, the Company's President paid for the stock by issuing a note payable (secured pursuant to a pledge agreement for 370,101 shares of common stock held by the Company's President) to the Company. The Company has the right to repurchase such stock at the original purchase price per share upon the purchaser's cessation of service prior to vesting in such shares. The repurchase right lapses over the following four years. As of December 31, 1997, 121,694 of such shares of common stock are included in the 530,710 total shares of common stock subject to repurchase by the Company. The secured note payable bears interest at the rate of 7% per annum with the entire principal balance of the note, together with all accrued or unpaid interest, due and payable on the earlier of (a) November 13, 2000; (b) the expiration of the 60-day period following the date the Company's President ceases employment on a regular or full-time basis with the Company; (c) the expiration of the 190-day period following the date the Company completes a successful IPO; or (d) the date on which the Company completes a transaction where 50% of the outstanding shares of common stock of the Company is acquired by a single purchaser or by a group of purchasers acting together.

 7. COMMITMENTS AND CONTINGENCIES

  Leases

     In August 1995, the Company entered into a leasing agreement to finance the purchase of up to $1.0 million in equipment. In 1996, the Company entered into a second leasing agreement to finance the purchase of an additional $500,000 in equipment. Lease terms under both agreements are for 42 months and are accounted for as capital leases. As of December 31, 1997, the Company had no remaining amounts available borrowings under these leasing agreements.

     The Company is obligated under certain noncancelable operating leases for office space and equipment expiring at various dates through 1999. Total rental expense was approximately $508,000, $461,000 and $775,000 for the years ended December 31, 1995, 1996, and 1997 respectively.

     Future minimum payments under capital and operating leases that have initial or remaining noncancelable lease terms in excess of one year are as follows (in thousands):

                                                            CAPITAL    OPERATING
                 YEAR ENDING DECEMBER 31,                   LEASES      LEASES
                 ------------------------                   -------    ---------
1998......................................................   $487       $1,466
1999......................................................    377        1,660
2000......................................................     82        1,710
2001......................................................     --        1,761
Thereafter................................................                 743
                                                             ----       ------
          Total minimum lease payments....................   $946       $7,340
                                                                        ======
Less amount representing interest.........................     71
                                                             ----
                                                              875
Less current portion of obligations under capital lease...    437
                                                             ----
Long-term portion of capital lease obligations............   $438
                                                             ====

                          CORSAIR COMMUNICATIONS, INC.

                        DECEMBER 31, 1995, 1996 AND 1997

             (Information as of March 31, 1997 and 1998 and for the
                     three months then ended is unaudited)

  Litigation

     The Company is involved in various legal matters that have arisen in the normal course of business. Management believes, after consultation with counsel, any liability that may result from the disposition of such legal matters will not have a material adverse effect on the Company's financial condition or results of operations.

 8. INDUSTRY AND GEOGRAPHIC INFORMATION

     The Company operates in a single industry segment and markets its products in the United States and in foreign countries primarily through its direct sales force.

     Revenue by geographic region were comprised primarily of sales within the United States of 81.1% of total revenues for the year ended December 31, 1997. All other geographical regions comprised 18.9% of total revenues, with no one region exceeding 10%. The Company did not have export sales in 1995 or 1996, respectively.

     The Company has no material operating assets outside of the United States.

                           SUBSCRIBER COMPUTING, INC.
                          INDEPENDENT AUDITORS' REPORT

The Board of Directors
Subscriber Computing, Inc.
Irvine, California

     We have audited the accompanying balance sheets of Subscriber Computing, Inc. (the Company) as of September 30, 1997 and 1996, and the related statements of operations, stockholders' equity (deficit) and cash flows for each of the three years in the period ended September 30, 1997. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Subscriber Computing, Inc. as of September 30, 1997 and 1996, and the results of its operations and its cash flows for each of the three years in the period ended September 30, 1997 in conformity with generally accepted accounting principles.

                                          DELOITTE & TOUCHE LLP

Costa Mesa, California
January 7, 1998

                           SUBSCRIBER COMPUTING, INC.

                                 BALANCE SHEETS
                       AS OF SEPTEMBER 30, 1997 AND 1996

                                     ASSETS

                                                                  1997           1996
                                                              ------------    -----------
CURRENT ASSETS:
Cash and cash equivalents (Note 1)..........................  $  1,312,868    $ 1,776,928
Investments (Note 1)........................................     1,350,000             --
Restricted cash (Notes 1, 4 and 6)..........................     1,411,801        800,000
Accounts receivable, net of allowance for doubtful accounts
  of $387,875 (1997) and $463,000 (1996) (Note 7)...........     2,437,661      2,464,027
Current portion of long-term installments receivable (Note
  1)........................................................            --        219,760
Prepaid expenses and other current assets...................       271,664         72,328
Officer advances (Note 7)...................................        49,953         49,953
                                                              ------------    -----------
          Total current assets..............................     6,833,947      5,382,996
LONG-TERM INSTALLMENTS RECEIVABLE (Note 1)..................                      154,880
PROPERTY AND EQUIPMENT, net (Notes 2 and 5).................     3,738,483      1,212,356
OTHER ASSETS:
Software license fees, net (Note 1).........................       637,500             --
Goodwill, net (Note 1)......................................       195,529             --
Other.......................................................       215,434         64,275
                                                              ------------    -----------
          Total other assets................................     1,048,463         64,275
                                                              ------------    -----------
                                                              $ 11,620,893    $ 6,814,507
                                                              ============    ===========
                     LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)
CURRENT LIABILITIES:
Accounts payable (Note 7)...................................  $  1,289,904    $ 1,224,542
Accrued expenses............................................     1,006,081        799,159
Short-term borrowings (Note 4)..............................     1,160,000      1,000,000
Current portion of obligations under capital leases (Note
  5)........................................................       371,574        146,662
Current portion of notes payable (Note 6)...................     2,858,334      2,008,333
Current portion of deferred revenue.........................     1,699,602      2,094,816
                                                              ------------    -----------
          Total current liabilities.........................     8,385,495      7,273,512
DEFERRED RENT (Note 1)......................................       139,191        120,820
OBLIGATIONS UNDER CAPITAL LEASES, net of current portion
  (Note 5)..................................................       411,733        254,743
NOTES PAYABLE, net of current portion (Note 6)..............       416,666      2,525,000
DEFERRED REVENUE, net of current portion....................            --      1,000,334
                                                              ------------    -----------
          Total long-term liabilities.......................       967,590      3,900,897
COMMITMENTS AND CONTINGENCIES (Notes 5 and 9)
STOCKHOLDERS' EQUITY (DEFICIT) (Notes 7 and 10):
Preferred stock -- Series A convertible -- $.01 par value;
  348,687 shares authorized; none issued and outstanding
Preferred stock -- Series B Senior Convertible
  Participating -- $.01 par value; 4,300,000 shares
  authorized; 4,209,863 shares issued and outstanding.......    14,228,661             --
Common stock -- $.01 par value; 20,000,000 shares
  authorized; 8,386,338 and 7,425,970 shares issued and
  outstanding at September 30, 1997 and 1996,
  respectively..............................................       829,185        349,000
Accumulated deficit.........................................   (12,399,595)    (4,708,902)
Notes receivable from sale of common stock (Note 7).........      (390,443)            --
                                                              ------------    -----------
          Total stockholders' equity (deficit)..............     2,267,808     (4,359,902)
                                                              ------------    -----------
                                                              $ 11,620,893    $ 6,814,507
                                                              ============    ===========

                See notes to accompanying financial statements.

                           SUBSCRIBER COMPUTING, INC.

                            STATEMENTS OF OPERATIONS
             FOR THE YEARS ENDED SEPTEMBER 30, 1997, 1996 AND 1995

                                                           1997           1996           1995
                                                        -----------    -----------    ----------
REVENUES (Notes 1, 11 and 12):
Software license fees.................................  $ 7,466,941    $ 5,396,235    $4,609,210
Services and other revenue............................    5,551,516      6,214,009     2,937,101
                                                        -----------    -----------    ----------
          Total revenues..............................   13,018,457     11,610,244     7,546,311
EXPENSES:
Software production...................................    5,351,258      5,737,915     4,579,871
Selling, general and administrative (Notes 1, 5 and
  7)..................................................    9,488,430      5,080,877     2,724,655
Research and development..............................    5,550,269      3,600,152       327,196
Write-off of capitalized software (Note 1)............           --      3,760,546            --
                                                        -----------    -----------    ----------
          Total expenses..............................   20,389,957     18,179,490     7,631,722
                                                        -----------    -----------    ----------
LOSS FROM OPERATIONS..................................   (7,371,500)    (6,569,246)      (85,411)
                                                        -----------    -----------    ----------
OTHER INCOME (EXPENSE):
Interest expense, net (Notes 4, 5, 6 and 7)...........     (238,228)      (268,146)      (40,867)
Other income (expense), net...........................       54,478         (6,173)        3,625
                                                        -----------    -----------    ----------
          Total other expense, net....................     (183,750)      (274,319)      (37,242)
                                                        -----------    -----------    ----------
LOSS BEFORE PROVISION FOR INCOME TAXES................   (7,555,250)    (6,843,565)     (122,653)
PROVISION FOR INCOME TAXES (Note 3)...................          800            800           800
                                                        -----------    -----------    ----------
NET LOSS..............................................  $(7,556,050)   $(6,844,365)   $ (123,453)
                                                        ===========    ===========    ==========

                See notes to accompanying financial statements.

                           SUBSCRIBER COMPUTING, INC.

                  STATEMENTS OF STOCKHOLDERS' EQUITY (DEFICIT)
             FOR THE YEARS ENDED SEPTEMBER 30, 1997, 1996 AND 1995

                                                                                      NOTES
                                                                                    RECEIVABLE     RETAINED
                                     COMMON STOCK       SERIES B PREFERRED STOCK    FROM SALE      EARNINGS
                                 --------------------   -------------------------   OF COMMON    (ACCUMULATED
                                  SHARES      AMOUNT      SHARES        AMOUNT        STOCK        DEFICIT)       TOTAL
                                 ---------   --------   ----------   ------------   ----------   ------------   ----------
BALANCE, October 1, 1994.......  7,425,970   $349,000          --    $        --    $      --    $  2,258,916   $2,607,916
Net loss.......................         --         --          --             --           --        (123,453)    (123,453)
                                 ---------   --------   ---------    -----------    ---------    ------------   ----------
BALANCE, September 30, 1995....  7,425,970    349,000          --             --           --       2,135,463    2,484,463
Net loss.......................         --         --          --             --           --      (6,844,365)  (6,844,365)
                                 ---------   --------   ---------    -----------    ---------    ------------   ----------
BALANCE, September 30, 1996....  7,425,970    349,000          --             --           --      (4,708,902)  (4,359,902)
Issuance of preferred stock,
  net (Note 10)................         --         --   4,209,863     14,094,018           --              --   14,094,018
Issuance of common stock for an
  acquisition (Note 1).........    210,119    105,060          --             --           --              --      105,060
Issuance of common stock for
  notes receivable (Note 7)....    750,249    375,125          --             --     (375,125)             --           --
Accrued interest on notes
  receivable from sale of
  common stock.................         --         --          --             --      (15,318)             --      (15,318)
Accretion attributable to
  preferred stock..............         --         --          --        134,643           --        (134,643)          --
Net loss.......................         --         --          --             --           --      (7,556,050)  (7,556,050)
                                 ---------   --------   ---------    -----------    ---------    ------------   ----------
BALANCE, September 30, 1997....  8,386,338   $829,185   4,209,863    $14,228,661    $(390,443)   $(12,399,595)  $2,267,808
                                 =========   ========   =========    ===========    =========    ============   ==========

                See notes to accompanying financial statements.

                           SUBSCRIBER COMPUTING, INC.

                            STATEMENTS OF CASH FLOWS
             FOR THE YEARS ENDED SEPTEMBER 30, 1997, 1996 AND 1995

                                                                 1997           1996           1995
                                                              -----------    -----------    -----------
CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss....................................................  $(7,556,050)   $(6,844,365)   $  (123,453)
Adjustments to reconcile net loss to net cash used in
  operating activities:
Depreciation and amortization...............................      932,937        376,175        983,516
Loss on disposal of property and equipment..................           --          2,759             --
Write-off of capitalized software development costs.........           --      3,760,546             --
Accrued interest on stockholder notes receivable............      (15,318)            --             --
Changes in operating assets and liabilities, net of effects
  of acquisition:
  Accounts receivable, net..................................       26,366       (516,779)      (500,999)
  Prepaid expenses..........................................       57,146        (38,084)         5,416
  Installments receivable...................................      374,640       (374,640)            --
  Other assets..............................................     (147,513)       (36,851)        (4,077)
  Accounts payable..........................................      (11,082)       655,347           (568)
  Accrued expenses..........................................     (410,404)       257,675        130,082
  Deferred Rent.............................................       18,371        120,820             --
  Deferred revenue..........................................   (1,395,548)    (1,332,053)     3,124,792
                                                              -----------    -----------    -----------
         Net cash (used in) provided by operating
           activities.......................................   (8,126,455)    (3,969,450)     3,614,709
CASH FLOWS FROM INVESTING ACTIVITIES:
Proceeds from sale of property and equipment................           --         18,849             --
Purchase of property and equipment..........................   (2,530,023)      (899,320)      (164,063)
Officer advances............................................           --         (2,400)       (19,953)
Purchase of marketable securities...........................   (2,129,412)            --             --
Proceeds from sale and maturity of marketable securities....      799,412             --             --
Capitalized software development costs......................           --             --     (1,957,025)
                                                              -----------    -----------    -----------
         Net cash used in investing activities..............   (3,880,023)      (882,871)    (2,141,041)

CASH FLOWS FROM FINANCING ACTIVITIES:
Net proceeds from short-term bank borrowings................      160,000        596,675        161,325
Proceeds from issuance of long-term debt....................      500,000        500,000      4,650,000
Repayment of obligations under capital leases...............     (341,466)      (116,019)            --
Repayment of long-term debt.................................   (2,258,333)       (91,667)       (71,215)
Net proceeds from issuance of Series B preferred stock......   14,094,018             --             --
                                                              -----------    -----------    -----------
         Net cash provided by financing activities..........   12,154,219        888,989      4,740,110
                                                              -----------    -----------    -----------
NET INCREASE (DECREASE) IN CASH, CASH EQUIVALENTS AND
  RESTRICTED CASH...........................................      147,741     (3,963,332)     6,213,778
CASH, CASH EQUIVALENTS AND RESTRICTED CASH, beginning of
  year......................................................    2,576,928      6,540,260        326,482
                                                              -----------    -----------    -----------
CASH, CASH EQUIVALENTS AND RESTRICTED CASH, end of year.....  $ 2,724,669    $ 2,576,928    $ 6,540,260
                                                              ===========    ===========    ===========
SUPPLEMENTAL CASH FLOW INFORMATION -- Cash paid during the
  year for:
  Interest..................................................  $   574,835    $   376,601    $    44,204
                                                              ===========    ===========    ===========
  Income taxes..............................................  $       800    $        --    $    18,275
                                                              ===========    ===========    ===========

SUPPLEMENTAL NONCASH INVESTING AND FINANCING ACTIVITIES:

    During the year ended September 30, 1995, $500,000 of the Company's unsecured long-term debt was converted to deferred revenue. Under the terms of the agreement, the creditor agreed to receive $500,000 in services in lieu of a $500,000 cash repayment.

    During the year ended September 30, 1997 and 1996, the Company financed $498,385 and $517,424 in equipment through capital lease obligations, respectively (Note 5).

    During the year ended September 30, 1997, $134,643 was accreted towards the Series B Senior Convertible Participating Preferred Stock liquidation preference, using the effective interest method.

DETAIL OF BUSINESS ACQUIRED IN PURCHASE BUSINESS COMBINATION:

    On December 27, 1996, the Company acquired the net assets of Intelligent Object Solutions, Inc.

     A summary of the transaction is as follows:

Goodwill....................................................  $   211,382
Fair value of software license fees.........................      750,000
Fair value of other assets acquired.........................      562,431
Common stock issued.........................................     (105,060)
Liabilities assumed.........................................   (1,418,753)

                See notes to accompanying financial statements.

                           SUBSCRIBER COMPUTING, INC.

                         NOTES TO FINANCIAL STATEMENTS
             FOR THE YEARS ENDED SEPTEMBER 30, 1997, 1996 AND 1995

1. NATURE OF OPERATIONS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

     Nature of Operations -- Subscriber Computing, Inc. (the Company) was incorporated on September 28, 1978. The Company was reincorporated in Delaware in connection with a financing transaction in December 1996 (Note 10). The Company is engaged in the design, development and maintenance of computer software for the wireless telecommunications industry.

     Acquisition -- On December 27, 1996, the Company acquired the net assets of Intelligent Object Solutions, Inc. (IOS), a developer of cellular fraud prevention software. The Company issued 210,119 shares of common stock, valued at $105,060, in exchange for the net assets of IOS. The acquisition was recorded as a purchase and the results of operations for the period from December 27, 1996 to September 30, 1997 are included in the accompanying financial statements. The purchase price was allocated $750,000 to software license fees, $562,431 to other assets acquired, $211,382 to goodwill and $1,418,753 to liabilities assumed, based on fair values at the date of acquisition. Pursuant to the purchase agreement, the Company placed 94,643 additional shares of common stock valued at $47,322 into an escrow account, to be distributed to the seller upon the occurrence of certain future events. Additionally, the agreement provides for the issuance of up to 266,667 shares of common stock if revenue from the purchased technology exceeds certain levels.

     Use of Estimates -- The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting years. Actual results could differ from those estimates.

     Cash and Cash Equivalents -- Cash equivalents consist of short-term debt instruments with an original maturity date of 90 days or less at the time of purchase.

     Restricted Cash -- The restricted cash consists of cash that is restricted under the terms of the Company's line of credit and long-term debt agreements (Notes 4 and 6) and a $420,000 performance deposit associated with a customer contract.

     Investments -- The Company accounts for investments in accordance with Statement of Financial Accounting Standards (SFAS) No. 115, Accounting for Certain Investments and Equity Securities. The Company's investments consist primarily of high-grade corporate and government securities with maturities of less than three years. The Company classifies all of its investments as available-for-sale. Available-for-sale securities are carried at fair value, with the unrealized gains and losses, net of tax, reported in a separate component of stockholders' equity. Realized and unrealized gains and losses on available-for-sale securities were immaterial at September 30, 1997.

     Accounts Receivable -- The Company grants credit to businesses located worldwide. The Company performs on-going credit evaluations of its customers and, generally, requires no collateral.

     Installments Receivable -- Installments receivable represent the present value of future payments under noncancelable software license agreements which provide for payments in installments over a two-year period. A portion of the revenue from each installment payment is recognized as interest income in the accompanying statements of operations.

     Property and Equipment -- Property and equipment are stated at cost. Depreciation and amortization are provided for on the straight-line and accelerated methods over the shorter of their estimated useful lives or the related lease terms, generally three to five years.

                           SUBSCRIBER COMPUTING, INC.

             FOR THE YEARS ENDED SEPTEMBER 30, 1997, 1996 AND 1995

     Goodwill -- Goodwill relating to the IOS acquisition is amortized over ten years on a straight-line basis. The Company assesses the recoverability of goodwill at each balance sheet date by determining whether the amortization of the balance over its remaining useful life can be recovered through projected undiscounted future cash flows expected to be realized from continued sales of the related products purchased in the IOS acquisition. As of September 30, 1997, there was no impairment of the recorded amounts for goodwill. Accumulated amortization was $15,853 at September 30, 1997.

     Long-Lived Assets -- The Company accounts for the impairment and disposition of long-lived assets in accordance with SFAS No. 121, Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of. In accordance with SFAS No. 121, long-lived assets to be held are reviewed for events or changes in circumstances which indicate that their carrying value may not be recoverable. The Company wrote off $3,760,546 of previously capitalized software costs during the year ended September 30, 1996 after evaluating the recoverability of capitalized costs and determining that such costs were not recoverable based on changes in product mix. At September 30, 1997, there was no impairment of long-lived assets.

     Software License Fees -- Software license fees resulting from the IOS acquisition are amortized using the straight-line method over three years, the term of the license agreement. Accumulated amortization was $112,500 at September 30, 1997.

     Deferred Rent -- The Company's long-term, noncancelable facility lease agreements provide for increases in the monthly base rent. Accordingly, rental expense has been recognized on a straight-line basis over the term of the lease, and deferred rent has been included in the accompanying balance sheets as of September 30, 1997 and 1996.

     Revenue Recognition -- Revenue is generally recognized on delivery of the software or hardware or when services are completed and collectibility is probable in accordance with Statement of Position (SOP) 91-1, Software Revenue Recognition. Any remaining obligations are accounted for either by accruing the remaining costs or by deferring a portion of revenue and recognizing it as the obligations are fulfilled. Revenue from software fees, consulting, support and maintenance, or hardware sales that is not separately identified in a contract is recognized ratably over the term of the contract. Revenue related to customer support agreements is recognized ratably over the term of the agreement, generally from three months to one year, using the straight-line method.

     In October 1997, the American Institute of Certified Public Accountants issued SOP 97-2, Software Revenue Recognition, which supercedes SOP 91-1. The provisions of SOP 97-2 are effective for fiscal years beginning after December 15, 1997. The Company is reviewing the impact of the statement on its financial statements.

     Income Taxes -- The Company accounts for income taxes according to SFAS No. 109, Accounting for Income Taxes. SFAS No. 109 is an asset and liability approach that requires the recognition of deferred tax assets and liabilities for the expected future tax consequences of events that have been recognized in the Company's financial statements or tax returns. In estimating future tax consequences, SFAS No. 109 generally considers all expected future events other than enactments of changes in the tax laws or rates.

     Stock-Based Compensation -- The Company accounts for stock-based awards to employees using the intrinsic value method in accordance with Accounting Principles Board (APB) Opinion No. 25, Accounting for Stock Issued to Employees.

     Reclassifications -- Certain prior-year balances have been reclassified to conform with the current year presentation.

                           SUBSCRIBER COMPUTING, INC.

             FOR THE YEARS ENDED SEPTEMBER 30, 1997, 1996 AND 1995

 2. PROPERTY AND EQUIPMENT

     Property and equipment consist of the following at September 30:

                                                         1997          1996
                                                      ----------    ----------
Computers and software..............................  $5,139,712    $1,838,131
Furniture and fixtures..............................     249,209       220,078
                                                      ----------    ----------
                                                       5,388,921     2,058,209
Less accumulated depreciation.......................  (1,650,438)     (845,853)
                                                      ----------    ----------
                                                      $3,738,483    $1,212,356
                                                      ==========    ==========

 3. INCOME TAXES

     The Company had elected to be taxed as an S corporation under the provisions of the federal and state tax codes. Under federal laws, taxes based on income of S corporations are payable by the corporation's stockholders. In connection with a financing transaction in December 1996 (Note 10), the Company terminated its S corporation election. A provision for income taxes has been provided in the financial statements at statutory rates of 1 1/2% under California laws, through December 1996, and at applicable statutory rates thereafter.

     The income tax provision consists of the following at September 30, 1997:

Current:
  Federal...................................................  $        --
  State.....................................................          800
                                                              -----------
                                                                      800
Deferred:
  Federal...................................................    2,540,637
  State.....................................................      571,701
                                                              -----------
                                                                3,112,338
Change in valuation allowance...............................   (3,112,338)
                                                              -----------
          Total income tax provision........................  $       800
                                                              ===========

     The Company provides deferred income taxes for temporary differences between assets and liabilities recognized for financial reporting and income tax purposes. The income tax effects of these temporary differences representing significant portions of the deferred tax assets and deferred tax liabilities at September 30, 1997 are as follows:

Allowance for doubtful accounts.............................  $   291,251
General business credits....................................      454,184
Net operating loss carryforwards............................    2,449,463
Other.......................................................      (82,560)
                                                              -----------
Net deferred tax asset......................................    3,112,338
Valuation allowance.........................................   (3,112,338)
                                                              -----------
          Net deferred income taxes.........................  $        --
                                                              ===========

     As of September 30, 1997, a valuation allowance of $3,112,338 has been provided based on the Company's assessment of the future realizability of certain deferred tax assets.

                           SUBSCRIBER COMPUTING, INC.

             FOR THE YEARS ENDED SEPTEMBER 30, 1997, 1996 AND 1995

     The Company has federal and California net operating loss carryforwards available of approximately $6,300,000 and $3,200,000, respectively, which may be used to offset future taxable income. These carryforwards expire in 2012 and 2002, respectively. The Company's ability to utilize its carryforwards can be restricted if there is a change of ownership within a described three-year period.

 4. SHORT-TERM BANK BORROWINGS

     The Company has a line of credit with a bank in the amount of $1,500,000, which expires in April 1998 and of which $1,160,000 and $1,000,000 were outstanding at September 30, 1997 and 1996, respectively. All borrowings are payable on demand. Interest is paid monthly at the bank's prime interest rate (8.5% at September 30, 1997). Borrowings against the line of credit are collateralized by substantially all assets of the Company, including a minimum deposit required with the bank, which was $184,857 at September 30, 1997 (Note
1) and which is recorded as restricted cash in the accompanying balance sheets (Note 1). The agreement requires the Company to maintain certain financial ratios. The Company was not in compliance with certain of these ratios at September 30, 1997 but received a waiver of such noncompliance. Subsequent to September 30, 1997, the Company amended its line of credit arrangement with the same bank and is currently in compliance with all applicable covenants. In connection with the amendment, the Company issued warrants to purchase 25,000 shares of common stock at $4.00 per share for a period of five years from the date the warrants were issued.

 5. OBLIGATIONS UNDER CAPITAL LEASES

     Capital lease obligations have been recorded in the accompanying financial statements at the present value of future minimum lease payments, discounted at interest rates ranging from 10% to 19%.

     Assets included in property and equipment financed under capital leases consist of the following at September 30, 1997 and 1996:

                                                         1997         1996
                                                      ----------    ---------
Computers and software..............................  $1,039,970    $ 517,424
Less accumulated amortization.......................    (370,507)    (117,560)
                                                      ----------    ---------
Property and equipment financed under capital
  leases, net.......................................  $  669,463    $ 399,864
                                                      ==========    =========

     Depreciation of property and equipment financed under capital leases amounted to $252,947 and $117,560 for the years ended September 30, 1997 and 1996, respectively.

     Future minimum lease payments under capital leases and the present value of future minimum lease payments as of September 30, 1997 are as follows:

Year ending September 30:
  1998......................................................  $ 440,180
  1999......................................................    294,272
  2000......................................................    127,758
  2001......................................................     35,573
  2002......................................................      9,664
                                                              ---------
          Total future minimum lease payments...............    907,447
Less amount representing interest...........................   (124,140)
                                                              ---------
Present value of future minimum lease payments..............    783,307
Less current portion........................................   (371,574)
                                                              ---------
Present value of future minimum lease payments, net of
  current portion...........................................  $ 411,733
                                                              =========

                           SUBSCRIBER COMPUTING, INC.

             FOR THE YEARS ENDED SEPTEMBER 30, 1997, 1996 AND 1995

     Operating Leases -- The Company leases its facility and various equipment under long-term, noncancelable operating lease agreements which expire between 1998 and 2002. The facility lease contains a renewal option. Total rent expense for the years ended September 30, 1997, 1996 and 1995 was $677,384, $472,015 and $240,349, respectively, for the Company's facilities, and $86,757, $136,960 and $148,898, respectively, for the Company's equipment.

     The following is a schedule by years of future minimum rental payments required under the operating lease agreements:

                                           FACILITY     EQUIPMENT      TOTAL
                                          ----------    ---------    ----------
Year ending September 30:
  1998..................................  $  602,451    $ 94,912     $  697,363
  1999..................................     649,977      80,399        730,376
  2000..................................     649,152      80,399        729,551
  2001..................................     307,944      80,399        388,343
  2002..................................                  73,699         73,699
                                          ----------    --------     ----------
          Total minimum payments
            required....................  $2,209,524    $409,808     $2,619,332
                                          ==========    ========     ==========

 6. NOTES PAYABLE

     Notes payable consist of the following at September 30:

                                                       1997           1996
                                                    -----------    -----------
Note payable to a bank, monthly payments of
  $13,889 plus interest at the bank's prime rate
  (8.5% at September 30, 1997) plus 1% per annum
  through June 1, 1999, balance of principal and
  interest due July 1, 1999, collateralized by
  substantially all assets of the Company,
  including a minimum deposit required with the
  bank, which was $319,444 at
  September 30, 1997..............................  $   305,566    $   458,333
Note payable to a bank, monthly payments of
  $13,889 plus interest at the bank's prime rate
  (8.5% at September 30, 1997) plus 1% per annum
  through April 3, 2000, balance of principal and
  interest due May 3, 2000, collateralized by
  substantially all assets of the Company,
  including a minimum deposit required with the
  bank, which was $458,333 at September 30,
  1997............................................      444,434
Note payable to a bank, monthly payments of
  $4,167, plus interest at the bank's prime rate
  (8.5% at September 30, 1997) plus 1.5% per
  annum, collateralized by substantially all
  assets of the Company, due March 1998, including
  a minimum deposit required with the bank, which
  was $29,167 at September 30, 1997...............       25,000         75,000
Unsecured subordinated note payable to a customer,
  payment of $2,500,000 due on July 1, 1998,
  interest payable quarterly at 9% per annum,
  through July 1, 1998 (Note 10)..................    2,500,000      4,000,000
                                                    -----------    -----------
                                                      3,275,000      4,533,333
Less current portion..............................   (2,858,334)    (2,008,333)
                                                    -----------    -----------
Notes payable, net of current portion.............  $   416,666    $ 2,525,000
                                                    ===========    ===========

                           SUBSCRIBER COMPUTING, INC.

             FOR THE YEARS ENDED SEPTEMBER 30, 1997, 1996 AND 1995

     As of September 30, 1997, future maturities of notes payable are $2,858,334 and $305,556 and $111,110 for the years ended September 30, 1997, 1998 and 1999, respectively.

     Interest expense related to notes payable and short-term bank borrowings (Note 4) was $540,807, $461,427 and $88,588 at September 30, 1997, 1996 and
1995, respectively.

 7. RELATED-PARTY TRANSACTIONS

     Shared Expenses -- The Company engaged in certain transactions with a corporation in which the Company's major stockholder is also a stockholder. Such transactions involved cost reimbursements for shared insurance expenses and resulted in a net account payable to the related party in the amount of $1,704 and $4,883 for the years ended September 30, 1997 and 1996, respectively.

     Officer Advances -- From November 30, 1992 through November 30, 1995, the Company made monthly advances to an officer of the Company. Such advances are due on demand and accrue interest at various rates ranging from 5.8% to 7%.

     Stockholder Notes Receivable -- In connection with the adoption of the 1997 Incentive Stock Option, Nonqualified Stock Option and Restricted Stock Option Plan (the Plan) (Note 10), certain stockholders were issued restricted stock in return for cancellation of options under the previous plan. As consideration for the stock received, the stockholders issued notes payable to the Company totaling $375,125. The notes bear interest at a rate of 7% per annum, with principal and interest due on February 28, 2002, and are secured by the stock received. The notes, including accrued interest of $15,318, have been included as a separate component of stockholders' equity in the accompanying financial statements at September 30, 1997.

 8. EMPLOYEE BENEFIT PLAN

     The Company has a qualified 401(k) Employee Savings and Profit Sharing Plan (the Plan) for the benefit of its employees. The Plan covers substantially all full-time employees over 21 years of age with at least six months of service. Under the Plan, employees can contribute and defer taxes on compensation contributed. The Company also has the option to make contributions at the discretion of its Board of Directors. No Company contributions were made for the years ended September 30, 1997, 1996 and 1995.

 9. CONTINGENCIES

     At September 30, 1997, the Company is involved in certain pending legal actions and proceedings involving one of its customers. Management of the Company, taking into account its insurance coverage, believes that the outcome of this litigation will not have a material adverse financial impact on the Company. Accordingly, no provision for pending legal actions and proceedings has been made in the accompanying financial statements as of September 30, 1997.

10. STOCKHOLDERS' EQUITY

     Issuance of Preferred Shares -- On December 27, 1996, the Company issued 4,209,863 shares of Series B Senior Convertible Participating Preferred Stock for $14,999,741 (Series B preferred stock). The Series B preferred stock has a liquidation preference of $3.56 per share, plus any declared and unpaid dividends. The liquidation preference is subject to adjustment as defined. During the year ended September 30, 1997, $134,643 was accreted toward the Series B preferred stock liquidation preference, using the effective interest method.

     Each share of Series B preferred stock is convertible into common stock, at the option of the holder, at any time after the date of issuance, based on the then-applicable conversion ratio (initial liquidation

                           SUBSCRIBER COMPUTING, INC.

             FOR THE YEARS ENDED SEPTEMBER 30, 1997, 1996 AND 1995

preference divided by a calculated conversion price). Such price adjusts for certain sales of capital stock below the then-existing conversion price.

     The terms of the Series B preferred stock provide for redemption, at the option of the holder, after December 27, 2001, if such redemption has been requested by a majority of Series B preferred stockholders. The stock is redeemable at an amount equal to the sum of $3.56 per share, plus any declared and unpaid dividends. The stock is subject to a mandatory conversion upon the completion of an initial public offering by the Company, which exceeds $20,000,000 in gross proceeds. If the valuation of the Company immediately prior to such offering is less than $131,125,000, as defined, the conversion formula will be adjusted to provide for issuance of common stock such that each share of the Series B preferred stock will have a value in the offering of at least $8.91.

     The Company is prohibited from declaring dividends on any form of stock without the approval of the majority of the holders of the Series B preferred stock. The Series B stockholders are also entitled to one seat on the Company's Board of Directors.

     Immediately preceding such financing, the Company reincorporated in the State of Delaware. The effect of such reincorporation was to place a $.01 par value on the Company's common stock, authorize 4,300,000 shares of Series B preferred stock at a $.01 par value, and reduce the authorized number of Series A preferred stock to 348,687 shares at a $.01 par value. The financial statements have been retroactively restated for all periods presented to reflect the effect of such reincorporation.

     Stock-Option Plans -- In February 1997, the Company adopted the 1997 Incentive Stock Option, Nonqualified Stock Option and Restricted Stock Purchase Plan (the Plan). The total number of shares, in aggregate, of common stock that may be issued under the Plans shall not exceed 2,750,000 unless certain changes in the Company's capital structure, as indicated in the agreement, occur. Incentive options may be issued to officers, key employees and members of the Board of Directors. Nonqualified options and restricted shares may be issued to officers, key employees, members of the Board of Directors, or other parties as determined by the Board of Directors. The exercise prices are to be determined pursuant to formulas specified in the Plans but not less than the fair market value at the grant date. Incentive options expire within a period of ten years from the date the incentive option is granted, unless it is granted to a person who is the beneficial owner of 10% or more of the outstanding stock of the Company, in which case the option will expire within a period of five years. Nonqualified options expire within a period of ten years from the date of the grant. An offeree of restricted shares has 90 days to accept such offer.

     In connection with the adoption of the 1997 Plan, all previous options outstanding were canceled and reissued at fair market value.

                                                                            WEIGHTED
                                                                            AVERAGE
                                                              NUMBER OF     EXERCISE
                                                                SHARES       PRICE
                                                              ----------    --------
Outstanding at October 1, 1995..............................   1,017,523     $0.26
  Granted...................................................     121,000      0.50
  Canceled..................................................     (95,000)     0.23
                                                              ----------
Outstanding at September 30, 1996...........................   1,043,523      0.29
  Granted (weighted average fair value of $0.22)............   1,377,019      0.51
  Canceled..................................................  (1,068,523)     0.29
                                                              ----------
Outstanding at September 30, 1997...........................   1,352,019      0.51
                                                              ==========

                           SUBSCRIBER COMPUTING, INC.

             FOR THE YEARS ENDED SEPTEMBER 30, 1997, 1996 AND 1995

                      OPTIONS OUTSTANDING               OPTIONS EXERCISABLE
           -----------------------------------------   ----------------------
                         WEIGHTED AVERAGE   WEIGHTED                 WEIGHTED
                            REMAINING       AVERAGE                  AVERAGE
EXERCISE     NUMBER        CONTRACTUAL      EXERCISE     NUMBER      EXERCISE
 PRICE     OUTSTANDING     LIFE (YEARS)      PRICE     EXERCISABLE    PRICE
--------   -----------   ----------------   --------   -----------   --------
0$.50..     1,325,019          9.5           $0.50       416,250      $0.50
1.00..         27,000          9.5            1.00         5,000       1.00
            ---------                                    -------
            1,352,019                                    421,250
            =========                                    =======

     Additional Stock Option Information -- As discussed in Note 1, the Company continues to account for its stock-based awards using the intrinsic value method in accordance with APB Opinion No. 25, Accounting for Stock Issued to Employees, and its related interpretations. No compensation expense has been recognized in the financial statements for employee stock arrangements.

     SFAS No. 123, Accounting for Stock-Based Compensation, requires the disclosure of pro forma net income had the Company adopted the fair value method as of the beginning of fiscal 1996. Under SFAS No. 123, the fair value of stock-based awards to employees is calculated through the use of option-pricing models, even though such models were developed to estimate the fair value of freely tradable, fully transferable options without vesting restrictions, which significantly differ from the Company's stock option awards. These models also require subjective assumptions, including future stock price volatility and expected time to exercise, which greatly affect the calculated values. The effect of applying the fair value method of SFAS No. 123 to the Company's option grants would not result in net income that is materially different from the amounts reported in the Company's financial statements.

     Warrants -- In August 1995, the Company issued warrants to purchase 348,687 shares of Series A convertible preferred stock at $4.00 per share for a period of three years from the date the warrants were issued or one year after the completion of an initial public offering, whichever is later. As of September 30, 1997, all of the warrants were exercisable and none were exercised. No value was originally ascribed to such warrants.

11. MAJOR CUSTOMERS

     During the year ended September 30, 1997, sales to two customers accounted for 27% and 11% of total revenues. During the year ended September 30, 1996, the Company recorded substantial sales to two customers, accounting for 18% and 13% of total revenues. During the year ended September 30, 1995, the Company recorded substantial sales to four customers, which accounted for 13%, 11%, 10% and 10% of total revenue. As of September 30, 1996 and 1997, the Company also has deferred revenue of $2,000,666 and $578,276, respectively, from a significant customer for consulting services and future license deliveries. A decision by a significant customer to decrease the amount purchased from the Company or to cease carrying the Company's products could have a material adverse effect on the Company's financial condition and results of operations.

12. GEOGRAPHIC INFORMATION

     The Company had worldwide export sales of approximately 36%, 28% and 44% for fiscal years 1997, 1996 and 1995, respectively.

                           SUBSCRIBER COMPUTING, INC.

                                 BALANCE SHEET
                        AS OF MARCH 31, 1998 (UNAUDITED)

                                     ASSETS

CURRENT ASSETS:
Cash and cash equivalents...................................  $  1,512,688
Restricted cash.............................................       806,944
Accounts receivable, net of allowance for doubtful accounts
  of $978,967...............................................     4,338,148
Prepaid expenses and other current assets...................       578,824
                                                              ------------
          Total current assets..............................     7,236,604
PROPERTY AND EQUIPMENT, net.................................     3,715,814
OTHER ASSETS................................................       192,696
                                                              ------------
                                                              $ 11,145,114
                                                              ============

LIABILITIES AND CAPITAL DEFICIENCY
CURRENT LIABILITIES:
Accounts payable............................................  $  1,796,393
Accrued expenses............................................     2,263,069
Short-term borrowings.......................................     2,500,000
Deferred revenue............................................     3,383,665
Current portion of obligations under capital leases.........       371,574
Current portion of notes payable............................     3,364,135
                                                              ------------
          Total current liabilities.........................    13,678,836
DEFERRED RENT...............................................       139,089
OBLIGATIONS UNDER CAPITAL LEASES, net of current portion....       240,987
NOTES PAYABLE, net of current portion.......................     2,188,063
                                                              ------------
          Total liabilities.................................    16,246,975
COMMITMENTS AND CONTINGENCIES
CAPITAL DEFICIENCY:
Preferred stock -- Series A convertible -- $.01 par value;
  348,687 shares authorized; none issued and outstanding....            --
Preferred stock -- Series B senior convertible
  participating -- $.01 par value; 4,300,000 shares
  authorized; 4,209,863 shares issued and outstanding.......    14,318,423
Common stock -- $.01 par value; 20,000,000 shares
  authorized; 8,443,944 shares issued and outstanding.......       876,738
Accumulated deficit.........................................   (19,893,450)
Notes receivable from sale of common stock..................      (403,572)
                                                              ------------
          Total capital deficiency..........................    (5,101,861)
                                                              ------------
                                                              $ 11,145,114
                                                              ============

                See notes to accompanying financial statements.

                           SUBSCRIBER COMPUTING, INC.

                            STATEMENTS OF OPERATIONS
      FOR THE SIX-MONTH PERIODS ENDED MARCH 31, 1998 AND 1997 (UNAUDITED)

                                                                 1998           1997
                                                              -----------    -----------
REVENUES:
Product revenue.............................................  $ 3,673,916    $ 3,061,397
Service revenue.............................................    2,782,887      2,145,162
                                                              -----------    -----------
          Total revenues....................................    6,456,803      5,206,559
COST OF SALES:
Product.....................................................    1,749,184        690,634
Service.....................................................    1,928,727      1,726,907
                                                              -----------    -----------
          Total cost of sales...............................    3,677,911      2,417,541
                                                              -----------    -----------
GROSS MARGIN................................................    2,778,892      2,789,018
                                                              -----------    -----------
OPERATING COSTS AND EXPENSES:
Research and development....................................    5,033,239      2,376,749
Sales and marketing.........................................    1,927,439      1,553,016
General and administrative..................................    3,211,506      2,280,923
                                                              -----------    -----------
          Total operating costs and expenses................   10,172,184      6,210,688
                                                              -----------    -----------
OPERATING LOSS..............................................   (7,393,292)    (3,421,670)
INTEREST AND OTHER INCOME (EXPENSE), net....................      (10,001)      (109,973)
                                                              -----------    -----------
LOSS BEFORE PROVISION FOR INCOME TAXES......................   (7,403,293)    (3,531,643)
PROVISION FOR INCOME TAXES..................................          800            800
                                                              -----------    -----------
NET LOSS....................................................  $(7,404,093)   $(3,532,443)
                                                              ===========    ===========

                See notes to accompanying financial statements.

                           SUBSCRIBER COMPUTING, INC.

                            STATEMENTS OF CASH FLOWS
      FOR THE SIX-MONTH PERIODS ENDED MARCH 31, 1998 AND 1997 (UNAUDITED)

                                                                 1998            1997
                                                              -----------    ------------
CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss....................................................  $(7,404,093)   $ (3,532,443)
Adjustments to reconcile net loss to net cash used in
  operating activities:
  Depreciation and amortization.............................      567,642         315,675
  Write-off of intangibles..................................      790,244              --
  Expense related to additional acquisition costs...........       37,500              --
  Changes in operating assets and liabilities, net of
     effects of acquisition:
     Accounts receivable, net...............................   (1,900,487)       (134,836)
     Prepaid expenses and other current assets..............     (257,207)       (152,888)
     Installments receivable................................           --          89,880
     Other assets...........................................       22,738        (138,011)
     Accounts payable.......................................      506,489        (452,411)
     Accrued expenses.......................................    1,256,988         395,983
     Deferred rent..........................................         (102)         (6,711)
     Deferred revenue.......................................    1,684,063        (182,544)
     Note receivable........................................           --          (2,188)
                                                              -----------    ------------
          Net cash used in operating activities.............   (4,696,225)     (3,800,494)
CASH FLOWS FROM INVESTING ACTIVITIES:
Purchase of property and equipment..........................     (502,188)     (1,132,036)
Purchase of Intangibles.....................................           --      (1,336,507)
Proceeds from sale and maturity of marketable securities....    1,350,000              --
                                                              -----------    ------------
          Net cash provided by (used in) investing
            activities......................................      847,812      (2,468,543)
CASH FLOWS FROM FINANCING ACTIVITIES:
Net proceeds from short-term borrowings.....................    5,100,000              --
Proceeds from issuance of long-term debt....................           --         916,275
Repayment of long-term debt.................................   (1,653,548)     (1,608,336)
Net proceeds from issuance of common stock..................       10,053         480,185
Net proceeds from issuance of Series B preferred stock......           --      14,094,018
Note receivable from sale of common stock...................      (13,129)             --
                                                              -----------    ------------
          Net cash provided by financing activities.........    3,443,376      13,882,142
                                                              -----------    ------------
NET (DECREASE) INCREASE IN CASH, CASH
EQUIVALENTS AND RESTRICTED CASH.............................     (405,037)      7,613,105
CASH, CASH EQUIVALENTS AND RESTRICTED CASH, beginning of the
  period....................................................    2,724,669       1,776,928
                                                              -----------    ------------
CASH, CASH EQUIVALENTS AND RESTRICTED CASH, end of the
  period....................................................  $ 2,319,632    $  9,390,033
                                                              ===========    ============
SUPPLEMENTAL DISCLOSURE OF CASH FLOW
INFORMATION -- Cash paid during the year for:
  Interest..................................................  $   402,647    $    270,937
                                                              ===========    ============
  Income taxes..............................................  $       800    $        800
                                                              ===========    ============

SUPPLEMENTAL NONCASH INVESTING AND FINANCING ACTIVITIES:

     During the six months ended March 31, 1998 and 1997, $89,762 and $44,881, respectively, was accreted towards the Series B Senior Convertible Participating Preferred Stock liquidation preference, using the effective interest method.

                See notes to accompanying financial statements.

                           SUBSCRIBER COMPUTING, INC.

                         NOTES TO FINANCIAL STATEMENTS
      FOR THE SIX-MONTH PERIODS ENDED MARCH 31, 1998 AND 1997 (UNAUDITED)

 1. BASIS OF PRESENTATION

     The interim financial statements included herein have been prepared by the Company without audit and certain information and footnote disclosures, normally included in the annual financial statements prepared in accordance with generally accepted accounting principles, have been condensed or omitted. In the opinion of management, the condensed financial statements included herein reflect all normal, recurring adjustments necessary to present fairly the financial position of the Company as of March 31, 1998 and the results of its operation and its cash flows for the six-month periods ended March 31, 1997 and 1998. The results of operations for the interim periods are not necessarily indicative of the results of operations for the full year.

 2. STOCK OPTION PLAN

     The following is a summary of stock option transactions under the 1997 plan for the six-month period ended March 31, 1998.

                                                                          WEIGHTED
                                                                          AVERAGE
                                                              NUMBER OF   EXERCISE
                                                               SHARES      PRICE
                                                              ---------   --------
OUTSTANDING, September 30, 1997.............................  1,352,019    $0.51
Granted.....................................................    443,109     1.00
Canceled....................................................   (156,039)    0.54
                                                              ---------
OUTSTANDING, March 31, 1998.................................  1,639,089    $0.74
                                                              =========    =====

                    OPTIONS OUTSTANDING
           -------------------------------------    OPTIONS EXERCISABLE
                           WEIGHTED                ----------------------
                           AVERAGE      WEIGHTED                 WEIGHTED
                          REMAINING     AVERAGE                  AVERAGE
EXERCISE     NUMBER      CONTRACTUAL    EXERCISE     NUMBER      EXERCISE
 PRICES    OUTSTANDING   LIFE (YEARS)    PRICE     EXERCISABLE    PRICE
--------   -----------   ------------   --------   -----------   --------
 $0.50      1,181,489         9          $0.50       516,530      $0.50
 $1.00        457,600         9           1.00        15,667       1.00
            ---------                                -------
            1,639,089                                532,197
            =========                                =======

     Warrants -- In August 1995, the Company issued warrants to purchase 348,687 shares of Series A convertible preferred stock at $4.00 per share for a period of three years from the date the warrants were issued or one year after the completion of an initial public offering, whichever is later. No value was originally ascribed to such warrants. In December 1997, in connection with an extension of a line of credit agreement with a bank referred to in Note 8, the Company issued warrants to purchase 25,000 shares of common stock at $4.00 per share for a period of five years from the date of issue. As of March 31, 1998, all of the warrants were exercisable and no warrants were exercised.

 3. WRITE DOWN OF INTANGIBLE ASSETS

     During the six-month period ended March 31, 1998, the Company, in accordance with Statement of Financial Accounting Standards (SFAS) No. 121, Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed of, evaluated the recoverability of the remaining amounts recorded for goodwill and prepaid license fees related to the acquisition of Intelligent Object Solutions, Inc. in December 1996. Based on this evaluation, the Company determined that $190,244 of goodwill and $600,000 of prepaid

                           SUBSCRIBER COMPUTING, INC.

      FOR THE SIX-MONTH PERIODS ENDED MARCH 31, 1998 AND 1997 (UNAUDITED)

license fees were not recoverable and wrote off those amounts to general and administrative expense and cost of software revenue, respectively.

 4. CONTINGENCIES

     Litigation -- At March 31, 1998, the Company is involved in certain pending legal actions and proceedings involving one of its employee's former employers. Management of the Company believes that the outcome of this litigation will not have an material adverse financial impact on the Company. Accordingly, no provision for pending legal actions and proceedings has been made in the accompanying financial statements.

     During the six months ended March 31, 1998 the Company favorably settled an outstanding dispute with a customer and received $325,000, which is recorded in other income, net.

 5. PROPOSED ACQUISITION

     On April 2, 1998, the Company and Corsair Communications, Inc. (Corsair) signed a definitive agreement whereby the Company will merge into a newly formed subsidiary of Corsair. Corsair will issue common stock to the Company valued at approximately $70 million and will pay the Company's expenses incurred in completing the transaction, which is expected to be accounted for as a pooling of interests. The transaction's anticipated closing date is June 1998, subject to approval by the Securities and Exchange Commission (SEC) and approval by the shareholders of Corsair and the Company.

 6. MAJOR CUSTOMERS

     During the six months ended March 31, 1998, sales to three customers accounted for 19%, 18% and 10% of total revenues. During the six months ended March 31, 1997, the Company recorded sales to one customer accounting for 37% of total revenues. As of March 31, 1998, the Company also has deferred revenue of $284,236 from a significant customer for consulting services and future license deliveries. A decision by a significant customer to decrease the amount purchased from the Company or to cease carrying the Company's products could have a material adverse effect on the Company's financial condition and results of operations.

 7. GEOGRAPHIC INFORMATION

     The Company had worldwide export sales of approximately 31% and 44% for the six months ended March 31, 1997 and 1998, respectively.

 8. SHORT-TERM BORROWINGS

     The Company amended its line of credit arrangement with its bank in December 1997 and, in connection with the amendment, issued warrants to purchase 25,000 shares of common stock at $4.00 per share for a period of five years from the date the warrants were issued. As of March 31, 1998 all of the warrants issued were exercisable and none were exercised. No value was ascribed to such warrants.

     In March 1998, the Company entered into a new financing agreement with a lending institution in the amount of $2,500,000 and terminated its line of credit agreement referred to above. Interest on borrowings under the new agreement is payable at 5% over prime rate (13.5% at March 31, 1998) and is payable monthly. The principal balance is payable at the earlier of the consummation of the transaction referred to in Note 5, the completion of a private placement, or June 30, 1998.

                                                                         ANNEX A

                        OPINION OF HAMBRECHT & QUIST LLC

                       [HAMBRECHT & QUIST LLC LETTERHEAD]

March 31, 1998

Confidential

The Board of Directors
Corsair Communications, Inc.
3408 Hillview Avenue
Palo Alto, CA 94304

Ladies and Gentlemen:

     You have requested our opinion as to the fairness from a financial point of view to Corsair Communications, Inc. ("Corsair" or the "Company") of the consideration to be paid by the Company in connection with the proposed acquisition by Corsair of the equity of Subscriber Computing, Inc. ("Subscriber") (the "Proposed Transaction") under the terms of the Agreement and Plan of Reorganization, dated as of March 29, 1998, among Subscriber and Corsair and the related Exhibits and Schedules thereto (the "Agreement"). The Agreement provides, among other things, that Corsair will pay to Subscriber, upon consummation of the Proposed Transaction, $70 million in common stock, and reserve an additional $2.7 million in common stock for issuance upon exercise of Subscriber options and warrants to be assumed by Corsair. For purposes of this opinion, we have assumed that the Proposed Transaction will qualify as a tax-free reorganization under the United States Internal Revenue Code and that the Proposed Transaction will be accounted for as a pooling of interests.

     Hambrecht & Quist LLC ("Hambrecht & Quist"), as part of its investment banking services, is regularly engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, strategic transactions, corporate restructurings, negotiated underwritings, secondary distributions of listed and unlisted securities, private placements and valuations for corporate and other purposes. We have acted as a financial advisor to the Board of Directors of Corsair in connection with the Proposed Transaction, and we will receive a fee for our services, which include the rendering of this opinion.

     In the past, we have provided investment banking and other financial advisory services to Corsair and have received fees for rendering these services. In the ordinary course of business, Hambrecht & Quist acts as a market maker and broker in the publicly traded securities of Corsair and receives customary compensation in connection therewith, and also provides research coverage for Corsair. In the ordinary course of business, Hambrecht & Quist actively trades in the equity and derivative securities of Corsair for its own account and for the accounts of its customers and, accordingly, may at any time hold a long or short position in such securities. Hambrecht & Quist may in the future provide additional investment banking or other financial advisory services to Corsair. In addition, Hambrecht and Quist acted as a placement agent for Subscriber's $15,000,000 Series B Preferred Stock Offering in 1996 and received a fee for these services, which fee included warrants for the purchase of 61,043 shares of Subscriber stock at an exercise price of $3.56. A total of 9 Managing Directors of Hambrecht & Quist acquired shares of Subscriber in this private placement and own a total of 19,375 shares of the Series B Preferred Stock.

     In connection with our review of the Proposed Transaction, and in arriving at our opinion, we have, among other things:

          (i) reviewed the publicly available financial statements of Corsair for recent years and interim periods to date and certain other relevant financial and operating data of Corsair made available to us from published sources and from the internal records of Corsair;

          (ii) reviewed certain internal financial and operating information relating to Corsair prepared by the management of Corsair;

          (iii) discussed the business, financial condition and prospects of Corsair with certain of its officers;

The Board of Directors
Corsair, Inc.
Page 2

          (iv) reviewed the financial statements of Subscriber for recent years and interim periods to date and certain other relevant financial and operating data of Subscriber made available to us from the internal records of Subscriber;

          (v) reviewed certain internal financial and operating information relating to Subscriber prepared by the management of Subscriber;

          (vi) discussed the business, financial condition and prospects of the Subscriber with certain of its officers;

          (vii) reviewed the recent reported prices and trading activity for the common stocks of Corsair and compared such information and certain financial information for Corsair and Subscriber with similar information for certain other companies engaged in businesses we consider comparable;

          (viii) reviewed the financial terms, to the extent publicly available, of certain comparable merger and acquisition transactions;

          (ix) reviewed the Agreement;

          (x) performed such other analyses and examinations and considered such other information, financial studies, analyses and investigations and financial, economic and market data as we deemed relevant.

     In rendering our opinion, we have assumed and relied upon the accuracy and completeness of all of the information concerning Corsair or Subscriber considered in connection with our review of the Proposed Transaction, and we have not assumed any responsibility for independent verification of such information. We have not undertaken any independent valuation or appraisal of any of the assets or liabilities of Corsair or Subscriber; nor have we conducted a physical inspection of the properties and facilities of either company. With respect to the financial forecasts and projections made available to us and used in our analysis, we have assumed that they reflect the best currently available estimates and judgments of the expected future financial performance of Corsair and Subscriber. For purposes of this Opinion, we have assumed that neither Corsair nor Subscriber is a party to any pending transactions, including external financings, recapitalizations or material merger discussions, other than the Proposed Transaction and those activities undertaken in the ordinary course of conducting their respective businesses. Our opinion is necessarily based upon market, economic, financial and other conditions as they exist and can be evaluated as of the date of this letter and any change in such conditions would require a reevaluation of this opinion.

     It is understood that this letter is for the information of the Board of Directors and may not be used for any other purpose without our prior written consent; provided, however, that this letter may be reproduced in full in the Proxy Statement/Prospectus. This letter does not constitute a recommendation to any stockholder as to how such stockholder should vote on the Proposed Transaction.

     Based upon and subject to the foregoing and after considering such other matters as we deem relevant, we are of the opinion that as of the date hereof the consideration to be paid by Corsair in the Proposed Transaction is fair to the Company from a financial point of view.

                                          Very truly yours,

                                          HAMBRECHT & QUIST LLC


                                          LOGO

                                          Paul B. Cleveland
                                          Managing Director

                                                                         ANNEX B
                          SECTION 262 OF THE DELAWARE
                            GENERAL CORPORATION LAW

                           DELAWARE CORPORATIONS CODE
                             TITLE 8. CORPORATIONS
                       CHAPTER 1. GENERAL CORPORATION LAW
                     SUBCHAPTER IX. MERGER OR CONSOLIDATION

SECTION 262. Appraisal Rights

     (a) Any stockholder of a corporation of this State who holds shares of stock on the date of the making of a demand pursuant to subsection (d) of this section with respect to such shares, who continuously holds such shares through the effective date of the merger or consolidation, who has otherwise complied with subsection (d) of this section and who has neither voted in favor of the merger or consolidation nor consented thereto in writing pursuant to Section 228 of this title shall be entitled to an appraisal by the Court of Chancery of the fair value of the stockholder's shares of stock under the circumstances described in subsections (b) and (c) of this section. As used in this section, the word "stockholder" means a holder of record of stock in a stock corporation and also a member of record of a nonstock corporation; the words "stock" and "share" mean and include what is ordinarily meant by those words and also membership or membership interest of a member of a nonstock corporation; and the words "depository receipt" mean a receipt or other instrument issued by a depository representing an interest in one or more shares, or fractions thereof, solely of stock of a corporation, which stock is deposited with the depository.

     (b) Appraisal rights shall be available for the shares of any class or series of stock of a constituent corporation in a merger or consolidation to be effected pursuant to Section 251 (other than a merger effected pursuant to Section 251(g) of this title), Section 252, Section 254, Section 257, Section 258, Section 263 or Section 264 of this title:

          (1) Provided, however, that no appraisal rights under this section shall be available for the shares of any class or series of stock, which stock, or depository receipts in respect thereof, at the record date fixed to determine the stockholders entitled to receive notice of and to vote at the meeting of stockholders to act upon the agreement of merger or consolidation, were either (i) listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or (ii) held of record by more than 2,000 holders; and further provided that no appraisal rights shall be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the stockholders of the surviving corporation as provided in subsection (f) of Section 251 of this title.

          (2) Notwithstanding paragraph (1) of this subsection, appraisal rights under this section shall be available for the shares of any class or series of stock of a constituent corporation if the holders thereof are required by the terms of an agreement of merger or consolidation pursuant to Sections 251, 252, 254, 257, 258, 263 and 264 of this title to accept for such stock anything except:

             a. Shares of stock of the corporation surviving or resulting from such merger or consolidation, or depository receipts in respect thereof;

             b. Shares of stock of any other corporation, or depository receipts in respect thereof, which shares of stock (or depository receipts in respect thereof) or depository receipts at the effective date of the merger or consolidation will be either listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or held of record by more than 2,000 holders;

             c. Cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a. and b. of this paragraph; or

             d. Any combination of the shares of stock, depository receipts and cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a., b. and c. of this paragraph.

          (3) In the event all of the stock of a subsidiary Delaware corporation party to a merger effected under Section 253 of this title is not owned by the parent corporation immediately prior to the merger, appraisal rights shall be available for the shares of the subsidiary Delaware corporation.

     (c) Any corporation may provide in its certificate of incorporation that appraisal rights under this section shall be available for the shares of any class or series of its stock as a result of an amendment to its certificate of incorporation, any merger or consolidation in which the corporation is a constituent corporation or the sale of all or substantially all of the assets of the corporation. If the certificate of incorporation contains such a provision, the procedures of this section, including those set forth in subsections (d) and
(e) of this section, shall apply as nearly as is practicable.

     (d) Appraisal rights shall be perfected as follows:

          (1) If a proposed merger or consolidation for which appraisal rights are provided under this section is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, shall notify each of its stockholders who was such on the record date for such meeting with respect to shares for which appraisal rights are available pursuant to subsections (b) or (c) hereof that appraisal rights are available for any or all of the shares of the constituent corporations, and shall include in such notice a copy of this section. Each stockholder electing to demand the appraisal of his shares shall deliver to the corporation, before the taking of the vote on the merger or consolidation, a written demand for appraisal of his shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of his shares. A proxy or vote against the merger or consolidation shall not constitute such a demand. A stockholder electing to take such action must do so by a separate written demand as herein provided. Within 10 days after the effective date of such merger or consolidation, the surviving or resulting corporation shall notify each stockholder of each constituent corporation who has complied with this subsection and has not voted in favor of or consented to the merger or consolidation of the date that the merger or consolidation has become effective; or

          (2) If the merger or consolidation was approved pursuant to Section 228 or Section 253 of this title, each constituent corporation, either before the effective date of the merger or consolidation or within ten days thereafter, shall notify each of the holders of any class or series of stock of such constituent corporation who are entitled to appraisal rights of the approval of the merger or consolidation and that appraisal rights are available for any or all shares of such class or series of stock of such constituent corporation, and shall include in such notice a copy of this section; provided that, if the notice is given on or after the effective date of the merger or consolidation, such notice shall be given by the surviving or resulting corporation to all such holders of any class or series of stock of a constituent corporation that are entitled to appraisal rights. Such notice may, and, if given on or after the effective date of the merger or consolidation, shall, also notify such stockholders of the effective date of the merger or consolidation. Any stockholder entitled to appraisal rights may, within 20 days after the date of mailing of such notice, demand in writing from the surviving or resulting corporation the appraisal of such holder's shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such holder's shares. If such notice did not notify stockholders of the effective date of the merger or consolidation, either
     (i) each such constituent corporation shall send a second notice before the effective date of the merger or consolidation notifying each of the holders of any class or series of stock of such constituent corporation that are entitled to appraisal rights of the effective date of the merger or consolidation or (ii) the surviving or resulting corporation shall send such a second notice to all such holders on or within 10 days after such effective date; provided, however, that if such second notice is sent more than 20 days following the sending of the first notice, such second notice need only be sent to each stockholder who is entitled to appraisal rights and who has demanded appraisal of such holder's shares in accordance with this subsection. An affidavit of the secretary or assistant secretary or of the transfer agent of the corporation that is required to give either notice that such notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein. For purposes of determining the stockholders entitled to receive either notice, each constituent corporation may fix, in advance, a record date that shall be not more than 10 days prior to the date the notice is given, provided, that if the notice is given on or after the effective date of the merger or consolidation, the record date shall be such effective date. If no record date is fixed and the notice is given prior to the effective date, the record date shall be the close of business on the day next preceding the day on which the notice is given.

     (e) Within 120 days after the effective date of the merger or consolidation, the surviving or resulting corporation or any stockholder who has complied with subsections (a) and (d) hereof and who is otherwise entitled to appraisal rights, may file a petition in the Court of Chancery demanding a determination of the value of the stock of all such stockholders. Notwithstanding the foregoing, at any time within 60 days after the effective date of the merger or consolidation, any stockholder shall have the right to withdraw his demand for appraisal and to accept the terms offered upon the merger or consolidation. Within 120 days after the effective date of the merger or consolidation, any stockholder who has complied with the requirements of subsections (a) and (d) hereof, upon written request, shall be entitled to receive from the corporation surviving the merger or resulting from the consolidation a statement setting forth the aggregate number of shares not voted in favor of the merger or consolidation and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Such written statement shall be mailed to the stockholder within 10 days after his written request for such a statement is received by the surviving or resulting corporation or within 10 days after expiration of the period for delivery of demands for appraisal under subsection (d) hereof, whichever is later.

     (f) Upon the filing of any such petition by a stockholder, service of a copy thereof shall be made upon the surviving or resulting corporation, which shall within 20 days after such service file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the surviving or resulting corporation. If the petition shall be filed by the surviving or resulting corporation, the petition shall be accompanied by such a duly verified list. The Register in Chancery, if so ordered by the Court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving or resulting corporation and to the stockholders shown on the list at the addresses therein stated. Such notice shall also be given by 1 or more publications at least 1 week before the day of the hearing, in a newspaper of general circulation published in the City of Wilmington, Delaware or such publication as the Court deems advisable. The forms of the notices by mail and by publication shall be approved by the Court, and the costs thereof shall be borne by the surviving or resulting corporation.

     (g) At the hearing on such petition, the Court shall determine the stockholders who have complied with this section and who have become entitled to appraisal rights. The Court may require the stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with such direction, the Court may dismiss the proceedings as to such stockholder.

     (h) After determining the stockholders entitled to an appraisal, the Court shall appraise the shares, determining their fair value exclusive of any element of value arising from the accomplishment or expectation of the merger or consolidation, together with a fair rate of interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Court shall take into account all relevant factors. In determining the fair rate of interest, the Court may consider all relevant factors, including the rate of interest which the surviving or resulting corporation would have had to pay to borrow money during the pendency of the proceeding. Upon application by the surviving or resulting corporation or by any stockholder entitled to participate in the appraisal proceeding, the Court may, in its discretion, permit discovery or other pretrial proceedings and may proceed to trial upon the appraisal prior to the final determination of the stockholder entitled to an appraisal. Any stockholder whose name appears on the list filed by the surviving or resulting corporation pursuant to subsection (f) of this section and who has submitted his certificates of stock to the Register in Chancery, if such is required, may participate fully in all proceedings until it is finally determined that he is not entitled to appraisal rights under this section.

     (i) The Court shall direct the payment of the fair value of the shares, together with interest, if any, by the surviving or resulting corporation to the stockholders entitled thereto. Interest may be simple or compound, as the Court may direct. Payment shall be so made to each such stockholder, in the case of holders of uncertificated stock forthwith, and the case of holders of shares represented by certificates upon the surrender to the corporation of the certificates representing such stock. The Court's decree may be enforced as other decrees in the Court of Chancery may be enforced, whether such surviving or resulting corporation be a corporation of this State or of any state.

     (j) The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances. Upon application of a stockholder, the Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorney's fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares entitled to an appraisal.

     (k) From and after the effective date of the merger or consolidation, no stockholder who has demanded his appraisal rights as provided in subsection (d) of this section shall be entitled to vote such stock for any purpose or to receive payment of dividends or other distributions on the stock (except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the merger or consolidation); provided, however, that if no petition for an appraisal shall be filed within the time provided in subsection (e) of this section, or if such stockholder shall deliver to the surviving or resulting corporation a written withdrawal of his demand for an appraisal and an acceptance of the merger or consolidation, either within 60 days after the effective date of the merger or consolidation as provided in subsection (e) of this section or thereafter with the written approval of the corporation, then the right of such stockholder to an appraisal shall cease. Notwithstanding the foregoing, no appraisal proceeding in the Court of Chancery shall be dismissed as to any stockholder without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just.

     (l) The shares of the surviving or resulting corporation to which the shares of such objecting stockholders would have been converted had they assented to the merger or consolidation shall have the status of authorized and unissued shares of the surviving or resulting corporation.

                                                                         ANNEX C

                          CALIFORNIA CORPORATIONS CODE
                             TITLE 1. CORPORATIONS
                      DIVISION 1. GENERAL CORPORATION LAW
                         CHAPTER 13. Dissenters' Rights

SEC. 1300. REORGANIZATION OR SHORT-FORM MERGER; DISSENTING SHARES; CORPORATE PURCHASE AT FAIR MARKET VALUE; DEFINITIONS

     (a) If the approval of the outstanding shares (Section 152) of a corporation is required for a reorganization under subdivisions (a) and (b) or subdivision (e) or (f) of Section 1201, each shareholder of the corporation entitled to vote on the transaction and each shareholder of a subsidiary corporation in a short-form merger may, by complying with this chapter, require the corporation in which the shareholder holds shares to purchase for cash at their fair market value the shares owned by the shareholder which are dissenting shares as defined in subdivision (b). The fair market value shall be determined as of the day before the first announcement of the terms of the proposed reorganization or short-form merger, excluding any appreciation or depreciation in consequence of the proposed action, but adjusted for any stock split, reverse stock split, or share dividend which becomes effective thereafter.

     (b) As used in this chapter, "dissenting shares" means shares which come within all of the following descriptions:

          (1) Which were not immediately prior to the reorganization or short-form merger either (A) listed on any national securities exchange certified by the Commissioner of Corporations under subdivision (o) of
     Section 25100 or (B) listed on the list of OTC margin stocks issued by the Board of Governors of the Federal Reserve System, and the notice of meeting of shareholders to act upon the reorganization summarizes this section and Sections 1301, 1302, 1303 and 1304; provided, however, that this provision does not apply to any shares with respect to which there exists any restriction on transfer imposed by the corporation or by any law or regulation; and provided, further, that this provision does not apply to any class of shares described in subparagraph (A) or (B) if demands for payment are filed with respect to 5 percent or more of the outstanding shares of that class.

          (2) Which were outstanding on the date for the determination of shareholders entitled to vote on the reorganization and (A) were not voted in favor of the reorganization or, (B) if described in subparagraph (A) or
     (B) of paragraph (1)(without regard to the provisos in that paragraph), were voted against the reorganization, or which were held of record on the effective date of a short-form merger; provided, however, that subparagraph
     (A) rather than subparagraph (B) of this paragraph applies in any case where the approval required by Section 1201 is sought by written consent rather than at a meeting.

          (3) Which the dissenting shareholder has demanded that the corporation purchase at their fair market value, in accordance with Section 1301.

          (4) Which the dissenting shareholder has submitted for endorsement, in accordance with Section 1302.

     (c) As used in this chapter, "dissenting shareholder" means the recordholder of dissenting shares and includes a transferee of record.

SEC. 1301. NOTICE TO HOLDERS OF DISSENTING SHARES IN REORGANIZATIONS; DEMAND FOR PURCHASE; TIME; CONTENTS

     (a) If, in the case of a reorganization, any shareholders of a corporation have a right under Section 1300, subject to compliance with paragraphs (3) and
(4) of subdivision (b) thereof, to require the corporation to purchase their shares for cash, such corporation shall mail to each such shareholder a notice of the approval of the reorganization by its outstanding shares (Section 152) within 10 days after the date of such approval, accompanied by a copy of Sections 1300, 1302, 1303, 1304 and this section, a statement of the price determined by the corporation to represent the fair market value of the dissenting shares, and a brief description of the procedure to be followed if the shareholder desires to exercise the shareholder's right under such sections. The statement of price constitutes an offer by the corporation to purchase at the price stated any dissenting shares as defined in subdivision (b) of Section 1300, unless they lose their status as dissenting shares under Section 1309.

     (b) Any shareholder who has a right to require the corporation to purchase the shareholder's shares for cash under Section 1300, subject to compliance with paragraphs (3) and (4) of subdivision (b) thereof, and who desires the corporation to purchase such shares shall make written demand upon the corporation for the purchase of such shares and payment to the shareholder in cash of their fair market value. The demand is not effective for any purpose unless it is received by the corporation or any transfer agent thereof (1) in the case of shares described in clause (i) or (ii) of paragraph (1) of subdivision (b) of Section 1300 (without regard to the provisos in that paragraph), not later than the date of the shareholders' meeting to vote upon the reorganization, or (2) in any other case within 30 days after the date on which the notice of the approval by the outstanding shares pursuant to subdivision (a) or the notice pursuant to subdivision (i) of Section 1110 was mailed to the shareholder.

     (c) The demand shall state the number and class of the shares held of record by the shareholder which the shareholder demands that the corporation purchase and shall contain a statement of what such shareholder claims to be the fair market value of those shares as of the day before the announcement of the proposed reorganization or short-form merger. The statement of fair market value constitutes an offer by the shareholder to sell the shares at such price.

SEC. 1302. SUBMISSION OF SHARE CERTIFICATES FOR ENDORSEMENT; UNCERTIFIED SECURITIES

     Within 30 days after the date on which notice of the approval by the outstanding shares or the notice pursuant to subdivision (i) of Section 1110 was mailed to the shareholder, the shareholder shall submit to the corporation at its principal office or at the office of any transfer agent thereof, (a) if the shares are certificated securities, the shareholder's certificates representing any shares which the shareholder demands that the corporation purchase, to be stamped or endorsed with a statement that the shares are dissenting shares or to be exchanged for certificates of appropriate denomination so stamped or endorsed or (b) if the shares are uncertificated securities, written notice of the number of shares which the shareholder demands that the corporation purchase. Upon subsequent transfers of the dissenting shares on the books of the corporation, the new certificates, initial transaction statement, and other written statements issued therefor shall bear a like statement, together with the name of the original dissenting holder of the shares.

SEC. 1303. PAYMENT OF AGREED PRICE WITH INTEREST; AGREEMENT FIXING FAIR MARKET VALUE; FILING; TIME OF PAYMENT

     (a) If the corporation and the shareholder agree that the shares are dissenting shares and agree upon the price of the shares, the dissenting shareholder is entitled to the agreed price with interest thereon at the legal rate on judgments from the date of the agreement. Any agreements fixing the fair market value of any dissenting shares as between the corporation and the holders thereof shall be filed with the secretary of the corporation.

     (b) Subject to the provisions of Section 1306, payment of the fair market value of dissenting shares shall be made within 30 days after the amount thereof has been agreed or within 30 days after any statutory or contractual conditions to the reorganization are satisfied, whichever is later, and in the case of certificated securities, subject to surrender of the certificates therefor, unless provided otherwise by agreement.

SEC. 1304. ACTION TO DETERMINE WHETHER SHARES ARE DISSENTING SHARES OR FAIR MARKET VALUE; LIMITATION; JOINDER; CONSOLIDATION; DETERMINATION OF ISSUES; APPOINTMENT OF APPRAISERS

     (a) If the corporation denies that the shares are dissenting shares, or the corporation and the shareholder fail to agree upon the fair market value of the shares, then the shareholder demanding purchase of such shares as dissenting shares or any interested corporation, within six months after the date on which notice of the approval by the outstanding shares (Section 152) or notice pursuant to subdivision (i) of Section 1110 was mailed to the shareholder, but not thereafter, may file a complaint in the superior court of the proper county praying the court to determine whether the shares are dissenting shares or the fair market value of the dissenting shares or both or may intervene in any action pending on such a complaint.

     (b) Two or more dissenting shareholders may join as plaintiffs or be joined as defendants in any such action and two or more such actions may be consolidated.

     (c) On the trial of the action, the court shall determine the issues. If the status of the shares as dissenting shares is in issue, the court shall first determine that issue. If the fair market value of the dissenting shares is in issue, the court shall determine, or shall appoint one or more impartial appraisers to determine, the fair market value of the shares.

                                                                         ANNEX D

                      AGREEMENT AND PLAN OF REORGANIZATION
                                  BY AND AMONG

                         CORSAIR COMMUNICATIONS, INC.,
                           ANTEATER ACQUISITION CORP.
                                      AND

                           SUBSCRIBER COMPUTING, INC.
                           DATED AS OF APRIL 2, 1998

                               TABLE OF CONTENTS

                                                                    PAGE
                                                                    ----
ARTICLE I  THE MERGER.............................................    1
1.1   The Merger..................................................    1
1.2   Effective Time..............................................    1
1.3   Effect of the Merger........................................    1
1.4   Certificate of Incorporation; Bylaws........................    2
1.5   Directors and Officers......................................    2
1.6   Maximum Shares to Be Issued; Effect on Capital Stock........    2
1.7   Dissenting Shares...........................................    6
1.8   Surrender of Certificates...................................    6
1.9   No Further Ownership Rights in Company Common Stock.........    7
1.10  Lost, Stolen or Destroyed Certificates......................    7
1.11  Tax and Accounting Consequences.............................    7
1.12  Taking of Necessary Action; Further Action..................    7
1.13  Company Certificate; Release................................    8

ARTICLE II  REPRESENTATIONS AND WARRANTIES OF THE COMPANY.........    8
2.1   Organization of the Company.................................    8
2.2   Company Capital Structure...................................    8
2.3   Subsidiaries................................................    9
2.4   Authority...................................................    9
2.5   Company Financial Statements................................   10
2.6   No Undisclosed Liabilities..................................   10
2.7   No Changes..................................................   10
2.8   Tax and Other Returns and Reports...........................   11
2.9   Restrictions on Business Activities.........................   12
2.10  Title to Properties; Absence of Liens and Encumbrances......   12
2.11  Intellectual Property.......................................   13
2.12  Agreements, Contracts and Commitments.......................   14
2.13  Interested Party Transactions...............................   15
2.14  Compliance with Laws........................................   15
2.15  Litigation..................................................   15
2.16  Insurance...................................................   15
2.17  Minute Books................................................   15
2.18  Environmental Matters.......................................   16
2.19  Brokers' and Finders' Fees: Third Party Expenses............   16
2.20  Employee Matters and Benefit Plans..........................   16
2.21  Employees...................................................   19
2.22  Pooling of Interest.........................................   19
2.23  Disclosure Documents........................................   19
2.24  Representation Complete.....................................   19

ARTICLE III  REPRESENTATIONS AND WARRANTIES OF PARENT AND
  MERGER SUB......................................................   19
3.1   Organization, Standing and Power............................   19
3.2   Authority...................................................   19
3.3   Capital Structure...........................................   20
3.4   SEC Documents; Parent Financial Statements..................   20
3.5   No Material Adverse Change..................................   21

                                                                    PAGE
                                                                    ----
3.6   Litigation..................................................   21

ARTICLE IV  CONDUCT PRIOR TO THE EFFECTIVE TIME...................   21
4.1   Conduct of Business of the Company..........................   21
4.2   No Solicitation.............................................   23
4.3   Conduct of Business of Parent...............................   24
5.1   Sale and Registration of Shares; Stockholder Matters........   24
5.2   Access to Information.......................................   25
5.3   Confidentiality.............................................   25
5.4   Expenses....................................................   26
5.5   Public Disclosure...........................................   26
5.6   Consents....................................................   26
5.7   FIRPTA Compliance...........................................   26
5.8   Reasonable Efforts..........................................   26
5.9   Notification of Certain Matters.............................   26
5.10  Certain Benefit Plans.......................................   26
5.11  Pooling Accounting..........................................   26
5.12  Affiliate Agreements........................................   27
5.13  Voting Agreement............................................   27
5.14  Additional Documents and Further Assurances.................   27
5.15  Registration Statement on Form S-8..........................   27
5.16  Company Auditors............................................   27
5.17  Termination Fee.............................................   27
5.18  Nasdaq National Market Listing..............................   27

ARTICLE VI  CONDITIONS TO THE MERGER..............................   28
6.1   Conditions to Obligations of Each Party to Effect the
      Merger......................................................   28
6.2   Additional Conditions to Obligations of the Company.........   28
6.3   Additional Conditions to the Obligations of Parent and
      Merger Sub..................................................   29

ARTICLE VII  ESCROW...............................................   30
7.1   Escrow Period...............................................   30
7.2   Escrow Arrangements.........................................   30

ARTICLE VIII  TERMINATION, AMENDMENT AND WAIVER...................   35
8.1   Termination.................................................   35
8.2   Effect of Termination.......................................   35
8.3   Amendment...................................................   36
8.4   Extension; Waiver...........................................   36

ARTICLE IX GENERAL PROVISIONS.....................................   36
9.1   Survival of Representations, Warranties and Agreements......   36
9.2   Notices.....................................................   36
9.3   Interpretation..............................................   37
9.4   Counterparts................................................   37
9.5   Entire Agreement: Assignment................................   37
9.6   Severability................................................   37
9.7   Other Remedies..............................................   38
9.8   Governing Law...............................................   38
9.9   Rules of Construction.......................................   38
9.10  Specific Performance........................................   38

                               INDEX OF EXHIBITS

                   EXHIBIT                                        DESCRIPTION
                   -------                                        -----------
Exhibit A.....................................  Form of Stockholder Questionnaire
Exhibit B.....................................  Form of Affiliate Agreement
Exhibit C.....................................  Form of Company Stockholder Voting Agreement
Exhibit D.....................................  Form of Parent Stockholder Voting Agreement
Exhibit E.....................................  Form of Legal Opinion of Counsel to Parent
Exhibit F.....................................  Form of Legal Opinion of Counsel to the Company

                               INDEX OF SCHEDULES

                  SCHEDULE                                      DESCRIPTION
                  --------                                      -----------
3.6..........................................  Litigation
5.12.........................................  Affiliate Agreement Signatories
5.13.........................................  Voting Agreement Signatories
6.3(C).......................................  Third Party Consents

                      AGREEMENT AND PLAN OF REORGANIZATION

     This AGREEMENT AND PLAN OF REORGANIZATION (this "Agreement") is made and entered into as of April 2, 1998 among Corsair Communications, Inc., a Delaware corporation ("Parent"), Anteater Acquisition Corp., a Delaware corporation and a wholly-owned subsidiary of Parent ("Merger Sub"), and Subscriber Computing, Inc., a Delaware corporation (the "Company").

                                    RECITALS

     A. The Boards of Directors of each of the Company, Parent and Merger Sub believe it is in the best interests of each company and their respective stockholders that Parent acquire the Company through the statutory merger of Merger Sub with and into the Company (the "Merger") and, in furtherance thereof, have approved the Merger.

     B. Pursuant to the Merger, among other things, and subject to the terms and conditions of this Agreement, all of the issued and outstanding shares of capital stock of the Company ("Company Capital Stock") and all outstanding options, warrants or other rights to acquire or receive shares of Company Capital Stock shall be converted into the right to receive shares of voting Common Stock of Parent ("Parent Common Stock").

     C. A portion of the shares of Parent Common Stock otherwise issuable by Parent in connection with the Merger shall be placed in escrow by Parent, the release of which amount shall be contingent upon certain events and conditions, all as set forth in Article VII hereof.

     D. The Company, Parent and Merger Sub desire to make certain representations and warranties and other agreements in connection with the Merger.

     NOW, THEREFORE, in consideration of the covenants, promises and representations set forth herein, and for other good and valuable consideration, intending to be legally bound hereby the parties agree as follows:

                                   ARTICLE I

                                   THE MERGER

     1.1 The Merger. At the Effective Time (as defined in Section 1.2) and subject to and upon the terms and conditions of this Agreement and the applicable provisions of the Delaware General Corporation Law ("Delaware Law"), Merger Sub shall be merged with and into the Company, the separate corporate existence of Merger Sub shall cease, and the Company shall continue as the surviving corporation and as a wholly-owned subsidiary of Parent. The Company as the surviving corporation after the Merger is hereinafter sometimes referred to as the "Surviving Corporation."

     1.2 Effective Time. Unless this Agreement is earlier terminated pursuant to Section 8.1, the closing of the Merger (the "Closing") will take place as promptly as practicable, but no later than five (5) business days, following satisfaction or waiver of the conditions set forth in Article VI, at the offices of Brobeck Phleger & Harrison LLP, 550 West C Street, Suite 1300, San Diego, California, unless another place or time is agreed to by Parent and the Company. The date upon which the Closing actually occurs is herein referred to as the "Closing Date." On the Closing Date, the parties hereto shall cause the Merger to be consummated by filing an Agreement or Certificate of Merger (or like instrument) with the Secretary of State of the State of Delaware (the "Merger Agreement"), in accordance with the relevant provisions of applicable law (the time of confirmation by the Secretary of State of Delaware of such filing being referred to herein as the "Effective Time").

     1.3 Effect of the Merger. At the Effective Time, the effect of the Merger shall be as provided in the applicable provisions of Delaware Law. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all the property, rights, privileges, powers and franchises of the Company and Merger

Sub shall vest in the Surviving Corporation, and all debts, liabilities and duties of the Company and Merger Sub shall become the debts, liabilities and duties of the Surviving Corporation.

     1.4  Certificate of Incorporation; Bylaws.

     (a) Unless otherwise determined by Parent prior to the Effective Time, at the Effective Time, the Certificate of Incorporation of Merger Sub, as in effect immediately prior to the Effective Time, shall be the Certificate of Incorporation of the Surviving Corporation until thereafter amended as provided by law and such Certificate of Incorporation; provided, however, that Article I of the Certificate of Incorporation of the Surviving Corporation shall be amended to read as follows: "The name of the corporation is Subscriber Computing, Inc."

     (b) Unless otherwise determined by Parent, the Bylaws of Merger Sub, as in effect immediately prior to the Effective Time, shall be the Bylaws of the Surviving Corporation until thereafter amended.

     1.5 Directors and Officers. The director(s) of Merger Sub immediately prior to the Effective Time shall be the initial director(s) of the Surviving Corporation, each to hold office in accordance with the Certificate of Incorporation and Bylaws of the Surviving Corporation. The officers of Merger Sub immediately prior to the Effective Time shall be the initial officers of the Surviving Corporation, each to hold office in accordance with the Bylaws of the Surviving Corporation.

     1.6 Maximum Shares to Be Issued; Effect on Capital Stock. The maximum number of shares of Parent Common Stock to be issued (including Parent Common Stock to be reserved for issuance upon exercise of any of the Company's options and warrants to be assumed by Parent) in exchange for the acquisition by Parent of all outstanding Company Capital Stock and all unexpired and unexercised options, warrants or other rights to acquire Company Capital Stock shall be equal to that number of shares of Parent Common Stock obtained by dividing (x) the sum of (A) Seventy Million Dollars ($70,000,000) and (B) the exercise price of all warrants and options to acquire Company Capital Stock outstanding immediately prior to the Effective Time and (C) any cash received by the Company after April 1, 1998, but prior to the Effective Time, as payment for the exercise of warrants or options to acquire Company Capital Stock (collectively, the "Purchase Price") by (y) the Parent Closing Average Price Per Share (as defined in Section 1.6(j)(v)) (the "Total Parent Shares"), provided, however, that the Purchase Price shall be reduced by that amount of the obligations of the Company relating to any mortgages, indentures, loans or credit agreements, security agreements or other arrangements or instruments relating to the borrowing of money or extension of credit to the Company including guaranties (collectively, "Borrowings) that exceed Ten Million Dollars ($10,000,000) as of the Effective Time excluding any Borrowings by the Company in the form of capital equipment leases, but including, without limitation, that certain Master Loan and Security Agreement dated December 10, 1997 in the amount of Two Million Six Hundred Thousand Dollars ($2,600,000) with Transamerica. Subject to the terms and conditions of this Agreement, as of the Effective Time, by virtue of the Merger and without any action on the part of Merger Sub, the Company or the holder of any shares of the Company Capital Stock, the following shall occur:

          (a) Conversion of Company Common Stock. Each share of Common Stock of the Company (the "Company Common Stock") issued and outstanding immediately prior to the Effective Time (other than any shares of Company Capital Stock to be canceled pursuant to Section 1.6(d) and any Dissenting Shares (as defined and to the extent provided in Section 1.7(a)) will be canceled and extinguished and be converted automatically into the right to receive that number of shares of Parent Common Stock (except for the number of shares of Parent Common Stock contributed to the Escrow Fund (as defined in Section 7.2(b)) equal to the Exchange Ratio (as defined in Section 1.6(j)(vii) below), upon surrender of the certificate representing such share of Company Common Stock in the manner provided in Section 1.8, provided, however, that if the Company has a repurchase right with respect to the Company Common Stock of any holder, then the shares of Parent Common Stock issuable to the respective holder shall be subject to a schedule with respect to the lapse of repurchase rights such that repurchase rights lapse with respect to the number of shares of Parent Common Stock in the same proportion as the number of shares of Company Common Stock which would have lapsed multiplied by the Exchange Ratio.

          (b) Conversion of Company Series A Preferred Stock. Each share of Series A Preferred Stock of the Company ("Company Series A Preferred Stock") issued and outstanding immediately prior to the Effective Time (other than any shares of Company Capital Stock to be canceled pursuant to Section 1.6(d) and any Dissenting Shares (as defined and to the extent provided in Section 1.7(a)) will be canceled and extinguished and be converted automatically into the right to receive that number of shares of Parent Common Stock (except for the number of shares of Parent Common Stock contributed to the Escrow Fund (as defined in Section 7.2(b)) equal to the number of shares of Company Common Stock that would have been issued upon conversion of such share of Company Series A Preferred Stock immediately prior to the Effective Time multiplied by the Exchange Ratio, upon surrender of the certificate representing such share of Company Series A Preferred Stock in the manner provided in Section 1.8.

          (c) Conversion of Company Series B Preferred Stock. Each share of Series B Preferred Stock of the Company ("Company Series B Preferred Stock") issued and outstanding immediately prior to the Effective Time (other than any shares of Company Capital Stock to be canceled pursuant to Section 1.6(d) and any Dissenting Shares (as defined and to the extent provided in Section 1.7(a)) will be canceled and extinguished and be converted automatically into the right to receive that number of shares of Parent Common Stock (except for the number of shares of Parent Common Stock contributed to the Escrow Fund (as defined in Section 7.2(b)) equal to (i) the Series B Preference Shares (as defined in Section 1.6(j)(i) below) divided by the Aggregate Series B Number (as defined in Section 1.6(j)(iii) below), plus (ii) the Exchange Ratio, upon surrender of the certificate representing such share of Company Series B Preferred Stock in the manner provided in Section 1.8.

          (d) Cancellation of Company-Owned Stock. Each share of Company Capital Stock owned by the Company or any direct or indirect wholly-owned subsidiary of the Company immediately prior to the Effective Time shall be canceled and extinguished without any conversion thereof.

          (e) Stock Options. At the Effective Time, all options to purchase Company Common Stock then outstanding under the Company's 1997 Incentive Stock Option Plan (the "Option Plan") or otherwise shall be assumed by Parent in accordance with provisions described below.

             (i) At the Effective Time, each outstanding option to purchase shares of Company Common Stock (each a "Company Option") under the Option Plan or otherwise, whether vested or unvested, shall be, in connection with the Merger, assumed by Parent. Each Company Option so assumed by Parent under this Agreement shall continue to have, and be subject to, the same terms and conditions set forth in the Option Plan and/or as provided in the respective option agreements governing such Company Option immediately prior to the Effective Time, except that (A) such Company Option shall be exercisable for that number of whole shares of Parent Common Stock equal to the product of the number of shares of Company Common Stock that were issuable upon exercise of such Company Option immediately prior to the Effective Time multiplied by the Exchange Ratio, rounded down (in the case of Company Options granted under the Option Plan) to the nearest whole number of shares of Parent Common Stock and (B) the per share exercise price for the shares of Parent Common Stock issuable upon exercise of such assumed Company Option shall be equal to the quotient determined by dividing the exercise price per share of Company Common Stock at which such Company Option was exercisable immediately prior to the Effective Time by the Exchange Ratio, rounded up to the nearest whole cent.

             (ii) It is the intention of the parties that the Company Options assumed by Parent qualify following the Effective Time as incentive stock options as defined in Section 422 of the Internal Revenue Code of 1986, as amended (the "Code"), to the extent the Company Options qualified as incentive stock options immediately prior to the Effective Time.

             (iii) Promptly following the Effective Time, Parent will issue to each holder of an outstanding Company Option a document evidencing the foregoing assumption of such Company Option by Parent.

          (f) Warrants. At the Effective Time, the warrants to purchase shares of Company Common Stock ( a "Common Warrant"), Company Series A Preferred Stock (a "Series A Warrant") and Company Series B Preferred Stock (a "Series B Warrant") listed on Schedule 1.6(f) then outstanding, if any, (each a "Warrant") shall be assumed by Parent in accordance with the provisions described below:

             (i) At the Effective Time, each Warrant shall be, in connection with the Merger, assumed by Parent. Each Warrant so assumed by Parent under this Agreement shall continue to have, and be subject to, the same terms and conditions set forth in the respective agreement governing such Warrant immediately prior to the Effective Time, except that (A) each such Common Warrant shall be exercisable for that number of whole shares of Parent Common Stock equal to the product of the number of shares of Company Common Stock that were issuable upon exercise of such Common Warrant immediately prior to the Effective Time multiplied by the Exchange Ratio, rounded to the nearest whole number of shares of Parent Common Stock, with one-half share being rounded up, at that exercise price per share equal to the quotient determined by dividing the exercise price per share at which such Common Warrant was exercisable immediately prior to the Effective Time by the Exchange Ratio, rounded to the nearest whole cent, with one-half cent being rounded up, (B) each such Series A Warrant shall be exercisable for that number of whole shares of Parent Common Stock equal to the number of shares of Parent Common Stock that would have been issued in respect of such Warrant in the Merger had such Warrant been exercised in full immediately prior to the Effective Time, rounded to the nearest whole number of shares of Parent Common Stock, with one-half share being rounded up, at that exercise price per share equal to the quotient determined by dividing the aggregate exercise price at which such Series A Warrant was exercisable immediately prior to the Effective Time if exercised in full by the number of shares of Parent Common Stock issuable upon exercise of such Warrant following the Merger, rounded to the nearest whole cent, with one-half cent being rounded up, and (C) each such Series B Warrant shall be exercisable for that number of whole shares of Parent Common Stock equal to the number of shares of Parent Common Stock that would have been issued in respect of such Warrant in the Merger had such Warrant been exercised in full immediately prior to the Effective Time, rounded to the nearest whole number of shares of Parent Common Stock, with one-half share being rounded up, at that exercise price per share equal to the quotient determined by dividing the aggregate exercise price at which such Series B Warrant was exercisable immediately prior to the Effective Time if exercised in full by the number of shares of Parent Common Stock issuable upon exercise of such Warrant following the Merger, rounded to the nearest whole cent, with one-half cent being rounded up,

             (ii) Promptly following the Effective Time, Parent will issue to each holder of an outstanding Warrant a document evidencing the foregoing assumption of such Warrant by Parent.

          (g) Capital Stock of Merger Sub. Each share of Common Stock of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into and exchanged for one validly issued, fully paid and nonassessable share of Common Stock of the Surviving Corporation. Each stock certificate of Merger Sub evidencing ownership of any such shares of Common Stock of the Merger Sub shall, as of the Effective Time, evidence ownership of such shares of Common Stock of the Surviving Corporation.

          (h) Adjustments to Exchange Ratio. The Exchange Ratio shall be adjusted to reflect fully the effect of any stock split, reverse split, stock dividend (including any dividend or distribution of securities convertible into Company Capital Stock), reorganization, recapitalization or other like change with respect to Company Capital Stock occurring after the date hereof and prior to the Effective Time.

          (i) Fractional Shares. No fraction of a share of Parent Common Stock will be issued, but in lieu thereof, each holder of shares of Company Capital Stock who would otherwise be entitled to a fraction of a share of Parent Common Stock (after aggregating all fractional shares of Parent Common Stock to be received by such holder) shall be entitled to receive, without any interest, from Parent an amount of cash (rounded to the nearest whole cent) equal to the product of (i) such fraction, multiplied by (ii) the average closing price of a share of Parent Common Stock for the five (5) consecutive trading days ending on the trading day immediately prior to the Closing Date, as reported on the Nasdaq National Market.

          (j) Definitions.

             (i) Series B Preference Shares. The "Series B Preference Shares" shall mean the quotient obtained by dividing (x) the product of $3.563 multiplied by the Aggregate Series B Number (as defined below), by (y) the Parent Closing Average Price Per Share (as defined below).

             (ii) Aggregate Common Number. The "Aggregate Common Number" shall mean the aggregate number of shares of Company Common Stock outstanding immediately prior to the Effective Time.

             (iii) Aggregate Series A Number. The "Aggregate Series A Number" shall mean the aggregate number of shares of Company Common Stock issuable upon conversion of all of the Company Series A Preferred Stock outstanding immediately prior to the Effective Time (including all shares of Company Series A Preferred Stock issued or issuable upon exercise of the Series A Preferred Warrants).

             (iv) Aggregate Series B Number. The "Aggregate Series B Number" shall mean the aggregate number of shares of Company Series B Preferred Stock outstanding immediately prior to the Effective Time (including all shares of Company Series B Preferred Stock issued or issuable upon exercise of the Series B Preferred Warrants).

             (v) Aggregate Option Number. The "Aggregate Option Number" shall mean the aggregate number of shares of Company Common Stock issuable upon the exercise of all outstanding Company options, warrants and other rights to acquire shares of Company Common Stock (excluding Common Stock issuable upon conversion of the Company Series A Preferred Stock and/or Company Series B Preferred Stock issuable upon the exercise of the Series A Warrants or the Series B Warrants) immediately prior to the Effective Time.

             (vi) Parent Closing Average Price Per Share. The "Parent Closing Average Price Per Share" shall mean the average of the closing prices per share of Parent Common Stock as quoted on the Nasdaq National Market (or such other exchange or quotation system on which Parent Common Stock is then traded or quoted) and reported in The Wall Street Journal for the ten (10) trading days immediately preceding (but not including) the Closing Date, provided, however, that notwithstanding the foregoing, the Parent Closing Average Price Per Share shall in no event be greater than one hundred ten percent (110%) nor less than ninety percent (90%) of the average of the closing prices per share of Parent Common Stock as quoted on the Nasdaq National Market (or such other exchange or quotation system on which Parent Common Stock is then traded or quoted) and reported in The Wall Street Journal for the ten (10) trading days immediately preceding (but not including) the date hereof.

             (vii) Escrow Amount. The "Escrow Amount" shall be a number of shares of Parent Common Stock equal to the sum of (x) (i) 0.10 multiplied by (ii) the sum of the Exchange Ratio multiplied by (iii) the sum of the Aggregate Common Number, the Aggregate Series A Number (excluding all shares of Series A Preferred Stock issuable upon exercise of Series A Warrants outstanding as of the Effective Time) and the Aggregate Series B Number, and (y) 0.10 multiplied by the number of Series B Preference Shares.

             (viii) Exchange Ratio. The "Exchange Ratio" shall mean the quotient obtained by dividing (x) the difference between (A) the Total Parent Shares and (B) the Series B Preference Shares, by (y) the sum of (A) the Aggregate Common Number, (B) the Aggregate Series A Number, (C) the Aggregate Series B Number and (D) the Aggregate Option Number.

     1.7  Dissenting Shares.

     (a) Notwithstanding any provision of this Agreement to the contrary, any shares of Company Capital Stock held by a holder who has demanded and perfected appraisal or dissenters' rights for such shares in accordance with Delaware Law and who, as of the Effective Time, has not effectively withdrawn or lost such appraisal or dissenters' rights ("Dissenting Shares") shall not be converted into or represent a right to receive Parent Common Stock pursuant to Section 1.6, but the holder thereof shall only be entitled to such rights as are granted by Delaware Law.

     (b) Notwithstanding the provisions of subsection(a), if any holder of shares of Company Capital Stock who demands appraisal of such shares under Delaware Law shall effectively withdraw or lose (through failure to perfect or otherwise) the right to appraisal, then, as of the later of the Effective Time and the occurrence of such event, such holder's shares shall automatically be converted into and represent only the right to receive Parent Common Stock and payment for any fractional share as provided in Section 1.6, without interest thereon, upon surrender of the certificate representing such shares.

     (c) The Company shall give Parent (i) prompt notice of any written demands for appraisal of any shares of Company Capital Stock, withdrawals of such demands, and any other instruments served pursuant to Delaware Law and received by the Company and (ii) the opportunity to participate in all negotiations and proceedings with respect to demands for appraisal under Delaware Law. The Company shall not, except with the prior written consent of Parent, voluntarily make any payment with respect to any demands for appraisal of capital stock of the Company or offer to settle or settle any such demands.

     1.8  Surrender of Certificates.

     (a) Exchange Agent. Prior to the Effective Time, Parent shall designate a bank or trust company with assets of not less than $500 million to act as exchange agent (the "Exchange Agent").

     (b) Parent to Provide Common Stock. Promptly after the Effective Time, Parent shall make available to the Exchange Agent for exchange in accordance with this Article I, the aggregate number of shares of Parent Common Stock issuable pursuant to Section 1.6 in exchange for outstanding shares of Company Capital Stock; provided that, on behalf of the holders of Company Capital Stock, Parent shall deposit into an escrow account a number of shares of Parent Common Stock equal to the Escrow Amount out of the aggregate number of shares of Parent Common Stock otherwise issuable pursuant to Section 1.6. The portion of the Escrow Amount contributed on behalf of each holder of Company Capital Stock shall be in proportion to the aggregate number of shares of Parent Common Stock which such holder would otherwise be entitled to receive under Section 1.6 by virtue of ownership of outstanding shares of Company Capital Stock.

     (c) Exchange Procedures. Promptly after the Effective Time, the Surviving Corporation shall cause to be mailed to each holder of record of a certificate or certificates (the "Certificates") which immediately prior to the Effective Time represented outstanding shares of Company Capital Stock and which shares were converted into the right to receive shares of Parent Common Stock pursuant to Section 1.6, (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Exchange Agent and shall be in such form and have such other provisions as Parent may reasonably specify) and
(ii) instructions for use in effecting the surrender of the Certificates in exchange for certificates representing shares of Parent Common Stock. Upon surrender of a Certificate for cancellation to the Exchange Agent or to such other agent or agents as may be appointed by Parent, together with such letter of transmittal, duly completed and validly executed in accordance with the instructions thereto, the holder of such Certificate shall be entitled to receive in exchange therefor a certificate representing the number of whole shares of Parent Common Stock, less the number of shares of Parent Common Stock, if any, to be deposited in escrow on such holder's behalf pursuant to Article VII hereto, plus cash in lieu of fractional shares in accordance with Section 1.6, to which such holder is entitled pursuant to Section 1.6, and the Certificate so surrendered shall forthwith be canceled. As soon as practicable after the Effective Time, and subject to and in accordance with the provisions of Article VII hereof, Parent shall cause to be distributed to the Escrow Agent (as defined in Article VII) a certificate or certificates representing the number of shares of Parent Common Stock equal to the Escrow Amount, which certificate shall be registered in the name of the Escrow Agent. Such shares shall be beneficially owned by the holders on whose behalf such shares were deposited in the Escrow Fund and shall be available to compensate Parent as provided in Article VII. Until so surrendered, each outstanding Certificate that, prior to the Effective Time, represented shares of Company Capital Stock will be deemed from and after the Effective Time, for all corporate purposes, other that the payment of dividends, to evidence the ownership of the number of full shares of Parent Common Stock into which such shares of Company Capital Stock shall have been so converted and the right to receive an amount in cash in lieu of the issuance of any fractional shares in accordance with Section 1.6.

     (d) Distributions with Respect to Unexchanged Shares. No dividends or other distributions with respect to Parent Common Stock declared or made after the Effective Time and with a record date after the Effective Time will be paid to the holder of any unsurrendered Certificate with respect to the shares of Parent Common Stock represented thereby until the holder of record of such Certificate shall surrender such Certificate. Subject to applicable law, following surrender of any such Certificate, there shall be paid to the record holder of the certificates representing whole shares of Parent Common Stock issued in exchange therefor, without interest, at the time of such surrender, the amount of dividends or other distributions with a record date after the Effective Time theretofore payable with respect to such whole shares of Parent Common Stock.

     (e) Transfers of Ownership. If any certificate for shares of Parent Common Stock is to be issued in a name other than that in which the Certificate surrendered in exchange therefor is registered, it will be a condition of the issuance thereof that the Certificate so surrendered will be properly endorsed and otherwise in proper form for transfer and that the person requesting such exchange will have paid to Parent or any agent designated by it any transfer or other taxes required by reason of the issuance of a certificate for shares of Parent Common Stock in any name other than that of the registered holder of the Certificate surrendered, or established to the satisfaction of Parent or any agent designated by it that such tax has been paid or is not payable.

     (f) No Liability. Notwithstanding anything to the contrary in this Section 1.8, none of the Exchange Agent, the Surviving Corporation or any party hereto shall be liable to a holder of shares of Parent Common Stock or Company Capital Stock for any amount properly paid to a public official pursuant to any applicable abandoned property, escheat or similar law.

     1.9 No Further Ownership Rights in Company Common Stock. All shares of Parent Common Stock issued upon the surrender for exchange of shares of Company Capital Stock in accordance with the terms hereof (including any cash paid in respect thereof) shall be deemed to have been issued in full satisfaction of all rights pertaining to such shares of Company Capital Stock, and there shall be no further registration of transfers on the records of the Surviving Corporation of shares of Company Capital Stock which were outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates are presented to the Surviving Corporation for any reason, they shall be canceled and exchanged as provided in this Article 1.

     1.10 Lost, Stolen or Destroyed Certificates. In the event any Certificates evidencing shares of Company Capital Stock shall have been lost, stolen or destroyed, the Exchange Agent shall issue in exchange for such lost, stolen or destroyed Certificates, upon the making of an affidavit of that fact by the holder thereto, such shares of Parent Common Stock and cash for fractional share, if any, as may be required pursuant to Section 1.6; provided, however, that Parent may, in its discretion and as a condition precedent to the issuance thereof, require the owner of such lost, stolen or destroyed Certificates to deliver a bond in such sum as it may reasonably direct as indemnity against any claim that may be made against Parent or the Exchange Agent with respect to the Certificates alleged to have been lost, stolen or destroyed.

     1.11 Tax and Accounting Consequences. It is intended by the parties hereto that the Merger shall (i) constitute a reorganization within the meaning of
Section 368 of the Code and (ii) qualify for accounting treatment as a pooling of interests.

     1.12 Taking of Necessary Action; Further Action. If, at any time after the Effective Time, any such further action is necessary or desirable to carry out the purposes of this Agreement and to vest the Surviving Corporation with full right, title and possession to all assets, property, rights, privileges, powers and franchises of the Company and Merger Sub, the officers and directors of the Company and Merger Sub are fully authorized in the name of their respective corporations or otherwise to take, and will take, all such lawful and necessary action.

     1.13  Company Certificate; Release.

     (a) Certificate. At or prior to the Closing, the Company shall deliver to Parent a certificate signed on behalf of the Company by the chief executive office and chief financial officer of the Company (the "Company Certificate") identifying each of the holders of Company Capital Stock, Company Options and Warrants and the consideration that each such holder is entitled to receive pursuant to Section 1.6 above. Parent shall be entitled to rely without investigation on the information set forth in the Company Certificate in delivering the consideration set forth in the Company Certificate to the holders of Company Capital Stock, Company Options and Warrants. Notwithstanding anything to the contrary in this Agreement, Parent shall not be obligated to deliver any portion of the consideration set forth in Section 1.6 to the holders of Company Capital Stock, Company Options and Warrants unless and until the Company shall have delivered the Company Certificate to Parent.

     (b) Release. The Company, for itself, and each of its officers, directors, stockholders, partners, agents, administrators, representatives, affiliates, predecessors in interest, successors and assigns, hereby unconditionally and forever releases and discharges Parent, each of its subsidiaries (including the Surviving Corporation), and each of their respective officers, directors, stockholders, partners, agents, administrators, representatives, affiliates, predecessors in interest, successors and assigns (the "Released Parties") of and from any and all claims, causes of action, liabilities, obligations, costs and expenses of every kind and nature whatsoever, at law or in equity, whether contractual, common law, statutory, federal, state or otherwise, known or unknown, suspected or unsuspected, direct or derivative, which now exists or may exist at any time in the future based upon or relating in any manner to the allocation of the consideration pursuant to Section 1.6 or any dispute with respect to the interpretation of the manner in which such consideration is to be distributed. This release shall not apply to Parent's obligation to deliver the consideration set forth in Section 1.6 to the holders of Company Capital Stock, Company Options and Warrants in accordance with the information contained in the Company Certificate.

                                   ARTICLE II

                 REPRESENTATIONS AND WARRANTIES OF THE COMPANY

     The Company hereby represents and warrants to Parent and Merger Sub, subject to such exceptions as are disclosed in the disclosure letter supplied by the Company to Parent (the "Company Schedules") and dated as of the date hereof, as follows:

     2.1 Organization of the Company. The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. The Company has the corporate power to own its properties and to carry on its business as now being conducted. The Company is duly qualified to do business and in good standing as a foreign corporation in each jurisdiction in which the failure to be so qualified would have, or would reasonably be expected to have, a material adverse effect on the business, assets (including intangible assets), financial condition, results of operations, liabilities or prospects of the Company (hereinafter referred to as a "Material Adverse Effect"). The Company has delivered a true and correct copy of its Certificate of Incorporation and Bylaws, each as amended to date, to Parent.

     2.2  Company Capital Structure.

     (a) The authorized capital stock of the Company consists of 20,000,000 shares of authorized Common Stock, of which 8,443,944 shares are issued and outstanding, 348,687 shares of authorized Series A Preferred Stock, of which -0-shares are issued and outstanding and 4,300,000 shares of authorized Series B Preferred Stock, of which 4,209,863 shares are issued and outstanding. The Company Capital Stock is held of record by the persons, with the addresses of record and in the amounts set forth on Schedule 2.2(a) along with the vesting schedule for such shares, if any. Except as set forth on Schedule 2.2(a), all outstanding shares of

Company Capital Stock are duly authorized, validly issued, fully paid and non-assessable and not subject to preemptive rights created by statute, the Certificate of Incorporation or Bylaws of the Company or any agreement to which the Company is a party or by which it is bound.

     (b) The Company has reserved 2,750,000 shares of Common Stock for issuance to employees and consultants pursuant to the Option Plan, of which 1,618,489 shares are subject to outstanding, unexercised options, 1,111,405 shares remain available for future grant and 20,106 shares have been issued pursuant to the exercise of options issued under the Option Plan. The Company has reserved -0-shares of Common Stock for issuance upon exercise of outstanding Company Options granted outside the Option Plan and 447,695 shares of Common Stock for issuance upon exercise of the Warrants. Schedule 2.2(b) sets forth for each outstanding Company Option or Warrant the name of the holder of such option or Warrant, the domicile address of such holder, the number of shares of Common Stock subject to such option or Warrant, the exercise price of such option or Warrant and the vesting schedule for such option or Warrant, including the extent vested to date and whether the exercisability of such option or Warrant will be accelerated and become exercisable by reason of the transactions contemplated by this Agreement. Except as set forth on Schedule 2.2(b), there are no options, warrants, calls, rights, commitments or agreements of any character, written or oral, to which the Company is a party or by which it is bound obligating the Company to issue, deliver, sell, repurchase or redeem, or cause to be issued, delivered, sold, repurchased or redeemed, any shares of the capital stock of the Company or obligating the Company to grant, extend, accelerate the vesting of, change the price of, otherwise amend or enter into any such option, warrant, call, right, commitment or agreement. The holders of Company Options and Warrants have been or will be given, or shall have properly waived, any required notice prior to the Merger, and all such rights will be exercised or exchanged for substantially identical rights in Parent's securities at or prior to the Effective Time. As a result of the Merger, Parent will be the record and sole beneficial owner of all capital stock of the Company and rights to acquire or receive such capital stock.

     2.3 Subsidiaries. The Company does not have and has never had any subsidiaries or affiliated companies and does not otherwise own and has never otherwise owned any shares of capital stock or any interest in, or control, directly or indirectly, any other corporation, partnership, association, joint venture or other business entity.

     2.4 Authority. Subject only to the requisite approval of the Merger and this Agreement by the Company's stockholders, the Company has all requisite corporate power and authority to enter into this Agreement and to consummate the transactions contemplated hereby. The vote required of the Company's stockholders to duly approve the Merger and this Agreement is a majority of the outstanding shares of (a) Common Stock and Preferred Stock, voting together on an as-converted basis and (b) of each class of the Company's stock. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of the Company, subject only to the approval of the Merger and this Agreement by the Company's stockholders. The Company's Board of Directors has unanimously approved the Merger and this Agreement. This Agreement has been duly executed and delivered by the Company and constitutes the valid and binding obligation of the Company, enforceable in accordance with its terms except (i) as limited by applicable bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting enforcement of creditors' rights generally and (ii) as limited by laws relating to the availability of specific performance, injunctive relief or other equitable remedies. Except as set forth on Schedule 2.4, subject only to the approval of the Merger and this Agreement by the Company's stockholders, the execution and delivery of this Agreement by the Company does not, and, as of the Effective Time, the consummation of the transactions contemplated hereby will not, conflict with, or result in any violation of, or default under (with or without notice or lapse of time, or both), or give rise to a right of termination, cancellation or acceleration of any obligation or loss of any benefit under (any such event, a "Conflict") (i) any provision of the Certificate of Incorporation or Bylaws of the Company or (ii) any mortgage, indenture, lease, contract or other agreement or instrument, permit, concession, franchise, license, judgment, order, decree, statute, law, ordinance, rule or regulation applicable to the Company or its properties or assets. No consent, waiver, approval, order or authorization of, or registration, declaration or filing with, any court, administrative agency or commission or other federal, state, country, local or foreign governmental authority, instrumentality, agency or commission ("Governmental Entity") or any third party (so as not to trigger any Conflict) is required by or with respect to the Company in connection with the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby, except for (i) the filing of the Merger Agreement with the Delaware Secretary of State, (ii) such consents, waivers, approvals, orders, authorizations, registrations, declarations and filings as may be required under applicable federal and state securities laws and (iii) such other consents, waivers, authorizations, filings, approvals and registrations which are set forth on Schedule 2.4.

     2.5 Company Financial Statements. Schedule 2.5 sets forth the Company's balance sheet (the "Balance Sheet") and the related unaudited profit and loss statement as at and for the five-month period ended February 28, 1998 (collectively, the "Company Financials"). The Company Financials are correct in all material respects and have been prepared in accordance with generally accepted accounting principles ("GAAP") applied on a basis consistent throughout the periods indicated and consistent with each other, except that the Company Financials may not contain all footnotes required by GAAP and are subject to normal year-end adjustments, which such adjustments will not be material in amount or significance. The Company Financials present fairly the financial condition and operating results of the Company as of the dates and during the periods indicated therein, subject to normal year-end adjustments, which such adjustments will not be material in amount or significance.

     2.6 No Undisclosed Liabilities. Except as set forth in Schedule 2.6, other than the obligations of the Company under all executory contracts and agreements to which it is a party and liabilities incurred in the ordinary course of business since the date of the Balance Sheet, the Company does not have any material liability, indebtedness, obligations, expense, claim, deficiency, guaranty or endorsement of any type, whether accrued, absolute, matured, or to its knowledge, contingent, unmatured or other (whether or not required to be reflected in financial statements in accordance with GAAP), which individually or in the aggregate, has not been reflected in the Balance Sheet. Except as set forth on Schedule 2.7, the accounts receivable balance, net of reserves, as recorded on the Balance Sheet is correct in all respects and all accounts receivable will be collected within twelve (12) months.

     2.7 No Changes. Except as set forth in Schedule 2.7, since the date of the Balance Sheet, there has not been, occurred or arisen any:

          (a) material transaction by the Company except in the ordinary course of business as conducted on the date of the Balance Sheet and consistent with past practices;

          (b) amendments or changes to the Certificate of Incorporation or Bylaws of the Company;

          (c) capital expenditure or commitment by the Company, either individually or in the aggregate, exceeding $100,000;

          (d) destruction of, damage to or loss of any material assets, business or customer of the Company (whether or not by covered by insurance);

          (e) claim of wrongful discharge or other claim of unlawful labor practice or action;

          (f) material revaluation by the Company of any of its assets;

          (g) declaration, setting aside of payment of a dividend or other distribution with respect to the capital stock of the Company, or any direct or indirect redemption, purchase or other acquisition by the Company of any Company Capital Stock;

          (h) material sale, lease, license or other disposition of any of the assets or properties of the Company, except in the ordinary course of business as conducted on that date and consistent with past practices;

          (i) amendment or termination of any material contract, agreement or license to which the Company is a party or by which it is bound;

          (j) loan by the Company to any person or entity, incurring by the Company of any indebtedness for borrowed money, guaranteeing by the Company or any indebtedness, issuance or sale of any debt securities of the Company or guaranteeing of any debt securities of others, except for advances to employees for travel and business expenses in the ordinary course of business, consistent with past practices;

          (k) material waiver or release of any right or claim of the Company, including any material write-off or other compromise of any account receivable of the Company;

          (l) commencement or notice or threat of commencement of any lawsuit or proceeding against or investigation of the Company or its affairs;

          (m) notice of any claim of ownership by a third party of Company Intellectual Property Rights (as defined in Section 2.11 below) or of infringement by the Company of any third party's intellectual property rights;

          (n) issuance or sale by the Company of any of its shares of Company Capital Stock, or securities exchangeable, convertible or exercisable therefor, or of any other of its securities;

          (o) material change in pricing or royalties set or charged by the Company to its customers or licensees or in pricing or royalties set or charged by persons who have licensed Company Intellectual Property Rights to the Company;

          (p) to the Company's knowledge, any event or condition of any character that has or could be reasonably expected to have a Material Adverse Effect on the Company; or

          (q) agreement by the Company or any officer or employees thereof to do any of the things described in the preceding clauses (a) through (p).

     2.8  Tax and Other Returns and Reports.

     (a) Definition of Taxes. For the purposes of this Agreement, "Tax" or, collectively, "Taxes" means any and all federal, state, local and foreign taxes, assessments and other governmental charges, duties, impositions and liabilities, including taxes based upon or measured by gross receipts, income, profits, sales, use and occupation, and value added, ad valorem, transfer, franchise, withholding, payroll, recapture, employment, exercise and property taxes, together with all interest, penalties and additions imposed with respect to such amounts and any obligations under any agreements or arrangements with any other person with respect to such amounts and including any liability for taxes of a predecessor entity.

     (b) Tax Returns and Audits. Except as set forth in Schedule 2.8:

          (i) The Company as of the Effective Time will have prepared and filed all required federal, state, local and foreign returns, estimates, information statements and reports ("Returns") relating to any and all Taxes concerning or attributable to the Company or its operations and such Returns are true and correct and have been completed in accordance with applicable law.

          (ii) The Company as of the Effective Time: (A) will have paid or accrued all Taxes it is required to pay or accrue and (B) will have withheld with respect to its employees all federal and state income taxes, FICA, FUTA and other Taxes required to be withheld.

          (iii) The Company has not been delinquent in the payment of any Tax nor is there any Tax deficiency outstanding, proposed or assessed against the Company, nor has the Company executed any waiver of any statute of limitations on or extending the period for the assessment or collection of any Tax.

          (iv) No audit or other examination of any Return of the Company is currently in progress, nor has the Company been notified of any request for such an audit or other examination.

          (v) The Company does not have any liabilities for unpaid federal, state, local and foreign Taxes which have not been accrued or reserved against in accordance with GAAP on the Balance Sheet, whether asserted or unasserted, contingent or otherwise, and the Company has no knowledge of any basis of the assertion of any such liability attributable to the Company, its assets or operations.

          (vi) The Company has provided to Parent copies of its three most recent federal and state income and state sales and use Tax Returns.

          (vii) There are (and as of immediately following the Effective Date there will be) no liens, pledges, charges, claims, security interests or other encumbrances of any sort ("Liens") on the assets of the Company relating to or attributable to Taxes.

          (viii) The Company has no knowledge of any basis for the assertion of any claim relating or attributable to Taxes which, if adversely determined, would result in any Lien on the assets of the Company.

          (ix) None of the Company's assets are treated as "tax-exempt use property" within the meaning of Section 168(h) of the Code.

          (x) As of the Effective Time, there will not be any contract, agreement, plan or arrangement, including but not limited to the provisions of this Agreement, covering any employee or former employee of the Company that, individually or collectively, could give rise to the payment of any amount that would not be deductible pursuant to Section 280G or 162 of the Code.

          (xi) The Company has not filed any consent agreement under Section 341(f) of the Code or agreed to have Section 341(f)(2) of the Code apply to any disposition of a subsection (f) asset (as defined in Section 341(f)(4) of the Code) owned by the Company.

          (xii) The Company is not a party to a tax sharing or allocation agreement nor does the Company owe any amount under any such agreement.

          (xiii) The Company has not, and has not been at any time, a "United States real property holding corporation" within the meaning of Section 897(c)(2) of the Code.

          (xiv) The Company's tax basis in its assets for purposes of determining its future amortization, depreciation and other federal income tax deductions is accurately reflected on the Company's tax books and records.

     2.9 Restrictions on Business Activities. Except as set forth in Schedule 2.9, there is no agreement (noncompete or otherwise), commitment, judgment, injunction, order or decree to which the Company is a party or otherwise binding upon the Company which has or reasonably could be expected to have the effect of prohibiting or impairing any business practice of the Company, any acquisition of property (tangible or intangible) by the Company or the conduct of business by the Company. Except as set forth in Schedule 2.9, without limiting the foregoing, the Company has not entered into any agreement under which the Company is restricted from selling, licensing or otherwise distributing any of its products to any class of customers, in any geographic area, during any period of time or in any segment of the market.

     2.10  Title to Properties; Absence of Liens and Encumbrances.

     (a) The Company owns no real property, nor has it ever owned any real property. Schedule 2.10(a) sets forth a list of all real property currently, or at any time in the past, leased by the Company, the name of the lessor, the date of the lease and each amendment thereto and, with respect to any current lease, the aggregate annual rental and/or other fees payable under any such lease. All such current leases are in full force and effect, are valid and effective in accordance with their respective terms, and there is not, under any of such leases, any existing default or event of default (or event which with notice or lapse of time, or both, would constitute a default).

     (b) The Company has good and valid title to, or, in the case of leased properties and assets, valid leasehold interests in, all of its tangible properties and assets, real, personal and mixed, used or held for use in its business, free and clear of any Liens (as defined in Section 2.8(b)(vii)), except as reflected in the Company Financials or in Schedule 2.10(b) and except for liens for taxes not yet due and payable and such imperfections of title and encumbrances, if any, which are not material in character, amount or extent, and which do not materially detract from the value, or materially interfere with the present use, of the property subject thereto or affected thereby.

     2.11  Intellectual Property.

     (a) The Company owns, or is licensed or otherwise possesses legally enforceable rights to use, all patents, trademarks, trade names, service marks, copyrights, and any applications therefor, maskworks, net lists, schematics, technology, know-how, computer software programs or applications in both source code and object code form ("Software"), and tangible or intangible proprietary information or material that are used in the business of the Company as currently conducted or as proposed to be conducted by the Company (collectively, the "Company Intellectual Property Rights").

     (b) Schedule 2.11(a) sets forth a complete list of all patents, registered and material unregistered trademarks, registered copyrights, trade names and service marks, and any applications therefor, included in the Company Intellectual Property Rights, and specifies, where applicable, the jurisdictions in which each such Company Intellectual Property Right has been issued or registered or in which an application for such issuance and registration has been filed, including the respective registration or application numbers and the names of all registered owners (collectively, the "Patents and Trademarks").
Schedule 2.11(b) sets forth a complete list of Software, except for commercially available software licensed from third parties ("Third Party Software"). Except for Third Party Software, Schedule 2.11(c) sets forth a complete list of all licenses, sublicenses and other agreements (i) as to which the Company is a licensee or sublicensee ("Licenses-In") and (ii) to which any other person is authorized to use any Company Software, Patents and Trademarks or trade secrets ("License-Out") (excluding object code end-user licenses granted to end-users in the ordinary course of business that permit use of software products without a right to modify, distribute or sublicense the same ("End-User Licenses")), and includes the identity of all parties thereto, a description of the nature and subject matter thereof, the applicable royalty or other fees and the term thereof. The execution and delivery of this Agreement by the Company, and the consummation of the transactions contemplated hereby, will neither cause the Company to be in material violation or default under any such license, sublicense or agreement, nor entitle any other party to any such license, sublicense or agreement to terminate or modify such license, sublicense or agreement. Except for Third Party Software and as set forth in Schedule 2.11(a), 2.11(b) or 2.11(c), subject to the terms of the Licenses-In, the Licenses-Out and the End-User Licenses, the Company is the sole and exclusive owner of all, patents, trademarks (to the extent used in connection with computer programs or applications sold or licensed by the Company), trade names, service marks, copyrights (to the extent related to the computer software programs or applications sold or licensed by the Company), and computer software programs or applications in both source code and object code form (excluding Third Party Software) that are used in the business of the Company as currently conducted or as proposed to be conducted by the Company (the "Exclusive Intellectual Property Rights"), with all right, title and interest in and to (free and clear of any liens or encumbrances), and has sole and exclusive rights (and is not contractually obligated to pay any compensation to any third party in respect thereof) to the use thereof or the material covered thereby in connection with the services or products in respect to which the Exclusive Intellectual Property Rights are being used. Except as set forth in Schedule 2.11(a), 2.11(b) or 2.11(c), the Licenses-In, the Licenses-Out and the End-User Licenses, the Company is the owner, a licensee or otherwise has the right to use all Company Intellectual Property Rights, and has rights (and is not contractually obligated to pay any compensation to any third party in respect thereof) to the use thereof or the material covered thereby in connection with the services or products in respect to which the Company Intellectual Property Rights are being used.

     (c) No claims with respect to the Company Intellectual Property Rights have been asserted or are, to the Company's knowledge, threatened by any person, nor to the Company's knowledge are there any valid grounds for any bona fide claims,
(i) to the effect that the manufacture, sale, licensing or use of any of the products of the Company infringes on any copyright, patent, trade mark, service mark, trade secret or other proprietary right, (ii) against the use by the Company of any trademarks, service marks, trade names, trade secrets, copyrights, maskworks, patents, technology, know-how or computer software programs and applications used in the Company's business as currently conducted or as proposed to be conducted by the Company, or (iii) challenging the ownership by the Company, validity or effectiveness of any of the Company Intellectual Property Rights. All registered trademarks, service marks and copyrights held by the Company are valid and subsisting. To the Company's knowledge, the Company has not infringed, and the business of the Company as currently conducted or as proposed to be conducted does not infringe, any copyright, patent, trademark, service mark, trade secret or other proprietary right of any third party. To Company's knowledge, there is not material unauthorized use, infringement or misappropriation of any of the Company Intellectual Property Rights by any third party, including any employee or former employee of the Company. No Company Intellectual Property Right or product of the Company or any of its subsidiaries is subject to any outstanding decree, order, judgment, or stipulation restriction in any manner the licensing thereof by the Company. Each employee, consultant or contractor of the Company has executed a proprietary information and confidentiality agreement substantially in the Company's standard forms. Except as set forth on Schedule 2.11(c), all software included in the Company Intellectual Property Rights is original work of the Company and has been either created by employees of the Company on a work-for-hire basis or by consultants or contractors who have created such software themselves and have assigned all rights they may have had in such software to the Company.

     2.12  Agreements, Contracts and Commitments. Except as set forth on
Schedule 2.12(a), the Company does not have, is not a party to nor is it bound by:

          (i) any collective bargaining agreements.

          (ii) any agreements or arrangements that contain any severance pay or post-employment liabilities or obligations;

          (iii) any bonus, deferred compensation, pension, profit sharing or retirement plans, or any other employee benefit plans or arrangements;

          (iv) any employment or consulting agreement, contract or commitment (other than an oral offer of employment as an employee at will) with an employee or individual consultant or salesperson or any consulting or sales agreement, contract or commitment under which any firm or other organization provides services to the Company.

          (v) any agreement or plan, including, without limitation, any stock option plan, stock appreciation rights plan or stock purchase plan, any of the benefits of which will be increased, or the vesting of benefits of which will be accelerated, by the occurrence of any of the transactions contemplated by this Agreement or the value of any of the benefits of which will be calculated on the basis of any of the transactions contemplated by this Agreement;

          (vi) any fidelity or surety bond or completion bond;

          (vii) any lease of personal property having a value individually in excess of $100,000;

          (viii) any agreement of indemnification or guaranty;

          (ix) any agreement, contract or commitment containing any covenant limiting the freedom of the Company to engage in any line of business or to compete with any person;

          (x) any agreement, contract or commitment relating to capital expenditures and involving future payments in excess of $100,000;

          (xi) any agreement, contract or commitment relating to the disposition or acquisition of assets or any interest in any business enterprise outside the ordinary course of the Company's business;

          (xii) any mortgages, indentures, loans or credit agreements, security agreements or other arrangements or instruments relating to the borrowing of money or extension of credit, including guaranties referred to in clause
     (viii) hereof;

          (xiii) any purchase order or contract for the purchase of raw materials involving $100,000 or more;

          (xiv) any construction contracts;

          (xv) any distribution, joint marketing or development agreement;

          (xvi) any agreement pursuant to which the Company has granted or may grant in the future, to any party, a source-code license or option or other right to use or acquire source-code, or,

          (xvii) any other agreement, contract or commitment that involves future obligations of or payments to the Company of $100,000 or more.

Except for such alleged breaches, violations and defaults, and events that would constitute a breach, violation or default with the lapse of time, giving of notice, or both, as are all noted in Schedule 2.12(b), the Company has not materially breached, violated or defaulted under, or received notice that it has breached, violated or defaulted under, any of the terms or conditions of any agreement, contract or commitment required to be set forth on Schedule 2.12(a) or Schedule 2.11(b) (any such agreement, contract or commitment, a "Contract"). Each Contract is in full force and effect and, except as otherwise disclosed in
Schedule 2.12(b), is not subject to any material default thereunder of which the Company has knowledge by any party obligated to the Company pursuant thereto.

     2.13 Interested Party Transactions. Except as set forth on Schedule 2.13, no officer, director or stockholder of the Company (nor any ancestor, sibling, descendant or spouse of any of such persons, or any trust, partnership or corporation in which any of such persons has or has had an interest), has or has had, directly or indirectly, (i) an economic interest in any entity which furnished or sold, or furnishes or sells, services or products that the Company furnishes or sells or proposes to furnish or sell, (ii) an economic interest in any entity that purchases from or sells or furnishes to, the Company, any goods or services or (iii) a beneficial interest in any contract or agreement set forth in Schedule 2.12(a) or Schedule 2.11(b); provided, that ownership of no more than one percent (1%) of the outstanding voting stock of a publicly traded corporation shall not be deemed an "economic interest in any entity" for purposes of this Section 2.13.

     2.14 Compliance with Laws. The Company has complied in all material respects with, is not in material violation of, and has not received any notices of violation with respect to, any foreign, federal, state or local statute, law or regulation, except those pertaining to employment matters, as to which the Company represents that to the best of its knowledge it has complied therewith in all material respects.

     2.15 Litigation. Except as set forth in Schedule 2.15, there is no action, suit or proceeding of any nature pending or to its knowledge threatened against the Company, its properties or any of its officers or directors, in their respective capacities as such. Except as set forth in Schedule 2.15, there is no investigation pending or to its knowledge threatened against the Company, its properties or any of its officers or directors by or before any governmental entity. Schedule 2.15 sets forth, with respect to any pending or to its knowledge threatened action, suit, proceeding or investigation, the forum, the parties thereto, the subject matter thereof and the amount of damages claims or other remedy requested. No governmental entity has at any time challenged or questioned the legal right of the Company to manufacture, offer or sell any of its products in the present manner or style thereof.

     2.16 Insurance. The Company maintains valid and enforceable insurance policies and fidelity bonds covering the assets, business, equipment, properties, operations, employees, officers and directors of the Company, which are identified in Schedule 2.16, and there is no claim by the Company pending under any of such policies or bonds as to which coverage has been questioned, denied or disputed by the underwriters of such policies or bonds. All premiums due and payable under all such policies and bonds have been paid and the Company is otherwise in material compliance with the terms of such policies and bonds (or other policies and bonds providing substantially similar insurance coverage). The Company has no knowledge of any threatened termination of, or material premium increase with respect to, any of such policies.

     2.17 Minute Books. The minute books of the Company made available to counsel for Parent are the only minute books of the Company and contain a reasonably accurate summary of all meetings of directors (or committees thereof) and stockholders or actions by written consent since the time of incorporation of the Company.

     2.18  Environmental Matters.

     (a) Hazardous Material. The Company has not operated any underground storage tanks, and has no knowledge of the existence, at any time, of any underground storage tank (or related piping or pumps), at any property that the Company has at any time owned, operated, occupied or leased. The Company has not released any amount of any substance that has been designated by any Governmental Entity or by applicable federal, state or local law to be radioactive, toxic, hazardous or otherwise a danger to health or the environment, including, without limitation, PCBS, asbestos, oil and petroleum products, urea-formaldehyde and all substances listed as a "hazardous substance," "hazardous waste," "hazardous material" or "toxic substance" or words of similar import, under any law, including but not limited to, the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended; the Resource Conservation and Recovery Act of 1976, as amended; the Federal Water Pollution Control Act, as amended; the Clean Air Act, as amended, or the regulations promulgated pursuant to said laws (a "Hazardous Material"). No Hazardous Materials are present as a result of the actions or omissions of the Company, or, to the Company's knowledge, as a result of any actions of any third party or otherwise, in, on or under any property, including the land and the improvements, ground water and surface water thereof, that the Company has at any time owned, operated, occupied or leased.

     (b) Hazardous Materials Activities. The Company has not transported, stored, used, manufactured, disposed of, released or exposed its employees or others to Hazardous Materials in violation of any law in effect on or before the Effective Time, nor has the Company disposed of, transported, sold, or manufactured any product containing a Hazardous Material (any or all of the foregoing being collectively referred to as "Hazardous Materials Activities") in violation of any rule, regulation, treaty or statute promulgated by any Governmental Entity in effect prior to or as of the date hereof to prohibit, regulate or control Hazardous Materials or any Hazardous Material Activity.

     (c) Permits. The Company currently holds all environmental approvals, permits, licenses, clearances, and consents (the "Environmental Permits") necessary for the conduct of the Company's Hazardous Material Activities and other businesses of the Company as such activities and businesses are currently being conducted.

     (d) Environmental Liabilities. No action, proceeding, revocation proceeding, amendment procedure, writ, injunction or claim is pending, or to the Company's knowledge, threatened concerning any Environmental Permit, Hazardous Material or any Hazardous Materials Activity of the Company. The Company is not aware of any fact or circumstance which could involve the Company in any environmental litigation or impose upon the Company any environmental liability.

     2.19 Brokers' and Finders' Fees: Third Party Expenses. Except as set forth on Schedule 2.19, the Company has not incurred, nor will it incur, directly or indirectly, any liability for brokerage or finders' fees or agents' commissions or any similar charges in connection with this Agreement or any transaction contemplated hereby. Schedule 2.19 sets forth the principal terms and conditions of any agreement, written or oral, with respect to such fees. Schedule 2.19 sets forth the Company's current reasonable estimate of all Third Party Expenses (as defined in Section 5.4) expected to be incurred by the Company in connection with the negotiation and effectuation of the terms and conditions of this Agreement and the transactions contemplated hereby.

     2.20  Employee Matters and Benefit Plans.

     (a) Definitions. With the exception of the definition of "Affiliate" set forth in Section 2.20(a)(i) below (which definition shall apply only to this Section 2.20), for purposes of this Agreement, the following terms shall have the meanings set forth below:

          (i) "Affiliate" shall mean any other person or entity under common control with the Company within the meaning of Section 414(b), (c), (m) or
     (o) of the Code and the regulations thereunder;

          (ii) "ERISA" shall mean the Employee Retirement Income Security Act of 1974, as amended;

          (iii) "Company Employee Plan" shall refer to any plan, program, policy, practice, contract, agreement or other arrangement providing for compensation, severance, termination pay, performance awards, stock or stock-related awards, fringe benefits or other employee benefits or remuneration of any kind, whether formal or informal, funded or unfunded and whether or not legally binding, including without limitation, each "employee benefit plan," within the meaning of Section 3(3) of ERISA, other than a Multiemployer Plan, which is or has been maintained, contributed to, or required to be contributed to, by the Company or any Affiliate for the benefit of any "Employee" (as defined below), and pursuant to which the Company or any Affiliate has or may have any material liability contingent or otherwise;

          (iv) "Employee" shall mean any current, former, retired employee, officer, or director of the Company or any Affiliate;

          (v) "Employee Agreement" shall refer to each management, employment, severance, consulting, relocation, repatriation, expiration, visas, work permit or similar agreement or contract between the Company or any Affiliate and any Employee or consultant;

          (vi) "IRS" shall mean the Internal Revenue Service;

          (vii) "Multiemployer Plan" shall mean any "Pension Plan" (as defined below) which is a "multiemployer plan," as defined in Section 3(37) of ERISA; and

          (viii) "Pension Plan" shall refer to each Company Employee Plan which is an "employee pension benefit plan," within the meaning of Section 3(2) of ERISA.

     (b) Schedule. Schedule 2.20(b) contains an accurate and complete list of each Employee Agreement. Except as expressly set forth on Company Schedule 2.20(b), all liabilities under each Company Employee Plan or Employee Agreement have been properly and accurately reflected on the Balance Sheet to the extent required by GAAP. The Company does not have any plan or commitment, whether legally binding or not, to establish any new Company Employee Plan or Employee Agreement, to modify any Company Employee Plan or Employee Agreement (except to the extent required by law or to conform any such Company Employee Plan or Employee Agreement to the requirements of any applicable law, in each case as previously disclosed to Parent in writing, or as required by this Agreement), or to enter into any Company Employee Plan or Employee Agreement, nor does it have any intention or commitment to do any of the foregoing.

     (c) Documents. The Company has provided to Parent (i) correct and complete copies of all documents embodying or relating to each Company Employee Plan and each Employee Agreement including all amendments thereto and written interpretations thereof; (ii) the most recent annual actuarial valuations, if any, prepared for each Company Employee Plan; (iii) the three most recent annual reports (Series 5500 and all schedules thereto), if any, required under ERISA or the Code in connection with each Company Employee Plan or related trust; (iv) if the Company Employee Plan is funded, the most recent annual and periodic accounting of Company Employee Plan assets; (v) the most recent summary plan description together with the most recent summary of material modifications, if any, required under ERISA with respect to each Company Employee Plan; (vi) all IRS determination letters and rulings relating to Company Employee Plans and copies of all applications and correspondence to or from the IRS or the Department of Labor ("DOL") with respect to any Company Employee Plan; (vii) all communications material to any Employee or Employees relating to any Company Employee Plan and any proposed Company Employee Plans, in each case, relating to any amendments, terminations, establishments, increases or decreases in benefits, acceleration of payments or vesting schedules or other events which would result in any material liability to the Company; and (viii) all registration statements and prospectuses prepared in connection with each Company Employee Plan.

     (d) Employee Plan Compliance. Except as set forth on Schedule 2.20(d), (i) the Company has performed in all material respects all obligations required to be performed by it under each Company Employee Plan, and each Company Employee Plan has been established and maintained in all materials respects in accordance with its terms and in compliance with all applicable laws, statutes, orders, rules and regulations, including but not limited to ERISA or the Code; (ii) no "prohibited transaction," within the meaning of Section 4975 of the Code or
Section 406 of ERISA, has occurred with respect to any Company

Employee Plan; (iii) there are no actions, suits or claims pending, or, to the knowledge of the Company, threatened or anticipated (other than routine claims for benefits) against any Company Employee Plan or against the assets of any Company Employee Plan; and (iv) each Company Employee Plan can be amended, terminated or otherwise discontinued after the Effective Time in accordance with its terms, without liability to the Company, Parent or any of its Affiliates (other than ordinary administration expenses typically incurred in a termination event); (v) there are not inquiries or proceedings pending or, to the knowledge of the Company or any affiliates, threatened by the IRS or DOL with respect to any Company Employee Plan; and (vi) neither the Company nor any Affiliate is subject to any penalty or tax with respect to any Company Employee Plan under
Section 402(i) of ERISA or Section 4975 through 4980 of the Code.

     (e) Pension Plans. The Company does not now, nor has it ever, maintained, established, sponsored, participated in, or contributed to, any Pension Plan which is subject to Part 3 of Subtitle B of Title I of ERISA, Title IV of ERISA or Section 412 of the Code.

     (f) Multiemployer Plans. At no time has the Company contributed to or been requested to contribute to any Multiemployer Plan.

     (g) No Post-Employment Obligations. Except as set forth in Schedule 2.20(g), no Company Employee Plan provides, or has any liability to provide, life insurance, medical or other employee benefits to any Employee upon his or her retirement or termination of employment for any reason, except as may be required by statute, and the Company has never represented, promised or contracted (whether in oral or written form) to any Employee (either individually or to Employees as a group) that such Employee(s) would be provided with life insurance, medical or other employee welfare benefits upon their retirement or termination of employment, except to the extent required by statute.

     (h) Effect of Transaction.

          (i) Except as set forth on Schedule 2.20(h)(i), the execution of this Agreement and the consummation of the transactions contemplated hereby will not (either alone or upon the occurrence of any additional or subsequent events) constitute an event under any Company Employee Plan, Employee Agreement, trust or loan that will or may result in any payment (whether of severance pay or otherwise), acceleration, forgiveness of indebtedness, vesting, distribution, increase in benefits or obligation to fund benefits with respect to any Employee.

          (ii) Except as set forth on Schedule 2.20(h)(ii), no payment or benefit of which will or may be made by the Company or Parent or any of their respective affiliates with respect to any Employee will be characterized as an "excess parachute payment," within the meaning of
     Section 280G(b)(1) of the Code.

     (i) Employment Matters. The Company (i) is in compliance in all material respects with all applicable foreign, federal, state and local laws, rules and regulations respecting employment, employment practices, terms and conditions of employment and wages and hours, in each case, with respect to Employees; (ii) has withheld all amounts required by law or by agreement to be withheld from the wages, salaries, and other payments to Employees; (iii) is not liable for any arrears of wages or any taxes or any penalty for failure to comply with any of the foregoing; and (iv) is not liable for any payment to any trust or other fund or to any governmental or administrative authority, with respect to unemployment compensation benefits, social security or other benefits or obligations for Employees (other than routine payments to be made in the normal course of business and consistent with past practice).

     (j) Labor. No work stoppage or labor strike against the Company is pending or threatened. Except as set forth in Schedule 2.20(j)), the Company is not involved in or threatened with, any labor dispute, grievance, or litigation relating to labor, safety or discrimination matters involving any Employee, including, without limitation, charges of unfair labor practices or discrimination complaints, which, if adversely determined, would, individually or in the aggregate, result in liability to the Company. Neither the Company nor any of its subsidiaries has engaged in any unfair labor practices within the meaning of the National Labor Relations Act which would, individually or in the aggregate, directly or indirectly result in a liability to the Company. Except as set forth in Schedule 2.20(j)), the Company is not presently, nor has it been in the past, a party to, or bound by, any collective bargaining agreement or union contract with respect to Employees and no collective bargaining agreement is being negotiated by the Company.

     2.21 Employees. To the best of the Company's knowledge, (i) no employees of the Company are in violation of any term of any employment contract, patent disclosure agreement, non-competition agreement, or any restrictive covenant to a former employer relating to the right of any such employee to be employed by the Company because of the nature of the business conducted or presently proposed to be conducted by the Company or to the use of trade secrets or proprietary information of others and (ii) no officer or key employee has given notice to the Company, nor is the Company otherwise aware, that any employee intends to terminate his or her employment with the Company.

     2.22 Pooling of Interest. To the Company's knowledge, based on consultation with its independent accountants, neither the Company nor any of its directors, officers or stockholders has taken any action which would interfere with Parent's ability to account for the Merger as a pooling of interests.

     2.23 Disclosure Documents. None of the information supplied or to be supplied by the Company for inclusion in and which is in fact included in (i) the combined proxy statement relating to the meetings of the Company's and Parent's stockholders to be held in connection with the Merger (the "Proxy Statement"), and (ii) the registration statement on Form S-4 or other appropriate registration form to be filed with the SEC by Parent in connection with the offer and issuance of Parent Common Stock in or as a result of the Merger (the "Registration Statement") including the Proxy Statement included therein, will, in the case of the Proxy Statement, at the time of mailing of the Proxy Statement to stockholders of the Company and/or Parent, contain any untrue statement of a material fact or will omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading or will, in the case of the Registration Statement, at the time the Registration Statement becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances under which they were made, not misleading. The Proxy Statement will comply as to form in all material respects with the provisions of the Securities Exchange Act of 1934 (the "Exchange Act") and the rules and regulations thereunder, except that no representation is made by the Company with respect to information supplied by Parent or Merger Sub for inclusion therein.

     2.24 Representation Complete. To the best of its knowledge, none of the representations or warranties made by the Company (as modified by the Company Schedules), nor any statement made in any schedule or certificate furnished by the Company pursuant to this Agreement, or furnished in or in connection with documents mailed or delivered to the stockholders of the Company in connection with soliciting their consent to this Agreement and the Merger, contains or will contain at the Effective Time, any untrue statement of a material fact, or omits or will omit at the Effective Time to state any material fact necessary in order to make the statements contained herein or therein, in the light of the circumstances under which made, not misleading.

                                  ARTICLE III

            REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

     Parent and Merger Sub represent and warrant to the Company and its stockholders as follows:

     3.1 Organization, Standing and Power. Parent is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. Merger Sub is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. Each of Parent and Merger Sub has the corporate power to own its properties and to carry on its business as now being conducted and is duly qualified to do business and is in good standing as a foreign corporation in each jurisdiction in which the failure to be so qualified would have a material adverse effect on Parent and Merger Sub as a whole.

     3.2 Authority. Parent and Merger Sub have all requisite corporate power and authority to enter into this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this

Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of Parent and Merger Sub. This Agreement has been duly executed and delivered by Parent and Merger Sub and constitutes the valid and binding obligations of Parent and Merger Sub, enforceable in accordance with its terms except (i) as limited by applicable bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting enforcement of creditors' rights generally and
(ii) as limited by laws relating to the availability of specific performance, injunctive relief or other equitable remedies. The execution and delivery of this Agreement by Parent does not, and, as of the Effective time, the consummation of the transactions contemplated hereby will not result in a Conflict with (i) any provision of the Certificate of Incorporation or Bylaws of Parent or (ii) any mortgage, indenture, lease, contract, or other agreement or instrument to which Parent is a party, or any permit, concession, franchise, license, judgment, order, decree, statute, law, ordinance, rule or regulation applicable to Parent or its properties or assets. No consent, waiver, approval, order or authorization of, or registration, declaration or filing with any Governmental Entity or any third party (so as not to trigger any Conflict) is required by or with respect to Parent or Merger Sub in connection with the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby, except for (i) the filing of the Merger Agreement with the Delaware Secretary of State, (ii) such consents, waivers, approvals, orders, authorizations, registrations, declarations and filings as may be required under applicable federal and state securities laws and (iii) such other consents, waivers, authorizations, filings, approvals and registrations which are set forth on Schedule 3.2.

     3.3  Capital Structure.

     (a) The authorized stock of Parent consists of 75,000,000 shares of Common Stock, of which 13,693,151 shares were issued and outstanding as of February 28, 1998, and 10,000,000 shares of Preferred Stock, none of which is issued or outstanding. The authorized capital stock of Merger Sub consists of 1,000 shares of Common Stock, all of which, as of the date hereof, are issued and outstanding and are held by Parent. All such shares have been duly authorized, and all such issued and outstanding shares have been validly issues, are fully paid and nonassessable and are free of any liens or encumbrances other than any liens or encumbrances created by or imposed upon the holders thereof.

     (b) The shares of Parent Common Stock to be issued pursuant to the Merger, when issued, will be duly authorized, validly issued, fully paid and nonassessable.

     3.4 SEC Documents; Parent Financial Statements. Parent has furnished or made available to the Company true and complete copies of all reports or registration statements filed by it with the U.S. Securities and Exchange Commission (the "SEC") under the Exchange Act for all periods since July 29, 1997, all in the form so filed (all the foregoing being collectively referred to as the "SEC Documents"). As of the date hereof, Parent has filed with the SEC all reports, proxy statements and other information required to be filed by it under the Exchange Act. As of their respective filing dates, the SEC Documents complied in all material respects with the requirements of the Securities Act or the Exchange Act, as the case may be, including where applicable the requirements under Item 601(10) of Regulation S-K to file certain contracts, and none of the SEC Documents contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances in which they were made, not misleading, except to the extent corrected by a document subsequently filed with the SEC. The financial statements of Parent, including the notes thereto, included in the SEC Documents (the "Parent Financial Statements") comply as to form in all material respects with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto, have been prepared in accordance with GAAP consistently applied (except as may be indicated in the notes thereto or, in the case of unaudited statements, as permitted by Form 10-Q of the SEC) and present fairly the consolidated financial position of Parent at the dates thereof and the consolidated results of its operations and cash flows for the periods then ended (subject, in the case of unaudited statements, to normal audit adjustments). There has been no change in Parent accounting policies except as described in the notes to the Parent Financial Statements.

     3.5 No Material Adverse Change. Since the date of the balance sheet included in the Parent's most recently filed report on Form 10-K, Parent has conducted its business in the ordinary course and except as otherwise disclosed in Parent's most recently filed report on Form 10-K, there has not occurred: (a) any material adverse change in the business, assets (including intangible assets), financial condition, results of operations, liabilities or prospects of the Parent; (b) any amendment or change in the Certificate of Incorporation or Bylaws of parent, or (c) any damage to, destruction or loss of any assets of the Parent (whether or not covered by insurance) that materially and adversely affects the financial condition or business of Parent.

     3.6 Litigation. Except as set forth in Schedule 3.6, there is no action, suit or proceeding of any nature pending or threatened against Parent, its properties or any of its officers or directors, in their respective capacities as such. Except as set forth in Schedule 3.6, there is no investigation pending or to its knowledge threatened against Parent, its properties or any of its officers or directors by or before any governmental entity. Schedule 3.6 sets forth, with respect to any pending or threatened action, suit, proceeding or investigation, the forum, the parties thereto, the subject matter thereof and the amount of damages claims or other remedy requested. No governmental entity has at any time challenged or questioned the legal right of Parent to manufacture, offer or sell any of its products in the present manner or style thereof.

     3.7  Intellectual Property.

     (a) Parent owns, or is licensed or otherwise possesses legally enforceable rights to use, all patents, trademarks, trade names, service marks, copyrights, and any applications therefor, maskworks, net lists, schematics, technology, know-how, computer software programs or applications (in both source code and object code form), and tangible or intangible proprietary information or material that are used in the business of Parent as currently conducted or as proposed to be conducted by Parent (the "Parent Intellectual Property Rights").

     (b) No claims with respect to the Parent Intellectual Property Rights have been asserted or are, to Parent's knowledge, threatened by any person, nor to Parent's knowledge are there any valid grounds for any bona fide claims, (i) to the effect that the manufacture, sale, licensing or use of any of the products of Parent infringes on any copyright, patent, trade mark, service mark, trade secret or other proprietary right, (ii) against the use by Parent of any trademarks, service marks, trade names, trade secrets, copyrights, maskworks, patents, technology, know-how or computer software programs and applications used in Parent's business as currently conducted or as proposed to be conducted by Parent, or (iii) challenging the ownership by Parent, validity or effectiveness of any of the Parent Intellectual Property Rights. All registered trademarks, service marks and copyrights held by Parent are valid and subsisting. To Parent's knowledge, Parent has not infringed, and the business of Parent as currently conducted or as proposed to be conducted does not infringe, any copyright, patent, trademark, service mark, trade secret or other proprietary right of any third party. To Parent's knowledge, there is not material unauthorized use, infringement or misappropriation of any of Parent's Intellectual Property Rights by any third party, including any employee or former employee of Parent. No Parent Intellectual Property Right or product of Parent or any of its subsidiaries is subject to any outstanding decree, order, judgment, or stipulation restriction in any manner the licensing thereof by Parent. Each employee, consultant or contractor of Parent has executed a proprietary information and confidentiality agreement substantially in Parent's standard forms. All software included in the Parent Intellectual Property Rights that is original work of the Company has been either created by employees of the Company on a work-for-hire basis or by consultants or contractors who have created such software themselves and have assigned all rights they may have had in such software to the Company.

                                   ARTICLE IV

                      CONDUCT PRIOR TO THE EFFECTIVE TIME

     4.1 Conduct of Business of the Company. During the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement and the Effective Time, the Company agrees (except to the extent that Parent shall otherwise consent in writing) to carry on its business in the usual, regular and ordinary course in substantially the same manner as heretofore conducted, to pay its debts and Taxes when due, to pay or perform other obligations when due, and, to the extent consistent with such business, to use all reasonable efforts consistent with past practice and policies to preserve intact its present business organization, keep available the services of its present officers and key employees and preserve its relationships with customers, suppliers, distributors, licensors, and others having business dealings with it, all with the goal of preserving unimpaired its goodwill and ongoing businesses at the Effective Time. The Company shall promptly notify Parent of any event or occurrence or emergency not in the ordinary course of its business, and any material event involving or adversely affecting the Company or its business. Except as expressly contemplated by this Agreement, the Company shall not, without the prior written consent of Parent (which such consent shall not be unreasonably withheld by Parent):

          (a) Enter into any commitment, activity or transaction not in the ordinary course of business.

          (b) Transfer to any person or entity any rights to any Company Intellectual Property Rights (other than pursuant to End-User Licenses in the ordinary course of business).

          (c) Enter into or amend any agreements pursuant to which any other party is granted manufacturing, marketing, distribution or similar rights of any type or scope with respect to any products of the Company;

          (d) Amend or otherwise modify (or agree to do so), except in the ordinary course of business, or violate the terms of, any of the agreements set forth or described in the Company Schedules;

          (e) Commence any litigation or any dispute resolution process;

          (f) Declare, set aside or pay any dividends on or make any other distributions (whether in cash, stock or property) in respect of any Company Capital Stock, or split, combine or reclassify any of Company Capital Stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of Company Capital Stock, or repurchase, redeem or otherwise acquire, directly or indirectly, any shares of Company Capital Stock (or options, warrants or other rights exercisable therefor);

          (g) Except for the issuance of shares of Company Capital Stock upon exercise or conversion of presently outstanding Company Options or Warrants, issue, grant, deliver or sell or authorize or propose the issuance, grant, delivery or sale of, or purchase or propose the purchase of, any shares of Company Capital Stock or securities convertible into, or subscriptions, rights, warrants or options to acquire, or other agreements or commitments of any character obligating it to issue any such shares or other convertible securities;

          (h) Cause or permit any amendments to its Certificate of Incorporation or Bylaws;

          (i) Acquire or agree to acquire by merging or consolidating with, or by purchasing any assets or equity securities of, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof, or otherwise acquire or agree to acquire any assets which are material, individually or in the aggregate, to the business of the Company;

          (j) Sell, lease, license or otherwise dispose of any of its properties or assets except in the ordinary course of business and consistent with past practice;

          (k) Except as contemplated on Schedule 2.7(a), incur any indebtedness for borrowed money or guarantee any such indebtedness or issue or sell any debt securities of the Company or guarantee any debt securities of others;

          (l) Grant any severance or termination pay to any director, officer, employee or consultant, except payments made pursuant to standard written agreements outstanding on the date hereof (which such agreements are disclosed on Schedule 4.1(1));

          (m) Adopt or amend any employee benefit plan, program, policy or arrangement (other than changes made to the Company's health insurance plans made in the ordinary course of business consistent with past practices), or enter into any employment contract, extend any employment offer, pay or agree to pay any special bonus or special remuneration to any director, employee or consultant, or increase the salaries or wage rates of its employees;

          (n) Revalue any of its assets, including without limitation writing down the value of inventory or writing off notes or accounts receivable other than in the ordinary course of business and consistent with past practice;

          (o) Take any action, including the acceleration of vesting of any options, warrants, restricted stock or other rights to acquire shares of Company capital stock, which would be reasonably likely to interfere with Parent's ability to account for the Merger as a pooling of interests or any other action that could jeopardize the tax-free reorganization hereunder;

          (p) Pay, discharge or satisfy, in an amount in excess of $10,000, in any one case, or $25,000, in the aggregate, any claim, liability or obligation (absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge or satisfaction in the ordinary course of business of liabilities reflected or reserved against in the Company Financial Statements or liabilities incurred in the ordinary course of business consistent with past practices after the date of the Company Financial Statements;

          (q) Make or change any material election in respect of Taxes, adopt or change any accounting method in respect of Taxes, enter into any closing agreement, settle any claim or assessment in respect of Taxes, or consent to any extension or waiver of the limitation period applicable to any claim or assessment in respect of Taxes;

          (r) Enter into any strategic alliance, joint development or joint marketing arrangement or agreement;

          (s) Fail to pay or otherwise satisfy its monetary obligations as they become due, except such as are being contested in good faith;

          (t) Waive or commit to waive any rights with a value in excess of $10,000, in any one case, or $25,000, in the aggregate;

          (u) Cancel, materially amend or renew any insurance policy other than in the ordinary course of business;

          (v) Alter, or enter into any commitment to alter, its interest in any corporation, association, joint venture, partnership or business entity in which the Company directly or indirectly holds any interest on the date hereof; or

          (w) Take, or agree in writing or otherwise to take, any of the actions described in Sections 4.1(a) through (v) above, or any other action that would prevent the Company from performing or cause the Company not to perform its covenants hereunder.

     4.2 No Solicitation. Until the earlier of the Effective Time and the date of termination of this Agreement pursuant to the provisions of Section 8.1 hereof, the Company will not (nor will the Company permit any of the Company's officers, directors, stockholders, agents, representatives or affiliates to) directly or indirectly, take any of the following actions with any party other than Parent and its designees: (a) solicit, initiate, entertain, or encourage any proposals or offers from, or conduct discussions with or engage in negotiations with, any person relating to any possible acquisition of the Company or any of its subsidiaries (whether by way of merger, purchase of capital stock, purchase of assets or otherwise), any material portion of its or their capital stock or assets or any equity interest in the Company or any of its subsidiaries, (b) provide information with respect to it to any person, other than Parent, relating to, or otherwise cooperate with, facilitate or encourage any effort or attempt by any such person with regard to, any possible acquisition of the Company (whether by way of merger, purchase of capital stock, purchase of assets or otherwise), any material portion of its or their capital stock or assets or any equity interest in the Company or any of its subsidiaries, (c) enter into an agreement with any person, other than Parent, providing for the acquisition of the Company

(whether by way of merger, purchase of capital stock, purchase of assets or otherwise), any material portion of its or their capital stock or assets or any equity interest in the Company or any of its subsidiaries, or (d) make or authorize any statement, recommendation or solicitation in support of any possible acquisition of the Company or any of its subsidiaries (whether by way of merger, purchase of capital stock, purchase of assets or otherwise), any material portion of its or their capital stock or assets or any equity interest in the Company or any of its subsidiaries by any person, other than by Parent. The Company shall immediately cease and cause to be terminated any such contacts or negotiations with third parties relating to any such transaction or proposed transaction. In addition to the foregoing, if the Company receives prior to the Effective Time or the termination of this Agreement any offer or proposal relating to any of the above, the Company shall immediately notify Parent thereof, including information as to the identity of the offeror or the party making any such offer or proposal and the specific terms of such offer or proposal, as the case may be, and such other information related thereto as Parent may reasonably request. Except as contemplated by this Agreement, disclosure by the Company of the terms hereof (other than the prohibition of this section) shall be deemed to be a violation of this Section 4.2.

     4.3 Conduct of Business of Parent. During the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement, the Effective Time or June 15, 1998, except in connection with the transactions contemplated hereby, Parent shall not, without the prior written consent of the Company (which such consent shall not be unreasonably withheld by the Company), issue securities of Parent with an aggregate fair market value in excess of $30,000,000 (exclusive of the fair market value of (i) any securities issued upon the conversion or exercise of currently outstanding convertible or exercisable securities, (ii) shares of Parent Common Stock issued in the Merger,
(iii) warrants or options to acquire Parent Common Stock issued in the Merger,
(iv) the issuance or sale of Parent Common Stock (or options therefor) to employees, consultants and directors, directly or pursuant to a stock option plan or employee stock purchase plan).

                                   ARTICLE V

                             ADDITIONAL AGREEMENTS

     5.1  Sale and Registration of Shares; Stockholder Matters.

     (a) Registration Statement on Form S-4; Stockholder Matters. As promptly as reasonably practicable after the execution of this Agreement, Parent and the Company shall prepare the Registration Statement pertaining to the offer and sale of shares of Parent Common Stock to be issued by virtue of the Merger. The Registration Statement shall include therein the Proxy Statement relating to the solicitation of the consent of the stockholders of Parent and the Company to the Merger. Parent shall file with the SEC the Registration Statement as soon as is reasonably practicable following preparation thereof. As promptly as reasonably practicable after the date of this Agreement, parent will file any other filings required under the Exchange Act, the Securities Act or any other Federal or Blue Sky laws related to the Merger and the transactions contemplated by this Agreement (collectively, the "Other Filings"). The Company shall provide to Parent and its counsel for inclusion in the Proxy Statement and Other Filings, in form and substance reasonably satisfactory to Parent and its counsel, such information concerning the Company, and its operations, capitalization, technology, share ownership and other material information as Parent or its counsel may reasonably request in connection with any action contemplated by this Section 5.1(a). Each of Parent and the Company shall use its commercially reasonable efforts to respond to any comments of the SEC, to have the Registration Statement declared effective under the Securities Act as promptly as practicable after such filing and to cause the Proxy Statement to be mailed to the Parent's stockholders and Company's stockholders at the earliest practicable time. Each party will notify the other parties hereto promptly of the receipt of any comments from the SEC or its staff and of any request by the SEC or its staff or any other government officials for amendments or supplements to the Registration Statement, the Proxy Statement or any Other Filing or for additional information and will supply the other party with copies of all correspondence between such party or any of its representatives, on the one hand, and the SEC, or its staff or any other government official, on the other hand, with respect to the Registration Statement, the Proxy Statement or any Other

Filing. Whenever any event occurs which should be set forth in an amendment or supplement to the Proxy Statement, Registration Statement or any Other Filing, Parent or the Company, as the case may be, shall promptly inform the other of such occurrence and cooperate in filing with the SEC or its staff or any other government officials, such amendment or supplement.

     (b) Stockholder Questionnaire. The Company will use reasonable efforts to cause each stockholder of the Company to execute and deliver to Parent a Stockholder Questionnaire in the form attached hereto as Exhibit A (the "Stockholder Questionnaire").

     (c) Stockholders' Meeting; Proxy Material. The Company and Parent shall each cause a meeting of its respective stockholders to be duly called and held as soon as practicable following the mailing of the Proxy Statement for the purpose of voting on the approval of this Agreement and the Merger. The Board of Directors of each of the Company and Parent shall, subject to their fiduciary duties, unanimously recommend approval and adoption of this Agreement and the Merger by their respective stockholders. In connection with such meetings, each of the Company and Parent:

          (i) will, together with Merger Sub, promptly prepare and file with the SEC, will use its best efforts to have cleared by the SEC and will thereafter mail to its stockholders as promptly as practicable the Proxy Statement and all other proxy materials for its respective meeting and will hold its respective meeting no later than 15 days after the effectiveness of the Registration Statement;

          (ii) will, subject to its directors' fiduciary duties, use all reasonable efforts to obtain the necessary approvals by its stockholders of this Agreement and the transactions contemplated hereby; and

          (iii) will otherwise comply with all legal requirements applicable to its respective meeting.

     (d) Registration Rights. Parent shall use commercially reasonable efforts to amend its Amended and Restated Investors' Rights Agreement dated October 30, 1996, as amended (the "Investors' Rights Agreement"), to cause the recipients of Parent Common Stock set forth on Schedule 5.1(d) (the "Scheduled Shareholders") to be included as parties to the Investors' Rights Agreement; provided, however, that such parties shall not have the right to request the initiation of a registration under Section 1.2 or Section 1.12 of the Investors' Rights Agreement (but shall be entitled to request inclusion in such registrations pursuant to the terms of such sections). For the purposes of determining 33% pursuant to the terms of Section 1.2 of the Investor Rights Agreement only, the Scheduled Shareholders shall be excluded from the denominator of Registrable Securities.

     (e) Additional Assurances. At the request of Parent, the Company shall use its best efforts to cause the Company's stockholders to execute and deliver to Parent such instruments and do and perform such acts and things as may be necessary or desirable for complying with all applicable securities laws and state corporate law.

     5.2 Access to Information. Each party shall afford the others and their accountants, counsel and other representatives, reasonable access during normal business hours during the period prior to the Effective Time to (a) all of its properties, books, contracts, commitments and records, and (b) all other information concerning its business, properties and personnel (subject to restrictions imposed by applicable law) as the others may reasonably request, subject, in the case of Parent, to reasonable limits on access to its technical and other non-public information. No information or knowledge obtained in any investigation pursuant to this Section 5.2 shall affect or be deemed to modify any representation or warranty contained herein or, except as provided by
Section 6.3(n), the conditions of the parties to consummate the Merger.

     5.3 Confidentiality. Each of the parties hereto hereby agrees to keep such information or knowledge obtained in any investigation pursuant to Section 5.2, or pursuant to the negotiation and execution of this Agreement or the effectuation of the transactions contemplated hereby, confidential; provided, however, that the foregoing shall not apply to information or knowledge which
(a) a party can demonstrate was already lawfully in its possession prior to the disclosure thereof by the other party, (b) is generally known to the public and did not become so known through any violation of law, (c) became known to the public through no fault of such party, (d) is later lawfully acquired by such party from other sources, (e) is required to be disclosed by order of court or government agency with subpoena powers or (f) which is disclosed in the course of any litigation between any of the parties hereto.

     5.4 Expenses. All fees and expenses incurred in connection with the Merger including, without limitation, all legal, accounting, financial advisory, consulting and all other fees and expenses of third parties ("Third Party Expenses") incurred by a party in connection with the negotiation and effectuation of the terms and conditions of this Agreement and the transactions contemplated hereby shall be the obligation of the respective party incurring such fees and expenses; provided, however, that at the Closing, Parent shall pay the Third Party Expenses of the Company (not to exceed $1,250,000.00).

     5.5 Public Disclosure. Unless otherwise required by law (including, without limitation, federal and state securities laws) or, as to Parent, by the rules and regulations of the Nasdaq Stock Market Inc., prior to the Effective Time, no public disclosure (whether or not in response to an inquiry) of the subject matter of this Agreement shall be made by any party hereto unless approved by Parent and the Company prior to release, provided that such approval shall not be unreasonably withheld.

     5.6 Consents. The Company shall use its best efforts to obtain the consents, waivers and approvals under any of the Contracts as may be required in connection with the Merger (all of such consents, waivers and approvals are set forth in Company Schedules) so as to preserve all rights of and benefits to the Company thereunder.

     5.7 FIRPTA Compliance. On or prior to the Closing Date, the Company shall deliver to Parent a properly executed statement in a form reasonably acceptable to Parent for purposes of satisfying Parent's obligations under Treasury Regulation Section 1.145-2(c)(3).

     5.8 Reasonable Efforts. Subject to the terms and conditions provided in this Agreement, each of the parties hereto shall use its reasonable efforts to ensure that its representations and warranties remain true and correct in all material respects, and to take promptly, or cause to be taken all actions, and to do promptly, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated hereby, to obtain all necessary waivers, consents and approvals, to effect all necessary registrations and filings, and to remove any injunctions or other impediments or delays, legal or otherwise, in order to consummate and make effective the transactions contemplated by this Agreement for the purpose of securing to the parties hereto the benefits contemplated by this Agreement; provided that Parent shall not be required to agree to any divestiture by Parent or the Company or any of Parent's subsidiaries or affiliates of shares of capital stock or any business, assets or property of Parent or its subsidiaries or affiliates or the Company or its affiliates, or the imposition of any material limitation on the ability of any of them to conduct their businesses or to own or exercise control of such assets, properties and stock.

     5.9 Notification of Certain Matters. The Company shall give prompt notice to Parent, and Parent shall give prompt notice to the Company, of (i) the occurrence or non-occurrence of any event, the occurrence or non-occurrence of which is likely to cause any representation or warranty of the Company and Parent, respectively, contained in this Agreement to be untrue or inaccurate at or prior to the Effective Time and (ii) any failure of the Company or Parent, as the case may be, to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder; provided, however, that the delivery of any notice pursuant to this Section 5.9 shall not limit or otherwise affect any remedies available to the party receiving such notice.

     5.10 Certain Benefit Plans. Subject to compliance with pooling-of-interest accounting treatment of the Merger, Parent shall take such reasonable actions as are necessary to allow eligible employees of the Company to participate in the benefit of the programs of Parent, or alternative benefits programs substantially comparable to those applicable to employees of Parent, as soon as practicable after the Effective Time.

     5.11 Pooling Accounting. The Company and Parent shall each use its reasonable efforts to cause the business combination to be effected by the Merger to be accounted for as a pooling of interests. The Company shall use its reasonable efforts to cause its respective employees, directors, stockholders and affiliates not to take any action that would adversely affect the ability of Parent to account for the business combination to be effected by the Merger as a pooling of interests.

     5.12 Affiliate Agreements. Schedule 5.12 sets forth those persons who, in the Company's reasonable judgment, are or may be "affiliates" of the Company within the meaning of Rule 145 (each such person an "Affiliate") promulgated under the Securities Act ("Rule 145"). The Company shall provide Parent such information and documents as Parent shall reasonably request for purposes of reviewing such list. The Company has delivered or shall cause to be delivered to Parent, concurrently with the execution of this Agreement an executed Affiliate Agreement from each "Affiliate" in the form attached hereto as Exhibit B. Parent shall be entitled to place appropriate legends on the certificates evidencing any Parent Common Stock to be received by such Affiliates pursuant to the terms of this Agreement, and to issue appropriate stop transfer instructions to the transfer agent for Parent Common Stock, consistent with the terms of such Affiliate Agreements.

     5.13 Voting Agreement. The Company shall deliver or cause to be delivered to Parent, concurrently with the execution of this Agreement, from each person listed on Schedule 5.13(a), an executed Voting Agreement (the "Voting Agreements") in the form attached hereto as Exhibit C, agreeing, among other things, to vote in favor of the Merger. Parent shall deliver or cause to be delivered to Company, concurrently with the execution of this Agreement, from each person listed on Schedule 5.13(b), an executed Voting Agreement in the Form attached hereto as Exhibit D.

     5.14 Additional Documents and Further Assurances. Each party hereto, at the request of the other party hereto, shall execute and deliver such other instruments and do and perform such other acts and things as may be necessary or desirable for effecting completely the consummation of this Agreement and the transactions and contemplated hereby.

     5.15 Registration Statement on Form S-8. Parent shall file a registration statement on Form S-8 for the shares of Parent Common Stock issuable with respect to assumed Company Options promptly after the Effective Time.

     5.16 Company Auditors. The Company will use its commercially reasonable efforts to cause its management and its independent auditors to facilitate on a timely basis (i) the preparation of financial statements (including pro forma financial statements if required) as required by Parent to comply with applicable SEC regulations, (ii) the review of the Company's audit work papers for up to the past three years, including the examination of selected interim financial statements and data, and (iii) the delivery of such representations from the Company's independent accountants as may be reasonably requested by Parent or its accountants in order for Parent's accountants to render the opinion called for by Section 6.3(l) hereof.

     5.17 Termination Fee. In the event that this Agreement is terminated pursuant to Section 8.1(b)(i) solely due to the failure of Parent to obtain the approval of its stockholders as provided in Section 6.1(a), then Parent shall, within five (5) business days after termination of this Agreement, pay the Company, by cashier's check or wire transfer, a termination fee of Two Million Dollars ($2,000,000) (the "Termination Fee") as liquidated damages.

     5.18 Nasdaq National Market Listing. Prior to Closing, Parent shall authorize for listing on the Nasdaq National Market the shares of Parent Common Stock issuable, and those required to be reserved for issuance, in connection with the Merger, upon official notice of issuance.

                                   ARTICLE VI

                            CONDITIONS TO THE MERGER

     6.1 Conditions to Obligations of Each Party to Effect the Merger. The respective obligations of each party to this Agreement to effect the Merger shall be subject to the satisfaction at or prior to the Closing of the following conditions:

          (a) Stockholder Approval. This Agreement and the Merger shall have been approved and adopted by the stockholders of the Company and Parent by the requisite vote under applicable law and the respective Certificates of Incorporation of the Company and Parent.

          (b) Government Approvals. All approvals of governments and governmental agencies necessary to consummate the transactions hereunder shall have been received.

          (c) No Injunctions or Restraints; Illegality. No temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal or regulatory restraint or prohibition preventing the consummation of the Merger shall be in effect.

          (d) Tax Opinions. Parent and the Company shall each have received substantially identical written opinions from their counsel, Brobeck Phleger & Harrison LLP and Paul, Hastings, Janosfsky & Walker LLP, respectively, in form and substance reasonably satisfactory to them, to the effect that the Merger will constitute a reorganization within the meaning of Section 368(a) of the Code. The parties to this Agreement agree to make reasonable representations as requested by such counsel for the purpose of rendering such opinions.

          (e) Registration Statement Effective. The SEC shall have declared the Registration effective. No stop order suspending the effectiveness of the Registration Statement or any part thereof shall have been issued and no proceeding for that purpose, and no similar proceeding in respect of the Proxy Statement, shall have been initiated or threatened in writing by the SEC.

     6.2 Additional Conditions to Obligations of the Company. The obligations of the Company to consummate the Merger and the transactions contemplated by this Agreement shall be subject to the satisfaction at or prior to the Closing of each of the following conditions, any of which may be waived, in writing, exclusively by the Company:

          (a) Representations and Warranties. The representations and warranties of Parent and Merger Sub contained in this Agreement shall be true and correct in all material respects on and as of the Closing Date, except for changes contemplated by this Agreement and except for those representations and warranties which address matters only as of a particular date (which shall remain true and correct as of such date), with the same force and effect as if made on and as of the Closing Date, except, in all such cases, for such breaches, inaccuracies or omissions of such representations and warranties which have neither had nor reasonably would be expected to have a material adverse effect on Parent; and the Company shall have received a certificate to such effect signed on behalf of Parent by a duly authorized officer of Parent.

          (b) Agreements and Covenants. Parent and Merger Sub shall have performed or compiled in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by them or prior to the Effective Time, and the Company shall have received a certificate to such effect signed by a duly authorized officer of Parent.

          (c) Third Party Consents. The Company shall have been furnished with evidence satisfactory to it that Parent has obtained the consents, approvals and waivers set forth in Schedule 6.2(c).

          (d) Legal Opinion. The Company shall have received a legal opinion from Brobeck Phleger & Harrison LLP, counsel to Parent, in substantially the form attached hereto as Exhibit E.

          (e) Material Adverse Change. Except as disclosed in Parent's Annual Report on Form 10-K for the period ended December 31, 1997, there shall not have occurred any material adverse change in the business, assets (including intangible assets), financial condition, results of operations, liabilities or prospects of the Parent since December 31, 1997, except for changes directly caused by changes in general economic conditions or changes which affect the Parent's industry as a whole.

          (f) Amendment to Investors' Rights Agreement. A majority of the current holders of Registrable Securities (as defined in the Investors' Rights Agreement) shall have executed the Amendment to the Amended and Restated Investors' Rights Agreement contemplated by Section 5.1(d).

     6.3 Additional Conditions to the Obligations of Parent and Merger Sub. The obligations of Parent and Merger Sub to consummate the Merger and the transactions contemplated by this Agreement shall be subject to the satisfaction at or prior to the Closing of each of the following conditions, any of which may be waived, in writing, exclusively by Parent:

          (a) Representation and Warranties. The representation and warranties of the Company contained in this Agreement shall be true and correct in all material respects on and as of the Closing Date, except for changes contemplated by this Agreement and except for those representations and warranties which address matters only as of a particular date (which shall remain true and correct as of such date), with the same force and effect as if made on and as of the Closing Date, except, in all such cases, for such breaches, inaccuracies or omissions of such representations and warranties which have neither had nor reasonably would be expected to have a Material Adverse Effect on the Company or Parent; and Parent and Merger Sub shall have received a certificate to such effect signed on behalf of the Company by the chief executive officer and chief executive financial officer of the Company.

          (b) Agreements and Covenants. The Company shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by it on or prior to the Effective Time, and Parent and Merger Sub shall have received a certificate to such effect signed by a duly authorized officer of the Company.

          (c) Third Party Consents. Parent shall have been furnished with evidence satisfactory to it that the Company has obtained the consents, approvals and waivers set forth in Schedule 6.3(c).

          (d) Legal Opinion. Parent shall have received a legal opinion from Paul, Hastings, Janosfsky & Walker LLP, legal counsel to the Company, in substantially the form attached hereto as Exhibit F.

          (e) Affiliate Agreements. Each of the parties identified by the Company as being an Affiliate of the Company shall have delivered to Parent an executed Affiliate Agreement which shall be in full force and effect.

          (f) Material Adverse Change. There shall not have occurred any material adverse change in the business, assets (including intangible assets), financial condition, results of operations, liabilities or prospects of the Company since February 28, 1997, except for changes directly caused by changes in general economic conditions or changes which affect the Company's industry as a whole, or losses of the Company's customers in cases where such customers certify that the primary reason for terminating business with the Company was not wanting to do business with Parent.

          (g) Dissenters' Rights. Holders of more than 5% of the outstanding shares of Company Capital Stock shall not have exercised, nor shall they have any continued right to exercise, appraisal, dissenters' or similar rights under applicable law with respect to their shares by virtue of the Merger.

          (h) Opinion of Accountants. Parent shall have received a letter from KPMG Peat Marwick LLP regarding such firm's concurrence with Parent management's conclusion as to the appropriateness of pooling of interests accounting for the Merger under Accounting Principles Board Opinion No. 16, if consummated in accordance with this Agreement. In addition, the Company's accountants shall have provided a letter, satisfactory in form and substance to Parent, regarding the appropriateness of pooling of interests accounting for a transaction involving the Company.

                                  ARTICLE VII

                                     ESCROW

     7.1 Escrow Period. Subject to the following requirements, the Escrow Fund shall be in existence immediately following the Effective Time and terminate at 5:00 p.m., California time, on the date which is the earlier of (i) one year following the Closing Date or (ii) the date of the filing with the SEC of the next audit opinion issued by the Company's auditors (the "Escrow Period"), provided that the Escrow Period shall not terminate with respect to such amount (or some portion thereof), that together with the aggregate amount remaining in the Escrow Fund is necessary in the reasonable judgment of Parent, subject to the objection of the Securityholder Agent (as defined below) and the subsequent arbitration of the matter in the manner provided in Section 7.2(f) hereof, to satisfy any unsatisfied claims concerning facts and circumstances existing prior to the termination of such Escrow Period specified in any Officer's Certificate delivered to the Escrow Agent prior to termination of such Escrow Period.

     7.2  Escrow Arrangements.

     (a) Escrow Fund. At the Effective Time, the Company's stockholders will be deemed to have received and deposited with the Escrow Agent (as defined below) the Escrow Amount (plus any additional shares as may be issued upon any stock split, stock dividend or recapitalization effected by Parent after the Effective
Time) without any act of any stockholder. As soon as practicable after the Effective Time, the Escrow Amount, without any act of any stockholder, will be deposited with an institution acceptable to Parent and the Securityholder Agent (as defined in Section 7.2(g) below)) as Escrow Agent (the "Escrow Agent"), such deposit to constitute an escrow fund (the "Escrow Fund") to be governed by the terms set forth herein and at Parent's cost and expense. The portion of the Escrow Amount contributed on behalf of each stockholder of the Company shall be in proportion to the aggregate Parent Common Stock which such holder would otherwise be entitled under Section 1.6(a). No portion of the Escrow Amount shall be contributed in respect of any Company Options or Warrants. The Escrow Fund shall be available to compensate Parent and its affiliates for any claims, losses, liabilities, damages, deficiencies, costs and expenses, including reasonable attorneys' fees and expenses, and expenses of investigation and defense (hereinafter individually a "Loss" and collectively "Losses") incurred by Parent, its officers, directors, or affiliates (including the Surviving Corporation) directly or indirectly as a result of any inaccuracy or breach of a representation or warranty of the Company contained in Article II herein (as modified by the Company Schedules), or any failure by the Company to perform or comply with any covenant contained herein; provided, however, that the Escrow Fund shall only be available to compensate Parent, its officers, directors or affiliates to the extent that the aggregate amount of Losses is in excess of $500,000, in which event the full amount of the Escrow Fund shall be available to so compensate Parent, its officers, directors or affiliates for any Losses. Parent and the Company each acknowledge that such Losses, if any, would relate to the unresolved contingencies existing at the Effective Time, which, if resolved at the Effective Time would have led to a reduction in the aggregate Merger consideration. The Escrow Fund shall be the sole source of damages to Parent arising from any claim hereunder (other than for damages due to fraud or willful misrepresentation). Nothing herein shall limit the liability of the Company for any such breach of any representation, warranty or covenant if the Merger does not close.

     (b) Distribution Upon Termination of Escrow Period. Upon termination of the Escrow Period, the Parent shall cause to be delivered to the Escrow Agent a list of each timely filed claim of loss submitted by the Parent in accordance with the provisions of this Article VII which remains not fully resolved ("Unresolved Claims"), for which there shall be reserved out of the Escrow Fund an amount equal to the Losses claimed by the Parent, and the Escrow Agent shall deliver to the stockholders of the Company that portion of the Escrow Fund that is not required to satisfy the Unresolved Claims. Following the resolution of each Unresolved Claim, the Escrow Agent shall deliver to the stockholders of the Company the remaining portion of the Escrow Fund, if any, not used in the satisfaction of that claim. Deliveries of Escrow Amounts to the stockholders of the Company pursuant to this Section 7.2(b) shall be made in proportion to their respective original contributions to the Escrow Fund.

     (c) Protection of Escrow Fund.

     (i) The Escrow Agent shall hold and safeguard the Escrow Fund during the Escrow Period, shall treat such fund as a trust fund in accordance with the terms of this Agreement and not as the property of Parent and shall hold and dispose of the Escrow Fund only in accordance with the terms hereof.

     (ii) Any shares of Parent Common Stock or other equity securities issued or distributed by Parent (including shares issued upon a stock split) ("New Shares") in respect of Parent Common Stock in the Escrow Fund which have not been released from the Escrow Fund shall be added to the Escrow Fund and become a part thereof. New Shares issued in respect of shares of Parent Common Stock which have been released from the Escrow Fund shall not be added to the Escrow Fund but shall be distributed to the recordholders thereof. Cash dividends on Parent Common Stock shall not be added to the Escrow Fund but shall be distributed to the recordholders thereof.

     (iii) Each stockholder shall have voting rights with respect to the shares of Parent Common Stock contributed to the Escrow Fund by such stockholder (and any voting securities added to the Escrow Fund in respect of such shares of Parent Common Stock).

     (d) Claims Upon Escrow Fund.

     (i) Upon receipt by the Escrow Agent at any time on or before the last day of the Escrow Period of a certificate signed by any officer of Parent (an "Officer Certificate"): (A) stating that Parent has paid or properly accrued or reasonably anticipates that it will have to pay or accrue Losses, and (B) specifying in reasonable detail the individual items of Losses included in the amount so stated, the date each such item was paid or properly accrued, or the basis for such anticipated liability, and the nature of the misrepresentation, breach of warranty or covenant to which such item is related. The Escrow Agent shall, subject to the provisions of Section 7.2(d)(iii) hereof, deliver to Parent out of the Escrow Fund, as promptly as practicable after such Losses have been incurred in excess of $500,000, shares of Parent Common Stock held in the Escrow Fund in an amount equal to such Losses so incurred.

     (ii) For purposes of determining the number of shares of Parent Common Stock to be delivered to Parent out of the Escrow Fund pursuant to Section 7.2(d)(i) hereof or to Securityholder Agent pursuant to either Section 7.2(b) or
Section 7.2(e)(iv) hereof, the shares of Parent Common Stock shall be valued at the average of the closing prices of Parent's Common Stock on the principal securities exchange on which Parent's Common Stock is then traded or if not so traded, the National Market System of the National Association of Securities Dealers Automated Quotation system, in either case as reported in The Wall Street Journal for the five (5) consecutive trading days ending on the date that is one (1) trading day prior to the Closing Date. Parent and the Securityholder Agent shall certify such fair market value in a certificate signed by both Parent and the Securityholder Agent, and shall deliver such certificate to the Escrow Agent.

     (iii) At the time of delivery of any Officer's Certificate to the Escrow Agent, a duplicate copy of such certificate shall be delivered to the Securityholder Agent and for a period of thirty (30) days after such delivery, the Escrow Agent shall make no delivery to Parent of any Escrow Amounts pursuant to Section 7.2(d) hereof unless the Escrow Agent shall have received written authorization from the Securityholder Agent to make such delivery. After the expiration of such thirty (30) day period, the Escrow Agent shall make delivery of shares of Parent Common Stock from the Escrow Fund in accordance with Section 7.2(d) hereof, provided that no such payment or delivery may be made if the Securityholder Agent shall object in a written statement to the claim made in the Officer's Certificate, and such statement shall have been delivered to the Escrow Agent prior to the expiration of such thirty (30) day period.

     (e) Resolution of Conflicts; Arbitration.

     (i) In case the Securityholder Agent shall so object in writing to any claim or claims made in any Officer's Certificate, the Securityholder Agent and Parent shall attempt in good faith to agree upon the rights of the respective parties with respect to each of such claims. If the Securityholder Agent and Parent should so agree, a memorandum setting forth such agreement shall be prepared and signed by both parties and shall be furnished to the Escrow Agent. The Escrow Agent shall be entitled to rely on any such memorandum and distribute shares of Parent Common Stock form the Escrow Fund in accordance with the terms thereof.

     (ii) If no such agreement can be reached after good faith negotiation, either Parent or the Securityholder Agent may demand arbitration of the matter unless the amount of the damage or loss is at issue in pending litigation with a third party, in which event arbitration shall not be commenced until such amount is ascertained or both parties agree to arbitration; and in either such event the matter shall be settled by arbitration conducted by one arbitrator. Parent and the Securityholder Agent shall agree on one arbitrator; provided that if Parent and Securityholder Agent cannot agree on one arbitrator, either Parent or Securityholder Agent can request that the Judicial Arbitration and Mediation Services ("JAMS") select the arbitrator. The arbitrator shall set a limited time period and establish procedures designed to reduce the cost and time for discovery while allowing the parties an opportunity, adequate in the sole judgment of the arbitrator, to discover relevant information from the opposing parties about the subject matter of the dispute. The arbitrator shall rule upon motions to compel or limit discovery and shall have the authority to impose sanctions, including attorneys' fees and costs, to the same extent as a court of competent law or equity, should the arbitrator determine that discovery was sought without substantial justification or that discovery was refused or objected to without substantial justification. The decision of the arbitrator as to the validity and amount of any claim in such Officer's Certificate shall be binding and conclusive upon the parties to this Agreement, and notwithstanding anything in Section 7.2(d) hereof, the Escrow Agent shall be entitled to act in with such decision and make or withhold payments out of the Escrow Fund in accordance therewith. Such decision shall be written and shall be supported by written findings of fact and conclusions which shall set forth the award, judgment, decree or order awarded by the arbitrator.

     (iii) Judgment upon any award rendered by the arbitrator may be entered in any court having jurisdiction. Any such arbitration shall be held in Orange County, California under the rules then in effect of the American Arbitration Association. For purposes of this Section 7.2(e), in any arbitration hereunder in which any claim or the amount thereof stated in the Officer's Certificate is at issue, Parent shall be deemed to be the Non-Prevailing Party in the event that the arbitrator awards Parent less than the sum of one-half (1/2) of the disputed amount plus any amounts not in dispute; otherwise, the stockholders of the Company as represented by the Securityholder Agent shall be deemed to be the Non-Prevailing Party. The Non-Prevailing Party to an arbitration shall pay its own expenses, the fees of the arbitrator, the administrative costs of the arbitration and the expenses, including without limitation, reasonable attorneys' fees and costs, incurred by the other party to the arbitration.

     (iv) In connection with any claims made by Corsair against the Escrow Amount, Securityholder Agent shall have the right, upon the delivery of invoices therefor to Parent and the Escrow Agent, to have delivered to Securityholder Agent out of the Escrow Fund a number of shares of Parent Common Stock not to exceed $250,000 in value in the aggregate for purposes of paying its expenses and costs thereof, including, but not limited to reasonable attorneys' fees and costs, fees of the arbitrator, administrative costs of arbitration and expenses of arbitration.

     (f) Securityholder Agent of the Stockholders; Power of Attorney.

     (i) In the event that the Merger is approved, effective upon such vote, and without further act of any stockholder, a committee comprised of Ms. Arlene Harris, Mr. Mark Nielsen and Mr. Doug Kingsley shall be appointed as agent and attorney-in-fact (the "Securityholder Agent," and a majority vote of these three members of such committee shall be deemed to be the act of the Securityholder Agent) for each stockholder of the Company (except such stockholders, if any, as shall have perfected their appraisal or dissenters' rights under Delaware Law), for an one behalf of stockholders of the Company, to give and receive notices and communication, to authorize delivery to Parent of shares of Parent Common Stock from the Escrow Fund in satisfaction of claims by Parent, to object to such deliveries, to agree to, negotiate, enter into settlements and compromises of, and demand arbitration and comply with order of courts and awards of arbitrators with respect to such claims, and to take all actions necessary or appropriate in the judgment of Securityholder Agent for the accomplishment of the foregoing. Such Securityholder Agent may be changed by the stockholders of the Company from time to time upon not less than thirty (30) days prior written notice to

Parent; provided that the Securityholder Agent may not be removed unless holders of a two-thirds interest of the Escrow Fund agree to such removal and to the identity of the substituted agent. Any vacancy in the position of Securityholder Agent may be filled by approval of the holders of a majority in interest of the Escrow Fund. No bond shall be required of the Securityholder Agent, and the Securityholder Agent shall not receive compensation for his or her services. Notice or communications to or from the Securityholder Agent shall constitute notice to or form each of the stockholders of the Company.

     (ii) In performing any duties under the Agreement, the Securityholder Agent shall not be liable to any party for damages, losses, or expenses, except for gross negligence or willful misconduct on the part of the Securityholder Agent. The Securityholder Agent shall not incur any such liability for (A) any act or failure to act made or omitted in good faith, or (B) any action taken or omitted in reliance upon any instrument, including any written statement or affidavit provided for in this Agreement that the Securityholder Agent shall in good faith believe to be genuine, nor will the Securityholder Agent be liable or responsible for forgeries, fraud, impersonations, or determining the scope of any representative authority. In addition, the Securityholder Agent may consult with the legal counsel in connection with Securityholder Agent's duties under this Agreement and shall be fully protected in any act taken, suffered, or permitted by it in good faith in accordance with the advice of counsel. The Securityholder Agent is not responsible for determining and verifying the authority of any person acting or purporting to act on behalf of any party to this Agreement. Each stockholder of the Company on whose behalf the Escrow Amount was contributed to the Escrow Fund shall, up to an amount equal to ten percent (10%) of (total number of shares of Parent Common Stock allocated to such stockholder, including escrowed shares x the Parent Average Price Per Share), indemnify the Securityholder Agent and hold the Securityholder Agent harmless against any loss, liability or expense incurred without gross negligence or willful misconduct on the part of the Securityholder Agent and arising out of or in connection with the acceptance or administration of the Securityholder Agent's duties hereunder, including the reasonable fees and expenses of any legal counsel retained by the Securityholder Agent.

     (g) Actions of the Securityholder Agent. A decision, act, consent or instruction of the Securityholder Agent shall constitute a decision of all the stockholders for whom a portion of the Escrow Amount otherwise issuable to them are deposited in the Escrow Fund and shall be final, binding and conclusive upon each of such stockholders, and the Escrow Agent and Parent may rely upon any such decision, act, consent or instruction of the Securityholder Agent as being the decision, act, consent or instruction of each every such stockholder of the Company. The Escrow Agent and Parent are hereby relieved from any liability to any person for any acts done by them in accordance with such decision, act, consent or instruction of the Securityholder Agent.

     (h) Third-Party Claims. In the event Parent becomes aware of a third-party claim which Parent believes may result in a demand against the Escrow Fund, Parent shall notify the Securityholder Agent of such claims, and the Securityholder Agent, as representative for the stockholders of the Company, shall be entitled, at their expense, to participate in any defense of such claim. Parent shall have the right in its sole discretion to settle any such claim; provided, however, that unless such settlement was made with the consent of the Securityholder Agent, no settlement of any such claim with third-party claimants shall be evidence of the validity or amount of Losses attributable to that claim against the Escrow Fund. In the event that the Securityholder Agent has consented to any such settlement, the Securityholder Agent shall have no power or authority to object under any provision of this Article VII to the amount of any claim by Parent against the Escrow Fund with respect to such settlement.

     (i) Escrow Agent's Duties.

     (i) The Escrow Agent shall be obligated only for the performance of such duties as are specifically set forth herein, and as set forth in any additional written escrow instructions which the Escrow Agent may receive after the date of this Agreement which are signed by an officer of Parent and the Securityholder Agent, and may rely and shall be protected in relying or refraining from acting on any instruction reasonably believed to be genuine and to have been signed or presented by the proper party or parties. The Escrow Agent shall not be liable for any act done or omitted hereunder as Escrow Agent while acting in good faith and in the exercise of reasonable judgment, and any act done or omitted pursuant to the advice of counsel shall be conclusive evidence of such good faith.

     (ii) The Escrow Agent is hereby expressly authorized to comply with and obey orders, judgments or decrees of any court of law, notwithstanding any notices, warning or other communications form any party or any other person to the contrary. In case the Escrow Agent obeys or complies with any such order, judgment or decree of any court, the Escrow Agent shall not be liable to any of the parties hereto or to any other person by reason of such compliance, notwithstanding any such order, judgment or decree being subsequently reversed, modified, annulled, set aside, vacated or found to have been entered without justification.

     (iii) The Escrow Agent shall not be liable in any respect on account of the identity, authority or rights of the parties executing or delivering or purporting to execute or deliver this Agreement or any documents or papers deposited or called for hereunder.

     (iv) The Escrow Agent shall not be liable for the expiration of any rights under any statute of limitations with respect to this Agreement or any documents deposited with the Escrow Agent.

     (v) In performing any duties under the Agreement, the Escrow Agent shall not be liable to any party for damages, losses, or expenses, except for gross negligence or willful misconduct on the part of the Escrow Agent. The Escrow Agent shall not incur any such liability for (A) any act or failure to act made or omitted in good faith, or (B) any action taken or omitted in reliance upon any instrument, including any written statement or affidavit provided for in this Agreement that the Escrow Agent shall in good faith believe to be genuine, nor will the Escrow Agent be liable or responsible for forgeries, fraud, impersonations, or determining the scope of any representative authority. In addition, the Escrow Agent may consult with the legal counsel in connection with Escrow Agent's duties under this Agreement and shall be fully protected in any act taken, suffered, or permitted by it in good faith in accordance with the advice of counsel. The Escrow Agent is not responsible for determining and verifying the authority of any person acting or purporting to act on behalf of any party to this Agreement.

     (vi) If any controversy arises between the parties to this Agreement, or with any other party, concerning the subject matter of this Agreement, its terms or conditions, the Escrow Agent will not be required to determine the controversy or to take any action regarding it. The Escrow Agent may hold all documents and shares of Parent Common Stock may wait for settlement of any such controversy by final appropriate legal proceedings or other means as, in the Escrow Agent's discretion, the Escrow Agent may be required, despite what may be set forth elsewhere in this Agreement. In such event, the Escrow Agent will not be liable for damage. Furthermore, the Escrow Agent may at its option, file an action of interpleader requiring the parties to answer and litigate any claims and rights among themselves. The Escrow Agent is authorized to deposit with the clerk of the court all documents and shares of Parent Common Stock held in escrow except all cost, expenses, charges and reasonable attorney fees incurred by the Escrow Agent due to the interpleader action and which the parties jointly and severally agree to pay. Upon initiating such action, the Escrow Agent shall be fully released and discharged of and from all obligations and liability imposed by the terms of this Agreement.

     (vii) The parties (excluding the Securityholder Agent) and their respective successors and assigns agree jointly and severally to indemnify and hold Escrow Agent harmless against all losses, claims, damages, liabilities, and expenses, including reasonable costs of investigation, counsel fees, and disbursements that may be imposed on Escrow Agent or incurred by Escrow Agent in connection with the performance of his/her duties under this Agreement, including but not limited to any litigation arising from this Agreement or involving its subject matter.

     (viii) The Escrow Agent may resign at any time upon giving at least thirty
(30) days written notice to the parties; provided, however, that no such resignation shall become effective until the appointment of a successor escrow agent which shall be accomplished as follows: the parties shall use their best efforts to mutually agree on a successor escrow agent within thirty (30) days after receiving such notice. If the parties fail to agree upon a successor escrow agent within such time, the Escrow Agent shall have the right to appoint a successor escrow agent authorized to do business in the State of California. The successor escrow agent shall execute and deliver an instrument accepting such appointment and it shall, without further acts, be vested with all the estates, properties, rights, powers, and duties of the predecessor escrow agent as if originally named as escrow agent. The Escrow Agent shall be discharged from any further duties and liability under this Agreement.

     (j) Fees. All fees of the Escrow Agent for performance of its duties hereunder shall be paid by Parent. It is understood that the fees and usual charges agreed upon for services of the Escrow Agent shall be considered compensation for ordinary services as contemplated by this Agreement. In the event that the conditions of this Agreement are not promptly fulfilled, or if the Escrow Agent renders any service not provided for in this Agreement, or if the parties request a substantial modification of its terms, or if any controversy arises, or if the Escrow Agent is made a party to, or intervenes in, any litigation pertaining to this escrow or its subject matter, the Escrow Agent shall be reasonably compensated for such extraordinary services and reimbursed for all costs, attorney's fees, and expenses occasioned by such default, delay, controversy or litigation. Parent promises to pay these sums upon demand.

                                  ARTICLE VIII

                       TERMINATION, AMENDMENT AND WAIVER

     8.1 Termination. Except as provided in Section 8.2 below, this Agreement may be terminated and the Merger abandoned at any time prior to the Effective
Time:

          (a) by mutual written consent of the Company and Parent;

          (b) by Parent or the Company if: (i) the Effective Time has not occurred before 5:00 p.m. (Pacific time) on September 30, 1998 (provided that the right to terminate this Agreement under this clause 8.1(b)(i) shall not be available to any party whose willful failure to fulfill any obligation hereunder has been the cause of, or resulted in, the failure of the Effective Time to occur on or before such date); (ii) there shall be a final nonappealable order of a federal or state court in effect preventing consummation of the Merger; or (iii) there shall be any statute, rule, regulation order enacted, promulgated or issued or deemed applicable to the Merger by any governmental entity that would make consummation of the Merger illegal;

          (c) by Parent if there shall be any action taken, or any statute, rule, regulation or order enacted, promulgated or issued or deemed applicable to the Merger, by any Governmental Entity, which would: (i) prohibit Parent's or the Company's ownership or operation of all or any portion of the business of the Company or (ii) compel Parent or the Company to dispose of or hold separate all or a portion of the business or assets of the Company or Parent as a result of the Merger;

          (d) by Parent if it is not in material breach of its obligations under this Agreement and there has been a material breach of any representation, warranty, covenant or agreement contained in this Agreement on the part of the Company and (i) such breach has not been cured within five (5) business days after written notice to the Company (provided that, no cure period shall be required for a breach which by its nature cannot be cured), and
     (ii) as a result of such breach the conditions set forth in Section 6.3(a) or 6.3(b), as the case may be, would not then be satisfied;

          (e) by the Company if it is not in material breach of its obligations under this Agreement and there has been a material breach of any representation, warranty, covenant or agreement contained in this Agreement on the part of the Parent or Merger Sub and (i) such breach has not been cured within five (5) business days after written notice to Parent (provided that, no cure period shall be required for a breach which by its nature cannot be cured), and (ii) as a result of such breach the conditions set forth in Section 6.2(a) or 6.2(b), as the case may be, would not then be satisfied.

     When action is taken to terminate this Agreement pursuant to this Section 8.1, it shall be sufficient for such action to be authorized by the Board of Directors (as applicable) of the party taking such action.

     8.2 Effect of Termination. In the event of termination of this Agreement as provided in Section 8.1, this Agreement shall forthwith become void and there shall be no liability or obligation on the part of Parent,

Merger Sub or the Company, or their respective officer, directors or stockholders, provided that each party shall remain liable for any breaches of this Agreement prior to its termination; and provided further that, that provisions of Sections 5.3 and 5.4 and Articles VIII and IX (other than Section 9.1) of this Agreement shall remain in full force and effect and survive any termination of this Agreement.

     8.3 Amendment. Except as is otherwise required by applicable law after the stockholders of the Company approve this Agreement, this Agreement may be amended by the parties hereto at any time by execution of an instrument in writing signed on behalf of each of the parties hereto.

     8.4 Extension; Waiver. At any time prior to the Effective Time, Parent and Merger Sub, on the one hand, and the Company, on the other, may, to the extent legally allowed, (i) extend the time for the performance of any of the obligations of the other party hereto, (ii) waive any inaccuracies in the representations and warranties made to such party contained herein or in any document delivered pursuant hereto, and (iii) waive compliance with any of the agreements or conditions for the benefit of such party contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed in behalf of such party.

                                   ARTICLE IX

                               GENERAL PROVISIONS

     9.1 Survival of Representations, Warranties and Agreements. All representations, warranties, covenants and agreements in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the consummation of the Merger and shall (except as otherwise specifically provided herein) terminate at 5:00 p.m., California time, on the date which is the earlier of (i) one year following the Closing Date or (ii) the date of the filing with the SEC of the next audit opinion issued by the Company's auditors.

     9.2 Notices. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally or by commercial delivery service, or mailed by registered or certified mail (return receipt requested) or sent via facsimile (with acknowledgement of complete transmission) to the parties at the following addressed (or at such other address for a party as shall be specified by like notice):

     (a) if to Parent or Merger Sub, to:
               Corsair Communications, Inc.
           3408 Hillview Avenue
           Palo Alto, California 94304

           Attention: Chief Financial Officer
           Telephone No: (650) 842-3281
           Facsimile No: (650) 493-1426

           with a copy to:

           Brobeck, Phleger & Harrison LLP
           550 West C Street, Suite 1300
           San Diego, California 92101-3532

           Attention: John A. Denniston, Esq.
           Telephone No.: (619) 234-1966
           Facsimile No.: (619) 234-3848

          (b) if to the Company, to:

               Subscriber Computing, Inc.
           18881 Von Karman Avenue, Suite 450
           Irvine, California 92612

           Attention: General Counsel
           Telephone No: (714) 221-8462
           Facsimile No: (714) 260-1515
               with a copy to:

               Paul, Hastings, Janofsky & Walker LLP
           695 Town Center Drive
           17th Floor
           Costa Mesa, California 92626

           Attention: William J. Simpson, Esq.
           Telephone: (714) 668-6205
           Facsimile: (619) 979-1921

          (c) if to the Securityholder Agent:

               Doug Kingsley
           c/o Advent International
           101 Federal Street, 5th Floor
           Boston, Massachusetts 02110

           Telephone: (617) 951-9412
           Facsimile: (617) 951-0566

           Arlene Harris
           2704 Oceanfront
           Del Mar, California 92014

           Telephone: (619) 481-2700
           Facsimile: (619) 481-2322

           Mark Nielson
           31621 Via Quixote
           San Juan Capistrano, California 92675

           Telephone: (714) 248-1421
           Facsimile: (714) 833-2030

     9.3 Interpretation. The words "include," "includes" and "including" when used herein shall be deemed in each case to be followed by the words "without limitation." The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

     9.4 Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other party, it being understood that all parties need not sign the same counterpart.

     9.5 Entire Agreement: Assignment. This Agreement, the Schedules and Exhibits hereto, and the documents and instruments and other agreements among the parties hereto referenced herein: (a) constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof; (b) are not intended to confer upon any other person any rights or remedies hereunder except as otherwise contemplated in Article III where it is the parties intention to cause the Company's stockholders to become third party beneficiaries to Parent's and Merger Sub's representations and warranties; and (c) shall not be assigned by operation of law or otherwise except as otherwise specifically provided, except that Parent and Merger Sub may assign their respective rights and delegate their respective obligations hereunder to their respective affiliates.

     9.6 Severability. In the event that any provision of this Agreement or the application thereof, becomes or is declared by a court of competent jurisdiction to be illegal, void or unenforceable, the remainder of this Agreement will continue in full force and effect and the application of such provision to other persons or circumstances will be interpreted so as reasonable to effect the intent of the parties hereto. The parties further agree to replace such void or unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, to the extent possible, the economic, business and other purposes of such void or unenforceable provision.

     9.7 Other Remedies. Except as otherwise provided herein, any and all remedies herein expressly conferred upon a party will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity upon such party, and the exercise by any party of any one remedy will not preclude the exercise of any other remedy.

     9.8 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof. Each of the parties hereto agrees that process may be served upon them in any manner authorized by the laws of the State of Delaware for such persons and waives and covenants not to assert or plead any objection which they might otherwise have to such jurisdiction and such process.

     9.9 Rules of Construction. The parties hereto agree that they have been represented by counsel during the negotiation and execution of this Agreement and, therefore waive the application of any law, regulation, holding or rule of construction providing that ambiguities in an agreement or other document will be construed against the party drafting such agreement or document.

     9.10 Specific Performance. The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which they are entitled at law or in equity.

               [Remainder of This Page Intentionally Left Blank]

     IN WITNESS WHEREOF, Parent, Merger Sub, the Company and the Securityholder Agent (but only as to Articles VII and IX for Securityholder Agent) and have caused this Agreement to be signed by their duly authorized respective officers, all as of the date first written above.


CORSAIR COMMUNICATIONS, INC.                             SUBSCRIBER COMPUTING, INC.



LOGO                                                     LOGO
Name: Mary Ann Byrnes                                    Name: Dennis Andrews
Title: President and CEO                                 Title: President and CEO

SECURITYHOLDER AGENT:                                    ANTEATER ACQUISITION CORP.



LOGO                                                     LOGO
Arlene Harris                                            Name: Mary Ann Byrnes
                                                         Title: President and CEO



LOGO
Mark Nielsen



LOGO
Doug Kingsley

                           SUBSCRIBER COMPUTING, INC.

                       18881 VON KARMAN AVENUE, SUITE 450


                            IRVINE, CALIFORNIA 92715


                                 April 28, 1998

Corsair Communications, Inc.
3708 Hillview Avenue
Palo Alto, California 94304
Attention: Chief Financial Officer

Anteater Acquisition Corp.
c/o Corsair Communications, Inc.
3708 Hillview Avenue
Palo Alto, California 94304
Attention: Chief Financial Officer

Subject: Acknowledgment Regarding Amendment to Agreement and Plan of
         Reorganization

Ladies and Gentlemen:


     Reference is made to the Agreement and Plan of Reorganization, dated as of April 2, 1998 (the "Agreement"), by and among Corsair Communications, Inc., a Delaware corporation ("Parent"), Anteater Acquisition Corp., a Delaware corporation and wholly-owned subsidiary of Parent ("Merger Sub") and Subscriber Computing, Inc., a Delaware corporation (the "Company") (Parent, Merger Sub and the Company are sometimes to referred to herein as the "Parties").



     The Parties have recently decided that the Company's financial statements for the six-month period ending March 31, 1998, copies of which are attached hereto as Exhibit "A" (the "March Financial Statements"), should be utilized for the basis of the Company's representations and warranties and any related closing conditions contained within the Agreement in lieu of the Company's financial statements for the five-month period ending February 28, 1998.


     Accordingly, the Parent, Merger Sub and Company hereby acknowledge and agree that the Agreement, including any associated disclosure schedules, is amended in the following manner:


          (i) All references to the "Balance Sheet" and the "Company Financials" in the Agreement are hereby changed to refer to the Company's March 31, 1998 balance sheet and the Company's March Financial Statements, respectively; and



          (ii) Schedule 2.5 to the Agreement is hereby changed to be replaced with Exhibit "A" attached hereto.


     Additionally, the Parties expressly agree that the matters reflected in the March Financial Statements do not (i) constitute an adverse change in the business, assets (including intangible assets), financial condition, results of operations, liabilities or prospects of the Company; (ii) constitute a breach of any representation, warranty, covenant or agreement contained in the Agreement on the part of the Company; or (iii) have a "Material Adverse Effect" on the Company as such term is used within the Agreement.

                                          Sincerely,

                                          SUBSCRIBER COMPUTING, INC.


                                          a Delaware corporation



                                          LOGO


                                          Dennis Andrews,


                                          Chief Executive Officer


AGREED:
CORSAIR COMMUNICATIONS, INC.,
a Delaware corporation


LOGO

Mary Ann Byrnes
President and Chief Executive Officer

ANTEATER ACQUISITION CORP.,
a Delaware corporation


LOGO

Mary Ann Byrnes
President and Chief Executive Officer

                                  EXHIBIT "A"

                           MARCH FINANCIAL STATEMENTS

                           SUBSCRIBER COMPUTING, INC.

                            STATEMENTS OF OPERATIONS

                        SIX MONTHS ENDED MARCH 31, 1998


                                  (UNAUDITED)


                                                              SIX MONTHS ENDED
                                                               MARCH 31, 1998
                                                              ----------------
                                                                (UNAUDITED)
Revenues:
Software....................................................    $ 2,887,953
Service, Maintenance and Other..............................      3,568,850
                                                                -----------
          Total Revenues....................................      6,456,803
Cost of Sales:
Software....................................................      1,061,687
Service, Maintenance and Other..............................      2,616,224
          Total Cost of Sales...............................      3,677,911
Gross Margin................................................      2,778,892
Operating Costs and Expenses:
Research and Development....................................      5,033,239
Sales and Marketing.........................................      1,927,439
General and Administrative..................................      3,211,506
                                                                -----------
          Total Operating Costs and Expenses................     10,172,184
Operating Loss..............................................     (7,393,292)
Interest and Other Income (Expense), Net....................        (10,001)
                                                                -----------
Loss Before Provision For Income Taxes......................    $(7,403,293)
Provision For Income Taxes..................................            800
Net Loss....................................................    $(7,404,093)
                                                                ===========

                           SUBSCRIBER COMPUTING, INC.

                                 BALANCE SHEETS
                                 MARCH 31, 1998
                                  (UNAUDITED)

                                     ASSETS

                                                               MARCH 31,
                                                                  1998
                                                              ------------
                                                              (UNAUDITED)
CURRENT ASSETS:
  Cash and cash equivalents.................................  $  1,512,688
  Restricted cash...........................................       806,944
  Accounts receivable, net of allowance for doubtful
     accounts of $978,967 and $228,628......................     4,060,180
  Current portion of installments receivable................       277,968
  Prepaid expenses and other current assets.................       578,824
                                                              ------------
     Total Current Assets...................................     7,236,604
LONG-TERM INSTALLMENTS RECEIVABLE:
PROPERTY AND EQUIPMENT, net.................................     3,715,814
OTHER ASSETS:
  Software license fees, net................................
  Goodwill, net.............................................
  Other.....................................................       192,696
                                                              ------------
          TOTAL ASSETS......................................    11,145,114
                                                              ============
                    LIABILITIES AND CAPITAL DEFICIENCY
CURRENT LIABILITIES:
  Accounts Payable..........................................  $  1,796,394
  Accrued expenses..........................................     2,263,069
  Short-term borrowings.....................................     2,500,000
  Deferred revenue..........................................     3,383,665
  Current portion of obligations under capital leases.......       371,571
  Current Portions of notes payable.........................     3,364,135
                                                              ------------
     Total Current Liabilities..............................    13,678,837
DEFERRED RENT...............................................       139,089
LONG TERM PORTION OF OBLIGATIONS
  UNDER CAPITAL LEASES......................................       240,987
LONG TERM PORTION OF NOTES PAYABLE..........................     2,188,063
DEFERRED REVENUE, net of current portion
                                                              ------------
     Total Liabilities......................................    16,246,976
CAPITAL DEFICIENCY:
  Preferred Stock -- Series A Convertible -- $.01 par value;
     348,687 shares authorized; none issued and outstanding
  Preferred Stock -- Series B Senior Convertible
     Participating -- $.01 par value; 4,300,000 shares
     authorized; 4,209,863 shares issued and outstanding....    14,318,423
  Common Stock -- $.01 par value; 20,000,000 Shares
     authorized; 8,443,944 and 8,386,338 shares issued and
     outstanding at March 31, 1998 and 1997, respectively...       876,738
  Notes receivable from sale of common stock................      (403,571)
  Capital Deficiency........................................   (19,893,452)
                                                              ------------
     Total Capital Deficiency...............................    (5,101,862)
                                                              ------------
          TOTAL LIABILITIES AND CAPITAL DEFICIENCY..........  $ 11,145,114
                                                              ============

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 20. INDEMNIFICATION OF DIRECTORS AND OFFICERS

     Section 145 of the Delaware General Corporation Law permits indemnification of officers and directors of Corsair under certain conditions and subject to certain limitations. Section 145 of the Delaware General Corporation Law also provides that a corporation has the power to purchase and maintain insurance on behalf of its officers and directors against any liability asserted against such person and incurred by him or her in such capacity, or arising out of his or her status as such, whether or not the corporation would have the power to indemnify him or her against such liability under the provisions of Section 145 of the Delaware General Corporation Law.

     Article VII, Section 1 of the Restated Bylaws of Corsair provides that Corsair shall indemnify its directors and executive officers to the fullest extent not prohibited by the Delaware General Corporation Law. The rights to indemnity thereunder continue as to a person who has ceased to be a director, officer, employee or agent and inure to the benefit of the heirs, executors and administrators of the person. In addition, expenses incurred by a director or executive officer in defending any civil, criminal, administrative or investigative action, suit or proceeding by reason of the fact that he or she is or was a director or officer of Corsair (or was serving at Corsair's request as a director or officer of another corporation) shall be paid by Corsair in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such director or officer to repay such amount if it shall ultimately be determined that he or she is not entitled to be indemnified by Corsair as authorized by the relevant section of the Delaware General Corporation Law.

     As permitted by Section 102(b)(7) of the Delaware General Corporation Law,
Article V, Section (A) of Corsair's Amended and Restated Certificate of Incorporation provides that a director of Corsair shall not be personally liable for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director's duty of loyalty to Corsair or its stockholders, (ii) for acts or omissions not in good faith or acts or omissions that involve intentional misconduct or a knowing violation of law, (iii) under
Section 174 of the Delaware General Corporation Law or (iv) for any transaction from which the director derived any improper personal benefit.

     Corsair has entered into indemnification agreements with each of its directors and executive officers. Generally, the indemnification agreements attempt to provide the maximum protection permitted by Delaware law as it may be amended from time to time. Moreover, the indemnification agreements provide for certain additional indemnification. Under such additional indemnification provisions, however, an individual will not receive indemnification for judgments, settlements or expenses if he or she is found liable to Corsair (except to the extent the court determines he or she is fairly and reasonably entitled to indemnity for expenses), for settlements not approved by Corsair or for settlements and expenses if the settlement is not approved by the court. The indemnification agreements provide for Corsair to advance to the individual any and all reasonable expenses (including legal fees and expenses) incurred in investigating or defending any such action, suit or proceeding. In order to receive an advance of expenses, the individual must submit to Corsair copies of invoices presented to him or her for such expenses. Also, the individual must repay such advances upon a final judicial decision that he or she is not entitled to indemnification.

     Corsair intends to enter into additional indemnification agreements with each of its directors and executive officers to effectuate these indemnity provisions and to purchase directors' and officers' liability insurance.

ITEM 21. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

     (a) EXHIBITS

    EXHIBIT
     NUMBER                            DESCRIPTION
    -------                            -----------
     2.1+++**  Agreement and Plan of Reorganization by and among Corsair
               Communications, Inc., Anteater Acquisition Corp. and
               Subscriber Computing, Inc. dated April 2, (other Exhibits
               omitted, but will be filed by Corsair with the Commission
               upon request).
     2.2**     Acknowledgement regarding Amendment to Agreement and Plan of
               Reorganization by and among Corsair Communications, Inc.,
               Anteater Acquisition Corp. and Subscriber Computing, Inc.
               dated April 28, 1998.
     2.3**     Form of Certificate of Merger.
     3.1+      Amended and Restated Certificate of Incorporation of the
               Company (Exhibit 3.2).
     3.2+      Restated Bylaws of the (Exhibit 3.4).
     5.1**     Opinion of Brobeck, Phleger & Harrison LLP with respect to the Common Stock being registered.
     8.1**     Opinion of Brobeck, Phleger & Harrison LLP as tax counsel.
    10.1+      Series A Preferred Stock Purchase Agreement between the
               Company and the purchasers listed on Schedule A thereto,
               dated December 10, 1994.
    10.2+      Asset Purchase Agreement between the Company and ESL
               Incorporated, dated December 14, 1994.
    10.3+      Series A Preferred Stock Purchase Agreement between the
               Company and ESL Incorporated, dated December 14, 1994.
    10.4+      License and Technical Assistance Agreement between the
               Company, TRW Inc. and ESL Incorporated, dated December 14,
               1994.
    10.5+      AirTouch Assignment Agreement between the Company and ESL
               Incorporated, dated December 14, 1994.
    10.6+      Development and License Agreement between ESL Incorporated and PacTel Corporation, dated October 4, 1993.
    10.7+      First Amendment to the Development and License Agreement
               between ESL Incorporated and PacTel Corporation, dated
               October 23, 1994.
    10.8+      Second Amendment to and Consent of Assignment of the
               Development and License Agreement between the Company and
               AirTouch, dated December 14, 1994.
    10.9+      Third Amendment to the Development and License Agreement
               between the Company and AirTouch, dated August 18, 1995.
    10.10+     1995 Stock Option/Stock Issuance Plan.
    10.11+     1995 Stock Option/Stock Issuance Plan Form of Notice of
               Grant.
    10.12+     1995 Stock Option/Stock Issuance Plan Form of Stock Option
               Agreement.
    10.13+     1995 Stock Option/Stock Issuance Plan Form of Stock Purchase
               Agreement.
    10.14+     Patent License Agreement.
    10.15+     Master Lease Agreement, as amended, and Schedules VL-1 and
               VL-2 between the Company and Comdisco, Inc., dated August
               31, 1995.
    10.16+     Loan and Security Agreement between the Company and
               Comdisco, Inc., dated August 31, 1995.
    10.17+     Secured Promissory Note from the Company to Comdisco, Inc., dated August 31, 1995.

    EXHIBIT
     NUMBER                            DESCRIPTION
    -------                            -----------
    10.18+     Warrant granted to Comdisco, Inc. to purchase Series B
               Preferred Stock, dated August 31, 1995.
    10.19+     Series B Preferred Stock Purchase Agreement between the
               Company and
    10.20+     1996 Stock Option/Stock Issuance Plan, as amended.
    10.21+     1996 Stock Option/Stock Issuance Plan Form of Notice of
               Grant, as amended.
    10.22+     1996 Stock Option/Stock Issuance Plan Form of Stock Option
               Agreement.
    10.23+     1996 Stock Option/Stock Issuance Plan Form of Stock Purchase
               Agreement, as amended.
    10.24+     Promissory Note from Martin Silver to the Company, dated
               April 10, 1996.
    10.25+     Promissory Note from Martin Silver to the Company, dated
               April 10, 1996.
    10.26+     Loan and Security Agreement between the Company and
               Comdisco, Inc., dated July 31, 1996.
    10.27+     Warrant granted to Comdisco, Inc. to purchase Series B
               Preferred Stock, dated July 31, 1996.
    10.28+     Secured Promissory Note from the Company to Comdisco, Inc., dated July 31, 1996.
    10.29+     Loan and Security Agreement between the Company and MMC/GATX
               Partnership No. 1, dated July 31, 1996.
    10.30+     Warrant granted to MMC/GATX Partnership No. 1 to purchase
               Series B Preferred Stock, dated July 31, 1996.
    10.31+     Secured Promissory Note from the Company to MMC/GATX
               Partnership No. 1, dated July 31, 1996.
    10.32+     Warrant granted to Comdisco, Inc. to purchase Series B
               Preferred Stock, dated August 5, 1996.
    10.33+     Loan and Security Agreement between the Company and Silicon
               Valley Bank, dated August 30, 1996.
    10.34+     Series C Preferred Stock Purchase Agreement between Company and the investors listed on Schedule A thereto dated October
               30, 1996.
    10.35+     Amended and Restated Investors' Rights Agreement between the
               Company and various stockholders, dated October 30, 1996.
    10.36+     Amendment No. 1 to the Amended and Restated Investors'
               Rights Agreement between the Company and various
               stockholders, dated March 7, 1997.
    10.37+     Directed Share Agreement between the Company and the
               investors listed on Exhibit A thereto, dated October 30,
               1996.
    10.38+     Promissory Note from Mary Ann Byrnes to the Company,
               November 14, 1996, as amended.
    10.39+     1997 Officer Stock Option Plan.
    10.40+     1997 Officer Stock Option Plan Form of Stock Option
               Agreement, as amended.
    10.41+     1997 Employee Stock Purchase Plan.
    10.42+     1997 Stock Incentive Plan.
    10.43+     1997 Stock Incentive Plan Form of Notice of Grant.
    10.44+     1997 Stock Incentive Plan Form of Stock Option Agreement.
    10.45+     Lease dated January 10, 1997 between the Company and San
               Thomas Investment Company.
    10.46+     Series D Preferred Stock Purchase Agreement between the
               Company and the investors listed on Schedule A thereto,
               dated March 7, 1997.

    EXHIBIT
     NUMBER                            DESCRIPTION
    -------                            -----------
    10.47+     Form of Master Purchase and Licensing Agreement.
    10.48+     Form of Confidential Disclosure Agreement.
    10.49+     Form of Indemnification Agreement between the Company and
               each of its directors.
    10.50+     Form of Indemnification Agreement between the Company and
               each of its officers.
    10.51+     Form of Written Consent of Holders of Series A, Series B,
               Series C and Series D Preferred Stock to conversion.
    10.52+     Form of Waiver of Registration Rights.
    10.53**    Form of Corsair Communications, Inc. Affiliate Agreement.
    10.54**    Form of Subscriber Computing, Inc. Affiliate Agreement.
    10.55**    Form of Corsair Communications, Inc. Voting Agreement.
    10.56**    Form of Subscriber Computing, Inc. Voting Agreement.
    23.1**     Consent of Brobeck, Phleger & Harrison LLP (contained in
               their opinion filed as Exhibit 5.1).
    23.2*      Consent of KPMG Peat Marwick LLP, Independent Auditors.
    23.3*      Consent of Deloitte & Touche LLP, Independent Auditors.
    23.4*      Consent of Hambrecht & Quist LLC, Financial Advisors.
    24.1**     Power of Attorney.
    27.1**     Financial Data Schedule.
    99.1**     Form of Corsair Communications, Inc. proxy card.
    99.2**     Form of Subscriber Computing, Inc. proxy card.

---------------
  * Filed herewith.

 ** Previously filed.

  + Incorporated by reference to the same numbered exhibit (except as otherwise indicated) to the Company's Registration Statement on Form S-1 (no. 333-28519), filed on June 4, 1997 as amended.

+++ Also annexed as an Appendix to the Joint Proxy Statement/Prospectus included in this Registration Statement.

     (b) FINANCIAL STATEMENT SCHEDULES

     Schedule II: Valuation of Qualifying Accounts

ITEM 22. UNDERTAKINGS.

     (a) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

     (b) The undersigned Registrant hereby undertakes as follows: that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this Registration Statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

     (c) The Registrant undertakes that every prospectus: (i) that is filed pursuant to paragraph (c) immediately preceding, or (ii) that purports to meet the requirements of Section 10(a)(3) of the Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the Registration Statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (d) The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to
Item 4, 10(b), 11, or 13 of this form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the Registration Statement through the date of responding to the request.

     (e) The undersigned Registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

                                   SIGNATURES


     Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Amendment No. 2 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Palo Alto, County of Santa Clara, State of California, on the 27th day of May, 1998.


                                          CORSAIR COMMUNICATIONS, INC.

                                          By /s/ MARY ANN BYRNES

                                            ------------------------------------
                                            Mary Ann Byrnes
                                            President and Chief Executive
                                             Officer

     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.


                SIGNATURE                                     TITLE                         DATE
                ---------                                     -----                         ----

/s/ KEVIN R. COMPTON*                         Chairman of the Board of Directors        May 27, 1998
------------------------------------------
Kevin R. Compton

/s/ MARY ANN BYRNES
------------------------------------------

Mary Ann Byrnes                               President, Chief Executive Officer and    May 27, 1998
                                              Director (Principal Executive Officer)

/s/ MARTIN J. SILVER
------------------------------------------

Martin J. Silver                              Chief Financial Officer and Secretary     May 27, 1998
                                              (Principal Financial and Accounting
                                              Officer)

/s/ PETER L.S. CURRIE*
------------------------------------------

Peter L.S. Currie                             Director                                  May 27, 1998

/s/ STEPHEN M. DOW*
------------------------------------------

Stephen M. Dow                                Director                                  May 27, 1998

/s/ DAVID H. RING*
------------------------------------------

David H. Ring                                 Director                                  May 27, 1998

/s/ ROLAND L. ROBERTSON*
------------------------------------------

Roland L. Robertson                           Director                                  May 27, 1998


*By: /s/ MARY ANN BYRNES

     --------------------------------------------------------
     Mary Ann Byrnes, Attorney-in-Fact

                                                                     SCHEDULE II

                            CORSAIR COMMUNICATIONS, INC.

                          VALUATION AND QUALIFYING ACCOUNTS
                                   (IN THOUSANDS)

     Reserve for bad debt and allowances

                                             BALANCE AT THE    CHARGED ON                  BALANCE AT THE
                                              BEGINNING OF     COSTS AND                     END OF THE
                DESCRIPTION                    THE PERIOD       EXPENSES     DEDUCTIONS        PERIOD
                -----------                  --------------    ----------    ----------    --------------
Year ended December 31, 1995...............       $ --            $404          $--             $404
Year ended December 31, 1996...............       $404            $ --          $--             $404
Year ended December 31, 1997...............       $404            $ 97          $--             $501

                                 EXHIBIT INDEX

    EXHIBIT
    NUMBER                            DESCRIPTION
    -------                           -----------
     2.1+++** Agreement and Plan of Reorganization by and among Corsair
              Communications, Inc., Anteater Acquisition Corp. and
              Subscriber Computing, Inc. dated April 2, (other Exhibits
              omitted, but will be filed by Corsair with the Commission
              upon request).
     2.2**    Acknowledgement regarding Amendment to Agreement and Plan of
              Reorganization by and among Corsair Communications, Inc.,
              Anteater Acquisition Corp. and Subscriber Computing, Inc.
              dated April 28, 1998.
     2.3**    Form of Certificate of Merger.
     3.1+     Amended and Restated Certificate of Incorporation of the
              Company (Exhibit 3.2).
     3.2+     Restated Bylaws of the (Exhibit 3.4).
     5.1**    Opinion of Brobeck, Phleger & Harrison LLP with respect to the Common Stock being registered.
     8.1**    Opinion of Brobeck, Phleger & Harrison LLP as tax counsel.
    10.1+     Series A Preferred Stock Purchase Agreement between the
              Company and the purchasers listed on Schedule A thereto,
              dated December 10, 1994.
    10.2+     Asset Purchase Agreement between the Company and ESL
              Incorporated, dated December 14, 1994.
    10.3+     Series A Preferred Stock Purchase Agreement between the
              Company and ESL Incorporated, dated December 14, 1994.
    10.4+     License and Technical Assistance Agreement between the
              Company, TRW Inc. and ESL Incorporated, dated December 14,
              1994.
    10.5+     AirTouch Assignment Agreement between the Company and ESL
              Incorporated, dated December 14, 1994.
    10.6+     Development and License Agreement between ESL Incorporated and PacTel Corporation, dated October 4, 1993.
    10.7+     First Amendment to the Development and License Agreement
              between ESL Incorporated and PacTel Corporation, dated
              October 23, 1994.
    10.8+     Second Amendment to and Consent of Assignment of the
              Development and License Agreement between the Company and
              AirTouch, dated December 14, 1994.
    10.9+     Third Amendment to the Development and License Agreement
              between the Company and AirTouch, dated August 18, 1995.
    10.10+    1995 Stock Option/Stock Issuance Plan.
    10.11+    1995 Stock Option/Stock Issuance Plan Form of Notice of
              Grant.
    10.12+    1995 Stock Option/Stock Issuance Plan Form of Stock Option
              Agreement.
    10.13+    1995 Stock Option/Stock Issuance Plan Form of Stock Purchase
              Agreement.
    10.14+    Patent License Agreement.
    10.15+    Master Lease Agreement, as amended, and Schedules VL-1 and
              VL-2 between the Company and Comdisco, Inc., dated August
              31, 1995.
    10.16+    Loan and Security Agreement between the Company and
              Comdisco, Inc., dated August 31, 1995.
    10.17+    Secured Promissory Note from the Company to Comdisco, Inc., dated August 31, 1995.
    10.18+    Warrant granted to Comdisco, Inc. to purchase Series B
              Preferred Stock, dated August 31, 1995.
    10.19+    Series B Preferred Stock Purchase Agreement between the
              Company and
    10.20+    1996 Stock Option/Stock Issuance Plan, as amended.
    10.21+    1996 Stock Option/Stock Issuance Plan Form of Notice of
              Grant, as amended.
    10.22+    1996 Stock Option/Stock Issuance Plan Form of Stock Option
              Agreement.
    10.23+    1996 Stock Option/Stock Issuance Plan Form of Stock Purchase
              Agreement, as amended.
    10.24+    Promissory Note from Martin Silver to the Company, dated
              April 10, 1996.
    10.25+    Promissory Note from Martin Silver to the Company, dated
              April 10, 1996.

    EXHIBIT
    NUMBER                            DESCRIPTION
    -------                           -----------
    10.26+    Loan and Security Agreement between the Company and
              Comdisco, Inc., dated July 31, 1996.
    10.27+    Warrant granted to Comdisco, Inc. to purchase Series B
              Preferred Stock, dated July 31, 1996.
    10.28+    Secured Promissory Note from the Company to Comdisco, Inc., dated July 31, 1996.
    10.29+    Loan and Security Agreement between the Company and MMC/GATX
              Partnership No. 1, dated July 31, 1996.
    10.30+    Warrant granted to MMC/GATX Partnership No. 1 to purchase
              Series B Preferred Stock, dated July 31, 1996.
    10.31+    Secured Promissory Note from the Company to MMC/GATX
              Partnership No. 1, dated July 31, 1996.
    10.32+    Warrant granted to Comdisco, Inc. to purchase Series B
              Preferred Stock, dated August 5, 1996.
    10.33+    Loan and Security Agreement between the Company and Silicon
              Valley Bank, dated August 30, 1996.
    10.34+    Series C Preferred Stock Purchase Agreement between Company and the investors listed on Schedule A thereto dated October
              30, 1996.
    10.35+    Amended and Restated Investors' Rights Agreement between the
              Company and various stockholders, dated October 30, 1996.
    10.36+    Amendment No. 1 to the Amended and Restated Investors'
              Rights Agreement between the Company and various
              stockholders, dated March 7, 1997.
    10.37+    Directed Share Agreement between the Company and the
              investors listed on Exhibit A thereto, dated October 30,
              1996.
    10.38+    Promissory Note from Mary Ann Byrnes to the Company,
              November 14, 1996, as amended.
    10.39+    1997 Officer Stock Option Plan.
    10.40+    1997 Officer Stock Option Plan Form of Stock Option
              Agreement, as amended.
    10.41+    1997 Employee Stock Purchase Plan.
    10.42+    1997 Stock Incentive Plan.
    10.43+    1997 Stock Incentive Plan Form of Notice of Grant.
    10.44+    1997 Stock Incentive Plan Form of Stock Option Agreement.
    10.45+    Lease dated January 10, 1997 between the Company and San
              Thomas Investment Company.
    10.46+    Series D Preferred Stock Purchase Agreement between the
              Company and the investors listed on Schedule A thereto,
              dated March 7, 1997.
    10.47+    Form of Master Purchase and Licensing Agreement.
    10.48+    Form of Confidential Disclosure Agreement.
    10.49+    Form of Indemnification Agreement between the Company and
              each of its directors.
    10.50+    Form of Indemnification Agreement between the Company and
              each of its officers.
    10.51+    Form of Written Consent of Holders of Series A, Series B,
              Series C and Series D Preferred Stock to conversion.
    10.52+    Form of Waiver of Registration Rights.
    10.53**   Form of Corsair Communications, Inc. Affiliate Agreement.
    10.54**   Form of Subscriber Computing, Inc. Affiliate Agreement.
    10.55**   Form of Corsair Communications, Inc. Voting Agreement.
    10.56**   Form of Subscriber Computing, Inc. Voting Agreement.
    23.1**    Consent of Brobeck, Phleger & Harrison LLP (contained in
              their opinion filed as Exhibit 5.1).
    23.2*     Consent of KPMG Peat Marwick LLP, Independent Auditors.
    23.3*     Consent of Deloitte & Touche LLP, Independent Auditors.
    23.4*     Consent of Hambrecht & Quist LLC, Financial Advisors.

    EXHIBIT
    NUMBER                            DESCRIPTION
    -------                           -----------
    24.1**    Power of Attorney.
    27.1**    Financial Data Schedule.
    99.1**    Form of Corsair Communications, Inc. proxy card.
    99.2**    Form of Subscriber Computing, Inc. proxy card.

---------------
  * Filed herewith.

 ** Previously filed.

  + Incorporated by reference to the same numbered exhibit (except as otherwise indicated) to the Company's Registration Statement on Form S-1 (no. 333-28519), filed on June 4, 1997 as amended.

+++ Also annexed as an Appendix to the Joint Proxy Statement/Prospectus included in this Registration Statement.